As filed with the Securities and Exchange Commission on January 29, 2010.
Registration No. 333-164271
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Nebraska Book Company, Inc.
*And the Subsidiary Guarantors Listed Below
(Exact Name Of Each Registrant as Specified in Its Charter)

Kansas	5192	47-0549819
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4700 South 19th Street
Lincoln, Nebraska 68501-0529
(402) 421-7300
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mark W. Oppegard
Chief Executive Officer
Nebraska Book Company, Inc.
4700 South 19th Street
Lincoln, Nebraska 68501-0529
(402) 421-7300
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Johan V. Brigham, Esq.
Bingham McCutchen LLP
One Federal Street
Boston, Massachusetts 02110
(617) 951-8000

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Table of additional registrants

	Address, including		Primary
	zip code, and		standard
	telephone number,	State or other	industrial
	including area	jurisdiction of	classification	I.R.S. employer
	code, of registrants’	incorporation or	code	identification
Name of additional registrant	principal executive offices	organization	number	number

Specialty Books, Inc.	6000 Poston Road Athens, Ohio 45701 (740) 594-2274	Delaware	5192	75-3044807
College Book Stores of America, Inc.	11559 Rock Island Court Maryland Heights, Missouri 63043 (314) 432-1400	Illinois	5192	36-3309518
NBC Textbooks LLC	4700 South 19th Street Lincoln, Nebraska 68501-0529 (402) 421-7300	Delaware	5192	20-1831425
Net Textstore LLC	4700 South 19th Street Lincoln, Nebraska 68501-0529 (402) 421-7300	Delaware	5192	14-1996469
Campus Authentic LLC	4700 South 19th Street Lincoln, Nebraska 68501-0529 (402) 421-7300	Delaware	5192	90-0439156

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated January 29, 2010

Preliminary prospectus

Nebraska Book Company, Inc.

Offer to exchange all of our outstanding unregistered $200,000,000 principal amount of 10% Senior Secured Notes due 2011, for $200,000,000 principal amount of 10% Senior Secured Notes due 2011, which have been registered under the Securities Act of 1933, as amended.

We are offering to exchange all of our outstanding unregistered $200,000,000 principal amount of 10% senior secured notes due 2011, which we refer to as the original notes, for our registered $200,000,000 principal amount of 10% senior secured notes due 2011, which we refer to as the exchange notes. The terms of the exchange notes are substantially identical to the terms of the original notes except that the exchange notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, therefore, are freely transferable. The exchange notes will represent the same debt as the original notes, and we will issue the exchange notes under the same indenture.

The exchange offer

•	We will exchange all original notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2010, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of original notes for exchange notes pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

The exchange notes

•	The exchange notes are being offered in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with the placement of the original notes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the original notes, except that the exchange notes will be freely transferable, except in the limited circumstances described below.

•	The exchange notes will be our senior secured obligations and rank equally in right of payment to any of our existing and future senior indebtedness and senior in right of payment to any of our existing and future subordinated indebtedness.

•	The exchange notes will be fully and unconditionally guaranteed, on a senior secured basis, by each of our existing and future subsidiaries that guarantee our senior secured asset-based revolving credit facility until such guarantees are released and secured by second-priority liens and security interests, subject to permitted liens, on the collateral.

Resale of exchange notes

•	There is no established trading market for the exchange notes, and we do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

Participating in the exchange offer involves risk. You should review carefully the “Risk factors” beginning on page 19 for a discussion of risks you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of the securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2010.

We have not authorized any person to give any information or to make any representation other than those contained in this prospectus. You must not rely upon any unauthorized information or representation. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.

The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

This prospectus incorporates important business and financial information about Nebraska Book Company, Inc. and its subsidiaries that is not included in or delivered with this prospectus. We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated by reference in this prospectus, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests for such copies should be directed to Nebraska Book Company, Inc., Attn: Chief Financial Officer, 4700 South 19th Street, Lincoln, Nebraska 68501, telephone: (402) 421-7300. To obtain timely delivery, you must request the information no later than five business days before          , 2010, the expiration date of the exchange offer.

i

Industry and market data

The market data and other statistical information (such as the size of certain markets and our position and the position of our competitors within their markets) used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some market data and statistical information are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. This information may prove to be inaccurate because of the method by which we obtain some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, although we believe these sources are reliable, neither we nor the initial purchasers have independently verified the information and cannot guarantee its accuracy and completeness.

Forward-looking statements

This prospectus includes statements that are, or may be deemed to be, forward-looking statements. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk factors” section of this prospectus. These factors should not be construed as exhaustive and should be read with the other cautionary statements in the prospectus.

We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

The following listing represents some, but not necessarily all, of the factors that may cause our actual results to differ from those anticipated or predicted:

•	increased competition;

•	ability to acquire college bookstores and integrate them;

•	inability to purchase a sufficient supply of used textbooks;

•	loss or retirement of key members of management;

•	changes in pricing of new or used textbooks;

•	ability to achieve our expected cost savings;

•	seasonality of our wholesale and bookstore operations;

•	limits on cash flow available for our operations resulting from our level of indebtedness;

•	increases in our cost of borrowing or inability or unavailability of additional debt or equity capital;

•	changes in general economic conditions or in the markets in which we compete or may, from time to time, compete; and

•	ability to refinance our indebtedness prior to its maturity dates.

Any forward-looking statements, which we make in this prospectus, speak only as of their date, and we undertake no obligation to update these statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Non-GAAP financial measures

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures of “non-GAAP financial measures,” such as net income (loss) before interest (income) expense, net, provision for income taxes and depreciation and amortization (EBITDA), and Adjusted EBITDA and the ratios related thereto. These measures are derived on the basis of methodologies other than in accordance with generally accepted accounting principles (GAAP). These rules govern the manner in which non-GAAP financial measures are publicly presented and prohibit in all filings with the SEC, among other things:

•	the exclusion of charges or liabilities that require, or will require, cash settlement or would have required cash settlement, absent an ability to settle in another manner, from a non-GAAP liquidity measure; and

•	the adjustment of a non-GAAP financial measure to eliminate or smooth items identified as non-recurring, infrequent or unusual, when the nature of the charge or gain is such that it has occurred in the past two years or is reasonably likely to recur within the next two years.

We have included non-GAAP financial measures in this prospectus, including, for example, EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are useful in measuring our liquidity and provide additional information for determining our ability to meet debt service requirements, measuring overall performance for purposes of decision-making, developing our budgets and managing our expenditures. Our various debt agreements also use EBITDA and Adjusted EBITDA, as defined in those agreements, for certain financial covenants. We believe EBITDA and Adjusted EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our consolidated results of operations. See “Summary—Summary consolidated financial and other data” for a description of the calculation of EBITDA and Adjusted EBITDA. Our measurements of EBITDA and Adjusted EBITDA may not be comparable to those of other companies. For a presentation of net income (loss) as calculated under GAAP and a reconciliation to our EBITDA and Adjusted EBITDA, see “Summary—Summary consolidated financial and other data.”

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect our ability to refinance our indebtedness prior to its maturity dates;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our interest expense or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA and Adjusted EBITDA do not reflect our income tax expense or the cash requirements to pay our taxes;

•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently so they may not be comparable.

Prospectus summary

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. In particular, you should read the section entitled “Risk factors” included elsewhere in this prospectus and the consolidated financial statements and footnotes thereto that appear elsewhere in this prospectus. Unless otherwise noted, all market data presented in this prospectus is based on our research and estimates and all financial information presented for our Bookstore, Textbook and Complementary Services Divisions include intercompany sales. References in this prospectus to “fiscal year” or “fiscal” refer to our financial reporting year ending on March 31 in each calendar year.

Our company

As of September 30, 2009, we operated 277 college bookstores on or adjacent to college campuses through which we sell a variety of new and used textbooks and general merchandise. We believe we are also one of the largest wholesale distributors of used college textbooks in North America, offering over 91,000 textbook titles and selling over 6.5 million books annually, primarily to bookstores serving campuses located in the United States. We are also a provider of distance education materials to students in nontraditional courses, which include correspondence and corporate education courses. Furthermore, we provide the college bookstore industry with a variety of services including proprietary information and e-commerce systems, in-store promotions, buying programs and consulting services. With origins dating to 1915 as a single bookstore operation, we have built a consistent reputation for excellence in order fulfillment, shipping performance and customer service.

We entered the wholesale used textbook market following World War II, when the supply of new textbooks could not meet the demand created by the return of ex-GI students. We became a national, rather than a regional, wholesaler of used textbooks as a result of our purchase of The College Book Company of California. During the 1970’s, we continued our focus on the wholesale business. However, realizing the synergies that exist between wholesale operations and college bookstore operations, in the 1980’s, we expanded our efforts in the college bookstore market to primarily operate bookstores on or near larger campuses, typically where the institution-owned college bookstore was contract-managed by a competitor or where we did not have a significant wholesale presence. In the last several fiscal years, we have revised our college bookstore strategy to expand our efforts in the contract-management of institutional bookstores. Today, we service the college bookstore industry through our Bookstore, Textbook and Complementary Services Divisions.

Bookstore Division. College bookstores are a primary outlet for sales of new and used textbooks to students. In addition, we sell a variety of other merchandise including apparel, general books, sundries and gift items. As of September 30, 2009, we operated 277 college bookstores on or adjacent to college campuses. Of these 277 bookstores, 145 were leased from the educational institution that they served (also referred to as contract-managed) and 132 were owned or leased off-campus bookstores. On May 1, 2006, we acquired 101 college bookstore locations, 98 of which were contract-managed, through the acquisition of all of the outstanding stock of College Book Stores of America, Inc. (“CBA”). CBA began providing contract-management services to small- to medium-sized colleges and universities nationwide in 1984.

Our college bookstores are located at college campuses of all sizes, including some of the nation’s largest campuses, such as: Miami-Dade College; Arizona State University; Ohio State University; University of Florida; Michigan State University; Texas A&M University; University of Central Florida; Pennsylvania State University; University of Michigan; Florida State University; and University of Arizona. In addition to generating profits, our Bookstore Division provides an exclusive source of used textbooks for sale across our wholesale distribution network.

Textbook Division. We believe we are one of the largest wholesale distributors of used college textbooks in North America. Our Textbook Division consists primarily of selling used textbooks to college bookstores, buying them back from students or college bookstores at the end of each school semester and then reselling them to college bookstores. We purchase used textbooks from and resell them to college bookstores at college campuses of all sizes, including many of the nation’s largest campuses, such as: University of Virginia; Oregon State University; University of Texas; University of Illinois; University of Washington; University of Southern California; and Long Beach State University. Historically, Textbook Division sales have been determined primarily by the amount of used textbooks that we could purchase. This occurs because the demand for used textbooks has consistently outpaced supply. Our strong relationships with the management of college bookstores nationwide have provided important access to valuable market information regarding the campus-by-campus supply and demand of textbooks, as well as an ability to procure large quantities of a wide variety of textbooks. We provide an internally-developed Buyer’s Guide to our Textbook Division customers. This guide lists details such as author, new copy retail price, and our repurchase price for over 52,000 textbook titles.

Complementary Services Division. With our acquisition of Specialty Books, Inc. (“Specialty Books”) in May 1997, we entered the distance education market, which consists of providing education materials to students in private high schools, nontraditional college and other courses (such as correspondence courses, continuing and corporate education courses and courses offered through electronic media such as the internet).

Other services offered to college bookstores include the sale of computer hardware and software, such as our turnkey bookstore management software that incorporates point of sale, inventory control and accounting modules, and related maintenance contracts. We have installed our proprietary total store management system at approximately 920 college bookstore locations, and we have an installed base of over 170 college bookstore locations for our textbook management control systems. In total, including our own bookstores, approximately 1,100 college bookstore locations use our bookstore management software products.

On July 1, 2003, we acquired all of the outstanding shares of common stock of TheCampusHub.com, Inc. (“CampusHub”), an entity affiliated with us through common ownership. CampusHub is no longer separately incorporated and is instead accounted for as a division within our Complementary Services Division. CampusHub provides college bookstores with a way to sell in-store inventory and virtual brand name merchandise over the internet utilizing technology originally developed by us. This technology is utilized at approximately 640 bookstores.

We also provide centralized buying, consulting and store design services to assist college bookstores with their operations.

Competitive strengths

We believe we benefit from the following competitive advantages that have helped us to increase revenues and operating profitability and to maintain market leadership as a provider of products and services to the college market:

Attractive market opportunities. Based on recent industry trade data from the National Association of College Stores, the college bookstore industry consists of more than 4,500 stores servicing more than 4,300 institutions of higher education in North America. The United States Department of Education projects that total Fall enrollment in United States colleges will increase from 18.2 million in 2008 to 19.0 million in 2012. Based on these projections, we believe that the college bookstore industry will remain strong over the next several years, having generated annual sales of approximately $9.8 billion in each of the 2006-07 and 2007-08 academic years to college students and other consumers in North America. As a market leader, we believe that we are well positioned to capitalize on these opportunities.

Expanding chain of bookstores. We have substantially increased the number of bookstores that we operate, increasing from 65 bookstores at March 31, 1999 to 277 bookstores at September 30, 2009. Based on publicly available information, we believe we are the largest operator of private off-campus bookstores and the third largest operator of on-campus bookstores in the country. We believe that there will continue to be many opportunities for us to expand our operations through the acquisition of additional bookstores.

Established wholesale market position. As a large wholesale distributor of used college textbooks in the United States, we enjoy several operating advantages, including the ability to develop and maintain an extensive used textbook order fulfillment system and to gather valuable market information regarding the campus-by-campus supply and demand of textbooks.

We believe that the combination of the above with our national scale, long-standing reputation, proprietary supply sources, deep product knowledge and broad service platform represent high barriers to competitive entry. We also believe that the fragmented and relationship-driven college bookstore industry makes it difficult for a competitor to displace us from markets where we have established relationships.

Long-standing and diverse customer relationships. Our long-standing commitment to provide superior products and services to our customers has resulted in strong relationships with the colleges and universities that we serve. These relationships with over 2,500 college bookstores nationwide provide us with the scale to buy and sell textbooks on multiple campuses to reduce inventory risk and take advantage of supply and demand imbalances from one campus to another. Additionally, our strong relationships with the management of college bookstores nationwide provide important access to valuable market information regarding the campus-by-campus supply and demand of textbooks, as well as an ability to procure large quantities of a wide variety of textbooks. By maintaining such a substantial number of relationships, our largest wholesale customer at March 31, 2009 accounted for approximately 1% of total wholesale revenues and the top 10 wholesale customers accounted for less than 6% of total revenues.

Proven growth and cash flows. As a result of our leadership position in the used textbook market and the strong inherent growth characteristics of the college demographic, we have been able to achieve strong growth in revenues and have demonstrated consistent cash flows. Over the past 12 years, we have experienced a compound annual growth rate of approximately 10.7% in revenues and 9.4% in Adjusted EBITDA and have consistently posted year-over-year increases, even during recessionary periods.

Comprehensive pricing and buying guide. We publish a Buyer’s Guide that lists over 52,000 text-book titles with such details as author, new copy retail price and our repurchase price. Our Buyer’s Guide provides college bookstores with the capability to access virtually all significant textbook information and, on the whole, aims to provide the best buyback pricing available. The Buyer’s Guide serves as a valuable tool to our customers in actively managing inventory and supply. We update and reprint the Buyer’s Guide nine times each year and make it available in both print and various electronic formats. A staff of dedicated professionals gathers information from all over the country in order to make the Buyer’s Guide into what we believe to be the most comprehensive and up-to-date pricing and buying aid for college bookstores.

Established e-commerce technology. We believe we have established ourselves as a leading e-commerce platform for college bookstores with approximately 640 stores utilizing our technology via CampusHub. Our approach is strategically different than other industry competitors that typically use the internet to establish websites designed to sell textbooks or other merchandise directly to students, not only bypassing the traditional college bookstore but also competing with it. Our e-commerce technologies allow us to partner with college bookstores to sell textbooks and other merchandise through their websites. Our approach and our technology allow us to further enhance our relationships with our customers and provide us with the opportunity to diversify our revenue stream.

Leading edge technology initiatives. In addition to our bookstore management and e-commerce platforms, we continue to develop leading edge technology for use in our business. Our recent initiatives include: a fully-automated internet marketplace tool designed to assist bookstores with selling textbooks on third-party marketplaces; automated online textbook purchasing software; a digital delivery system for in-store sales of e-books; handheld tools for facilitating mobile buyback of textbooks; centralized online presentation of entire general merchandise inventory, including private label product; and an online coupon and commission-based referral and recruitment system using social networking themes.

Experienced senior management team. Our seven senior managers, led by Mark W. Oppegard, Chief Executive Officer (who has over 39 years of experience with us), have an average of over 15 years of experience in the college bookstore industry (all of which has been with us), as well as experience in managing within the constraints of a leveraged capital structure. Their experience within the college bookstore industry equips them with superior knowledge of our business, thereby enabling them to effectively manage the business and to position us to capitalize on opportunities within the industry. We believe our management team has demonstrated their ability to successfully operate our company in a leveraged environment and has a track record in improving profitability, establishing new and maintaining existing customer relationships and generating cash flow to service debt.

Business strategy

Our objective is to strengthen our position as a leading provider of products and services to the college bookstore market, thereby increasing revenue and cash flow. In order to accomplish our goal, we intend to pursue the following strategies:

Capitalize on college bookstore opportunities. We intend to increase revenues for our Bookstore Division by opening, acquiring or contract-managing additional bookstores at selected college campuses. We estimate that there are over 600 privately owned off-campus bookstores in operation (not including our off-campus bookstores) and over 1,300 on-campus contract-managed bookstores operated by our competitors. We also intend to increase revenues for our

Bookstore Division by offering additional specialty products and services at our own existing bookstores and pursuing revenue growth over the internet involving our bookstores’ own websites as well as third-party websites.

Enhance growth in the Textbook Division. We expect the Textbook Division to continue to be a primary contributor of revenues and cash flows, primarily as a result of an expected increase in college enrollments and continued utilization of used textbooks, as well as through the expansion of our own Bookstore Division, which should provide an additional supply of used textbooks. Additionally, our commission structure rewards customers who make a long-term commitment to supplying us with a large portion of their textbooks, and we continue to change and enhance our marketing campaign to increase student awareness of the benefits of buying and selling used textbooks.

Increased market penetration through technology. We intend to continue generating incremental revenue through the sale of our turnkey bookstore management software that incorporates point of sale, inventory control and accounting modules. The installation of our software, along with e-commerce technology offered through CampusHub, a division within the Complementary Services Division, also increases the channels through which we can access the college and university market.

Expansion of other services programs. We intend to continue to develop and provide other services that enhance the college bookstore business, such as distance education distribution, our centralized buying group, store design consulting and other technology-related programs.

The refinancing transactions

In connection with the offering of the original notes on October 2, 2009, we:

•	repaid in full the $186.5 million outstanding under our term loan facilities under our existing senior secured credit facilities; and

•	replaced our existing revolving credit facility with a senior secured asset-based revolving credit facility, which we refer to in this prospectus as the ABL Facility, by amending and restating our existing senior credit agreement (we now refer to our senior credit agreement as the ABL Credit Agreement).

Throughout this prospectus, we generally refer to all of the above steps and transactions that comprise this entire transaction and the use of the proceeds therefrom, collectively, as the “Refinancing.” Our existing 8 5/8% senior subordinated notes due 2012 have remained outstanding.

Collateral

Collateral estimate information. The net book value of our tangible and intangible assets that will be pledged to secure the ABL Facility on a first-priority basis and the notes on a second-priority basis is approximately $709.5 million, as of September 30, 2009. This estimate is not necessarily an accurate indication of the value of the collateral in the event of a sale, which depends on market and economic conditions, the health of the used book industry, the availability of buyers, alternative uses and other factors. Moreover, the net book value of our tangible and intangible assets that will be pledged varies from fiscal quarter to fiscal quarter, and at times the variation in our tangible assets can be significant.

The chart below illustrates, in summary form, our organization and indebtedness as of December 16, 2009 after giving effect to the Refinancing:

Our sponsor

All of our issued and outstanding capital stock is held by NBC, our parent company. A substantial percentage (93%) of NBC is owned by its parent, NBC Holdings Corp., with the remainder owned by Weston Presidio, our sponsor. Substantially all of the shares of NBC Holdings Corp. were acquired by Weston Presidio in a transaction on March 4, 2004, which we generally refer to in this prospectus as the “March 4, 2004 transaction.” Those shares not held by Weston Presidio are held by members of our management. Weston Presidio currently beneficially owns approximately 83.4% of NBC’s issued and outstanding common stock (taking into account for such percentage calculation options outstanding and options available, if any, for future grant under our 2004 Stock Option Plan). For a graphical representation of the ownership structure, please refer to the chart above.

Weston Presidio was founded in 1991 and has managed five investment funds aggregating over $3.3 billion. Weston Presidio provides growth capital to companies across a wide range of industries. With offices in San Francisco, Boston and Menlo Park, Weston Presidio invests primarily in companies located in the United States. The limited partners comprising Weston Presidio’s investment funds are experienced investors in the private equity industry.

Additional information

Our principal executive offices are located at 4700 South 19th Street, Lincoln, Nebraska 68501-0529. Our telephone number is: (402) 421-7300. Our internet address is: www.nebook.com. Information on or accessible through out website is not part of this prospectus.

Summary of the exchange offer

On October 2, 2009, we completed the private offering of $200,000,000 aggregate principal amount of the original notes in a transaction exempt from registration under the Securities Act of 1933, as amended (“Securities Act”). On that date, we, together with Specialty Books, Inc., College Book Stores of America, Inc., NBC Textbooks LLC, Net Textstore LLC and Campus Authentic LLC, our wholly-owned subsidiaries and each a subsidiary guarantor, which we refer to as the subsidiary guarantors, entered into a registration rights agreement with the initial purchasers of the original notes in which we and the subsidiary guarantors agreed to deliver to you this prospectus as part of the exchange offer and we agreed to use reasonable best efforts to cause the offer to be consummated within 210 days after the date of original issuance of the original notes. The following summary of the exchange offer is not complete. For a more complete description of the terms of the exchange offer, see “The exchange offer.” You are entitled to exchange in the exchange offer your original notes for the exchange notes, which are identical in all material respects to the original notes except:

•	the exchange notes have been registered under the Securities Act and will not bear any legend restricting their transfer;
•	the exchange notes bear a different CUSIP number than the original notes; and
•	the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement.

The exchange offer	We are offering to exchange up to $200,000,000 in aggregate principal amount of original notes for up to $200,000,000 aggregate principal amount of exchange notes. We will issue $2,000 of principal amount of exchange notes and integral multiples of $1,000 in excess thereof in exchange for each $2,000 of principal amount of original notes and integral multiples of $1,000 in excess thereof surrendered under the exchange offer.

Resale	Based upon interpretations by the staff of the SEC set forth in no-action letters issued to unrelated third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, unless you:
• are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;
• are a broker-dealer who purchased the original notes directly from us for resale under Rule 144A or any other available exemption under the Securities Act

• acquired the exchange notes other than in the ordinary course of your business; or

• have an arrangement with any person to engage in the distribution of exchange notes.

However, we have not submitted a no-action letter and there can be no assurance that the SEC will make a similar determination with respect to the exchange offer. Furthermore, in order to participate in the exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2010, or on a later date and time if we decide to extend the exchange offer. We refer to the date on which the exchange offer will expire as the expiration date. We do not currently intend to extend the expiration date. A tender of the original notes in the exchange offer may be withdrawn at any time before the expiration date. Any original notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration date or termination of the exchange offer.

Material conditions to exchange offer	The exchange offer is subject to customary conditions, which we may waive. See “The exchange offer—Material conditions to the exchange offer.”

Procedures for tendering original notes	The exchange offer will expire at 5:00 p.m., New York City time, on , 2010. If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, or the copy, together with the original notes and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal.

We will accept for exchange any and all original notes that are properly tendered in the exchange offer prior to the expiration date. The exchange notes issued in the exchange offer will be delivered promptly following the expiration date. See “The exchange offer—Material conditions to the exchange offer.”

Special procedures for beneficial owners	If you are the beneficial owner of original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender in the exchange offer, you should contact the person in whose name your notes are registered and promptly instruct the person to tender on your behalf.

Guaranteed delivery procedures	If you wish to tender your original notes and your original notes are not immediately available or you cannot deliver your original notes, the letter of transmittal or any other documents required by the letter of transmittal or to comply with the applicable procedures under DTC’s Automated Tender Offer Program before the expiration date, you must tender your original notes according to the guaranteed delivery procedures set forth in this prospectus under “The exchange offer—Guaranteed delivery procedures.”

Effect on holders of outstanding original notes	Once we complete the exchange of all validly tendered original notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement, and, accordingly, there will be no additional interest paid on the original notes under the circumstances described in the registration rights agreement. If you are a holder of the original notes and you do not tender your original notes in the exchange offer, you will continue to hold the original notes and you will be entitled to all the rights and limitations applicable to the original notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the completion of the exchange offer.

We expect that the exchange of the exchange notes for the original notes will have a material adverse effect on the trading market for the original notes.

Consequence of failure to exchange	All untendered original notes will continue to be subject to the restrictions on transfer provided for in the original notes and in the indenture. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the original notes under the Securities Act.

Certain U.S. federal income tax considerations	The exchange of original notes for exchange notes pursuant to the exchange offer will not constitute a taxable exchange for United States federal income tax purposes. See “Certain U.S. federal income tax considerations” for a summary of certain United States federal income tax consequences relating to the acquisition, ownership and disposition of the original notes and exchange notes.

Use of proceeds	We will not receive any cash proceeds from the issuance of exchange notes in connection with the exchange offer.

Exchange agent	Wilmington Trust FSB, the trustee under the indenture (“Trustee”), is the exchange agent for the exchange offer. The address and telephone number for the exchange agent are provided in the section captioned “The exchange offer—Exchange agent.”

Summary of the exchange notes

The following summary is summary of the terms of the exchange notes. For a more complete description, see “Description of notes.”

Issuer	Nebraska Book Company, Inc.

Securities offered	$200,000,000 aggregate principal amount of 10% senior secured notes due 2011.

Maturity date	December 1, 2011.

Interest rate	The notes will bear interest at a rate of 10% per annum.

Interest payment dates	June 1 and December 1, commencing December 1, 2009.

Guarantees	The exchange notes will be unconditionally guaranteed on a senior secured basis, jointly and severally, by all of our existing and future subsidiaries that guarantee, and will in the future guarantee, indebtedness under our ABL Facility and all of our subsidiaries that guarantee other indebtedness of ours and other subsidiary guarantors. Under certain circumstances, subsidiaries may be released from these guarantees without the consent of the holders of the notes. See “Description of notes—Subsidiary guarantees.”

Collateral	The senior secured notes and related guarantees will have the benefit of a second-priority lien on substantially all our and our subsidiary guarantors’ tangible and intangible assets that secure all of our obligations under our new senior secured revolving credit facility on a first-priority basis (the “Collateral”). The senior secured notes and related guarantees will not be secured by the assets of non-guarantor subsidiaries. For a more detailed discussion, see “Description of notes—Collateral.”

Intercreditor Agreement	The Collateral securing the exchange notes and the subsidiary guarantees will also serve as collateral to secure our obligations and the subsidiary guarantors under the ABL Credit Agreement on a first-priority basis. On October 2, 2009, we entered into an Intercreditor Agreement with the subsidiary guarantors, the Trustee, on behalf of itself and the holders, and JPMorgan Chase Bank, N.A., as administrative agent under the ABL Credit Agreement, to define the rights of lenders and certain other parties (the “ABL Credit Agreement Secured Parties”) under the ABL Credit Agreement and related agreements and the holders with respect to the Collateral. If any other indebtedness ranks equally in right of payment to the exchange notes (“Pari Passu Lien Indebtedness”) and is permitted by the terms of the Indenture to be secured by the Collateral, the representatives of the holders of such other Pari Passu Lien Indebtedness or indebtedness will also become party to the Intercreditor Agreement and, in the case of such Pari Passu Lien Indebtedness, will designate the Trustee (or any successor) as collateral agent on their behalf. The Intercreditor Agreement provides, among other things, that (1) liens on the Collateral securing the exchange notes will be junior to the liens in favor of the administrative agent securing the ABL Credit Agreement obligations, and consequently, the ABL Credit Agreement Secured Parties will be entitled to receive the proceeds from the disposition of any Collateral prior to the holders, (2) during any insolvency proceedings, the administrative agent and the collateral agent will coordinate their efforts to give effect to the relative priority of their security interests in the Collateral and (3) certain procedures for enforcing the second-priority liens on the Collateral shall be followed. If indebtedness is incurred pursuant to the ABL Credit Agreement and such indebtedness is secured on a first-priority basis by any Collateral held or released by the administrative agent and the exchange notes and the subsidiary guarantees are secured on a second-priority basis by any such asset that qualifies as Collateral, then the collateral agent and the representative of the holders of such indebtedness will become party to an intercreditor agreement with terms substantially similar to the Intercreditor Agreement.

Ranking	The exchange notes will:

• be our senior secured obligations;

• be secured by second-priority liens and security interests, subject to permitted liens, in the Collateral;

• rank equally in right of payment to any of our existing and future senior indebtedness and senior in right of payment to any of our existing and future subordinated indebtedness;

• be effectively senior to all of our existing and future unsecured indebtedness to the extent of the value of the Collateral (after giving effect to any senior lien on the Collateral);

• be effectively subordinated to our obligations under our ABL Facility, to the extent of the value of the Collateral that secures such obligations on a first-priority basis; and

• be structurally subordinated to obligations of our subsidiaries that are not subsidiary guarantors.

As of September 30, 2009, on an as adjusted basis after giving effect to the Refinancing:

• we would have had approximately $378.9 million of total outstanding indebtedness (including capital lease obligations but excluding intercompany liabilities and guarantees under the ABL Facility and the indentures governing these notes and our senior subordinated notes), of which $175.0 million would have been subordinated to the notes; and

• we would have had $3.9 million of outstanding senior secured pari passu indebtedness, under capitalized leases and mortgages, which would have ranked equally with the exchange notes, although effectively senior to the notes to the extent of the value of the Collateral securing such obligations.

Optional redemption	At any time prior to December 1, 2011, we may redeem up to 35% of the original principal amount of the exchange notes with the proceeds of one or more equity offerings of our common shares at a redemption price of 110% of the principal amount of the exchange notes, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to December 1, 2011, we may also redeem some or all of the exchange notes at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest plus a “make-whole” premium.

Change of control	The occurrence of a change of control will be a triggering event requiring us to offer to purchase from you all or a portion of your exchange notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

Certain covenants	We will issue the exchange notes under an indenture with Wilmington Trust FSB, as trustee. The indenture will, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur, assume or guarantee additional indebtedness;

• issue redeemable stock and preferred stock;

• pay dividends or distributions or redeem or repurchase capital stock;

• prepay, redeem or repurchase debt that is junior in right of payment to the notes;

• make loans, investments and capital expenditures;

• incur liens;

• engage in sale/leaseback transactions;

• restrict dividends, loans or asset transfers from our subsidiaries;

• sell or otherwise dispose of assets, including capital stock of subsidiaries;

• consolidate or merge with or into, or sell substantially all of our assets to, another person;

• enter into transactions with affiliates; and

• enter into new lines of business.

These covenants will be subject to a number of important exceptions and qualifications described under the heading “Description of notes—Certain covenants.”

No public market	The exchange notes are new securities and there is currently no established trading market for the exchange notes. The exchange notes generally will be freely transferable but will also be new securities for which there will not initially be a market. We do not intend to apply for the exchange notes to be listed on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for exchange notes. The initial purchasers have advised us that they currently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market making with respect to the exchange notes may be discontinued without notice.

Form and denomination	The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The exchange notes will be book-entry only and registered in the name of a nominee of DTC. Investors may elect to hold interests in the notes through Clearstream Banking, S.A., or Euroclear Bank S.A./N.V., as operator of the Euroclear system if they are participants in those systems or indirectly through organizations that are participants in those systems.

Risk factors	Investment in the notes involves certain risks. You should carefully consider the information under “Risk factors” and all other information included in this prospectus before investing in the notes.

Summary consolidated financial and other data

The following table shows our summary historical consolidated financial and other data as of and for the periods indicated. The financial data as of March 31, 2009 and 2008 and for each of the three fiscal years in the period ended March 31, 2009 are derived from our consolidated financial statements, which have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, and appear elsewhere in this prospectus. The financial data for each of the six months ended September 30, 2008 and 2009 are derived from our unaudited condensed consolidated financial statements, which appear elsewhere in this prospectus, and in the opinion of management include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation. Results for the six months ended September 30, 2008 and 2009 are not necessarily indicative of results to be expected for the full year or any future period. The financial data as of March 31, 2007 has been derived from audited financial statements not included in the prospectus. The data presented below should be read in conjunction with “Selected historical consolidated financial and other data,” “Management’s discussion and analysis of financial condition and results of operations” and the financial statements and related notes included elsewhere in this prospectus.

				Six months
	Fiscal year ended			ended
	March 31,			September 30,
(Dollars in thousands)	2007	2008	2009	2008	2009

Statement of operations data:
Revenues	$544,428	$581,248	$610,716	$352,136	$345,480
Costs of sales (exclusive of depreciation shown below)	332,444	354,140	371,369	219,262	213,771

Gross profit	211,984	227,108	239,347	132,874	131,709
Operating expenses:
Selling, general and administrative(1)	143,096	157,193	168,315	87,257	83,203
Closure of California Warehouse	774	(36)	—	—	—
Depreciation	5,916	7,209	7,603	3,690	4,093
Amortization	9,613	10,443	11,384	5,693	5,636
Goodwill impairment(2)	—	—	106,972	—	—

Income (loss) from operations	52,585	52,299	(54,927)	36,234	38,777
Other expenses (income):
Interest expense	33,135	33,559	32,878	15,975	19,382
Interest income	(1,643)	(1,332)	(427)	(180)	(43)
Loss on derivative instrument	225	198	102	102	—

Income (loss) before income tax	20,868	19,874	(87,480)	20,337	19,438

Income tax expense (benefit)	8,256	7,418	7,449	8,135	7,620

Net income (loss)	$12,612	$12,456	$(94,929)	$12,202	$11,818

						Six months
	Fiscal year ended					ended
	March 31,					September 30,
(Dollars in thousands)	2007		2008		2009	2008		2009

Balance sheet data (at end of period):
Working capital(3)	$130,389		$137,100		$151,520	$147,071		$166,575
Total assets	695,489		702,087		608,067	809,230		709,505
Total debt, including current maturities	375,587		375,204		372,411	373,822		365,359
Total liabilities	510,815		506,248		504,830	604,652		598,665
Stockholder’s equity	184,674		195,839		103,237	204,578		110,840

Other Data:
EBITDA(4)	$68,114		$69,951		$(35,940)	$45,617		$48,506
Adjusted EBITDA(4)(5)	68,114		69,951		71,032	45,617		48,506
Ratio of Earnings to Fixed Charges(6)	1.5	x	1.5	x	—	1.9	x	1.8	x
Net cash flows from operating activities	27,432		20,864		31,666	76,224		77,271
Net cash flows from investing activities	(32,809)		(22,179)		(14,898)	(9,788)		(5,074)
Net cash flows from financing activities	4,976		(2,341)		(2,055)	(4,261)		(10,151)
Depreciation and amortization	15,529		17,652		18,987	9,383		9,730
Capital expenditures	6,543		7,261		7,979	4,130		2,597
Business acquisition expenditures(7)	25,874		14,682		6,321	5,416		2,291
Number of bookstores open at end of the period	244		260		277	273		277

As of
September 30,
(Dollars in thousands)	2009

As adjusted for the Refinancing(8):
Total senior secured debt(9)	$203,912
Ratio of senior secured debt to Adjusted EBITDA	$378,912
Ratio of total debt to Adjusted EBITDA	5.1x

(1)	Includes share-based compensation of $997; $1,041; $1,289; $485 and $480 for the fiscal years ended March 31, 2007, 2008 and 2009, and the six months ended September 30, 2008 and 2009, respectively.

(2)	Due to the economic downturn and changes in some variables associated with the judgments, assumptions and estimates made by us in assessing the appropriate valuation of our goodwill, including lower market multiples, we determined in the first step of the goodwill impairment test that the carrying value of certain reporting units exceeded their fair values, indicating that goodwill may be impaired. Having determined that goodwill may be impaired, we performed the second step of the goodwill impairment test. As a result, we recorded an impairment charge of $106,972, which reduced our goodwill carrying value to $215,436 as of March 31, 2009. Fair value was determined using the market approach and was deemed to be the most indicative of our fair value and is consistent in principle with the methodology used for goodwill evaluation in prior years. The fair value based upon the market approach is also analyzed for reasonableness by comparing it to the fair value based upon the income approach (discounted cash flow approach). See Note F to our consolidated financial statements appearing elsewhere in this prospectus.

(3)	Working capital is defined as current assets minus current liabilities.

(4)	EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA is EBITDA adjusted for goodwill impairment. There was no goodwill impairment in fiscal years 2008 and 2007 and the six months ended September 30, 2009 and 2008; therefore, Adjusted EBITDA equals EBITDA for those periods. As we are highly leveraged and as our equity is not publicly-traded, management believes that the non-GAAP measures, EBITDA and Adjusted EBITDA, are useful in evaluating our results and provide additional information for determining our ability to meet debt service requirements. That belief is driven by the consistent use of the measures in the computations used to establish the value of our equity over the past 15 years and the fact that our debt covenants also use those measures, as further described in Note 4, Long-Term Debt, to the condensed consolidated financial statements and Note H, Long-Term Debt, to the consolidated financial statements appearing elsewhere in this prospectus to measure and monitor our financial results. Due to the importance of EBITDA and Adjusted EBITDA to our equity and debt holders, our chief operating decision makers and other members of management use EBITDA and Adjusted EBITDA to measure our overall performance, to assist in resource allocation decision-making, to develop our budget goals, to determine incentive compensation goals and payments, and to manage other expenditures among other uses.

Adjusted EBITDA is defined in the ABL Credit Agreement as: (1) consolidated net income, as defined therein:, plus (2) the following items, to the extent deducted from consolidated net income: (a) income tax expense; (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness; (c) depreciation and amortization expense; (d) amortization of intangibles and organization costs; (e) any non-cash extraordinary, unusual or non-recurring expenses or losses; (f) any other non-cash charges; and (g) charges incurred on or prior to September 30, 2010 in connection with the restricted stock plan not to exceed $5.0 million in the aggregate; minus (3) the following items, to the extent included in the statement of net income for such period; (i) interest income; (ii) any extraordinary, unusual or non-recurring income or gains; and (iii) any other non-cash income.

Adjusted EBITDA is similarly defined in the indentures to the Senior Subordinated Notes and the Senior Secured Notes except that charges incurred in connection with the restricted stock plan are not added back to consolidated net income. Adjusted EBITDA is utilized when calculating the pro forma fixed charge coverage ratio under the ABL Credit Agreement and the pro forma consolidated coverage ratio under the indentures to the Senior Subordinated Notes and the Senior Secured Notes. See Note 4, Long-Term Debt, to the condensed consolidated financial statements and Note H, Long-Term Debt, to the consolidated financial statements appearing elsewhere in this prospectus for disclosure of certain of our financial covenants.

There are material limitations associated with the use of EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net cash flows from operating activities or net income as determined by accounting principles generally accepted in the United States of America (“GAAP”). Furthermore, EBITDA and Adjusted EBITDA do not necessarily indicate whether cash flows will be sufficient for cash requirements because the measures do not include reductions for cash payments for our obligation to service our debt, fund our working capital, make capital expenditures and make acquisitions or pay our income taxes and dividends; nor is it a measure of our profitability because it does not include costs and expenses identified below. We believe EBITDA and Adjusted EBITDA when viewed with both our GAAP results and the reconciliations to operating cash flows and net income provides a more complete understanding of our business than could otherwise be obtained absent this disclosure. Items excluded from EBITDA and Adjusted EBITDA, such as interest, taxes, depreciation, amortization, and goodwill impairment, are significant components in understanding and assessing our financial performance. EBITDA and Adjusted EBITDA measures presented may not be comparable to similarly titled measures presented by other registrants.

The following table reconciles net income to EBITDA and EBITDA to Adjusted EBITDA for the periods indicated:

				Six months
	Fiscal year ended			ended
	March 31,			September 30,
(Dollars in thousands)	2007	2008	2009	2008	2009

Net income (loss)	$12,612	$12,456	$(94,929)	$12,202	$11,818
Interest (income) expense, net	31,717	32,425	32,553	15,897	19,338
Income tax expense (benefit)	8,256	7,418	7,449	8,135	7,620
Depreciation and amortization	15,529	17,652	18,987	9,383	9,730
EBITDA	68,114	69,951	(35,940)	45,617	48,506
Goodwill impairment	—	—	106,972	—	—
Adjusted EBITDA	$68,114	$69,951	$71,032	$45,617	$48,506

The following table reconciles Adjusted EBITDA with net cash flows from operating activities:

				Six months
	Fiscal year ended			ended
	March 31,			September 30,
(Dollars in thousands)	2007	2008	2009	2008	2009

Adjusted EBITDA	$68,114	$69,951	$71,032	$45,617	$48,506
Adjustments to reconcile Adjusted EBITDA to net cash flows from operating activities:
Share-based compensation	997	1,041	1,289	485	480
Interest income	1,643	1,332	427	180	43
Provision for losses on receivables	834	468	1,367	14	134
Cash paid for interest	(31,388)	(31,755)	(30,654)	(14,967)	(17,360)
Cash paid for income taxes	(6,551)	(13,031)	(9,930)	(1,932)	1,304
(Gain) Loss on disposal of assets	(1)	285	125	62	118
Change in due (to) from Parent	(84)	(237)	(3,160)	(1,351)	(1,338)
Changes in operating assets and liabilities, net of effect of acquisitions(a)	(6,132)	(7,190)	1,170	48,116	45,384

Net Cash Flows from Operating Activities	$27,432	$20,864	$31,666	$76,224	$77,271

(a)	Changes in operating assets and liabilities, net of effect of acquisitions includes the changes in the balances of receivables, inventories, prepaid expenses and other current assets, other assets, accounts payable, accrued employee compensation and benefits, accrued incentives, accrued expenses, deferred revenue, and other long-term liabilities.

(5)	Includes share-based compensation of $997; $1,041; $1,289; $485 and $480 for the fiscal years ended March 31, 2007, 2008 and 2009, and the six months ended September 30, 2008 and 2009, respectively. Excludes any add-back of non-recurring costs of $1,114 attributable to a voluntary early retirement plan and severance expenses and $230 and $115 for certain legal charges for the fiscal year ended March 31, 2009 and for the six months ended September 30, 2009, respectively. For the fiscal years ended March 31, 2007 and 2008, and the six months ended September 30, 2008, there were no such non-recurring costs.

(6)	Ratio of earnings to fixed charges was calculated by dividing earnings by fixed charges. “Earnings” have been calculated by adding fixed charges (excluding capitalized interest, of which there was none) to earnings from continuing operations before income taxes and dividends received, of which there were none, from equity affiliates, and then deducting undistributed earnings, of which there were none, of affiliates, and “fixed charges” consisting of interest expense, estimated interest portion of rental expense and capitalized interest. Earnings were insufficient to cover fixed charges by approximately $43,505 for the fiscal year ended March 31, 2009. For the fiscal year ended March 31, 2009, we recorded a write-off of goodwill, which caused the insufficiency for this period. See Note F to our consolidated financial statements appearing elsewhere in this prospectus.

(7)	Business acquisition expenditures represent amounts invested by us to purchase established businesses.

(8)	The adjusted data is calculated using historical financial data as adjusted to give effect to the Refinancing, as if it occurred on September 30, 2009. See “Capitalization.”

(9)	Senior secured debt consists of the notes offered hereby plus the amount of loans outstanding under the ABL Facility, capital leases and mortgages. See “Capitalization.”

(10)	Total debt consists of the notes offered hereby plus the amount of loans outstanding under the ABL Facility, our senior subordinated notes, capital leases and mortgages. See “Capitalization.”

Risk factors

You should carefully consider the risks described below as well as other information and data included in this prospectus before tendering your original notes in the exchange offer. If any of the events described in the risk factors below occur, our business, financial condition, operating results, prospects and cash flow could be materially adversely affected, which in turn could adversely affect our ability to repay the exchange notes. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-looking statements.”

Risks related to our business

Further deterioration in the economy and credit markets, a decline in consumer spending or other conditions may adversely affect our future results of operations.

As widely reported, the global credit markets and financial services industry have been experiencing a period of upheaval characterized by the bankruptcy, failure, collapse or sale of various financial institutions, diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, uncertainty about economic stability and intervention from the United States federal government. There can be no assurance that there will not be further deterioration in credit and financial markets and confidence in economic conditions or that any recovery, if and when achieved, will be sustained. While the ultimate outcome of these events cannot be predicted, it may decrease student enrollment in colleges and universities due to the lack of financial aid and other sources of funding for education. Spending by students on textbooks and other general merchandise may also decrease due to the economic downturn.

We face competition in our markets, which could adversely impact our revenue levels, profit margins and ability to acquire an adequate supply of used textbooks.

Our industry is highly competitive. A large number of actual and potential competitors exist, some of which are larger than us and have substantially greater resources than us. Revenue levels and profit margins could be adversely impacted if we experience increased competition in the markets in which we currently operate or in markets in which we will operate in the future.

Over the years, an increasing number of institution-owned college bookstores have decided to outsource or “contract-manage” the operation of their bookstores. The leading managers of these bookstores include two of our principal competitors in the wholesale textbook distribution business. Contract-managed bookstores primarily purchase their used textbook requirements from and sell their available supply of used textbooks to their affiliated operations. A significant increase in the number of contract-managed bookstores operated by our competitors, particularly at large college campuses, could adversely affect our ability to acquire an adequate supply of used textbooks.

We are also experiencing growing competition from alternative media and alternative sources of textbooks for students (such as websites designed to rent or sell textbooks, and sell e-books, other digital content and other merchandise directly to students; online resources; publishers selling or renting directly to students; print-on-demand textbooks; and CD-ROMs) and from the use of course packs (which are collections of copyrighted materials and professors’ original content which are produced by college bookstores and sold to students), all of which have the potential to reduce or replace the need for textbooks sold through college bookstores. A substantial increase in the availability or the acceptance of these alternatives as a source of textbooks and textbook information could significantly reduce college students’ use of college bookstores and/or the use of traditional textbooks and thus adversely impact our revenue levels and profit margins.

We are also experiencing growing competition from technology-enabled student-to-student transactions that take place over the internet. These transactions, whereby a student enters into a transaction directly with another student for the sale and purchase of a textbook, provide competition by reducing the supply of textbooks available to us for purchase and by reducing the sale of textbooks through college bookstores. While these transactions have occurred for many years, prior to the internet these transactions were limited by geography, a lack of information related to pricing and demand, and other factors. A significant increase in the number of these transactions could adversely impact our revenue levels and profit margins.

We believe all of these competitive factors have contributed to a decline in textbooks sold in the Textbook Division.

Our highly leveraged capital structure as well as the conditions of the financial markets upon refinancing could affect our ability to extend or refinance our debt in advance of its maturity dates, which would negatively impact our liquidity and financial condition.

Current global financial conditions have been characterized by increased market volatility. The global credit markets have been experiencing significant price volatility, dislocations and liquidity disruptions that have caused the interest rate cost of debt financings to increase considerably.

These circumstances have materially impacted liquidity in the financial markets, making terms for certain financings less attractive, and in some cases have resulted in the unavailability of financing. Continued uncertainty in the credit markets may negatively impact our ability to extend or refinance our existing debt on reasonable terms or at all, which may negatively affect our business.

After giving effect to the Refinancing, our three tranches of debt (the exchange notes offered hereby, the ABL Facility and our existing senior subordinated notes) may each mature within a period of six months. The outstanding loans under the ABL Facility may become due and payable before the maturity date of the exchange notes being offered hereby pursuant to an early termination provision causing the ABL Facility to mature on the earlier of (i) the third anniversary of the closing of the ABL Facility and (ii) the date that is 91 days prior to the then earliest scheduled final maturity date of any of the exchange notes, our existing senior subordinated notes, or the senior discount notes of our parent company, NBC, or any refinancing thereof. See “Description of other indebtedness—ABL Facility.” Consequently, the ABL Facility will mature 91 days prior to the earliest maturity of the exchange notes offered hereby, our existing senior subordinated notes (which mature on March 15, 2012), NBC’s senior discount notes (which mature on March 15, 2013), or any refinancing thereof. Further, NBC’s senior discount notes will mature one year after the maturity of the senior subordinated notes. As a consequence, we may be required to refinance the other tranches of debt in our capital structure, as well as NBC’s senior discount notes, in order to refinance the ABL Facility, or upon a successful refinancing of the ABL Facility, these exchange notes.

Due to our highly leveraged capital structure, in the absence of a significant improvement in our credit profile and/or the financial markets, we may not be able to refinance our indebtedness, or NBC may not be able to refinance its indebtedness, at all or on terms acceptable to us or our parent company.

We may not be able to successfully acquire or contract-manage additional bookstores or integrate those additional stores, which could adversely impact our ability to grow revenues and profit margins.

Part of our business strategy is to expand sales for our college bookstore operations by either acquiring privately-owned bookstores or being awarded additional contracts to manage institutional bookstores. We may not be able to identify additional private bookstores for acquisition or we may not be successful in competing for contracts to manage additional institutional bookstores. Due to the seasonal nature of business in our bookstores, the operations of the acquired or newly contract-managed bookstores may be affected by the time of the fiscal year when a bookstore is acquired or contract-managed by us. The process may require financial resources that would otherwise be available for our existing operations. Our integration of these future bookstores may not be successful; or, the anticipated strategic benefits of these future bookstores may not be realized or may not be realized within time frames contemplated by our management. Acquisitions and additional contract-managed bookstores may involve a number of special risks, including, but not limited to, adverse short-term effects on our reported results of operations, diversion of management’s attention, standardization of accounting systems, dependence on retaining, hiring and training key personnel, unanticipated problems or legal liabilities, and actions of our competitors and customers. If we are unable to successfully integrate our future bookstores for these or other reasons, anticipated revenues and profit margins from these new bookstores could be adversely impacted.

We may not be able to successfully renew our contract-managed bookstores on profitable terms, which could adversely impact our profit margins.

As we expand our operations in contract-management of institutional bookstores, we will increasingly be competing for the renewal of our contracts for those stores as the current contracts expire. Our contracts are typically for 3 to 5 years, with various renewal and cancellation clauses. We may not be successful in renewing our current contracts or those renewals may not be on terms that provide us the opportunity to improve or maintain the profitability of managing the store. If we are unable to successfully renew our contracts on profitable terms, our profit margins could be adversely impacted.

We may be unable to obtain a sufficient supply of used textbooks, which could adversely impact our revenue levels and profit margins.

Our ability to purchase a sufficient number of used textbooks largely determines our used textbook sales for future periods. Successfully acquiring books typically requires a visible presence on college campuses at the end of each semester, which requires hiring a significant number of temporary personnel, and having access to sufficient funds under a revolving credit facility or other financing alternatives to purchase the books. Textbook acquisition also depends upon college students’ willingness to sell their used textbooks at the end of each semester. The unavailability of sufficient personnel or credit, or a shift in student preferences, could impair our ability to acquire sufficient used textbooks to meet our sales objectives, thereby adversely impacting our revenue levels and profit margins.

Publishers may not continue to increase prices of textbooks annually, which could adversely impact our revenue levels and profit margins.

We generally buy used textbooks based on publishers’ prevailing prices for new textbooks just prior to the implementation by publishers of their annual price increases (which historically have been 4% to 5%) and resell these textbooks shortly thereafter based upon the new higher prices, thereby creating an immediate margin increase. Our ability to increase our used textbook prices each fiscal year depends on annual price increases on new textbooks implemented by publishers. The failure of publishers to continue annual price increases on new textbooks could adversely impact our revenue levels and profit margins.

Publisher practices regarding new editions and materials packaged with new textbooks could change, thereby reducing the supply of used textbooks available to us and adversely impacting our revenue levels and profit margins.

Publishers have historically produced new editions of textbooks every two to four years. Changes in the business models of publishers to accelerate the new edition cycle or to significantly increase the number of textbooks with other materials packaged or bundled with them (which makes it more difficult to repurchase and resell the entire package of materials) could reduce the supply of used textbooks available to us, thereby adversely impacting our revenue levels and profit margins. In recent periods, annual increases in prices have allowed us to offset a decline in unit sales.

The loss or retirement of key members of management may occur, which could negatively affect our ability to execute our current strategy and/or our ability to effectively react to changing industry dynamics, thereby adversely impacting our revenue levels and profit margins.

Our future success depends to a significant extent on the efforts and abilities of our senior management team. The loss of the services of any one of these individuals could negatively affect our ability to execute our current strategy and/or our ability to effectively react to changing industry dynamics, thereby adversely impacting our revenue levels and profit margins.

Our wholesale and bookstore operations are seasonal in nature—a significant reduction in sales during our peak selling periods could adversely impact our ability to repay the ABL Facility, thereby increasing interest expense and adversely impacting revenue levels by restricting our ability to buy an adequate supply of used textbooks.

Our wholesale and bookstore operations experience two distinct selling periods and our wholesale operations experience two distinct buying periods. The peak selling periods for the wholesale operations occur prior to the beginning of each school semester in July/August and November/December. The buying periods for the wholesale operations occur at the end of each school semester in May and December. The primary selling periods for the bookstore operations are in August/September and January. In fiscal year 2009, 46% of our annual revenues occurred in the second fiscal quarter (July-September), while 31% of our annual revenues occurred in the fourth fiscal quarter (January-March). Accordingly, our working capital requirements fluctuate throughout the fiscal year, increasing substantially in May and December as a result of the buying periods. We plan to fund our working capital requirements primarily through the ABL Facility. We have historically repaid our existing senior secured credit facilities with cash provided from operations. A significant reduction in sales during our peak selling periods could adversely impact our ability to repay the ABL Facility, increase the average balance outstanding under the

ABL Facility (thereby resulting in increased interest expense), and restrict our ability to buy an adequate supply of used textbooks (thereby adversely impacting our revenue levels).

We are controlled by one principal equity holder, which has the power to take unilateral action and could have an interest in pursuing acquisitions, divestitures and other transactions, even though such transactions might involve risks to other affected parties.

Weston Presidio beneficially owns approximately 83.4% of NBC Acquisition Corp.’s (“NBC”) issued and outstanding common stock (taking into account for such percentage calculation options outstanding and options available, if any, for future grant under our 2004 Stock Option Plan). As a result, Weston Presidio is able to control all matters, including the election of a majority of our board of directors, the approval of amendments to NBC’s and our certificate of incorporation and the approval of fundamental corporate transactions such as mergers and asset sales. The interests of Weston Presidio may not in all cases be aligned with the interests of other affected parties. In addition, Weston Presidio may have an interest in pursuing acquisitions, divestitures and other transactions, including selling us, that, in its judgment, could affect its equity investment, even though such transactions might involve risks to other affected parties.

A portion of our goodwill recently became impaired and we may be required to write down additional amounts of goodwill or identifiable intangibles and record impairment charges if future circumstances indicate that goodwill or identifiable intangibles are impaired.

We monitor relevant circumstances, including industry trends, general economic conditions, and the potential impact that such circumstances might have on the valuation of our goodwill and identifiable intangibles. It is possible that changes in such circumstances, or in the numerous variables associated with the judgments, assumptions and estimates made by us in assessing the appropriate valuation of our goodwill and identifiable intangibles, could in the future require us to further write down a portion of our goodwill or write down a portion of our identifiable intangibles and record related non-cash impairment charges. We evaluate the impairment of the carrying value of our goodwill and identifiable intangibles in accordance with applicable accounting standards, including Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”) Topic 350, Intangibles—Goodwill and Other (formerly SFAS No. 142) and ASC Topic 360, Property, Plant and Equipment (formerly SFAS No. 144). In accordance with such standards, we evaluate impairment on goodwill and certain identifiable intangibles annually and evaluate impairment on all intangibles whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. Our evaluation of impairment is based on a combination of our projection of estimated future cash flows and other valuation methodologies. We recorded impairment charges of $107.0 million to reduce the carrying value of goodwill to its estimated fair value at March 31, 2009. The goodwill impairment charge is described in greater detail in Note F of the notes to our consolidated financial statements appearing elsewhere in this prospectus.

Our operations are subject to various laws, rules and regulations relating to protection of the environment and of human health and safety.

Our operations are subject to federal, state and local laws relating to the protection of the environment and of human health and safety. As an owner and operator of real property, we can be found jointly and severally liable under such laws for costs associated with investigating, removing and remediating any hazardous or toxic substances that may exist on, in or about our real property. This liability can be imposed without regard to whether the owner or operator had knowledge of, or was actually responsible for causing, the conditions being addressed. Some of our properties may have been impacted by the migration of hazardous substances released at neighboring third-party locations. In addition, it is possible that we may face claims alleging harmful exposure to, or property damage resulting from, the release of hazardous or toxic substances at or from our locations or otherwise related to our business. Environmental conditions relating to any former, current or future locations could adversely impact our business and results of operations.

Risks related to the exchange offer

If you fail to tender your original notes in the exchange offer, then the liquidity of the market for your original notes may be substantially limited.

We expect that a substantial portion of the original notes will be tendered and accepted in the exchange offer and exchanged for exchange notes. When the exchange offer is completed, the amount of original notes will be reduced by the amount of exchange notes that we will issue. Accordingly, we expect that the liquidity of the market for the original notes after the exchange offer is completed will be substantially limited.

If you fail to exchange your original notes in the exchange offer, your original notes will continue to be subject to the transfer restrictions.

If you do not exchange your original notes for exchange notes in the exchange offer, your original notes will continue to be subject to the transfer restrictions outlined in the offering memorandum distributed in connection with the offering of the original notes. In general, the original notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the original notes under the Securities Act.

You must comply with the exchange offer procedures in order to receive freely transferable exchange notes.

Delivery of the exchange notes in exchange for the original notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•	certificates for the original notes or a book-entry confirmation of a book-entry transfer of the original notes into the exchange agent’s account at DTC, as a depository, including an agent’s message, as defined in this prospectus, if the tendering holder does not deliver a letter of transmittal;

•	a completed and signed letter of transmittal, or facsimile copy, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message in place of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of the original notes who would like to tender the original notes in exchange for exchange notes should be sure to allow enough time for the original notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of original notes for exchange notes. Original notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and will no longer have the registration and other rights under the registration rights agreement. See “The exchange offer—Procedures for tendering” in this prospectus.

Some holders of the exchange notes may be required to comply with the registration and prospectus delivery requirements of the Securities Act.

If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

In addition, a broker-dealer that purchased original notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the exchange notes it received in the exchange offer. Our obligation to make this prospectus available to broker dealers is limited. We cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their exchange notes.

Risks related to the exchange notes

Our substantial indebtedness could limit cash flow available for our operations and could adversely affect our ability to service debt or obtain additional financing, if necessary.

As of September 30, 2009, as adjusted to give effect to the Refinancing, we would have had total outstanding debt of approximately $378.9 million. Our level of indebtedness could have important consequences. For example, it could:

•	make it more difficult to pay our debts as they become due, especially during general negative economic and market industry conditions because if our revenues decrease due to general economic or industry conditions, we may not have sufficient cash flow from operations to make our scheduled debt payments;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate and, consequently, places us at a competitive disadvantage to our competitors with less debt;

•	require us to dedicate a substantial portion of our cash flow from operations to service our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our ability to make strategic acquisitions, invest in new products or capital assets or take advantage of business opportunities;

•	limit our ability to obtain additional financing, particularly in the current economic environment; and

•	render us more vulnerable to general adverse economic, regulatory and industry conditions.

We may not be able to generate sufficient cash to service all of our indebtedness, including the exchange notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. See “Forward-looking statements” and “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources.”

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the exchange notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including the ABL Facility or the indenture that will govern the exchange notes. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The ABL Facility, the indenture that will govern the exchange notes and the indenture governing our existing senior subordinated notes will restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. See “Description of other indebtedness” and “Description of notes.”

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under our ABL Facility could terminate their commitments to lend us money and foreclose against the assets securing their borrowings; and

•	we could be forced into bankruptcy or liquidation, which could result in you losing your investment in the exchange notes.

Despite our current levels of debt, we may still incur substantially more debt. This could further exacerbate the risks described above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. If we incur any additional indebtedness that ranks equally with the exchange notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. For example, as of December 16, 2009, we had up to $75.0 million of total revolving credit commitments under such ABL Facility (less outstanding letters of credit and subject to a borrowing base). The calculated borrowing base as of December 16, 2009 was $71.1 million, of which $23.0 million was outstanding under revolving lines of credit, $1.0 million was outstanding under a letter of credit and $47.1 million was unused. All of those borrowings are secured indebtedness. Because the borrowing capacity under the ABL Facility depends, in part, on the inventory, accounts receivable and other assets that fluctuate from time to time, such amount may not reflect future borrowing capacity.

Although covenants under the indenture governing the exchange notes and the ABL Facility limit our ability to incur certain additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. If we add new debt to our current debt levels, the related risks that we now face could intensify, making it less likely that we will be able to fulfill our obligations to holders of the exchange notes. The subsidiaries that guarantee the exchange notes are also guarantors under our ABL Facility. See “Description of notes” and “Description of other indebtedness.”

Restrictive covenants may adversely affect our operations.

Our ABL Facility and the indenture governing the exchange notes contain various covenants that limit our ability to, among other things:

•	incur or assume additional debt or provide guarantees in respect of obligations of other persons;

•	issue redeemable stock and preferred stock;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt;

•	make loans, investments and capital expenditures;

•	incur liens;

•	engage in sale/leaseback transactions;

•	restrict dividends, loans or asset transfers from our subsidiaries;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	consolidate or merge with or into, or sell substantially all of our assets to, another person;

•	enter into transactions with affiliates; and

•	enter into new lines of business.

In addition, the restrictive covenants in our ABL Facility require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet them. A breach of any of these covenants could result in a default under our ABL Facility. Moreover, the occurrence of a default under our ABL Facility could result in an event of default under our other indebtedness including these exchange notes, our senior subordinated notes and senior discount notes of our parent company, NBC. Upon the occurrence of an event of default under our ABL Facility, the lenders could elect to declare all amounts outstanding under our ABL Facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under our ABL Facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets as collateral under our ABL Facility. If the lenders under our ABL Facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our ABL Facility and our other indebtedness, including the exchange notes, or borrow sufficient funds to refinance such indebtedness. Even if we are able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us. See “Description of other indebtedness.”

The exchange notes will be structurally subordinated to the obligations of our non-guarantor subsidiaries. Your right to receive payment on the exchange notes could be adversely affected if any of our non-guarantor subsidiaries declares bankruptcy, liquidates or reorganizes.

All of our domestic subsidiaries will guarantee the exchange notes. However, a subsidiary guarantee of the exchange notes may be released under the circumstances described under “Description of notes—Subsidiary guarantees.” Our obligations under the exchange notes are structurally subordinated to the obligations of our non-guarantor subsidiaries (or to those of any subsidiary whose guarantee is voided or released). Holders of exchange notes will not have any claim as a creditor against our subsidiaries that are not guarantors of the exchange notes. Therefore, in the event of any bankruptcy, liquidation or reorganization of a non-guarantor subsidiary, the rights of the holders of exchange notes to participate in the assets of such non-guarantor subsidiary will rank behind the claims of that subsidiary’s creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary) and preferred stockholders of such subsidiaries, if any. In addition, the indenture governing the exchange notes will, subject to some limitations, permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

The amount of borrowings permitted under our ABL Facility may fluctuate significantly, and the maturity of our ABL Facility may be accelerated under certain circumstances, which may adversely affect our liquidity, financial position and results of operations.

The amount of borrowings permitted at any time under our ABL Facility is limited to a monthly (or more frequently under certain circumstances) borrowing base valuation of our inventory, accounts receivable and certain cash balances. As a result, access to credit under the ABL Facility is potentially subject to significant fluctuations depending on the value of the eligible assets that comprise the borrowing base as of any measurement date, as well as certain discretionary rights of the agent in respect of the calculation of such borrowing base value. In addition, in the event that we fail to comply with the covenants and restrictions in our ABL Facility, we may be in default, at which time payment of the obligations and unpaid interest may be accelerated and become immediately due and payable under our ABL Facility, which may adversely affect our liquidity, financial position and results of operations.

If we default on our obligations to pay our indebtedness we may not be able to make payments on the exchange notes.

Any default under the agreements governing our indebtedness, including a default under our ABL Facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium (if any) and interest on the exchange notes and substantially decrease the market value of the exchange notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium (if any) and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our indenture and our ABL Facility), we could be in default under the terms of the agreements governing such indebtedness, including our ABL Facility and our indenture. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our ABL Facility could elect to terminate their commitments thereunder and cease making further loans and institute foreclosure proceedings against our assets and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our ABL Facility to avoid being in default. If we breach our covenants under our ABL Facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our ABL Facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See “Description of other indebtedness” and “Description of notes.”

We are the sole operating subsidiary of our parent company and will need to continue to distribute funds to our parent to permit satisfaction of its obligations.

Our parent company, NBC, is a holding company and as such conducts substantially all of its operations through us and our subsidiaries. Consequently, NBC does not have any income from its own operations and does not expect to generate income from its own operations in the future. As a result, NBC’s ability to meet its debt service obligations, including its obligations under its $77.0 million (face value) 11% senior discount notes, substantially depends upon our and our subsidiaries’ cash flow and distribution of funds by us as dividends, loans, advances or other payments. Our ability to distribute funds to NBC will be limited under certain circumstances under the terms of our indentures and our other indebtedness. If in the future NBC were unable to satisfy its obligations under the senior discount notes, which could result from the application of these restrictions on our ability to distribute funds to NBC, it could result in an event of default under the senior discount notes. An event of default under the senior discount notes could result in cross-defaults under our indebtedness, including the ABL Facility. See Note Q of the notes to our consolidated financial statements appearing elsewhere in this prospectus.

We may not be able to repurchase the exchange notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding exchange notes at 101% of their principal amount, plus accrued and unpaid interest. We may not be able to repurchase the exchange notes upon a change of control because we may not have sufficient funds. Further, we may be contractually restricted under the terms of our ABL Facility from repurchasing all of the exchange notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase your exchange notes unless we are able to refinance or obtain waivers under our ABL Facility. Our failure to repurchase the exchange notes upon a change of control would cause a default under the indenture and a cross-default under the ABL Facility. Our ABL Facility also provides that a change of control, as defined in such agreement, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the exchange notes, and reducing the practical benefit of the offer-to-purchase provisions to the holders of the exchange notes. Any of our future debt agreements may contain similar provisions.

In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control” as defined in the indenture that would trigger our obligation to repurchase the exchange notes. If an event occurs that does not constitute a “Change of Control” as defined in the indenture, we will not be required to make an offer to repurchase the exchange notes and you may be required to continue to hold your exchange notes despite the event. See “Description of other indebtedness” and “Description of notes—Change of control.”

Holders of the exchange notes may not be able to determine when a change of control giving rise to their right to have the exchange notes repurchased has occurred following a sale that potentially constitutes a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the exchange notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of exchange notes to require us to repurchase its exchange notes as a result of a sale of less than all of our assets to another person may be uncertain.

If the ratings of the exchange notes are lowered or withdrawn, the market value of the exchange notes could decrease.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the exchange notes. Credit ratings are not recommendations to purchase, hold or sell the exchange notes, and may be revised or withdrawn at any time. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the exchange notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the exchange notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your exchange notes without a substantial discount.

You may be required to recognize taxable income for U.S. federal income tax purposes with respect to the exchange notes in a taxable year in excess of cash payments made to you on the exchange notes.

The original notes were issued with original issue discount, or OID, for U.S. federal income tax purposes in an amount equal to the difference between their stated redemption price at maturity and their issue price. A U.S. Holder of the exchange notes will generally be required to include the OID in gross income on a constant yield to maturity basis in advance of the receipt of cash payment thereof regardless of the U.S. Holder’s method of accounting for U.S. federal income tax purposes. See “Certain U.S. federal income tax considerations” for the definition of “U.S. Holder” and a further discussion of certain U.S. federal income tax considerations with respect to the acquisition, ownership, and disposition of the original notes and the exchange notes.

If a bankruptcy petition were filed by or against us, holders of the exchange notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the exchange notes.

If a bankruptcy petition were filed by or against us under the United States Bankruptcy Code after the issuance of the exchange notes, the claim by any holder of the exchange notes for the principal amount of the exchange notes may be limited to an amount equal to the sum of:

•	the original issue price for the exchange notes; and

•	that portion of the OID that does not constitute “unmatured interest” for purposes of the United States Bankruptcy Code.

Any OID that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the exchange notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture governing the exchange notes, even if sufficient funds are available.

The Collateral may not be valuable enough to satisfy all our obligations under the exchange notes.

The exchange notes will be secured by second-priority liens (subject to certain exceptions) on the Collateral. The Collateral will be subject to a first-priority security interest for the benefit of the lenders and certain other parties under the ABL Facility and related agreements and may be shared with our future creditors. Although the holders of obligations secured by first-priority liens on the Collateral and the holders of obligations secured by second-priority liens on the Collateral, including the exchange notes, will share in the proceeds of the Collateral, the holders of obligations secured by first-priority liens in the Collateral will be entitled to receive proceeds from any realization of the Collateral to repay the obligations held by them in full before the holders of the exchange notes and the holders of other obligations secured by second-priority liens in the Collateral receive any such proceeds.

As of December 16, 2009, we had up to $75.0 million of total revolving credit commitments under such ABL Facility (less outstanding letters of credit and subject to a borrowing base). The calculated borrowing base as of December 16, 2009 was $71.1 million, of which $23.0 million was outstanding under revolving lines of credit, $1.0 million was outstanding under a letter of credit and $47.1 million was unused.

The value of the Collateral in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. Accordingly, the proceeds of any sale of the pledged assets following an acceleration to maturity with respect to the exchange notes may not be sufficient to satisfy, or may be substantially less than, amounts due on the exchange notes and the other debt secured thereby.

If the proceeds of any sale of the Collateral were not sufficient to repay all amounts due on the exchange notes, the holder of the exchange notes (to the extent their exchange notes were not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against our remaining assets. By their nature, some or all of the Collateral may be illiquid and may have no readily ascertainable market value. Likewise, the Collateral may not be saleable or, if saleable, that there may be substantial delays in its liquidation. To the extent that liens, rights and easements granted to third parties encumber assets located on property owned by us or constitute subordinate liens on the Collateral, those third parties may have or may exercise rights and remedies with respect to the Collateral subject to such encumbrances (including rights to require marshalling of assets) that could adversely affect the value of the pledged assets located at that site and the ability of the collateral agent to realize or foreclose on the Collateral at that site.

In addition, the indenture governing the exchange notes permits us to issue additional secured debt, including debt secured equally and ratably by the same assets pledged for the benefit of the holders of the exchange notes. This would reduce amounts payable to holders of the exchange notes from the proceeds of any sale of the Collateral.

The fair market value of the Collateral securing the exchange notes is subject to fluctuations based on factors that include, among others, the health of the used book and college bookstore industry, the condition of the real estate markets and the markets for other forms of collateral, the ability to sell the Collateral in an orderly sale, general market and economic conditions, the availability of buyers, alternative uses and other factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the Collateral at such time and the timing and the manner of the sale.

The estimated value of the Collateral may not reflect the realizable value of such Collateral in the event of the sale of such Collateral.

The net book value of the Collateral is approximately $709.5 million, as of September 30, 2009. This value is not necessarily an accurate indication of the value of the collateral in the event of a sale, which depends on market and economic conditions, the health of the textbook and education industries, the availability of buyers, the condition of the property, alternative uses of the property and other factors. Moreover, the net book value of our tangible and intangible assets that will be pledged varies from fiscal quarter to fiscal quarter, and at times the variation in our tangible assets can be significant.

The rights of holders of the exchange notes with respect to the Collateral will be substantially limited by the terms of the intercreditor agreement.

Under the terms of the intercreditor agreement entered into with the collateral agent under the ABL Facility, at any time that obligations that have the benefit of the first-priority liens on the Collateral are outstanding, any actions that may be taken in respect of the Collateral, including the ability to cause the commencement of enforcement proceedings against the Collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of Collateral from the lien of, and waivers of past defaults under, the security documents, will be at the direction of the holders of the obligations secured by the first-priority liens and neither the trustee nor the collateral agent, on behalf of the holders of the exchange notes, will have the ability to control or direct such actions, even if the rights of the holders of the exchange notes are adversely affected, subject to certain exceptions. See “Description of notes—Collateral” and “Description of notes—Amendments and waivers.” Under the terms of the intercreditor agreement, at any time that obligations that have the benefit of the first-priority liens on the Collateral are outstanding, if the holders of such indebtedness release the Collateral for any reason whatsoever, including, without limitation, in connection with any sale of assets, the second-priority security interest in such Collateral securing the exchange notes will be automatically and simultaneously released without any consent or action by the holders of the exchange notes, subject to certain exceptions. The Collateral so released will no longer secure our and the guarantors’ obligations under the exchange notes. In addition, because the holders of the indebtedness secured by first-priority liens in the Collateral control the disposition of the Collateral, such holders could decide not to proceed against the Collateral, regardless of whether there is a default under the documents governing such indebtedness or under the indenture governing the exchange notes. In such event, subject to certain limited exceptions, the only remedy available to the holders of the exchange notes would be to sue for payment on the exchange notes and the related guarantees. In addition, the intercreditor agreement will give the holders of first-priority liens on the Collateral the right to access and use the Collateral that secures the exchange notes to allow those holders to protect the Collateral and to process, store and dispose of the Collateral.

There are circumstances other than repayment or discharge of the exchange notes under which the Collateral securing the exchange notes and guarantees will be released automatically, without your consent or the consent of the trustee, and you may not realize any payment upon disposition of such Collateral.

Under various circumstances, the Collateral securing the exchange notes will be released automatically, including:

•	a sale, transfer or other disposal in a transaction not prohibited under the indenture and the Collateral documents;

•	with respect to Collateral held by a subsidiary guarantor, upon the release of such guarantor from its guarantee in accordance with the indenture;

•	with respect to Collateral that is capital stock, upon the dissolution of the issuer of such capital stock in accordance with the indenture; and

•	upon any release, sale or disposition (other than in connection with a cancellation or termination of the ABL Facility) of Collateral pursuant to the terms of the ABL Facility, subject to certain exceptions, resulting in the release of the lien on such Collateral securing the ABL Facility.

In addition, upon certain sales of the assets that comprise the Collateral, we may be required to repay amounts outstanding under the ABL Facility, prior to repayment of any of our other indebtedness, including the exchange notes, with the proceeds of such Collateral disposition.

In addition, the guarantee of a subsidiary guarantor will be automatically released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the indenture. The indenture will also permit us to designate one or more of our restricted subsidiaries that is a guarantor of the exchange notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture governing the exchange notes, all of the liens on any Collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the exchange notes by such subsidiary or any of its subsidiaries will be released under the indenture but not necessarily under our ABL Facility. Designation of an unrestricted subsidiary will reduce the aggregate value of the Collateral securing the exchange notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of notes.”

Federal and state fraudulent transfer laws permit a court to void the exchange notes and the guarantees, and, if that occurs, you may not receive any payments on the exchange notes.

The issuance of the exchange notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the exchange notes or a guarantee and, in the case of (2) only, one of the following is also true:

•	we or any of our guarantors were insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left us or any of our guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

If a court were to find that the issuance of the exchange notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the exchange notes or such guarantee or subordinate the exchange notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the exchange notes to repay any amounts received with respect to the exchange notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the exchange notes. Further, the voidance of the exchange notes could result in an event of default with respect to our other debt and that of our guarantors that could result in acceleration of such debt.

Generally, an entity would be considered insolvent if at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the exchange notes and the guarantees would not be subordinated to our or any guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, because the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the exchange notes.

The waiver in the intercreditor agreement of rights of marshaling may adversely affect the recovery rates of holders of the exchange notes in a bankruptcy or foreclosure scenario.

The exchange notes and the guarantees are secured on a second-priority lien basis by the Collateral. The intercreditor agreement provides that, at any time that obligations that have the benefit of the first-priority liens on the Collateral are outstanding, the holders of the exchange notes, the trustee under the indenture governing the exchange notes and the collateral agent may not assert or enforce any right of marshaling accorded to a junior lienholder, as against the holders of such indebtedness secured by first-priority liens in the Collateral. Without this waiver of the right of marshaling, holders of such indebtedness secured by first-priority liens in the Collateral would likely be required to liquidate collateral on which the exchange notes did not have a lien, if any, prior to liquidating the Collateral, thereby maximizing the proceeds of the Collateral (due to the reductions in the amount of the indebtedness with a prior claim on such Collateral) that would be available to repay our obligations under the exchange notes. As a result of this waiver, the proceeds of sales of the Collateral could be applied to repay any indebtedness secured by first-priority liens in the Collateral before applying proceeds of other collateral securing indebtedness, and the holders of exchange notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of the exchange notes.

In the event of a bankruptcy of us or any of the guarantors, holders of the exchange notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the exchange notes exceed the fair market value of the Collateral securing the exchange notes.

In any bankruptcy proceeding with respect to us or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the Collateral with respect to the exchange notes on the date of the bankruptcy filing was less than the then-current principal amount of the exchange notes. Upon a finding by the bankruptcy court that the exchange notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the exchange notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the Collateral. In such event, the secured claims of the holders of the exchange notes would be limited to the value of the Collateral.

Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the exchange notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the exchange notes to receive other “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the exchange notes.

Because each guarantor’s liability under its guarantees may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

You have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such guarantor. Further, under the circumstances discussed more fully above, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. See “Risk factors—Federal and state fraudulent transfer laws permit a court to void the exchange notes and the guarantees, and, if that occurs, you may not receive any payments on the exchange notes.” In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of notes—Subsidiary guarantees.”

Bankruptcy laws may limit the ability of holders of the exchange notes to realize value from the Collateral.

The right of the collateral agent to repossess and dispose of the Collateral upon the occurrence of an event of default under the indenture governing the exchange notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the pledged assets. Under applicable federal bankruptcy laws, upon the commencement of a bankruptcy case, an automatic stay goes into effect that, among other things, stays:

•	the commencement or continuation of any action or proceeding against the debtor that was or could have been commenced before the commencement of the bankruptcy case to recover a claim against the debtor that arose before the commencement of the bankruptcy case;

•	any act to obtain possession of, or control over, property of the bankruptcy estate or the debtor;

•	any act to create, perfect or enforce any lien against property of the bankruptcy estate; and

•	any act to collect or recover a claim against the debtor that arose before the commencement of the bankruptcy case.

For example, under Title 11 of the United States Code, or the United States Bankruptcy Code, pursuant to the automatic stay imposed upon the bankruptcy filing, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, or taking other actions to levy against a debtor, without bankruptcy court approval. Moreover, the United States Bankruptcy Code permits the debtor to continue to retain and to use Collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”

The meaning of the term “adequate protection” may vary according to circumstances (and is within the discretion of the bankruptcy court), but it is intended in general to protect the value of the secured creditor’s interest in the Collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the Collateral as a result of the automatic stay of repossession or disposition or any use of the Collateral by the debtor during the pendency of the bankruptcy case. Generally, adequate protection payments, in the form of interest or otherwise, are not required to be paid by a debtor to a secured creditor unless the bankruptcy court determines that the value of the secured creditor’s interest in the Collateral is declining during the pendency of the bankruptcy case. Due to the imposition of the automatic stay, the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the exchange notes could be delayed following commencement of a bankruptcy case, (2) whether or when the collateral agent could repossess or dispose of the pledged assets or (3) whether or to what extent holders of the exchange notes would be compensated for any delay in payment or loss of value of the pledged assets through the requirement of “adequate protection.”

The Collateral is subject to casualty risks.

We maintain insurance for our properties against loss or damage by fire or other hazards to a similar extent as other corporations operating properties of a similar nature in the same or similar localities. There are, however, some losses, including losses resulting from terrorist acts that may be either uninsurable or not economically insurable, in whole or in part. As a result, insurance proceeds may not compensate us fully for our losses. If there is a total or partial loss of any of the pledged assets, the proceeds received by us in respect thereof may not be sufficient to satisfy all the secured obligations, including the exchange notes.

In the event of a total or partial loss to any of the mortgaged facilities, certain items of equipment and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture replacement units or inventory could cause significant delays.

Rights of holders of the exchange notes in the Collateral may be adversely affected by the failure to perfect security interests in Collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the Collateral securing the exchange notes may not be perfected with respect to the claims of the exchange notes if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the exchange notes. There can be no assurance that the lenders under the ABL Facility have taken all actions necessary to create properly perfected security interests in the Collateral, which may result in the loss of the priority of the security interest in favor of the holders of the exchange notes to which they would otherwise have been entitled. If we, or any subsidiary guarantor, were to become subject to a bankruptcy proceeding, any liens recorded or perfected after the issue date would face a greater risk of being invalidated than if they had been recorded or perfected on the issue date. Liens recorded or perfected after the issue date may be treated under bankruptcy law as if they were delivered to secure previously existing indebtedness. In bankruptcy proceedings commenced within 90 days of lien perfection, a lien given to secure previously existing debt is materially more likely to be avoided as a preference by the bankruptcy court than if delivered and promptly recorded on the issue date. Accordingly, if we or a subsidiary guarantor were to file for bankruptcy protection after the issue date of the outstanding exchange notes and the liens had been perfected less than 90 days before commencement of such bankruptcy proceeding, the liens securing the exchange notes may be especially subject to challenge as a result of having been delivered after the issue date. To the extent that such challenge succeeded, you would lose the benefit of the security that the Collateral was intended to provide.

In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate of title and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. We and the guarantors have limited obligations to perfect the security interest of the holders of the exchange notes in specified Collateral. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute Collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired Collateral. Neither the trustee nor the collateral agent has an obligation to monitor the acquisition of additional property or rights that constitute Collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the Collateral or the priority of the security interest in favor of the exchange notes against third parties.

Additionally, we were not required to file mortgages on any of the properties included in the collateral package until after closing of the offering of the original notes. A failure, for any reason that is not permitted or contemplated under the security agreement and related documents, to perfect the security interest in the properties included in the collateral package may result in a default under the indenture governing the exchange notes.

We will in most cases have control over the Collateral.

The security documents generally allow us and the guarantors to remain in possession of, to retain exclusive control over, to freely operate, and to collect, invest and dispose of any income from, the Collateral. These rights may adversely affect the value of the Collateral at any time.

Any future pledge of Collateral in favor of the holders of the exchange notes might be voidable in bankruptcy.

Any future pledge of Collateral in favor of the holders of the exchange notes, including pursuant to security documents delivered after the date of the indenture governing the exchange notes, might be voidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, under the United States Bankruptcy Code, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the exchange notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

The exchange notes are a new issue of securities for which there is no established public market. We do not intend to have the exchange notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. The initial purchasers have advised us that they intend to make a market in the exchange notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the exchange notes and they may discontinue their market-making activities at any time without notice. In addition, such market making activities may be limited during the exchange offer or while the effectiveness of a shelf registration statement is pending. Therefore, we cannot assure you as to the development or liquidity of any trading market for the exchange notes. The liquidity of any market for the exchange notes will depend on a number of factors, including:

•	the number of holders of exchange notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the exchange notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market, if any, for the exchange notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your exchange notes. Therefore, we cannot assure you that you will be able to sell your exchange notes at a particular time or the price that you receive when you sell will be favorable.

Use of proceeds

The exchange offer is intended to satisfy our obligations under the original notes, the indenture and the registration rights agreement. There will be no cash proceeds to us from the exchange offer. Accordingly, the issuance of the exchange notes will not result in any increase in our outstanding indebtedness or change in our capitalization.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2009, on an actual basis and on an as adjusted basis to give effect to the Refinancing. You should read this table in conjunction with the sections entitled “Summary—Summary consolidated financial and other data,” “Use of proceeds,” “Selected historical consolidated financial and other data,” “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	September 30, 2009
(Dollars in thousands)	Actual	As adjusted

Cash and cash equivalents(1)	$106,085	$106,085

Debt:
Existing senior secured credit facilities(2):
Term loans	186,447	—
Revolving credit facility	—	—
ABL Facility(3)	—	—
Senior secured notes due 2011(4)	—	200,000
Other secured debt(5)	3,912	3,912

Total secured debt	190,359	203,912
Senior subordinated notes due 2012	175,000	175,000

Total debt	365,359	378,912
Total stockholder’s equity	110,840	110,840

Total capitalization	$476,199	$489,752

(1)	The as adjusted amount does not reflect any increase or decrease to cash and cash equivalents. We received $199,000 in proceeds from the offering of the original notes and after paying the $186,447 of outstanding term loans, used remaining net proceeds to pay $9,835 in fees and expenses incurred in connection with the Refinancing. Any additional fees and expenses incurred in connection with the Refinancing will be paid out of remaining net proceeds and any excess will be added to cash and cash equivalents.

(2)	As of September 30, 2009, we had $186,447 of outstanding term loans under our existing senior secured credit facilities, which bore an interest rate of 9.25% per annum at March 31, 2009. For a more complete description of our existing senior secured credit facilities, see “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources.”

(3)	On October 2, 2009, we entered into the $75,000 ABL Facility. The commitments under the ABL Facility expire on the earlier of (i) the third anniversary of the closing of the ABL Facility and (ii) the date that is 91 days prior to the then earliest scheduled final maturity date of any of the notes, our existing senior subordinated notes, or the senior discount notes of our parent company, NBC, or any refinancing thereof. At the closing of the Refinancing, we did not draw under the ABL Facility. We estimate that our borrowing capacity under the ABL Facility, as of September 30, 2009, would have been up to an additional $73,971, after giving effect to the $1,029 of outstanding letters of credit (which reduce the amount we may borrow under the ABL Facility on a dollar-for-dollar basis). Because the borrowing capacity under the ABL Facility depends, in part, on inventory, accounts receivable and other assets that fluctuate from time to time, such amounts may not reflect future borrowing capacity. As of December 16, 2009, we had up to $75,000 of total revolving credit commitments under such ABL Facility (less outstanding letters of credit and subject to a borrowing base). The calculated borrowing base as of December 16, 2009 was $71,152, of which $23,000 was outstanding under revolving lines of credit, $1,029 was outstanding under a letter of credit and $47,123 was unused.

(4)	Represents the principal amount of the original notes. The original notes were issued at a price of 99.5% resulting in approximately $199,000 in gross proceeds. The $1,000 discount will accrete over the life of the notes and be amortized into interest expense.

(5)	Represents $3,649 in capital leases and $263 in mortgages.

Our parent company, NBC, has issued $77.0 million (face value) of 11% senior discount notes due March 15, 2013. NBC is a holding company and consequently does not have any income from its own operations and substantially depends upon our and our subsidiaries’ cash flow and distribution of funds to pay its obligations.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to combined fixed charges on a consolidated basis for time periods indicated:

										Six months ended
	Year ended March 31,									September 30,
	2005		2006		2007		2008		2009	2009

Ratio of earnings and fixed charges	1.7	x	1.6	x	1.5	x	1.5	x	—	1.8	x
Coverage deficiency	—		—		—		—		$(43,505)	—

Selected historical consolidated financial and other data

The following table sets forth selected historical consolidated financial and other data of Nebraska Book Company, Inc. as of and for the dates indicated. We have derived the historical consolidated statement of operations data for the fiscal years ended March 31, 2007, 2008 and 2009 and the historical consolidated balance sheet data as of March 31, 2008 and 2009 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the historical consolidated statement of operations data for the fiscal years ended March 31, 2005 and 2006 and the historical consolidated balance sheet data as of March 31, 2005, 2006 and 2007 from our audited historical consolidated financial statements that are not included in this prospectus. We have derived the historical consolidated statement of operations data for the six months ended September 30, 2008 and 2009 and the historical consolidated balance sheets as of September 30, 2008 and 2009, from our unaudited condensed consolidated financial statements, which are included elsewhere in this prospectus. In the opinion of management, the unaudited condensed financial statements include all the adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations for these periods. Results for the six months ended September 30, 2008 and 2009 are not necessarily indicative of results to be expected for the full year or any future period.

You should read the selected historical consolidated financial and other data set forth below in conjunction with, and the data is qualified with reference to, “Management’s discussion and analysis of financial condition and results of operations” and our historical consolidated financial statements and the notes thereto included elsewhere in this prospectus.

						Six months
	Fiscal year ended					ended
	March 31,					September 30,
(Dollars in thousands)	2005	2006	2007	2008	2009	2008	2009

Statement of operations data:
Revenues	$402,154	$420,108	$544,428	$581,248	$610,716	$352,136	$345,480
Cost of sales (exclusive of depreciation shown below)	240,638	250,914	332,444	354,140	371,369	219,262	213,771

Gross profit	161,516	169,194	211,984	227,108	239,347	132,874	131,709
Operating expenses:
Selling, general, and administrative expenses(1)	100,513	107,991	143,096	157,193	168,315	87,257	83,203
Closure of California Warehouse	—	—	774	(36)	—	—	—
Depreciation	4,908	4,913	5,916	7,209	7,603	3,690	4,093
Amortization	8,258	8,762	9,613	10,443	11,384	5,693	5,636
Goodwill impairment(2)	—	—	—	—	106,972	—	—

Income (loss) from operations	47,837	47,528	52,585	52,299	(54,927)	36,234	38,777
Other expenses (income):
Interest expense	25,854	29,395	33,135	33,559	32,878	15,975	19,382
Interest income	(639)	(1,275)	(1,643)	(1,332)	(427)	(180)	(43)
(Gain) loss on derivative instrument	—	(525)	225	198	102	102	—

Income (loss) before income taxes	22,622	19,933	20,868	19,874	(87,480)	20,337	19,438
Income tax expense (benefit)	9,162	7,691	8,256	7,418	7,449	8,135	7,620

Net income (loss)	$13,460	$12,242	$12,612	$12,456	$(94,929)	$12,202	$11,818

						Six months
	Fiscal year ended					ended
	March 31,					September 30,
(Dollars in thousands)	2005	2006	2007	2008	2009	2008	2009

Balance sheet data (at end of period):
Cash and cash equivalents	$31,224	$33,383	$32,983	$29,326	$44,038	$91,501	$106,085
Working capital	104,008	111,066	130,389	137,100	151,520	147,071	166,575
Total assets	627,239	645,346	695,489	702,087	608,067	809,230	709,505
Total debt, including current maturities	356,402	354,309	375,587	375,204	372,411	373,822	365,359

(1)	Includes share-based compensation of $997; $1,041; $1,289; $485 and $480 for the fiscal years ended March 31, 2007, 2008 and 2009, and the six months ended September 30, 2008 and 2009, respectively.

(2)	See Note F to our consolidated financial statements appearing elsewhere in this prospectus.

Management’s discussion and analysis of financial
condition and results of operations

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including those described in the “Risk factors” section of this prospectus. Our actual results may differ materially from those contained in any forward-looking statements.

Overview

We participate in the college bookstore industry by operating our own college bookstores, by providing used textbooks to college bookstores, by providing independent and institution-owned college bookstores with purchasing, management consulting and information and e-commerce systems services, and by distributing course materials for distance education programs. We began operations in 1915 as a single college bookstore in Lincoln, Nebraska. As of September 30, 2009, we operated 277 college bookstores on or adjacent to college campuses through which we sell a variety of new and used textbooks and general merchandise. We entered the wholesale used textbook market following World War II, when the supply of new textbooks could not meet the demand created by the return of ex-GI students. We became a national, rather than regional, wholesaler of used textbooks as a result of our purchase of The College Book Company of California. During the 1970’s, we continued our focus on the wholesale business. Upon realizing the synergies that exist between the wholesale and college bookstore operations, in the 1980’s we expanded our efforts in the college bookstore market with a new strategy. Under this new strategy, we operate bookstores on or near larger campuses, typically where the institution-owned college bookstore is contract-managed by a competitor or where we do not have a significant wholesale presence. Today, we service the college bookstore industry through our Bookstore, Textbook and Complementary Services Divisions.

Acquisitions. Our Bookstore Division continues to grow its number of bookstores through acquisitions and start-up locations. We acquired 3 bookstore locations and initiated the contract-management of 19 bookstore locations in 19 separate transactions and established the start-up of 2 bookstore locations during the fiscal year ended March 31, 2009. We acquired 10 bookstore locations in 8 transactions and added 2 start-up locations during the six months ended September 30, 2009. We believe there are attractive opportunities for us to continue to expand our chain of bookstores across the country.

Revenue Results. Consolidated revenues for the fiscal year ended March 31, 2009 increased $29.5 million, or 5.1%, from the fiscal year ended March 31, 2008. This increase is primarily attributable to growth in the Bookstore Division, including acquisition activity and start-up growth since April 1, 2007. The increase in Bookstore Division revenues was primarily attributable to the addition of 47 bookstore locations through acquisitions or start-ups since April 1, 2007. The new bookstores provided an additional $34.1 million of revenue for the fiscal year ended March 31, 2009. Same-store sales for the fiscal year ended March 31, 2009 decreased $9.0 million, or 2.1%, from the fiscal year ended March 31, 2008, primarily due to decreased new textbook and clothing and insignia wear revenues which offset a small increase in revenues from used textbooks. We define same-store sales for the fiscal year ended March 31, 2009 as sales from any store, even if expanded or relocated, that has been operated by us since the start of fiscal year 2008. Finally, revenues declined $7.5 million as a result of 14 lost contract-managed stores and store closings since April 1, 2007. Revenues increased in the Textbook Division by 5.4% as a result of price increases that were partially offset by a decrease in units sold. Revenues decreased slightly in the Complementary Services Division primarily as a result of decreased revenues from our systems and consulting businesses which was mostly offset by an increase in revenues from our e-commerce and distance education businesses. Finally, as a result of a shift in Textbook Division revenues from our own bookstores to independent bookstores (external customers), intercompany revenues and the corresponding intercompany eliminations for the fiscal year ended March 31, 2009 decreased $4.3 million from the fiscal year ended March 31, 2008.

Adjusted EBITDA Results. Consolidated Adjusted EBITDA for the fiscal year ended March 31, 2009 increased $1.1 million from the fiscal year ended March 31, 2008 (including non-cash, share-based compensation expense of $1.3 million in fiscal year 2009 and $1.0 million in fiscal year 2008, but excluding any add-back for non-recurring costs of $1.3 million attributable to a voluntary early retirement plan and severance expenses and certain legal charges in fiscal year 2009). The Adjusted EBITDA increase is attributable to an increase in Adjusted EBITDA in the Textbook Division, due to increased revenues and gross profits, as well as control of selling, general and administrative expenses. Adjusted EBITDA in the Bookstore Division was down due primarily to same-store sales being 2.1% lower combined with higher selling, general and administrative expenses. Adjusted EBITDA in the Complementary Services Division was down due primarily to lower results from our distance education business. Adjusted EBITDA is considered a non-GAAP financial measure by the SEC, and therefore you should refer to the more detailed explanation of that measure that is provided later in this section.

Goodwill Impairment. In fiscal year 2009, we recognized goodwill impairment charges of $107.0 million due to the economic downturn and changes in some variables associated with the judgments, assumptions and estimates made by us in assessing the valuation of our goodwill, including lower market multiples. This goodwill impairment charge is described in greater detail in Note F of the notes to our consolidated financial statements appearing elsewhere in this prospectus.

Critical accounting policies and estimates

Management’s discussion and analysis of financial condition and results of operations discusses our condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, we evaluate our estimates and judgments, including those related to returns, bad debts, inventory valuation and obsolescence, goodwill and intangible assets, rebate programs, income taxes, and contingencies and litigation. We base our estimates and judgments on historical experience and on various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies, among others, affect our more significant judgments and estimates used in the preparation of our condensed consolidated financial statements:

Revenue Recognition. We recognize revenue from Textbook Division sales at the time of shipment. We have established a program which, under certain conditions, enables our customers to return textbooks. We record reductions to revenue and costs of sales for the estimated impact of textbooks with return privileges which have yet to be returned to the Textbook Division. External customer returns over the past three fiscal years have ranged from approximately 23.0% to 23.5% of sales. Additional reductions to revenue and costs of sales may be required if the actual rate of returns exceeds the estimated rate of returns. Consistent with prior years, the estimated rate of returns is determined utilizing actual historical return experience. The accrual rate for customer returns at March 31, 2009 was approximately 23.3% of sales.

Bad Debts. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Consistent with prior years, in determining the adequacy of the allowance, we analyze the aging of the receivable, the customer’s financial position, historical collection experience, and other economic and industry factors. Net charge-offs over the past three fiscal years have been between $0.5 million and $1.1 million, or 0.1% to 0.2% of revenues. We have maintained an allowance for doubtful accounts between $1.0 million and $1.3 million, or 0.2% to 0.3% of revenues over the past three fiscal years. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventory Valuation and Obsolescence. Inventories are stated at the lower of cost or market. The cost of used textbook inventories is determined using the weighted-average method. Our Bookstore Division uses the retail inventory method to determine cost for new textbook and non-textbook inventories. The cost of other inventories is determined on a first-in, first-out cost method. Consistent with prior years, we account for inventory obsolescence based upon assumptions about future demand and market conditions. At March 31, 2009, used textbook inventory was subject to an obsolescence reserve of $2.4 million. For the past three fiscal years, the obsolescence reserve was between $2.0 million and $2.4 million. If actual future demand or market conditions are less favorable than those projected by us, inventory write-downs may be required. In determining inventory adjustments, we consider amounts of inventory on hand, projected demand, new editions, and industry factors.

Goodwill and Intangible Assets. The March 4, 2004 Transaction and our acquisitions of college bookstores result in the application of the acquisition method of accounting as of the acquisition date. In certain circumstances, our management performs valuations where appropriate to determine the fair value of assets acquired and liabilities assumed. The goodwill in such transactions is determined by calculating the difference between the consideration transferred and the fair value of net assets acquired. We evaluate the impairment of the carrying value of our goodwill and identifiable intangibles in accordance with applicable accounting standards, including the Intangibles—Goodwill and Other Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”) and the Property, Plant and Equipment Topic of the FASB ASC. In accordance with such standards, we evaluate impairment on goodwill and certain identifiable intangibles annually at March 31 and evaluate impairment on all intangibles whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. We are required to make certain assumptions and estimates regarding the fair value of intangible assets when assessing such assets for impairment. We evaluate goodwill at the reporting unit level and have identified our reportable segments, the Textbook Division, Bookstore Division and Complementary Services Division, as our reporting units. Our reporting units are determined based on the way management organizes the segments for making operating decisions and assessing performance. Management has organized our reporting segments based upon differences in products and services provided.

Due to the economic downturn and changes in comparable company market multiples, we determined in the first step of our goodwill impairment test conducted at March 31, 2009, that the carrying values of the Textbook and Bookstore Divisions exceeded their fair values, indicating that goodwill may be impaired. Having determined that goodwill may be impaired, we performed the second step of the goodwill impairment test which involves calculating the implied fair value of goodwill by allocating the fair value of the reporting unit to all of its assets and liabilities other than goodwill (including both recognized and unrecognized intangible assets) and comparing the residual amount to the carrying value of goodwill. As a result, we recorded an impairment charge of $107.0 million in fiscal year 2009. The carrying value of goodwill in excess of the implied fair value was $67.0 million and $40.0 million for the Textbook and Bookstore Divisions, respectively. At March 31, 2009, the date of the most recent step one test, after adjusting the carrying values for goodwill impairment, the fair value of the Textbook Division exceeded the carrying value of $213.0 million by 10.5% and the Bookstore Division fair value approximated the carrying value. Remaining goodwill assigned to the Textbook Division is $34.6 million and to the Bookstore Division is $180.8 million. We continue to monitor events and circumstances which may affect the fair values of both reporting units, including current market conditions, and we believe that both reporting units are still at risk of failing step one of the impairment test.

In the first step of our goodwill impairment test, fair value is determined using a market approach based primarily on an EBITDA multiple, and is deemed to be the most indicative of the Company’s fair value. The EBITDA multiple approach requires that we estimate a certain valuation multiple of EBITDA derived from comparable companies and apply that multiple to our latest twelve month pro forma EBITDA. We reviewed comparable company information to determine the EBITDA multiple and concluded that 7.0x was an appropriate EBITDA multiple. This total company fair value is allocated to the reporting units based upon their percentage of EBITDA. The fair value was also calculated using the income approach (discounted cash flow approach) and we concluded that it was supportive of the fair value based upon the EBITDA multiple approach. In the second step of the goodwill impairment test, we are required to estimate the fair value of reporting unit assets and liabilities, including intangible assets, to derive the fair value of the reporting unit’s goodwill. For purposes of the second test of the goodwill impairment test, we estimated the fair value of our intangible assets Tradename, Customer Relationships and Developed Technology using the relief-from-royalty market approach, excess earnings method income approach and replacement cost approach, respectively.

We are also required to make certain assumptions and estimates when assigning an initial value to covenants not to compete arising from bookstore acquisitions. Changes in the fact patterns underlying such assumptions and estimates could ultimately result in the recognition of impairment losses on intangible assets.

We monitor relevant circumstances, including industry trends, general economic conditions, and the potential impact that such circumstances might have on the valuation of our goodwill and identifiable intangibles. It is possible that changes in such circumstances, or in the numerous variables associated with the judgments, assumptions and estimates made by us in assessing the appropriate valuation of our goodwill and identifiable intangibles, including a further deterioration in the economy or debt markets or a significant delay in the expected recovery, could in the future require us to further write down a portion of our goodwill or write down a portion of our identifiable intangibles and record related non-cash impairment charges. If we were to have used a multiple of 6.5x, we would have recorded an impairment charge of approximately $124.0 million in fiscal year 2009.

Accrued Incentives. Our Textbook Division offers certain incentive programs to its customers that allow the participating customers the opportunity to earn rebates for used textbooks sold to the Textbook Division. The rebates can be redeemed in a number of ways, including to pay for freight charges on textbooks sold to the customer or to pay for certain products or services we offer through our Complementary Services Division. The customer can also use the rebates to pay for the cost of textbooks sold by the Textbook Division to the customer; however, a portion of the rebates earned by the customer are forfeited if the customer chooses to use rebates in this manner. If the customer fails to comply with the terms of the program, rebates earned during the year are forfeited. Significant judgment is required in estimating the expected level of forfeitures on rebates earned. Although we believe that our estimates of anticipated forfeitures, which have consistently been based upon historical experience, are reasonable, actual results could differ from these estimates resulting in an ultimate redemption of rebates which differs from that which is reflected in accrued incentives in the consolidated financial statements. For the past three fiscal years, actual forfeitures have ranged between 13.7% and 16.7% of rebates earned within those years. Accrued incentives at March 31, 2009 were $6.1 million, including estimated forfeitures, however, if we accrued rebates earned and unused as of March 31, 2009, assuming no forfeitures, our accrued incentives would have been $6.7 million.

Income Taxes. We account for income taxes by recording taxes payable or refundable for the current fiscal year and deferred tax assets and liabilities for future tax consequences of events that have been recognized in our condensed consolidated financial statements or the consolidated income tax returns. Significant judgment is required in determining the provision for income taxes and related accruals, deferred tax assets, and deferred tax liabilities. In the ordinary course of business, there are transactions and calculations where the ultimate tax outcome is uncertain. Additionally, the consolidated income tax returns are subject to audit by various tax authorities. Although we believe that our estimates are reasonable, actual results could differ from these estimates resulting in a final tax outcome that may be different from that which is reflected in the condensed consolidated financial statements.

Derivative Financial Instruments. We use derivative financial instruments, from time to time, to manage the risk that changes in interest rates will affect the amount of our future interest payments on our variable rate debt. If written documentation designating the derivative financial instrument as a hedge is not in place at inception of the instrument or if the critical terms of the derivative financial instrument do not match the critical terms of the variable rate debt being hedged, we would be required to recognize changes in the fair value of the portion of the derivative financial instrument not qualifying for hedge accounting immediately in earnings.

Changes in Accounting Standards. In June 2009, the FASB Codification became the single source of authoritative GAAP. The Codification did not create any additional GAAP standards but incorporated existing accounting and reporting standards into a new topical structure with a new referencing system to identify authoritative accounting standards, replacing the prior references to Statement of Financial Accounting Standards, Emerging Issues Task Force, FASB Staff Position, etc. Authoritative standards included in the Codification are designated by their topical reference, and new standards are designated as Accounting Standards Updates with a year and assigned sequence number. References to prior standards have been updated to reflect the new referencing system.

Challenges and Expectations

We expect that we will continue to face challenges and opportunities similar to those that we have faced in the recent past and, in addition, new and different challenges and opportunities given the general instability in the credit markets and in the economy. We have experienced, and we believe we will continue to experience, increasing competition for the supply of used textbooks from other companies, including other textbook wholesalers and from student-to-student transactions, increasing competition from alternative media and alternative sources of textbooks for students, competition for contract-management opportunities and other challenges. We also believe that we will continue to face challenges and opportunities related to acquisitions. Finally, we are uncertain what impact the current economy and the instability in the financial markets might have on our business. Despite these challenges, we expect that we will continue to grow EBITDA on a consolidated basis in fiscal year 2010. We also expect that our capital expenditures will remain modest for a company of our size.

Results of operations

Quarter ended September 30, 2009 compared with quarter ended September 30, 2008

Revenues. Revenues for the quarters ended September 30, 2009 and 2008 and the corresponding change in revenues were as follows:

	Quarter ended
	September 30,		Change
	2009	2008	Amount	Percentage

Bookstore Division	$224,760,736	$225,518,527	$(757,791)	(0.3)%
Textbook Division	59,034,333	62,054,071	(3,019,738)	(4.9)%
Complementary Services Division	9,447,684	9,315,656	132,028	1.4%
Intercompany Eliminations	(16,526,651)	(15,956,040)	(570,611)	3.6%

	$276,716,102	$280,932,214	$(4,216,112)	(1.5)%

The decrease in Bookstore Division revenues was attributable to a decrease in same-store sales, which was partially offset by additional revenues from acquisitions. Same-store sales for the quarter ended September 30, 2009 decreased $5.7 million, or 2.7%, from the quarter ended September 30, 2008, primarily due to decreased new textbook and clothing and insignia wear revenues. The Company defines same-store sales for the quarter ended September 30, 2009 as sales from any store, even if expanded or relocated, that has been operated by the Company since the start of fiscal year 2009. In addition, revenues declined $4.9 million for the quarter ended September 30, 2009 as a result of certain store closings since April 1, 2008. The Company has added 36 bookstore locations through acquisitions or start-ups since April 1, 2008. The new bookstores provided an additional $9.8 million of revenue for the quarter ended September 30, 2009.

For the quarter ended September 30, 2009, Textbook Division revenues decreased $3.0 million, or 4.9%, from the quarter ended September 30, 2008, due primarily to a 3.1% decrease in units sold and an increase in sales returns. Complementary Services Division revenues increased $0.1 million, or 1.4%, from the quarter ended September 30, 2008, as an increase in revenue from our distance education business was partially offset by a decrease in revenue from our consulting business. Intercompany eliminations increased $0.6 million, or 3.6%, primarily as a result of the increase in intercompany revenues in the Textbook Division.

Gross profit. Gross profit for the quarter ended September 30, 2009 decreased $0.3 million, or 0.3%, to $103.3 million from $103.6 million for the quarter ended September 30, 2008. The decrease in gross profit was primarily attributable to the decrease in revenues. The consolidated gross margin percentage increased to 37.3% for the quarter ended September 30, 2009 from 36.9% for the quarter ended September 30, 2008. The increase in our consolidated gross margin percentage is attributable to increases in the gross margin percentage for all of our divisions.

Selling, general and administrative expenses. Selling, general and administrative expenses for the quarter ended September 30, 2009 decreased $2.0 million, or 3.9%, to $49.5 million from $51.5 million for the quarter ended September 30, 2008. Selling, general and administrative expenses as a percentage of revenues were 17.9% and 18.3% for the quarters ended September 30, 2009 and 2008, respectively. The decrease in selling, general and administrative expenses is primarily attributable to a $3.6 million decrease in personnel costs and a $1.2 million decrease in advertising expenses primarily due to cost cutting measures implemented during the last quarter of fiscal year 2009. These decreases were partially offset by a $1.7 million increase in commission expense primarily due to increased sales on the internet involving third-party websites and a $0.8 million increase in rent expense primarily due to an increase in the number of stores.

Earnings (loss) before interest, taxes, depreciation, and amortization (EBITDA). EBITDA for the quarters ended September 30, 2009 and 2008 and the corresponding change in EBITDA were as follows:

	Quarter ended
	September 30,		Change
	2009	2008	Amount	Percentage

Bookstore Division	$34,108,196	$32,199,480	$1,908,716	5.9%
Textbook Division	20,711,713	20,839,508	(127,795)	(0.6)%
Complementary Services Division	718,220	414,111	304,109	73.4%
Corporate Administration	(1,796,926)	(1,402,800)	(394,126)	(28.1)%

	$53,741,203	$52,050,299	$1,690,904	3.2%

Bookstore Division EBITDA increased $1.9 million, or 5.9%, from the quarter ended September 30, 2008, primarily due to a decrease in selling, general and administrative expenses and an increase in gross profit. The $0.1 million, or 0.6%, decrease in Textbook Division EBITDA from the quarter ended September 30, 2008, was primarily due to the previously mentioned decrease in revenues, which was partially offset by a decrease in selling, general and administrative expenses. Complementary Services Division EBITDA increased $0.3 million from the quarter ended September 30, 2008, primarily due to improved results in the distance education business. Corporate Administration’s EBITDA loss increased $0.4 million from the quarter ended September 30, 2008, primarily due to an increase in selling, general and administrative expenses, which included a $0.2 million increase in professional services.

EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA is EBITDA adjusted for goodwill impairment. There was no goodwill impairment in the quarters ended September 30, 2009 and 2008; therefore, Adjusted EBITDA equals EBITDA for those quarters. As we are highly leveraged and as our equity is not publicly-traded, management believes that the non-GAAP measures, EBITDA and Adjusted EBITDA, are useful in evaluating our results and provide additional information for determining our ability to meet debt service requirements. That belief is driven by the consistent use of the measures in the computations used to establish the value of our equity over the past 15 years and the fact that our debt covenants also use those measures, as further described in Note 4, Long-Term Debt, to the condensed consolidated financial statements appearing elsewhere in this prospectus to measure and monitor our financial results. Due to the importance of EBITDA and Adjusted EBITDA to our equity and debt holders, our chief operating decision makers and other members of management use EBITDA and Adjusted EBITDA to measure our overall performance, to assist in resource allocation decision-making, to develop our budget goals, to determine incentive compensation goals and payments, and to manage other expenditures among other uses.

Adjusted EBITDA is defined in the ABL Credit Agreement as: (1) consolidated net income, as defined therein:, plus (2) the following items, to the extent deducted from consolidated net income: (a) income tax expense; (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness; (c) depreciation and amortization expense; (d) amortization of intangibles and organization costs; (e) any non-cash extraordinary, unusual or non-recurring expenses or losses; (f) any other non-cash charges; and (g) charges incurred on or prior to September 30, 2010 in connection with the restricted stock plan not to exceed $5.0 million in the aggregate; minus (3) the following items, to the extent included in the statement of net income for such period; (i) interest income; (ii) any extraordinary, unusual or non-recurring income or gains; and (iii) any other non-cash income. Adjusted EBITDA is similarly defined in the indentures to the Senior Subordinated Notes and the Senior Secured Notes except that charges incurred in connection with the restricted stock plan are not added back to consolidated net income. Adjusted EBITDA is utilized when calculating the pro forma fixed charge coverage ratio under the ABL Credit Agreement and the pro forma consolidated coverage ratio under the indentures to the Senior Subordinated Notes and the Senior Secured Notes. See Note 4, Long-Term Debt, to the condensed consolidated financial statements appearing elsewhere in this prospectus for disclosure of certain of our financial covenants.

There are material limitations associated with the use of EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net cash flows from operating activities or net income as determined by accounting principles generally accepted in the United States of America (“GAAP”). Furthermore, EBITDA and Adjusted EBITDA do not necessarily indicate whether cash flows will be sufficient for cash requirements because the measures do not include reductions for cash payments for our obligation to service our debt, fund our working capital, make capital expenditures and make acquisitions or pay our income taxes and dividends; nor is it a measure of our profitability because it does not include costs and expenses identified below. We believe EBITDA and Adjusted EBITDA when viewed with both our GAAP results and the reconciliations to operating cash flows and consolidated net income before income taxes provides a more complete understanding of our business than could otherwise be obtained absent this disclosure. Items excluded from EBITDA and Adjusted EBITDA, such as interest, taxes, depreciation, amortization, and goodwill impairment, are significant components in understanding and assessing our financial performance. EBITDA and Adjusted EBITDA measures presented may not be comparable to similarly titled measures presented by other registrants. See Note 7, Segment Information, to the condensed consolidated financial statements appearing elsewhere in this prospectus for a reconciliation of EBITDA to consolidated net income before income taxes.

The following presentation reconciles EBITDA with net cash flows from operating activities and also sets forth net cash flows from investing and financing activities as presented in the condensed consolidated statements of cash flows:

	Quarter ended
	September 30,
	2009	2008

EBITDA	$53,741,203	$52,050,299
Adjustments to reconcile EBITDA to net cash flows from operating activities:
Share-based compensation	236,092	233,138
Interest income	26,897	179,720
Provision for losses (recoveries) on receivables	55,847	(15,380)
Cash paid for interest	(12,550,820)	(12,194,186)
Cash received (paid) for income taxes	1,833,852	(431,398)
Loss on disposal of assets	73,753	36,035
Change in due to parent	65,000	53,000
Changes in operating assets and liabilities, net of effect of acquisitions(1)	69,315,625	86,028,004

Net Cash Flows from Operating Activities	$112,797,449	$125,939,232

Net Cash Flows from Investing Activities	$(2,929,694)	$(4,691,577)

Net Cash Flows from Financing Activities	$(15,839,819)	$(42,139,734)

(1)	Changes in operating assets and liabilities, net of effect of acquisitions, include the changes in the balances of receivables, inventories, prepaid expenses and other current assets, other assets, accounts payable, accrued employee compensation and benefits, accrued incentives, accrued expenses, deferred revenue, and other long-term liabilities.

Depreciation expense. Depreciation expense for the quarter ended September 30, 2009 increased $0.2 million, or 10.6%, to $2.0 million from $1.8 million for the quarter ended September 30, 2008, due primarily to additional bookstores.

Amortization expense. Amortization expense for the quarter ended September 30, 2009 decreased $0.1 million, or 2.3%, to $2.8 million from $2.9 million for the quarter ended September 30, 2008, primarily due to a decrease in amortization of non-compete agreements associated with bookstore acquisitions.

Interest expense, net. Interest expense, net for the quarter ended September 30, 2009 increased $1.8 million to $9.6 million from $7.8 million for the quarter ended September 30, 2008, primarily due to a $1.4 million increase in interest on the term loan mainly due to higher variable interest rates and a $0.5 million increase in amortization of additional prepaid loan costs related to the refinancing of the Term Loan and Revolving Credit Facility in February 2009. These increases were partially offset by a $0.3 million decline in interest on our revolving credit facility due to lower outstanding indebtedness.

Income taxes. Income tax expense for the quarter ended September 30, 2009 decreased $0.4 million, or 2.6%, to $15.4 million from $15.8 million for the quarter ended September 30, 2008. Our effective tax rate for the quarters ended September 30, 2009 and 2008 was 39.2% and 40.0%, respectively. Our effective tax rate differs from the statutory tax rate primarily as a result of state income taxes.

Six months ended September 30, 2009 compared with six months ended September 30, 2008

Revenues. Revenues for the six months ended September 30, 2009 and 2008 and the corresponding change in revenues were as follows:

	Six months ended September 30,		Change
	2009	2008	Amount	Percentage

Bookstore Division	$270,214,737	$271,989,690	$(1,774,953)	(0.7)%
Textbook Division	84,518,323	89,083,251	(4,564,928)	(5.1)%
Complementary Services Division	17,421,223	17,751,649	(330,426)	(1.9)%
Intercompany Eliminations	(26,674,308)	(26,688,350)	14,042	(0.1)%

	$345,479,975	$352,136,240	$(6,656,265)	(1.9)%

The decrease in Bookstore Division revenues was attributable to a decrease in same-store sales, which was partially offset by additional revenues from acquisitions. Same-store sales for the six months ended September 30, 2009 decreased $8.5 million, or 3.3%, from the six months ended September 30, 2008, primarily due to decreased new textbook revenues and to small decreases in clothing and insignia wear and used textbook revenues. We define same-store sales for the six months ended September 30, 2009 as sales from any store, even if expanded or relocated, that has been operated by us since the start of fiscal year 2009. In addition, revenues declined $5.6 million as a result of certain store closings since April 1, 2008. We have added 36 bookstore locations through acquisitions or start-ups since April 1, 2008. The new bookstores provided an additional $12.3 million of revenue for the six months ended September 30, 2009.

For the six months ended September 30, 2009, Textbook Division revenues decreased $4.6 million, or 5.1%, from the six months ended September 30, 2008, due primarily to a 4.5% decrease in units sold, which was partially offset by a 0.5% increase in average price per book sold. Complementary Services Division revenues decreased $0.3 million, or 1.9%, from the six months ended September 30, 2008, as a decrease in revenue in our consulting business was partially offset by an increase in revenue from our distance education business. Intercompany eliminations were comparable for the six months ended September 30, 2009 and 2008.

Gross profit. Gross profit for the six months ended September 30, 2009 decreased $1.2 million, or 0.9%, to $131.7 million from $132.9 million for the six months ended September 30, 2008. The decrease in gross profit was primarily attributable to the decrease in revenues. The consolidated gross margin percentage increased to 38.1% for the six months ended September 30, 2009 from 37.7% for the six months ended September 30, 2008. The increase in our consolidated gross margin percentage is primarily attributable to increases in the gross margin percentage for all of our divisions.

Selling, general and administrative expenses. Selling, general and administrative expenses for the six months ended September 30, 2009 decreased $4.1 million, or 4.6%, to $83.2 million from $87.3 million for the six months ended September 30, 2008. Selling, general and administrative expenses as a percentage of revenues were 24.1% and 24.8% for the six months ended September 30, 2009 and 2008, respectively. The decrease in selling, general and administrative expenses is primarily attributable to a $4.8 million decrease in personnel costs and a $2.1 million decrease in advertising and travel expenses, which were primarily due to cost cutting measures implemented during the last quarter of fiscal year 2009. These decreases were partially offset by a $1.8 million increase in commission expense, primarily due to an increase in sales on the internet involving third-party websites and a $1.2 million increase in rent expense, primarily due to an increase in the number of stores.

Earnings (loss) before interest, taxes, depreciation, and amortization (EBITDA). EBITDA for the six months ended September 30, 2009 and 2008 and the corresponding change in EBITDA were as follows:

	Six months ended
	September 30,		Change
	2009	2008	Amount	Percentage

Bookstore Division	$28,608,052	$25,767,928	$2,840,124	11.0%
Textbook Division	25,871,073	25,823,747	47,326	0.2%
Complementary Services Division	1,112,945	724,280	388,665	53.7%
Intercompany Eliminations	(7,085,792)	(6,699,079)	(386,713)	(5.8)%

	$48,506,278	$45,616,876	$2,889,402	6.3%

Bookstore Division EBITDA increased $2.8 million, or 11.0%, from the six months ended September 30, 2008, primarily due to a decrease in selling, general and administrative expenses. The slight increase in Textbook Division EBITDA from the six months ended September 30, 2008 was primarily due to a decrease in selling, general and administrative expenses. Complementary Services Division EBITDA increased $0.4 million from the six months ended September 30, 2008, primarily due to improved results in our distance education and e-commerce businesses, which was partially offset by lower results in our consulting business. Corporate Administration’s EBITDA loss increased slightly from the six months ended September 30, 2008, primarily due to an increase in professional services.

EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA is EBITDA adjusted for goodwill impairment. There was no goodwill impairment in the six months ended September 30, 2009 and 2008; therefore, Adjusted EBITDA equals EBITDA for those periods. As we are highly leveraged and as our equity is not publicly-traded, management believes that the non-GAAP measures, EBITDA and Adjusted EBITDA, are useful in evaluating our results and provide additional information for determining our ability to meet debt service requirements. That belief is driven by the consistent use of the measures in the computations used to establish the value of our equity over the past 15 years and the fact that our debt covenants also use those measures, as further described in Note 4, Long-Term Debt, to the condensed consolidated financial statements appearing elsewhere in this prospectus to measure and monitor our financial results. Due to the importance of EBITDA and Adjusted EBITDA to our equity and debt holders, our chief operating decision makers and other members of management use EBITDA and Adjusted EBITDA to measure our overall performance, to assist in resource allocation decision-making, to develop our budget goals, to determine incentive compensation goals and payments, and to manage other expenditures among other uses.

Adjusted EBITDA is defined in the ABL Credit Agreement as: (1) consolidated net income, as defined therein:, plus (2) the following items, to the extent deducted from consolidated net income: (a) income tax expense; (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness; (c) depreciation and amortization expense; (d) amortization of intangibles and organization costs; (e) any non-cash extraordinary, unusual or non-recurring expenses or losses; (f) any other non-cash charges; and (g) charges incurred on or prior to September 30, 2010 in connection with the restricted stock plan not to exceed $5.0 million in the aggregate; minus

(3) the following items, to the extent included in the statement of net income for such period; (i) interest income; (ii) any extraordinary, unusual or non-recurring income or gains; and (iii) any other non-cash income. Adjusted EBITDA is similarly defined in the indentures to the Senior Subordinated Notes and the Senior Secured Notes except that charges incurred in connection with the restricted stock plan are not added back to consolidated net income. Adjusted EBITDA is utilized when calculating the pro forma fixed charge coverage ratio under the ABL Credit Agreement and the pro forma consolidated coverage ratio under the indentures to the Senior Subordinated Notes and the Senior Secured Notes. See Note 4, Long-Term Debt, to the condensed consolidated financial statements appearing elsewhere in this prospectus for disclosure of certain of our financial covenants.

There are material limitations associated with the use of EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net cash flows from operating activities or net income as determined by accounting principles generally accepted in the United States of America (“GAAP”). Furthermore, EBITDA and Adjusted EBITDA do not necessarily indicate whether cash flows will be sufficient for cash requirements because the measures do not include reductions for cash payments for our obligation to service our debt, fund our working capital, make capital expenditures and make acquisitions or pay our income taxes and dividends; nor is it a measure of our profitability because it does not include costs and expenses identified below. We believe EBITDA and Adjusted EBITDA when viewed with both our GAAP results and the reconciliations to operating cash flows and consolidated net income before income taxes provides a more complete understanding of our business than could otherwise be obtained absent this disclosure. Items excluded from EBITDA and Adjusted EBITDA, such as interest, taxes, depreciation, amortization, and goodwill impairment, are significant components in understanding and assessing our financial performance. EBITDA and Adjusted EBITDA measures presented may not be comparable to similarly titled measures presented by other registrants. See Note 7, Segment Information, to the condensed consolidated financial statements appearing elsewhere in this prospectus for a reconciliation of EBITDA to consolidated net income before income taxes.

The following presentation reconciles EBITDA with net cash flows from operating activities and also sets forth net cash flows from investing and financing activities as presented in the condensed consolidated statements of cash flows:

	Six months ended September 30,
	2009	2008

EBITDA	$48,506,278	$45,616,876
Adjustments to reconcile EBITDA to net cash flows from operating activities:
Share-based compensation	479,741	485,432
Interest income	43,697	179,720
Provision for losses on receivables	133,629	14,150
Cash paid for interest	(17,359,745)	(14,966,649)
Cash received (paid) for income taxes	1,304,327	(1,931,833)
Loss on disposal of assets	118,143	61,833
Change in due to parent	(1,338,000)	(1,351,000)
Changes in operating assets and liabilities, net of effect of acquisitions(1)	45,383,157	48,115,592

Net Cash Flows from Operating Activities	$77,271,227	$76,224,121

Net Cash Flows from Investing Activities	$(5,074,342)	$(9,788,238)

Net Cash Flows from Financing Activities	$(10,150,840)	$(4,261,499)

(1)	Changes in operating assets and liabilities, net of effect of acquisitions, include the changes in the balances of receivables, inventories, prepaid expenses and other current assets, other assets, accounts payable, accrued employee compensation and benefits, accrued incentives, accrued expenses, deferred revenue, and other long-term liabilities.

Depreciation expense. Depreciation expense for the six months ended September 30, 2009 increased $0.4 million, or 10.9%, to $4.1 million from $3.7 million for the six months ended September 30, 2008, due primarily to additional bookstores.

Amortization expense. Amortization expense for the six months ended September 30, 2009 decreased by $0.1 million, or 1.0%, to $5.6 million from $5.7 million for the six months ended September 30, 2008, primarily due to a decrease in amortization of non-compete agreements associated with bookstore acquisitions, which was mostly offset by an increase in contract-managed acquisition costs primarily associated with bookstore acquisitions and contract-management renewals and an increase in amortization of software development costs capitalized.

Interest expense, net. Interest expense, net for the six months ended September 30, 2009 increased $3.4 million to $19.3 million from $15.9 million for the six months ended September 30, 2008, primarily due to a $2.9 million increase in interest on the existing term loan mainly due to higher variable interest rates and a $1.1 million increase in amortization of additional prepaid loan costs related to the refinancing of the existing credit facility in February 2009. These increases were partially offset by a $0.6 million decline in interest on our existing revolving credit facility due to lower outstanding indebtedness.

Income taxes. Income tax expense for the six months ended September 30, 2009 decreased $0.5 million, or 6.3%, to $7.6 million from $8.1 million for the six months ended September 30, 2008. Our effective tax rate for the six months ended September 30, 2009 and 2008 was 39.2%

and 40.0%, respectively. Our effective tax rate differs from the statutory tax rate primarily as a result of state income taxes.

Fiscal year ended March 31, 2009 compared with fiscal year ended March 31, 2008

Revenues. Revenues for the fiscal years ended March 31, 2009 and 2008 and the corresponding change in revenues were as follows:

	Fiscal year ended March 31,		Change
	2009	2008	Amount	Percentage

Bookstore Division	$472,038,009	$454,374,873	$17,663,136	3.9%
Textbook Division	147,287,779	139,685,035	7,602,744	5.4%
Complementary Services Division	34,233,883	34,372,223	(138,340)	(0.4)%
Intercompany Eliminations	(42,843,490)	(47,184,345)	4,340,855	(9.2)%

	$610,716,181	$581,247,786	$29,468,395	5.1%

For the fiscal year ended March 31, 2009, Bookstore Division revenues increased $17.7 million, or 3.9%, from the fiscal year ended March 31, 2008. The increase in Bookstore Division revenues was primarily attributable to the addition of 47 bookstore locations through acquisitions or start-ups since April 1, 2007. The new bookstores provided an additional $34.1 million of revenue for the fiscal year ended March 31, 2009. Same-store sales for the fiscal year ended March 31, 2009 decreased $9.0 million, or 2.1%, from the fiscal year ended March 31, 2008, primarily due to decreased new textbook and clothing and insignia wear revenues which offset a small increase in revenues from used textbooks. We define same-store sales for the fiscal year ended March 31, 2009 as sales from any store, even if expanded or relocated, that has been operated by us since the start of fiscal year 2008. Finally, revenues declined $7.5 million as a result of 14 lost contract-managed stores and store closings since April 1, 2007.

For the fiscal year ended March 31, 2009, Textbook Division revenues increased $7.6 million, or 5.4%, from the fiscal year ended March 31, 2008, due primarily to an approximate 6.7% increase in the average price per book sold, which was offset in part by an approximate 1.7% decrease in units sold. Complementary Services Division revenues decreased slightly from the year ended March 31, 2008, as decreases in the systems and consulting businesses were mostly offset by an increase in revenue from our e-commerce and distance education businesses. Primarily as a result of a shift in Textbook Division revenues from our own bookstores to independent bookstores (external customers), intercompany revenues and the corresponding intercompany eliminations for the fiscal year ended March 31, 2009 decreased $4.3 million from the fiscal year ended March 31, 2008.

Gross profit. Gross profit for the fiscal year ended March 31, 2009 increased $12.2 million, or 5.4%, to $239.3 million from $227.1 million for the fiscal year ended March 31, 2008. The increase in gross profit was primarily attributable to the increase in revenues, as the consolidated gross margin percentage increased only slightly to 39.2% for the fiscal year ended March 31, 2009 from 39.1% for the fiscal year ended March 31, 2008. The increase in consolidated gross margin percentage is primarily attributable to improved margins in the Textbook Division offset by slightly lower gross margins in the Bookstore Division.

Selling, general and administrative expenses. Selling, general and administrative expenses for the fiscal year ended March 31, 2009 increased $11.1 million, or 7.1%, to $168.3 million from $157.2 million for the fiscal year ended March 31, 2008. Selling, general and administrative expenses as a percentage of revenues were 27.6% and 27.0% for the fiscal years ended March 31, 2009 and 2008, respectively. The increase in selling, general and administrative expenses includes a $4.9 million increase in personnel costs and a $3.6 million increase in rent which is primarily attributable to our continued growth in the Bookstore Division. The increase in personnel costs was partially due to approximately $1.1 million in personnel costs resulting from a voluntary early retirement plan and severance expenses in fiscal year 2009. Commission and shipping expenses also increased $0.9 million and $0.7 million, respectively, primarily due to increased Bookstore Division sales on the internet involving third-party websites. Also included in the increase was $0.2 million in legal expenses related to the February 2009 refinancing.

Earnings (loss) before interest, taxes, depreciation, amortization, and goodwill impairment (Adjusted EBITDA). Adjusted EBITDA for the fiscal years ended March 31, 2009 and 2008 and the corresponding change in Adjusted EBITDA were as follows:

	Fiscal year ended March 31,		Change
	2009	2008	Amount	Percentage

Bookstore Division	$44,029,528	$45,941,624	$(1,912,096)	(4.2)%
Textbook Division	39,009,073	33,731,382	5,277,691	15.6%
Complementary Services Division	1,320,700	1,558,414	(237,714)	(15.3)%
Corporate Administration	(13,326,971)	(11,280,477)	(2,046,494)	(18.1)%

	$71,032,330	$69,950,943	$1,081,387	1.5%

Bookstore Division Adjusted EBITDA decreased $1.9 million, or 4.2%, as increased revenues were offset by a slightly lower gross profit percentage and slightly higher selling, general and administrative expenses as a percentage of revenues. The $5.3 million, or 15.6%, increase in Textbook Division Adjusted EBITDA was primarily due to the previously mentioned increase in revenues and gross profits, as well as control of selling, general and administrative expenses. Complementary Services Division Adjusted EBITDA decreased $0.2 million, or 15.3%, primarily due to lower results in our systems and distance education businesses which was partially offset by improved results in our e-commerce business. Corporate Administration’s Adjusted EBITDA loss increased $2.0 million primarily due to $1.1 million in current year costs associated with the voluntary early retirement plan and severance, and legal expenses related to the February 2009 refinancing.

EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA is EBITDA adjusted for goodwill impairment. There was no goodwill impairment in fiscal year 2008; therefore, Adjusted EBITDA equals EBITDA for that year. As we are highly leveraged and as our equity is not publicly-traded, management believes that the non-GAAP measures, EBITDA and Adjusted EBITDA, are useful in evaluating our results and provide additional information for determining our ability to meet debt service requirements. That belief is driven by the consistent use of the measures in the computations used to establish the value of our equity over the past 15 years and the fact that our debt covenants also use those measures, as further described in Note H, Long-Term Debt, to the consolidated financial statements appearing elsewhere in this prospectus to measure and monitor our financial results. Due to the importance of EBITDA and Adjusted EBITDA to our equity and debt holders, our chief operating decision makers and other members of management use EBITDA and Adjusted EBITDA to measure our overall performance, to assist in resource allocation decision-making, to develop our budget goals, to determine incentive compensation goals and payments, and to manage other expenditures among other uses.

Adjusted EBITDA is defined in the ABL Credit Agreement as: (1) consolidated net income, as defined therein:, plus (2) the following items, to the extent deducted from consolidated net income: (a) income tax expense; (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness; (c) depreciation and amortization expense; (d) amortization of intangibles and organization costs; (e) any non-cash extraordinary, unusual or non-recurring expenses or losses; (f) any other non-cash charges; and (g) charges incurred on or prior to September 30, 2010 in connection with the restricted stock plan not to exceed $5.0 million in the aggregate; minus (3) the following items, to the extent included in the statement of net income for such period; (i) interest income; (ii) any extraordinary, unusual or non-recurring income or gains; and (iii) any other non-cash income. Adjusted EBITDA is similarly defined in the indentures to the Senior Subordinated Notes and the Senior Secured Notes except that charges incurred in connection with the restricted stock plan are not added back to consolidated net income. Adjusted EBITDA is utilized when calculating the pro forma fixed charge coverage ratio under the ABL Credit Agreement and the pro forma consolidated coverage ratio under the indentures to the Senior Subordinated Notes and the Senior Secured Notes. See Note H, Long-Term Debt, to the consolidated financial statements appearing elsewhere in this prospectus for disclosure of certain of our financial covenants.

There are material limitations associated with the use of EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net cash flows from operating activities or net income as determined by accounting principles generally accepted in the United States of America (“GAAP”). Furthermore, EBITDA and Adjusted EBITDA do not necessarily indicate whether cash flows will be sufficient for cash requirements because the measures do not include reductions for cash payments for our obligation to service our debt, fund our working capital, make capital expenditures and make acquisitions or pay our income taxes and dividends; nor is it a measure of our profitability because it does not include costs and expenses identified below. We believe EBITDA and Adjusted EBITDA when viewed with both our GAAP results and the reconciliations to operating cash flows and consolidated net income before income taxes provides a more complete understanding of our business than could otherwise be obtained absent this disclosure. Items excluded from EBITDA and Adjusted EBITDA, such as interest, taxes, depreciation, amortization, and goodwill impairment, are significant components in understanding and assessing our financial performance. EBITDA and Adjusted EBITDA measures presented may not be comparable to similarly titled measures presented by other registrants. See Note P, Segment Information, to the consolidated financial statements appearing elsewhere in this prospectus for a reconciliation of EBITDA to consolidated net income before income taxes.

The following presentation reconciles Adjusted EBITDA with net cash flows from operating activities and also sets forth net cash flows from investing and financing activities as presented in our consolidated statements of cash flows appearing elsewhere in this prospectus:

	Fiscal year ended
	March 31,
	2009	2008

Adjusted EBITDA(1)	$71,032,330	$69,950,943
Adjustments to reconcile Adjusted EBITDA to net cash flows from operating activities:
Share-based compensation	1,288,543	1,040,599
Interest income	426,536	1,332,497
Provision for losses on receivables	1,366,979	468,007
Cash paid for interest	(30,653,694)	(31,755,319)
Cash paid for income taxes	(9,930,165)	(13,030,853)
Loss on disposal of assets	124,871	284,891
Change in due to parent	(3,160,038)	(236,872)
Changes in operating assets and liabilities, net of effect of acquisitions(2)	1,170,551	(7,190,132)

Net cash flows from operating activities	$31,665,913	$20,863,761

Net cash flows from investing activities	$(14,898,403)	$(22,179,160)

Net cash flows from financing activities	$(2,055,498)	$(2,341,021)

(1)	March 31, 2009 Adjusted EBITDA includes an adjustment for goodwill impairment. There was no goodwill impairment in fiscal year 2008; therefore, Adjusted EBITDA equals EBITDA for fiscal year 2008.

(2)	Changes in operating assets and liabilities, net of effect of acquisitions, include the changes in the balances of receivables, inventories, prepaid expenses and other current assets, other assets, accounts payable, accrued employee compensation and benefits, accrued incentives, accrued expenses, deferred revenue, and other long-term liabilities.

Depreciation expense. Depreciation expense for the fiscal year ended March 31, 2009 increased $0.4 million, or 5.5%, to $7.6 million from $7.2 million for the fiscal year ended March 31, 2008, due primarily to growth in the Bookstore Division (including new bookstores added since April 1, 2007 and bookstore remodeling projects).

Amortization expense. Amortization expense for the fiscal year ended March 31, 2009 increased $1.0 million, or 9.0%, to $11.4 million from $10.4 million for the fiscal year ended March 31, 2008, due in part to a $0.4 million increase in amortization of covenant not to compete agreements arising from bookstore acquisitions, $0.3 million increase in amortization of contract-managed acquisition costs primarily associated with contract-managed bookstore acquisitions/renewals occurring since April 1, 2007 and $0.2 million of amortization of certain contractual rights associated with a September 1, 2007 agreement with a third-party software company.

Goodwill impairment. During the fourth quarter of 2009, we recognized a non-cash charge of $107.0 million related to the impairment of goodwill. The impairment, which was determined during our 2009 annual impairment testing of goodwill, is due to the economic downturn and changes in some variables associated with the judgments, assumptions and estimates made by us in assessing the valuation of our goodwill, including lower market multiples. This goodwill impairment charge is described in greater detail in Note F of the notes to our consolidated financial statements appearing elsewhere in this prospectus. No impairment charge was recorded for the year ended March 31, 2008.

Interest expense, net. Interest expense, net for the fiscal year ended March 31, 2009 increased $0.2 million, or 0.4%, to $32.6 million from $32.4 million for the fiscal year ended March 31, 2008, due primarily to a $0.9 million decline in interest income as a result of lower interest rates on invested funds, which was offset by a $0.7 million decrease in our existing term loan interest expense as a result of lower variable interest rates.

Income taxes. Income tax expense for the fiscal year ended March 31, 2009 was comparable to fiscal year ended March 31, 2008 at $7.4 million. Our effective tax rate for the fiscal years ended March 31, 2009 and 2008 was 8.5% and 37.3%, respectively. Our effective tax rate for fiscal year 2009 differs from the statutory tax rate primarily as a result of a pre-tax earnings charge for non-deductible goodwill impairment. Excluding the impact of the goodwill impairment charge, which was all attributed to non-deductible goodwill and as such is treated as a permanent difference for income tax purposes, our effective tax rate would have been 38.2% for the fiscal year ended March 31, 2009 as compared to 37.3% for the fiscal year ended March 31, 2008. The lower effective tax rate in fiscal year 2008 is due primarily to the recognition of certain state income tax benefits in connection with a state tax incentive program.

Fiscal year ended March 31, 2008 compared with fiscal year ended March 31, 2007

Revenues. Revenues for the fiscal years ended March 31, 2008 and 2007 and the corresponding change in revenues were as follows:

	Fiscal year ended March 31,		Change
	2008	2007	Amount	Percentage

Bookstore Division	$454,374,873	$418,476,613	$35,898,260	8.6%
Textbook Division	139,685,035	135,798,392	3,886,643	2.9%
Complementary Services Division	34,372,223	32,215,306	2,156,917	6.7%
Intercompany Eliminations	(47,184,345)	(42,062,347)	(5,121,998)	12.2%

	$581,247,786	$544,427,964	$36,819,822	6.8%

The increase in Bookstore Division revenues was primarily attributable to the addition of 143 bookstore locations through acquisitions or start-ups since April 1, 2006 and improved same-store sales. The new bookstores (which include the impact of bookstores acquired on or after April 1, 2006 and subsequently closed) provided an additional $24.8 million of revenue for the fiscal year ended March 31, 2008. Same-store sales for the fiscal year ended March 31, 2008 increased $12.1 million, or 4.0%, from the fiscal year ended March 31, 2007, primarily due to increased used textbook and clothing and insignia wear revenues. We define same-store sales for the fiscal year ended March 31, 2008 as sales from any store, even if expanded or relocated, that has been operated by us since the start of fiscal year 2007. Finally, revenues declined $1.0 million as a result of certain store closings (excluding the impact of bookstores acquired on or after April 1, 2006 which were subsequently closed) since April 1, 2006.

For the fiscal year ended March 31, 2008, Textbook Division revenues increased 2.9% from the fiscal year ended March 31, 2007 due primarily to an approximate 5.2% increase in the average price per book sold and lower returns that was partially offset by an approximate 3.6% decrease in units sold. Complementary Services Division revenues increased primarily due to strong results in the distance education business. As a result of our growth in the Bookstore Division, intercompany revenues and the corresponding intercompany eliminations for the fiscal year ended March 31, 2008 increased $4.8 million and $0.3 million in the Textbook and Complementary Services Divisions, respectively, from the fiscal year ended March 31, 2007.

Gross profit. Gross profit for the fiscal year ended March 31, 2008 increased $15.1 million, or 7.1%, to $227.1 million from $212.0 million for the fiscal year ended March 31, 2007. The increase in gross profit was primarily attributable to the increase in revenues, as the consolidated gross margin percentage increased slightly to 39.1% for the fiscal year ended March 31, 2008 from 38.9% for the fiscal year ended March 31, 2007. The increase in consolidated gross margin percentage is primarily attributable to an increase in revenues coming from higher margin used textbooks in the Bookstore Division and to overall improvement in gross margin from the bookstores acquired in the CBA transaction.

Selling, general and administrative expense. Selling, general and administrative expenses for the fiscal year ended March 31, 2008 increased $14.1 million, or 9.9%, to $157.2 million from $143.1 million for the fiscal year ended March 31, 2007. Selling, general and administrative expenses as a percentage of revenues were 27.0% and 26.3% for the fiscal years ended March 31, 2008 and 2007, respectively. The increase in selling, general and administrative expenses, which includes a $4.3 million increase in commission expense, a $3.1 million increase in rent, a $2.5 million increase in shipping expense and a $2.0 million increase in personnel costs, is primarily attributable to our continued growth in the Bookstore Division. The increased commission and shipping expenses were primarily due to increased Bookstore Division sales on the internet involving third-party websites.

Closure of California warehouse expenses. Closure of California warehouse expenses are attributable to costs associated with the October 27, 2006 closure of our California warehouse facility, including one-time termination benefits, costs to terminate contracts and costs of consolidation/relocation. Payments of one-time termination benefits extended through April of 2008 and were slightly lower than the remaining accrual for such benefits at March 31, 2007, resulting in an adjustment to the accrual during fiscal year 2008.

Earnings (loss) before interest, taxes, depreciation, and amortization (EBITDA). EBITDA for the fiscal years ended March 31, 2008 and 2007 and the corresponding change in EBITDA were as follows:

	Fiscal year ended March 31,		Change
	2008	2007	Amount	Percentage

Bookstore Division	$45,941,624	$44,511,202	$1,430,422	3.2%
Textbook Division	33,731,382	32,210,010	1,521,372	4.7%
Complementary Services Division	1,558,414	2,716,144	(1,157,730)	(42.6)%
Corporate Administration	(11,280,477)	(11,323,483)	43,006	0.4%

	$69,950,943	$68,113,873	$1,837,070	2.7%

The increase in Bookstore Division EBITDA was primarily due to the previously mentioned increase in revenues and gross profit offset partially by increased selling, general and administrative expenses. The increase in Textbook Division EBITDA was primarily due to the previously mentioned increase in revenues, as well as solid control of expenses and $0.8 million of expenses incurred in the fiscal year ended March 31, 2007 associated with the closure of our California warehouse. The decrease in Complementary Services Division EBITDA was primarily due to lower results in our systems businesses. Corporate Administration’s EBITDA loss was flat in comparison to the prior fiscal year.

EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA is EBITDA adjusted for goodwill impairment. There was no goodwill impairment in fiscal years 2008 or 2007; therefore, Adjusted EBITDA equals EBITDA for those years. As we are highly leveraged and as our equity is not publicly-traded, management believes that the non-GAAP measures, EBITDA and Adjusted EBITDA, are useful in evaluating our results and provide additional information for determining our ability to meet debt service requirements. That belief is driven by the consistent use of the measures in the computations used to establish the value of our equity over the past 15 years and the fact that our debt covenants also use those measures, as further described in Note H, Long-Term Debt, to the consolidated financial statements appearing elsewhere in this prospectus to measure and monitor our financial results. Due to the importance of EBITDA and Adjusted EBITDA to our equity and debt holders, our chief operating decision makers and other members of management use EBITDA and Adjusted EBITDA to measure our overall performance, to assist in resource allocation decision-making, to develop our budget goals, to determine incentive compensation goals and payments, and to manage other expenditures among other uses.

Adjusted EBITDA is defined in the ABL Credit Agreement as: (1) consolidated net income, as defined therein:, plus (2) the following items, to the extent deducted from consolidated net income: (a) income tax expense; (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness; (c) depreciation and amortization expense; (d) amortization of intangibles and organization costs; (e) any non-cash extraordinary, unusual or non-recurring expenses or losses; (f) any other non-cash charges; and (g) charges incurred on or prior to September 30, 2010 in connection with the restricted stock plan not to exceed $5.0 million in the aggregate; minus (3) the following items, to the extent included in the statement of net income for such period; (i) interest income; (ii) any extraordinary, unusual or non-recurring income or gains; and (iii) any other non-cash income. Adjusted EBITDA is similarly defined in the indentures to the Senior Subordinated Notes and the Senior Secured Notes except that charges incurred in connection with the restricted stock plan are not added back to consolidated net income. Adjusted EBITDA is utilized when calculating the pro forma fixed charge coverage ratio under the ABL Credit Agreement and the pro forma consolidated coverage ratio under the indentures to the Senior Subordinated Notes and the Senior Secured Notes. See Note H, Long-Term Debt, to the consolidated financial statements appearing elsewhere in this prospectus for disclosure of certain of our financial covenants.

There are material limitations associated with the use of EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net cash flows from operating activities or net income as determined by accounting principles generally accepted in the United States of America (“GAAP”). Furthermore, EBITDA and Adjusted EBITDA do not necessarily indicate whether cash flows will be sufficient for cash requirements because the measures do not include reductions for cash payments for our obligation to service our debt, fund our working capital, make capital expenditures and make acquisitions or pay our income taxes and dividends; nor is it a measure of our profitability because it does not include costs and expenses identified below. We believe EBITDA and Adjusted EBITDA when viewed with both our GAAP results and the reconciliations to operating cash flows and consolidated net income before income taxes provides a more complete understanding of our business than could otherwise be obtained absent this disclosure. Items excluded from EBITDA and Adjusted EBITDA, such as interest, taxes, depreciation, amortization, and goodwill impairment, are significant components in understanding and assessing our financial performance. EBITDA and Adjusted EBITDA measures presented may not be comparable to similarly titled measures presented by other registrants. See Note P, Segment Information, to the consolidated financial statements appearing elsewhere in this prospectus for a reconciliation of EBITDA to consolidated net income before income taxes.

The following presentation reconciles EBITDA with net cash flows from operating activities and also sets forth net cash flows from investing and financing activities as presented in the consolidated statements of cash flows:

	Fiscal year ended
	March 31,
	2008	2007

EBITDA	$69,950,943	$68,113,873
Adjustments to reconcile EBITDA to net cash flows from operating activities:
Share-based compensation	1,040,599	996,957
Interest income	1,332,497	1,643,598
Provision for losses on receivables	468,007	834,442
Cash paid for interest	(31,755,319)	(31,388,513)
Cash paid for income taxes	(13,030,853)	(6,551,344)
(Gain) loss on disposal of assets	284,891	(575)
Tax expense due to parent	(236,872)	(83,597)
Changes in operating assets and liabilities, net of effect of acquisitions(1)	(7,190,132)	(6,132,260)

Net cash flows from operating activities	$20,863,761	$27,432,581

Net cash flows from investing activities	$(22,179,160)	$(32,808,754)

Net cash flows from financing activities	$(2,341,021)	$4,976,327

(1)	Changes in operating assets and liabilities, net of effect of acquisitions, includes the changes in the balances of receivables, Inventories, prepaid expenses and other current assets, other assets, accounts payable, accrued employee compensation and benefits, accrued incentives, accrued expenses, deferred revenue, and other long-term liabilities.

Depreciation expense. Depreciation expense for the fiscal year ended March 31, 2008 increased $1.3 million, or 21.9%, to $7.2 million from $5.9 million for the fiscal year ended March 31, 2007, due primarily to growth in the Bookstore Division (including new bookstores added since April 1, 2006, a new capital lease, and bookstore remodeling projects).

Amortization expense. Amortization expense for the fiscal year ended March 31, 2008 increased $0.8 million, or 8.6%, to $10.4 million from $9.6 million for the fiscal year ended March 31, 2007, due in part to a $0.3 million increase in amortization of contract-managed acquisition costs primarily associated with contract-managed bookstore acquisitions/renewals occurring since April 1, 2006 and $0.3 million of amortization of certain contractual rights associated with a September 1, 2007 agreement with a third-party software company.

Interest expense, net. Interest expense, net for the fiscal year ended March 31, 2008 increased $0.7 million, or 2.2%, to $32.4 million from $31.7 million for the fiscal year ended March 31, 2007, due primarily to a $0.3 million decline in interest income.

Income taxes. Income tax expense for the fiscal year ended March 31, 2008 decreased $0.9 million to $7.4 million from $8.3 million for the fiscal year ended March 31, 2007. Our effective tax rate for the fiscal years ended March 31, 2008 and 2007 was 37.3% and 39.6%, respectively. Our effective tax rate for fiscal year 2008 differs from the statutory tax rate primarily as a result of state income taxes. The lower effective tax rate in fiscal year 2008 is due primarily to the recognition of certain state income tax benefits in connection with a state tax incentive program.

Liquidity and capital resources

Financing activities. Our primary liquidity requirements are for debt service under our senior credit facility (replaced by the ABL Credit Agreement and the original notes on October 2, 2009), the senior subordinated notes and other outstanding indebtedness, for dividends to fund interest payments due at our parent company, NBC, for working capital, for income tax payments, for capital expenditures and for certain acquisitions. We have historically funded these requirements primarily through internally generated cash flows and funds borrowed under our revolving credit facility, which was replaced by the ABL Facility. At September 30, 2009, our total indebtedness was $365.4 million, consisting of a $186.5 million term loan, $175.0 million of senior subordinated notes, and $3.9 million of other indebtedness, including capital lease obligations. To provide additional financing to fund the March 4, 2004 transaction, NBC issued senior discount notes, the balance of which at September 30, 2009 was $77.0 million (face value).

Principal and interest payments under our senior credit facility (replaced by the ABL Credit Agreement and the senior secured notes as of October 2, 2009), the senior subordinated notes, and NBC’s senior discount notes represent significant liquidity requirements for us. An excess cash flow payment of $6.0 million for fiscal year ended March 31, 2009 was paid to our lenders under our senior credit facility in September 2009. There was no excess cash flow obligation for the fiscal year ended March 31, 2008.

Loans under our senior credit facility were subject to interest at floating rates based upon the borrowing option selected by us. On July 15, 2005, we entered into an interest rate swap agreement to essentially convert a portion of the variable rate term loan into debt with a fixed rate of 6.844% (4.344% plus an applicable margin as defined by our prior senior credit facility). This agreement was effective as of September 30, 2005 and expired September 30, 2008.

On October 2, 2009, in conjunction with the offering of the senior secured notes, we entered into the ABL Credit Agreement which provides for the ABL Facility. The ABL Facility is scheduled to mature on the earlier of October 2, 2012 or the date that is 91 days prior to the earliest maturity of the senior secured notes (due December 1, 2011), the senior subordinated notes (due March 15, 2012), NBC’s senior discount notes (due March 15, 2013), or any refinancing thereof. Borrowings under the ABL Facility are subject to the Eurodollar interest rate, not to be less than 1.5%, plus an applicable margin ranging from 4.25% to 4.75% or the base interest rate plus an applicable margin ranging from 3.25% to 3.75%. In addition, the applicable margin will increase 1.5% during the time periods from April 15th to June 29th and from December 1st to January 29th of each year. There also is a commitment fee ranging from 0.75% or 1.0% for the daily average unused amount.

The senior secured notes will require semi-annual interest payments at a fixed rate of 10.0% and mature December 1, 2011. The senior subordinated notes require semi-annual interest payments at a fixed rate of 8.625% and mature on March 15, 2012. The senior discount notes require semi-annual cash interest payments which began on September 15, 2008 at a fixed rate of 11.0% and mature on March 15, 2013.

We file a consolidated federal income tax return with our parent company, NBC, and follow a policy of recording income taxes equal to that which would have been incurred had we filed a separate return. We are responsible for remitting tax payments and collecting tax refunds for the consolidated group. The $1.3 million increase in the due to parent balance for the six months ended September 30, 2009 represents the current period tax savings resulting from operating losses generated by NBC from which we derive the benefit through reduced tax payments on the consolidated return.

In July 2007, a bookstore location was relocated, the new property lease for which has been classified as a capital lease. This lease expires in fiscal year 2018 and contains two five-year options to renew. The capital lease obligation and corresponding property recorded at inception of the lease totaled $2.2 million. In November 2006, two bookstore locations were acquired, the property leases for which have been classified as capital leases. These leases expire in fiscal year 2012 and contain multiple options to renew every five years. The capital lease obligations and corresponding property recorded at inception of the leases totaled $1.1 million.

Covenant Restrictions. We have a substantial level of indebtedness. Our debt agreements impose significant financial restrictions, which could prevent us from incurring additional indebtedness and taking certain other actions and could result in all amounts outstanding being declared due and payable if we are not in compliance with such restrictions. Under our ABL Facility, if availability, as defined in that agreement, is less than the greater of 20% of the total revolving loan commitments and $15.0 million, we will be required to maintain a fixed charge coverage ratio of at least 1.10x measured for the last twelve-month period in order to maintain access to the funds available under that Facility. In addition, the indenture governing the Senior Secured Notes restricts our ability and certain of our subsidiaries to pay dividends or make certain other payments, subject to certain exceptions, unless certain conditions are met, including (i) no default under the indenture has occurred, (ii) we and our subsidiaries maintain a consolidated coverage ratio of 2.0 to 1.0 on a pro forma basis and (iii) the amount of the dividend or payment may not exceed 50% of aggregate income from January 1, 2004 to the end of the most recent fiscal quarter plus cash proceeds received from the issuance of stock less the aggregate of payments made under this restriction. The indentures governing the Senior Subordinated Notes and Senior Discount Notes contain similar restrictions on our ability and certain of our subsidiaries and NBC and certain of its subsidiaries to pay dividends or make certain other payments. In addition, under the indentures to the Senior Subordinated Notes and the Senior Secured Notes, if there is no availability under the restricted payment calculation mentioned above, but we maintain the 2.0 to 1.0 consolidated coverage ratio on a pro forma basis, we may make dividends to NBC to meet the interest payments on the Senior Discount Notes. If we do not maintain the 2.0 to 1.0 ratio on a pro forma basis, we may still make payments, including dividends to NBC, up to $15.0 million in the aggregate. At September 30, 2009, our pro forma consolidated coverage ratio calculated under the indenture to the Senior Subordinated Notes was 2.3 to 1.0. At September 30, 2009, the amount distributable by us was $15.0 million. Such restrictions are not expected to affect our ability to meet our cash obligations for the next twelve months under the ABL Facility. As of September 30, 2009, we were in compliance with all of our debt covenants.

The Refinancing. The Refinancing included the refinancing of our existing senior secured credit facilities by issuance of the original notes and the establishment of the ABL Facility. Although our overall indebtedness did not materially increase upon consummation of the Refinancing, our liquidity requirements increased, primarily due to increased interest payment obligations. Our significant liquidity requirements consist of interest payments on the exchange notes offered hereby, interest and principal payments on the ABL Facility, working capital and capital expenditures.

Our ability to satisfy our debt obligations and to pay principal and interest on our debt, including the exchange notes, fund working capital and make anticipated capital expenditures will depend on our future performance, which is subject to general economic conditions and other factors, some of which are beyond our control. Except for our upcoming maturity of our indebtedness as described below under “Upcoming maturity dates”, we believe that our financing resources following the Refinancing together with our current and anticipated cash from operations will be adequate for the foreseeable future to make required payments of principal and interest on our debt, including the exchange notes, and fund our working capital and capital expenditure requirements. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available under the ABL Facility in an amount sufficient to enable us to service our debt, including the exchange notes, or to fund our other liquidity needs.

ABL Facility. While our ABL Facility eliminated a number of the restrictions and our obligations to comply with specified financial ratios and tests under our existing senior credit facilities, the availability of borrowings under our ABL Facility are subject to the calculation of a borrowing base, which is a function of eligible accounts receivable and inventory, up to the maximum borrowing limit of $75.0 million (less outstanding letters of credit). As of December 16, 2009, we had up to $75.0 million of total revolving credit commitments under such ABL Facility (less outstanding letters of credit and subject to a borrowing base). The calculated borrowing base as of December 16, 2009 was $71.1 million, of which $23.0 million was outstanding under revolving lines of credit, $1.0 million was outstanding under a letter of credit and $47.1 million was unused. In addition, under our ABL Facility we may in the future be subject to a fixed charge coverage ratio as availability under the ABL Facility falls below certain thresholds as is more fully described in “Description of other indebtedness—ABL Facility”.

Exchange notes offered hereby. As with the indenture governing our existing senior subordinated notes, the indenture governing our exchange notes offered hereby contains covenants that, among other things, limit our ability to incur additional indebtedness, enter into certain mergers or consolidations, incur certain liens, and engage in certain transactions with our affiliates. Under certain circumstances, we are required to make an offer to purchase our exchange notes offered hereby at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase with the proceeds of certain asset dispositions. In addition, the indenture restricts our ability and the ability of certain of our restricted subsidiaries to pay dividends or make other certain restricted payments to their respective stockholders, subject to certain exceptions, unless certain conditions are met, including that (i) no default under the indenture shall have occurred and be continuing, (ii) we shall be permitted by the indenture to incur additional indebtedness and (iii) the amount of the dividend or payment may not exceed a certain amount based on, among other things, our consolidated net income. Such restrictions are not expected to affect our ability to meet our cash obligations for the next twelve months.

Senior subordinated notes. The indenture governing our existing senior subordinated notes contains covenants that, among other things, limit our ability to incur additional indebtedness, enter into certain mergers or consolidations, incur certain liens, and engage in certain transactions with our affiliates. Under certain circumstances, we are required to make an offer to purchase our senior subordinated notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase with the proceeds of certain asset dispositions. In addition, the indenture restricts our ability and the ability of certain of our restricted subsidiaries to pay dividends or make other certain restricted payments to their respective stockholders, subject to certain exceptions, unless certain conditions are met, including that (i) no default under the indenture shall have occurred and be continuing, (ii) we shall be permitted by the indenture to incur additional indebtedness and (iii) the amount of the dividend or payment may not exceed a certain amount based on, among other things, our consolidated net income. Such restrictions are not expected to affect our ability to meet our cash obligations for the next twelve months. The indenture governing NBC’s senior discount notes contains similar restrictions on NBC’s ability and the ability of certain of its subsidiaries to pay dividends or make certain other payments to its respective stockholders.

Upcoming maturity dates. After giving effect to the Refinancing, our three tranches of debt (the notes offered hereby, the ABL Facility and our existing senior subordinated notes) each will mature within a period of six months. The ABL Facility will mature 91 days prior to the earliest maturity of the exchange notes offered hereby, our existing senior subordinated notes (which mature on March 15, 2012), NBC’s senior discount notes (which mature on March 15, 2013), or any refinancing thereof. Further, NBC’s senior discount notes will mature one year after the maturity of the senior subordinated notes. As a consequence, we may be required to refinance the other tranches of debt in our capital structure, as well as NBC’s senior discount notes, in order to refinance the ABL Facility, or upon a successful refinancing of the ABL Facility, these exchange notes. Due to our highly leveraged capital structure, in the absence of a significant improvement in our credit profile and/or the financial markets, we may not be able to refinance our indebtedness, or NBC may not be able to refinance its indebtedness, on terms acceptable to us or our parent company.

Investing cash flows. Our capital expenditures were $8.0 million, $7.3 million and $6.5 million for the fiscal years ended March 31, 2009, 2008 and 2007, respectively declining over such years largely as a result of decreased acquisition activity. Capital expenditures consist primarily of leasehold improvements and furnishings for new bookstores, bookstore renovations, computer upgrades and miscellaneous warehouse improvements. Our ability to make capital expenditures was subject to certain restrictions under our senior credit facility, which has been replaced by the ABL Facility, including an annual limitation on capital expenditures made in the ordinary course of business. The ABL Credit Agreement does not have a limitation on capital expenditures other than as part of the fixed charge coverage ratio. Our capital expenditures were $2.6 million and $4.1 million for the six months ended September 30, 2009 and 2008, respectively. We expect capital expenditures to be between $5.0 million and $7.0 million for fiscal year 2010.

Business acquisition and contract-management renewal expenditures were $6.3 million, $14.7 million and $25.9 million for the fiscal years ended March 31, 2009, 2008 and 2007, respectively. During the fiscal year ended March 31, 2009, 22 bookstore locations were acquired in 19 separate transactions (19 of which were contract-managed locations). During the fiscal year ended March 31, 2008, 20 bookstore locations were acquired in 14 separate transactions (10 of which were contract-managed locations). During the fiscal year ended March 31, 2007, we acquired 118 bookstore locations in 17 separate transactions (110 of which were contract-managed locations), including the acquisition of CBA’s 101 bookstore locations for $18.8 million (net of cash acquired) on May 1, 2006. Our ability to make acquisition expenditures is subject to certain restrictions under the ABL Credit Agreement. Business acquisition and contract-management renewal expenditures were $2.3 million and $5.4 million for the six months ended September 30, 2009 and 2008, respectively. During the six months ended September 30, 2009, 10 bookstore locations were acquired in 8 separate transactions (all of which were contract-managed locations). During the six months ended September 30, 2008, 16 bookstore locations were acquired in 13 separate transactions (13 of which were contract-managed locations).

During the fiscal years ended March 31, 2009, 2008 and 2007, we capitalized $0.6 million, $0.3 million and $0.7 million, respectively, in software development costs associated with new software products and enhancements to existing software products. During the six months ended September 30, 2009 and 2008, we capitalized $0.3 million in software development costs associated with new software products and enhancements to existing software products.

Effective September 1, 2007, we entered into an agreement whereby we agreed to pay $1.7 million over a period of thirty-six months to a software company in return for certain rights related to that company’s products that are designed to enhance web-based sales. This other identifiable intangible is being amortized on a straight-line basis over the thirty-six month base term of the agreement. The asset and corresponding liability were recorded based upon the present value of the future payments assuming an imputed interest rate of 6.7%, resulting in a discount of $0.1 million which will be recorded as interest expense over the base term of the agreement utilizing the effective interest method of accounting.

In addition to the previously mentioned business acquisition and contract-management renewal expenditures, the contract-managed acquisition costs during the fiscal year ended March 31, 2009 included $0.2 million of unpaid consideration. The purchase price of one of the bookstores during the fiscal year ended March 31, 2008 included $0.7 million of contingent consideration, which is paid to the previous owner on a monthly basis and is calculated as a percentage of revenues generated by the acquired bookstore each month. Such payments totaled $123,972 and $41,219 for the fiscal years ended March 31, 2009 and 2008, respectively.

Operating cash flows. Our principal sources of cash to fund our future operating liquidity needs will be cash from operating activities and borrowings under the ABL Facility, which replaced our revolving credit facility. Usage of our ABL Facility to meet our liquidity needs fluctuates throughout the fiscal year due to our distinct buying and selling periods, increasing substantially at the end of each college semester (May and December). For the fiscal year ended March 31, 2009, weighted-average borrowings under our prior revolving credit facility approximated $16.9 million, with actual borrowings ranging from a low of no borrowings to a high of $49.5 million. Net cash flows from operating activities for the fiscal year ended March 31, 2009 were $31.7 million, up $10.8 million from $20.9 million for the fiscal year ended March 31, 2008. The increase in net cash flows from operating activities is due primarily to a $9.5 million decrease in payments for inventories and a decrease of $3.1 million in income taxes paid during the fiscal year ended March 31, 2009. Net cash flows from operating activities for the fiscal year ended March 31, 2008 were $20.9 million, a decrease of $6.5 million from $27.4 million for the fiscal year ended March 31, 2007. The decrease in net cash flows from operations was due primarily to a $6.5 million increase in income taxes paid during the fiscal ended March 31, 2008. Fluctuations in certain balances, including receivables and accounts payable, were due in part to the impact of CBA (acquired on May 1, 2006).

Net cash flows provided by operating activities for the six months ended September 30, 2009 were $77.3 million, up $1.1 million from $76.2 million for the six months ended September 30, 2008.

As of September 30, 2009, we had $106.1 million in cash and cash equivalents, which included $95.0 million of treasury notes, available to help fund working capital requirements. The ABL Credit Agreement allows investments in (1) certain short-term securities issued by, or unconditionally guaranteed by, the federal government, (2) certain short-term deposits in banks that have combined capital and surplus of not less than $500 million, (3) certain short-term commercial paper of issuers rated at least A-1 by Standard & Poor’s or P-1 by Moody’s, (4) certain money market funds which invest exclusively in assets otherwise allowable by the ABL Credit Agreement and (5) certain other similar short-term investments. Although we invest in compliance with our credit agreement and generally seek to minimize the risk associated with investments by investing in investment grade, highly liquid securities, we cannot give assurances that the cash equivalents in our investment portfolio will not lose value or become impaired in the future.

Sources of and needs for capital. As of September 30, 2009, we could borrow up to $65.0 million under our prior revolving credit facility. Amounts available under our revolving credit facility were permitted to be used for working capital and general corporate purposes (including up to $10.0 million for letters of credit), subject to certain limitations under our prior senior credit facility.

On October 2, 2009, in conjunction with the completion of the offering of the original notes, we entered into the ABL Credit Agreement which provides for the ABL Facility. Although our overall indebtedness did not materially increase upon consummation of the Refinancing, our liquidity requirements have increased, primarily due to increased interest payment obligations. After giving effect to the Refinancing, our three principal tranches of debt (the original notes, the ABL Facility and the senior subordinated notes) each will mature within a period of six months of each other. The ABL Facility will mature on the earlier of October 2, 2012 or the date that is 91 days prior to the earliest maturity of the $200.0 million original notes (which mature on December 1, 2011), the $175.0 million Senior subordinated notes (which mature on March 15, 2012), NBC’s $77.0 million senior discount notes (which mature on March 15, 2013), or any refinancing thereof. As a consequence, we may be required to refinance the other tranches of debt in our capital structure as well as NBC’s senior discount notes, in order to refinance the ABL Facility. Due to our highly leveraged capital structure, in the absence of a significant improvement in our credit profile and/or the financial markets, we may not be able to refinance our indebtedness, or NBC may not be able to refinance its indebtedness, on terms acceptable to us or our parent company. Assuming the Refinancing had occurred as of September 30, 2009, maturities of the long-term debt would have been $51,568 for less than 1 year, $375,121,268 for 2-3 years, $90,205 for 4-5 years and $0 after 5 years, and interest obligations would have adjusted accordingly.

Our ability to satisfy our debt obligations and to pay principal and interest on our debt, fund working capital and make anticipated capital expenditures will depend on our future performance, which is subject to general economic conditions and other factors, some of which are beyond our control. We believe that funds generated from operations, existing cash, and borrowings under the ABL Facility will be sufficient to finance our current operations, cash interest requirements, income tax payments, planned capital expenditures, dividends to NBC, and internal growth for the foreseeable future. Future acquisitions, if any, may require additional debt or equity financing. As noted previously, we also cannot give assurance that we will generate sufficient cash flow from operations or that future borrowings will be available under the ABL Facility in an amount sufficient to enable us to service our debt or to fund our liquidity needs.

Off-balance sheet arrangements. As of September 30, 2009, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual obligations and commercial commitments. The following tables present aggregated information as of March 31, 2009 regarding our contractual obligations and commercial commitments:

		Payments due by period
		Less than			After
Contractual obligations	Total	1 year	2-3 years	4-5 years	5 years

Long-term debt(1)	$368,363,179	$6,917,451	$361,322,726	$123,002	$—
Interest on long-term debt(2)	73,678,595	32,660,697	41,005,407	12,491	—
Capital lease obligations	4,047,350	748,692	1,507,043	740,429	1,051,186
Interest on capital lease obligations	1,139,623	310,778	432,131	238,465	158,249
Operating leases	84,472,000	19,471,000	28,611,000	16,609,000	19,781,000
Uncertain tax position liabilities	—	—	—	—	—
Unconditional purchase obligations	—	—	—	—	—

Total	$531,700,747	$60,108,618	$432,878,307	$17,723,387	$20,990,435

		Amount of commitment expiration per period
Other commercial	Total amounts	Less than			Over
commitments	committed	1 year	2-3 years	4-5 years	5 years

Unused line of credit(3)	$65,000,000	$—	$65,000,000	$—	$—

(1)	Assuming the Refinancing had occurred as of September 30, 2009, maturities of the long-term debt would have been $51,568 for less than 1 year, $375,121,268 for 2-3 years, $90,205 for 4-5 years and $0 after 5 years, and interest obligations would have adjusted accordingly.

(2)	Interest on the variable rate debt is estimated based upon implied forward rates in the yield curve at March 31, 2009.

(3)	Interest is not estimated on the line of credit due to uncertainty surrounding the timing and extent of usage of the line of credit.

We have recorded other long-term liabilities of $5.3 million, which consist primarily of payments related to the restricted stock plan of $3.2 million, which shares vest September 30, 2010; deferred payments related to acquisitions of $1.0 million; certain lease related liabilities of $0.6 million to appropriately recognize rent expense over the rental term; and deferred compensation of $0.4 million, which are excluded from the preceding table primarily because we cannot reasonably estimate the timing of the long-term payments.

Transactions with related and certain other parties. In accordance with our debt covenants, we declared and paid $8.5 million in dividends to NBC during the fiscal year ended March 31, 2009 to provide funding for interest due and payable on NBC’s $77.0 million (face value) 11% senior discount notes. There were no dividends declared or paid to NBC in fiscal years 2008 or 2007. During the six months ended September 30, 2009 and 2008, we declared and paid $4.2 million in dividends to NBC to provide funding for interest due and payable on NBC’s senior discount notes.

In conjunction with our existing senior secured credit facilities amendment on February 3, 2009, NBC entered into a stock subscription agreement with NBC Holdings Corp., NBC’s parent, pursuant to which NBC Holdings Corp. purchased 10,000 shares of a newly created series of NBC preferred stock, par value $0.01 per share, for a price of $1,000 per share, for an aggregate purchase price of $10.0 million. As a result of the stock subscription agreement, we received a $10.0 million capital contribution from NBC.

We file a consolidated federal income tax return with our parent company, NBC, and follow a policy of recording income taxes equal to that which would have been incurred had we filed a separate return. We are responsible for remitting tax payments and collecting tax refunds for the consolidated group. The due to parent balance, totaling $21.5 million and $18.3 million at September 30, 2009 and 2008, respectively, represents the cumulative tax savings resulting from operating losses generated by NBC from which we derive the benefit through reduced tax payments on the consolidated return.

Recent accounting pronouncements

In October 2009, the FASB issued Accounting Standards Update 2009-13, Revenue Recognition (Topic 605)—Multiple Deliverable Arrangements (formerly EITF Issue No. 09-03) (“Update 2009-13”). Update 2009-13 addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. The update addresses how to separate deliverables and how to measure and allocate arrangement considerations to one or more units of account. Update 2009-13 becomes effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. An entity may elect to adopt the standard on a retrospective basis. We expect to apply this standard on a prospective basis beginning April 1, 2011. Management has not yet determined if the update will have a material impact on the consolidated financial statements.

In October 2009, the FASB issued Accounting Standards Update 2009-14, Software (Topic 985)—Certain Revenue Arrangements That Include Software Elements (formerly EITF Issue No. 08-01) (“Update 2009-14”). Update 2009-14 clarifies what guidance should be used in allocating and measuring revenue for vendors that sell or lease tangible products in an arrangement that contains software that is more than incidental to the tangible product as a whole. The amendments in this update do not affect software revenue arrangements that do not include tangible products nor do they affect software revenue arrangements that include services if the software is essential to the functionality of those services. Update 2009-14 becomes effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. An entity may elect to adopt the standard on a retrospective basis. We expect to apply this standard on a prospective basis beginning April 1, 2011. Management has determined that the update will not have a material impact on the consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update 2009-05, Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value (formerly SFAS No. 157) (“Update 2009-05”). Update 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure the fair value of such liability using one or more of the techniques prescribed by the update. We adopted Update 2009-05 in the third quarter of fiscal 2010. The standard is not expected to have a material impact on our consolidated financial statements.

In May 2009, FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”) codified in FASB ASC Topic 855. SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This Statement became effective for us in fiscal year 2010 and did not have a material impact on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (an amendment of FASB Statement No. 133) (“SFAS No. 161”) codified in FASB ASC Topic 815. SFAS No. 161 requires entities to provide enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under FASB Statement No. 133, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This Statement became effective for us in fiscal year 2010. Our latest interest rate swap agreement expired on September 30, 2008; however, our current disclosure format will need to be expanded (particularly as it relates to the specific components of gains and losses on derivative instruments) if we use derivative instruments in the future.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS No. 141 (revised 2007)”) codified in FASB ASC Topic 805 and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS No. 160”) codified in FASB ASC Topic 810. SFAS No. 141 (revised 2007) establishes principles and requirements for how an acquirer recognizes and measures the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. In addition, SFAS No. 141 (revised 2007) requires that direct costs associated with an acquisition be expensed as incurred. SFAS No. 141 (revised 2007) has been subsequently amended by FASB Staff Position No. 141(R)-1 to amend the initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest (minority interest) in a subsidiary and for the deconsolidation of a subsidiary. Included in SFAS No. 160 is the requirement that noncontrolling interests be reported in the equity section of the balance sheet. These Statements became effective for us in fiscal year 2010 and did not have a material impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”) codified in FASB ASC Topic 820, which we adopted on April 1, 2008 except for the provisions that become effective in fiscal year 2010 as described below. This Statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The Statement has been subsequently amended by FASB Staff Position No.’s 157-1 and 157-2 to exclude lease classification or measurement (except in certain instances) from the scope of SFAS No. 157 and to defer the effective date of SFAS No. 157 for most nonfinancial assets and nonfinancial liabilities. This Statement, as it pertains to most nonfinancial assets and nonfinancial liabilities, became effective for us in fiscal year 2010. The remaining provisions of SFAS No. 157 did not have a material impact on our consolidated financial statements.

Seasonality

Our Textbook and Bookstore Divisions experience two distinct selling periods and the Textbook Division experiences two distinct buying periods. The peak selling periods for the Textbook Division occur prior to the beginning of each college semester in July/August and November/December. The buying periods for the Textbook Division occur at the end of each college semester in late December and May. The primary selling periods for the Bookstore Division are in August/September and January. In fiscal 2009, approximately 46% of our annual revenues were earned in the second fiscal quarter (July-September), while approximately 31% of our annual revenues were earned in the fourth fiscal quarter (January-March). Accordingly, our working capital requirements fluctuate throughout the year, increasing substantially at the end of each college semester, in May and December, as a result of the buying periods. We fund our working capital requirements primarily through existing cash and a revolving credit facility, which historically has been repaid with cash provided from operations.

Impact of inflation

Our results of operations and financial condition are presented based upon historical costs. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, we believe that the effects of inflation, if any, on our results of operations and financial condition have not been material. However, we cannot assure you that during a period of significant inflation, our results of operations will not be adversely affected.

Market risk/financial instruments

For the period ended September 30, 2009, our primary market risk exposure was fluctuation in variable interest rates. Of the $365.4 million in total indebtedness outstanding at September 30, 2009, approximately $186.5 million was subject to fluctuations in the Eurodollar interest rate. Exposure to interest rate fluctuations was managed by maintaining fixed interest rate debt (primarily the senior subordinated notes); and, historically, by entering into interest rate swap agreements that qualified as cash flow hedging instruments to convert certain variable rate debt into fixed rate debt. On July 15, 2005, we entered into an interest rate swap agreement, which became effective on September 30, 2005 and expired on September 30, 2008. On October 2, 2009, the variable rate debt under the term loan was paid in full and we issued the original notes, which mature December 1, 2011.

At September 30, 2009, cash equivalents included $95.0 million in treasury notes with a weighted-average interest rate of 0.1% and weighted-average contractual term of 69 days. Due to the short-term nature of the treasury notes, fair market value is considered to approximate carrying value at September 30, 2009.

At September 30, 2009, the estimated fair value for the variable rate debt was considered to approximate carrying value due to the repayment of the term loan on October 2, 2009.

Certain quantitative market risk disclosures have changed since March 31, 2009 as a result of market fluctuations, movement in interest rates and principal payments. The table below presents summarized market risk information. The weighted-average variable rates are based on implied forward rates in the yield curve as of the date presented.

	September 30,	March 31,
	2009	2009

Carrying Values:
Instruments entered into for purposes other than trading:
Cash equivalents (treasury notes)	$94,981,222	$4,999,319
Fixed rate debt	$178,911,987	$179,334,183
Variable rate debt	186,447,085	193,076,346

Fair Values:
Instruments entered into for purposes other than trading:
Cash equivalents (treasury notes)	$94,981,222	$4,999,319
Fixed rate debt	$154,589,000	$90,367,000
Variable rate debt	186,447,085	160,253,000

Overall Weighted-Average Interest Rates:
Cash equivalents (treasury notes)	0.10%	0.07%
Fixed rate debt	8.63%	8.63%
Variable rate debt	9.25%	9.25%

Business

As of September 30, 2009, we operated 277 college bookstores on or adjacent to college campuses through which we sell a variety of new and used textbooks and general merchandise. We believe we are also one of the largest wholesale distributors of used college textbooks in North America, offering over 91,000 textbook titles and selling approximately 6.5 million books annually, primarily to campuses located in the United States. We are also a provider of distance education materials to students in nontraditional courses, which include correspondence and corporate education courses. Furthermore, we provide the college bookstore industry with a variety of services including proprietary information and e-commerce systems, buying programs, and consulting services. With origins dating to 1915 as a single bookstore operation, we have built a consistent reputation for excellence in order fulfillment, shipping performance and customer service.

We entered the wholesale used textbook market following World War II, when the supply of new textbooks could not meet the demand created by the return of ex-GI students. We became a national, rather than a regional, wholesaler of used textbooks as a result of our purchase of The College Book Company of California. During the 1970’s, we continued our focus on the wholesale business. However, realizing the synergies that exist between wholesale operations and college bookstore operations, in the 1980’s, we expanded our efforts in the college bookstore market to primarily operate bookstores on or near larger campuses, typically where the institution-owned college bookstore was contract-managed by a competitor or where we did not have a significant wholesale presence. In the last several fiscal years, we have revised our college bookstore strategy to expand our efforts in the contract-management of institutional bookstores. Today, we service the college bookstore industry through our Bookstore, Textbook and Complementary Services Divisions.

Bookstore Division. College bookstores are a primary outlet for sales of new and used textbooks to students. In addition, we sell a variety of other merchandise including apparel, general books, sundries, and gift items. As of September 30, 2009, we operated 277 college bookstores on or adjacent to college campuses. Of these 277 bookstores, 145 were leased from the educational institution that they served (also referred to as contract-managed) and 132 were owned or leased off-campus bookstores. On May 1, 2006, we acquired 101 college bookstore locations, 98 of which were contract-managed, through the acquisition of all of the outstanding stock of CBA. CBA began providing contract-management services to small- to medium-sized colleges and universities nationwide in 1984.

Our college bookstores are located at college campuses of all sizes, including some of the nation’s largest campuses, such as: Miami-Dade College; Arizona State University; Ohio State University; University of Florida; Michigan State University; Texas A&M University; University of Central Florida; Pennsylvania State University; University of Michigan; Florida State University; and University of Arizona. In addition to generating profits, our Bookstore Division provides an exclusive source of used textbooks for sale across our wholesale distribution network.

Textbook Division. We believe we are one of the largest wholesale distributors of used college textbooks in North America. Our Textbook Division consists primarily of selling used textbooks to college bookstores, buying them back from students or college bookstores at the end of each school semester and then reselling them to college bookstores. We purchase used textbooks from and resell them to college bookstores at college campuses of all sizes, including many of the nation’s largest campuses, such as: University of Virginia; Oregon State University; University of Texas; University of Illinois; University of Washington; University of Southern California; and

Long Beach State University. Historically, Textbook Division sales have been determined primarily by the amount of used textbooks that we could purchase. This occurs because the demand for used textbooks has consistently outpaced supply. Our strong relationships with the management of college bookstores nationwide have provided important access to valuable market information regarding the campus-by-campus supply and demand of textbooks, as well as an ability to procure large quantities of a wide variety of textbooks. We provide an internally-developed Buyer’s Guide to our Textbook Division customers. This guide lists details such as author, new copy retail price, and our repurchase price for over 52,000 textbook titles.

Complementary Services Division. With our acquisition of Specialty Books in May 1997, we entered the distance education market, which consists of providing education materials to students in private high schools, nontraditional college and other courses (such as correspondence courses, continuing and corporate education courses and courses offered through electronic media such as the internet).

Other services offered to college bookstores include the sale of computer hardware and software, such as our turnkey bookstore management software that incorporates point of sale, inventory control and accounting modules, and related maintenance contracts. We have installed our proprietary total store management system at approximately 920 college bookstore locations, and we have an installed base of over 170 college bookstore locations for our textbook management control systems. In total, including our own bookstores, approximately 1,100 college bookstore locations use our bookstore management software products.

On July 1, 2003, we acquired all of the outstanding shares of common stock of TheCampusHub.com, Inc. (“CampusHub”), an entity affiliated with us through common ownership. CampusHub is no longer separately incorporated and is instead accounted for as a division within our Complementary Services Division segment. CampusHub provides college bookstores with a way to sell in-store inventory and virtual brand name merchandise over the internet utilizing technology originally developed by us. This technology is utilized at approximately 640 bookstores. In January 1998, we acquired Connect 2 One (formerly Collegiate Stores Corporation), a centralized buying service for approximately 770 college bookstores across the United States. Through the enhanced purchasing power of such a large group of bookstores, participating bookstores are able to purchase certain general merchandise at lower prices than those that would be paid by the bookstores individually. Bookstores participating in Connect 2 One’s (“C2O”) programs also provide us with another potential source of used textbooks. We also provide consulting and store design services to assist college bookstores in store presentation and layout.

Business Strategy

Our objective is to strengthen our position as a leading provider of products and services to the college bookstore market, thereby increasing revenue and cash flow. In order to accomplish our goal, we intend to pursue the following strategies:

Capitalize on college bookstore opportunities. We intend to increase revenues for our Bookstore Division by opening, acquiring or contract-managing additional bookstores at selected college campuses. We estimate that there are over 600 privately owned off-campus bookstores in operation (not including our off-campus bookstores) and over 1,300 on-campus contract-managed bookstores operated by our competitors. We also intend to increase revenues for our Bookstore Division by offering additional specialty products and services at our existing bookstores and pursuing revenue growth over the internet involving our bookstores own websites as well as third-party websites.

Enhance growth in the Textbook Division. We expect the Textbook Division to continue to be a primary contributor of revenues and cash flows, primarily as a result of an expected increase in college enrollments and continued utilization of used textbooks; as well as through the expansion of our own Bookstore Division, which should provide an additional supply of used textbooks. Additionally, our commission structure rewards customers who make a long-term commitment to supplying us with a large portion of their textbooks, and we continue to change and enhance our marketing campaign to increase student awareness of the benefits of buying and selling used textbooks.

Increased market penetration through technology. We intend to continue generating incremental revenue through the sale of our turnkey bookstore management software that incorporates point of sale, inventory control and accounting modules. The installation of such software, along with e-commerce technology offered through CampusHub, a division within the Complementary Services Division, also increases the channels through which we can access the college and university market.

Expansion of other services programs. We intend to continue to develop and provide other services that enhance the college bookstore business, such as distance education distribution, our centralized buying group, store design consulting and other technology-related programs.

Industry Overview

Based on recent industry trade data from the National Association of College Stores, we believe the college bookstore industry will remain strong, with approximately 4,500 college stores generating annual sales of approximately $9.8 billion in the 2006-07 and 2007-08 academic years to college students and other consumers in the United States. Sales of textbooks and other education materials used for classroom instruction comprise approximately sixty-five percent of that amount. We expect this market will continue to grow as a result of continuing increases in Fall enrollment at U.S. colleges as estimated by the U.S. Department of Education. The United States Department of Education projects that total enrollment in United States colleges will increase from 18.2 million in 2008 to 19.0 million in 2012.

We consider ourselves well positioned to capitalize on these opportunities because of our leading market position, our strong customer relationships, our broad product and service offerings and our superior order fulfillment capabilities. These factors have also contributed to our strong, stable growth. The following chart illustrates our consistent revenue growth over the last 12 fiscal years, even during economic downturns, resulting in a compound annual growth rate of approximately 10.7%.

College bookstore market. College bookstores generally fall into three categories:

(i)	institutional—bookstores that are primarily owned and operated by institutions of higher learning;

(ii)	contract-managed—bookstores owned by institutions of higher learning and managed by outside, private companies, typically found on-campus; and

(iii)	independent stores—privately owned and operated bookstores, generally located off campus.

Wholesale textbook market. We believe that used textbooks will continue to be attractive to both students and college bookstores. Used textbooks provide students with a lower-cost alternative to new textbooks and bookstores typically achieve higher margins through the sale of used rather than new textbooks.

The pricing pattern of textbook publishing accounts for a large part of the growth of the used book market. Because of copyright restrictions, each new textbook is produced by only one publisher, which is free to set the new copy retail price and discount terms to bookstores. Based on our experience, publishers generally offer new textbooks at prices that enable college bookstores to achieve a gross margin of 23.0% to 25.0% on new textbooks. Historically, the high retail costs of new textbooks and the higher margins achieved by bookstores on the sale of used textbooks have encouraged the growth of the market for used textbooks.

The used textbook cycle begins with new textbook publishers, who purposely plan obsolescence into the publication of new textbooks. Generally, new editions of textbooks are produced every two to four years. In the first year of a new edition, there are few used copies of a new edition available. In the second and third years, used textbooks become increasingly available. Simultaneously, publishers begin to plan an updated edition. In years four and beyond, at the end of the average life cycle of a particular edition, as publishers cut back on original production, used textbooks generally represent a majority (in unit terms) of the particular edition in use. While the length of the cycle varies by title (and sometimes is indefinite, as certain titles are never updated), the basic supply/demand progression remains fairly consistent.

College bookstores begin to place orders with used textbook wholesalers once professors determine which books will be required for their upcoming courses, usually by the end of May for the fall semester and the end of November for the spring semester. Bookstore operators must first determine their allocation between new and used copies for a particular title but, in most cases, they will order an ample supply of used books because: (i) used book demand from students is typically strong and consistent; (ii) many operators only have access to a limited supply from wholesalers and believe that not having used book alternatives could create considerable frustration among students and with the college administration; (iii) bookstore operators earn higher margins on used books than on new books; and (iv) both new and used books are sold with return privileges, eliminating any overstock risk (excluding freight charges) to the college bookstore.

New textbook ordering usually begins in June (for the fall semester), at which time the store operator augments its expected used book supply by ordering new books. By this time, publishers typically will have just implemented their annual price increases. These regular price increases allow us and our competitors to buy used textbooks based on old list prices (in May) and to almost simultaneously sell them based on new higher prices, thereby creating an immediate margin increase.

While price is an important factor in the store operator’s purchasing decision, available supply, as well as service, usually determines with which used textbook wholesaler a college bookstore will develop a strong relationship. Used textbook wholesalers that are able to significantly service a college bookstore account typically receive preferential treatment from store operators, both in selling and in buying used textbooks. Pure exclusive supply arrangements in our market are rare; however, in the past nine to ten fiscal years, we have been marketing certain supply programs to the industry. These programs reward customers who make a long-term commitment to supplying us with a large portion of their books through enhanced commissions, express returns and book-buy promotion ideas and marketing materials. At the end of fiscal year 2009, over 530 bookstores were participating in these programs. Because we are usually able to sell a substantial majority of the used textbooks we are able to purchase, our ability to obtain sufficient supply is a critical factor in our success.

Products and Services

Bookstore Division. As of September 30, 2009, we operated 277 college bookstores on or adjacent to college campuses. These bookstores sell a wide variety of used and new textbooks, general books and assorted general merchandise, including apparel, sundries and gift items. Over the past three fiscal years, external customer revenues (revenues excluding intercompany revenues) of our bookstores from activities other than used and new textbook sales have been between 16.6% and 17.4% of total revenues. We have been, and intend to continue, selectively expanding our product offerings at our bookstores in order to increase sales and profitability. We have also installed, and are continually improving, software that provides e-commerce capabilities in all of our own bookstores, thereby allowing our bookstores to further expand product offerings and compete with other online textbook and general merchandise sellers. All of our bookstores sell through their own customized websites and many stores also sell textbooks and general merchandise through third-party websites that are popular among college students such as Amazon.com and Half.com.

Textbook Division. Our Textbook Division is engaged in the procurement and redistribution of used textbooks on college campuses primarily across the United States. The portion of the used textbook business that our division operates in is limited to certain stores and certain books. In general, the portion of the college bookstore market that our Textbook Division cannot access includes those contract-managed stores that are not operated by us that sell their used textbooks to affiliated companies, and institutional and independent stores, to the extent that such used textbooks are repurchased from students and are retained by the bookstore for resale without involving a wholesaler.

We publish the Buyer’s Guide, which lists over 52,000 textbooks according to author, title, new copy retail price, and our repurchase price. The Buyer’s Guide is an important part of our inventory control and book procurement system. We update and reprint the Buyer’s Guide nine times each year and make it available in both print and various electronic formats, including on our proprietary software applications. A staff of dedicated professionals gathers information from all over the country in order to make the Buyer’s Guide into what we believe to be the most comprehensive and up-to-date pricing and buying aid for college bookstores. We also maintain a database of over 178,000 titles in order to better serve our customers.

Complementary Services Division. Through Specialty Books, we have access to the market for distance education products and services. Currently, we provide students at approximately 36 colleges and private high schools with textbooks and materials for use in distance education and other education courses, and we are a provider of textbooks to nontraditional programs and students such as correspondence or corporate education students. We believe the fragmented distance education market represents an opportunity for us to leverage our fulfillment and distribution expertise in a rapidly growing sector. Beyond textbooks, we offer services and specialty course materials to the distance education marketplace. Students are provided a web portal allowing them a secure and easy-to-use method for obtaining their course materials. Over the past three fiscal years, external customer revenues of Specialty Books have been between 44.4% and 51.5% of total Complementary Services Division revenues.

Other services offered to college bookstores include services related to our turnkey bookstore management software that incorporates point of sale, inventory control and accounting modules, the sale of other software and hardware, and the related maintenance contracts. These services generate revenue and assist us in gaining access to new sources of used textbooks. We have installed our proprietary total store management system at approximately 920 college bookstore locations, and we have an installed base of over 170 college bookstore locations for our textbook management control systems. In total, including our own bookstores, approximately 1,100 college bookstore locations use our bookstore management software products. In addition, we have developed software for e-commerce capabilities. These software products allow college bookstores to launch their own e-commerce site and effectively compete against other online textbook and general merchandise sellers by offering textbooks and both traditional and non-traditional store merchandise online. Presently, there are approximately 640 stores utilizing our e-commerce technology via CampusHub. We also offer a digital delivery solution which allows a college bookstore to offer students the option of purchasing e-books via download in addition to new and used textbooks. On April 14, 2008, we announced an agreement with CourseSmart, a comprehensive supplier of digital course materials, which establishes us as CourseSmart’s preferred supplier of e-books to the college bookstore community.

Through C2O, we are able to offer a variety of products and services to participating college bookstores. C2O negotiates apparel, supplies, gifts, and general merchandise discounts and develops and executes marketing programs for its membership. C2O has evolved into a buying group with substantial purchasing clout by aggregating the purchasing power of approximately 770 participating bookstores. Other C2O marketing services include a freight savings program, a credit card processing program, a shopping bag program, and retail display allowances for magazine displays. Additionally, the C2O staff of experienced professionals consults with the management and buyers of member bookstores. Consulting services offered include strategic planning, store review, merchandise assortment planning, buyer training, and help with other operational aspects of the business. While consulting has historically represented a relatively small component of C2O’s business, it is nonetheless strategically important to the ongoing success of this aspect of our business.

We also provide consulting and store design services designed to assist college bookstores in store presentation and layout.

Business Description

Bookstore Division. An important aspect of our business strategy is a program designed to reach new customers through the opening of bookstores adjacent to college campuses or the contract-management of stores on campus. In addition to generating sales of new and used textbooks and general merchandise, these outlets enhance our Textbook Division by increasing the inventory of used books purchased from the campus.

A desirable campus for a company-operated, off-campus college bookstore is one on which our Textbook Division does not currently buy or sell used textbooks either because a competitor contract-manages the college’s bookstore or the college bookstore does not have a strong relationship with us. We generally will not open a location on a campus where we already have a strong relationship with the college bookstore because some college bookstores may view having a competing location as a conflict of interest. A desirable campus for contract-management is one where the current contract-management service is being provided by a competitor of ours and the contract is expiring.

We tailor each of our own bookstores to fit the needs and lifestyles of the campus on which it is located. Individual bookstore managers are given significant planning and managing responsibilities, including, hiring employees, controlling cash and inventory, and purchasing and merchandising product. We have staff specialists, or contracts with external specialists, to assist individual bookstore managers in such areas as store planning, merchandise purchasing and layout, inventory control and media buying.

As of September 30, 2009 we operated 277 college bookstores nationwide, having expanded from 113 bookstores at the beginning of fiscal year 2005. During fiscal year 2009, we completed the acquisition of 3 bookstore locations, initiated the contract-management of 19 bookstore locations, and established the start-up of 2 bookstore locations. We acquired 10 bookstore locations in 8 separate transactions and added 2 start-up locations during the six months ended September 30, 2009.

The table below highlights certain information regarding our bookstores added and closed through September 30, 2009.

	Bookstores
	open at	Bookstores	Bookstores	Bookstores at
	beginning of	added during	closed during	end of
Fiscal year	fiscal year	fiscal year	fiscal year(1)	fiscal year

2005	113	11	0	124
2006	124	17	2	139
2007	139	120	15	244
2008	244	23	7	260
2009	260	24	7	277
2010 (2)	277	12	12	277

(1)	In fiscal year 2006, two bookstores were closed and the leases were not renewed. In fiscal year 2007, fifteen bookstores were closed, primarily as a result of either the lease expiring, the contract-managed relationship not being renewed, or an agreement being reached with the landlord terminating the lease. In fiscal year 2008, the recurrence of disappointing operating results at two off-campus bookstore locations led to their closure while five contract-managed agreements involving on-campus bookstores were not renewed. In fiscal year 2009, seven bookstores were closed as a result of the lease expiring, the contract-managed relationship not being renewed, disappointing operating results, or an agreement being reached with the landlord terminating the lease. In fiscal year 2010, all of the bookstores were closed primarily as a result of the contract-managed relationship not being renewed.

(2)	As of September 30, 2009.

We plan to continue increasing the number of bookstores in operation by acquisition or through opening new bookstores or contract-managing additional bookstores. The private bookstore expansion plan will focus on campuses where we do not already have a strong relationship with the on-campus bookstore. In determining whether or not to purchase an existing store or to open a new bookstore, we look at several criteria: (i) a large enough market to justify our efforts (typically this means a campus of at least 5,000 students); (ii) the competitive environment (how many bookstores currently serve the campus); (iii) a site in close proximity to campus with adequate parking and accessibility; (iv) the potential of the bookstore to have a broad product mix (larger bookstores are more attractive than smaller bookstores because a full line of general merchandise can be offered in addition to textbooks); (v) the availability of top-quality management; and (vi) certain other factors, including leasehold improvement opportunities and personnel costs. We also plan to pursue opportunities to contract-manage additional institutional stores. In determining to pursue opportunities to contract-manage a campus bookstore, we look at: (i) the size of the market; (ii) the competitive status of the market; (iii) the availability of top quality management; and (iv) certain other factors, including personnel costs. As mentioned previously, on May 1, 2006, we acquired 101 college bookstore locations, 98 of which were contract-managed, through the acquisition of all of the outstanding stock of CBA.

Wholesale procurement and distribution. Historically, because the demand for used textbooks has consistently exceeded supply, our sales have been primarily determined by the amount of used textbooks that we can purchase. As a result, our success has depended primarily on our inventory procurement, and we continue to focus our efforts on obtaining inventory. In order to ensure our ability to both obtain and redistribute inventory, our Textbook Division strategy has emphasized establishing and maintaining strong customer and supplier relationships with college bookstores (primarily, independent and institutional college bookstores) through our employee account representatives. These 29 account representatives (as of March 31, 2009) are responsible for procuring used textbooks from students, marketing our services on campus, purchasing overstock textbooks from bookstores and securing leads for sale of our systems products. We have been able to maintain a competitive edge by providing superior service, made possible primarily through the development and maintenance of ready access to inventory, information and supply. Other components of the Textbook Division strategy and its implementation include: (i) selectively paying a marginal premium relative to competitors to entice students to sell back more books to us; (ii) gaining access to competitive campuses (where the campus bookstore is contract-managed by a competitor) by opening off-campus, company-owned college bookstores; (iii) using technology to gain efficiencies and to improve customer service; (iv) maintaining a knowledgeable and experienced sales force that is customer-service oriented; (v) providing working capital flexibility for bookstores making substantial purchases; and (vi) establishing long-term supply arrangements by rewarding customers who make a long-term commitment to supplying us with a large portion of their books.

The two major used textbook purchasing seasons are at the end of each academic semester, May and December. Although we make book purchases during other periods, the inventory purchased in May, before publishers announce their price increases in June and July, allows us to purchase inventory based on the lower retail prices of the previous year. The combination of this purchasing cycle and the fact that we are able to sell our inventory in relation to retail prices for the following year permits us to realize additional gross profit. We advance cash to our representatives during these two periods, and the representatives in turn buy books directly from students, generally through the on-campus bookstore.

After we purchase the books, we arrange for shipment to our warehouse in Nebraska via common carrier. At the warehouse, we refurbish damaged books and categorize and shelve all other books in a timely manner, and enter them into our online inventory system.

Customers place orders by phone, mail, fax or other electronic method. Upon receiving an order, we remove the books from available inventory and hold them for future shipping. Customers may generally return books within 60 days after the start of classes (90 days for certain customers participating in the exclusive supply program). External customer returns over the past three fiscal years have averaged approximately 23.3% of sales and generally are attributable to course cancellations or overstocking. The majority of returns are textbooks that we are able to resell for the next semester.

Information technology. We believe that we can enhance efficiency, profitability and competitiveness through investments in technology. Because our solutions create a competitive advantage, establish efficiencies and ensure cost-effectiveness of both our operations and the operations of our bookstore customers and suppliers, some of our proprietary software applications are currently in patent pending status with the United States Patent and Trademark Office. Additionally, we have registered trademarks for many of our software product names where brand recognition may be an important factor.

The center of our technology infrastructure revolves around PRISM and WinPRISM, our proprietary college store management, textbook management, point of sale, and inventory control systems. With more than an estimated combined 25 years of availability in the marketplace, these proven software applications are maintained and continuously enhanced by a dedicated team of development and support professionals. Our technology operations process order entry, control inventory, generate purchase orders and customer invoices, generate various sales reports, and process and retrieve textbook information. In addition, we have developed integrated e-commerce software and service solutions allowing college bookstores to launch their own e-commerce site and effectively compete against other online textbook and general merchandise sellers by offering both print and digital textbooks and both traditional and non-traditional store merchandise online. We also develop, license or obtain certain rights related to other software designed to strengthen our e-commerce capabilities, including the capability for our bookstores to efficiently sell inventory through third-party websites that are popular among college students such as Amazon.com and Half.com.

In addition to using our technology for our own benefit through management and inventory control, we license the use of certain technology to bookstores. The use of our software by bookstore customers and suppliers helps solidify the business relationship, resulting in increased sales and access to additional inventory.

We conduct training courses for all systems users online and at our headquarters in Lincoln, Nebraska. Classes are small and provide hands on training for the various systems. Printed reference manuals and training materials accompany each system. The customer support call center is staffed with approximately 60 experienced personnel. Support is offered via web site, e-mail, and toll-free phone numbers. While support hours vary per product and time of year, after-hours pager support is available for mission-critical systems.

Beginning late in fiscal year 2008, we embarked on a project to replace our internally-developed general ledger system with a general ledger/business planning and consolidation solution from SAP. During fiscal year 2009, the new solution was put into place and utilized for internal management reporting and the fiscal year 2010 budgeting process. The new solution will, among other things, provide us with greater flexibility in recording and analyzing our operating results and streamlining our budgeting process and will be utilized for external financial reporting purposes during fiscal year 2010.

Customers

Our college bookstores are located at college campuses of all sizes, including some of the nation’s largest campuses, such as: Miami-Dade College; Arizona State University; Ohio State University; University of Florida; Michigan State University; Texas A&M University; University of

Central Florida; Pennsylvania State University; University of Michigan; Florida State University; and University of Arizona.

We sell our Textbook and certain Complementary Services Division products and services to college bookstores throughout North America, primarily throughout the United States. Our Textbook Division purchases from and resells used textbooks to college bookstores at college campuses of all sizes, including many of the nation’s largest campuses, such as: University of Virginia; Oregon State University; University of Texas; University of Illinois; University of Washington; University of Southern California; and Long Beach State University. Our 25 largest Textbook Division customers accounted for approximately 2.9% of our fiscal year 2009 consolidated revenues. No single Textbook Division customer accounted for more than 1.0% of our fiscal year 2009 consolidated revenues.

Our distance education program is, among other things, a primary supplier of textbooks and educational material to students enrolled in on-line courses offered through approximately 36 colleges and private high schools. For the fiscal years ended March 31, 2009, 2008, and 2007, one institution accounted for approximately 69%, 63% and 45%, respectively, of distance education program external customer revenues.

No single customer accounted for more than 10.0% of our consolidated revenues in fiscal year 2009, 2008, or 2007.

Competition

We compete with a variety of other companies and also individuals, all of whom seek to provide products and/or services to the college marketplace. Our main corporate competitors are Follett Higher Education Group (“Follett”) and MBS Textbook Exchange/Barnes & Noble College Booksellers (“MBS”). MBS Textbook Exchange and Barnes & Noble College Booksellers are sister companies controlled by the same shareholder.

Our Bookstore Division competes with:

•	Follett, MBS and a number of smaller companies for the opportunity to contract-manage institutional college bookstores (Follett and MBS contract-manage more than 700 and 600 stores, respectively);

•	other college bookstores located at colleges and universities that we serve;

•	a number of entities that rent or sell textbooks, sell e-books, other digital content and other merchandise directly to students through e-commerce bypassing the traditional college bookstore;

•	student-to-student transactions that take place on campus and over the internet; and

•	course packs and electronic media as a source of textbook information, such as online resources, e-books, print-on-demand textbooks and CD-ROMs which may replace or modify the need for students to purchase textbooks through the traditional college bookstore.

Our Textbook Division competes in the used textbook market, which includes the purchase and resale of used textbooks. We compete with:

•	college bookstores who normally repurchase books from students to be reused on that campus the following semester or term;

•	student-to-student transactions that take place on campus and over the internet;

•	other wholesalers who purchase used textbooks from students and then resell them to other college bookstores; and

•	a number of individuals and companies that buy textbooks directly from students through e-commerce, or in person, bypassing the traditional college bookstores who are the Textbook Division’s suppliers and customers.

Our Textbook Division competes in the wholesale business with Follett and MBS, and certain smaller regional companies including Budgetext, Texas Book Company, Tichenor College Textbook Company, and South Eastern Book Company. We believe that our market share of the independent and non-contract-managed institutional bookstores is comparable to that of Follett and MBS individually. Many of Follett’s and some of MBS’s college bookstores are located on smaller campuses. The size of the campus and their presence there have precluded us from entering these markets, which in turn affects both our ability to buy books and our ability to add new accounts.

Our Complementary Services Division competes with:

•	MBS in the sale and installation of college bookstore information technology;

•	MBS in the distance education textbook distribution market;

•	college bookstores that provide their own e-commerce solution in competition with CampusHub;

•	the Independent College Bookstore Association (“ICBA”) in the centralized buying service business (participation by college bookstores in C2O’s or ICBA’s centralized buying service is voluntary, and college bookstores may, and some do, belong to both buying associations); and

•	a variety of smaller organizations and individuals involved in these businesses and others such as marketing services and consulting services.

Properties

Our Bookstore Division locations consist of the following: (i) 6 owned off-campus bookstore locations, (ii) 126 leased off-campus bookstore locations, and (iii) 145 leased on-campus (contract-managed) bookstore locations serving university and post-graduate educational institutions throughout the United States. These institutions serve more than 2.1 million students. We own our two Textbook Division warehouses (totaling 253,000 square feet) in Lincoln, Nebraska (one of which is also the location of our headquarters). Our distance education program resides in a leased facility with 49,500 square feet in Athens, Ohio. The lease, as amended, expires on May 31, 2011 and has one one-year option to renew.

Governmental regulation

We are subject to various federal, state and local health and safety laws and regulations. Generally, these laws establish standards for vehicle and employee safety. These laws include the Occupational Safety and Health Act. Future developments, such as stricter employee health and safety laws and regulations thereunder, could affect our operations. We do not currently anticipate that the cost of our compliance with, or of any foreseeable liabilities under, employee health and safety laws and regulations will have a material adverse affect on our business or financial condition.

Insurance

We maintain general liability, property, worker’s compensation and other insurance in amounts and on terms that we believe are customary for companies similarly situated. In addition, we maintain excess insurance where we reasonably believe it is cost effective.

Employees

As of March 31, 2009, we had a total of approximately 3,500 employees, of which approximately 1,400 are full-time, approximately 500 are part-time and approximately 1,600 are temporary. We have no unionized employees and believe that our relationship with our employees is satisfactory.

In view of the seasonal nature of our Textbook Division, we use seasonal labor to improve operating efficiency. We employ a small number of “flex-pool” workers who are cross-trained in a variety of warehouse functions. Temporary employees augment the flex-pool to meet periodic labor demands.

Legal proceedings

From time to time, we are subject to legal proceedings and other claims arising in the ordinary course of our business. Currently we are not a party to any litigation the outcome of which we believe would have a material adverse affect on our financial condition or results of operations. We maintain insurance coverage against claims in an amount which we believe to be adequate.

Management

The members of our board of directors and senior executive officers and their ages are as follows:

Name	Age	Position

Mark L. Bono	50	Director
R. Sean Honey	39	Director
Mark W. Oppegard	60	Chief Executive Officer and Director
Barry S. Major	53	Chief Operating Officer, President and Director
Alan G. Siemek	49	Chief Financial Officer, Senior Vice President of Finance and Administration, Treasurer and Assistant Secretary
Robert A. Rupe	62	Senior Vice President—Bookstore Division
Michael J. Kelly	52	Senior Vice President—Textbook Division
Larry R. Rempe	61	Senior Vice President—Complementary Services
Nathan D. Rempe	31	Chief Technology Officer

The business experience, principal occupation and employment as well as the periods of service of each of our directors and senior executive officers during the last five fiscal years are set forth below.

Mark L. Bono became a director of ours upon the consummation of the March 4, 2004 transaction. Mr. Bono joined Weston Presidio in 1999 and is a member of the general partners of the Weston Funds. Prior to 1999, Mr. Bono served in various positions at Tucker Anthony, an investment banking firm, including Managing Director and Co-Head of Mergers and Acquisitions. Mr. Bono also serves as a Director of Trimark Sportswear Group, Summit Energy, Herbal Science and Rockwood.

R. Sean Honey was named a director of ours upon the consummation of the March 4, 2004 transaction. Mr. Honey joined Weston Presidio in 1999 and is a member of the general partners of the Weston Funds. Prior to 1999, Mr. Honey served in various positions at J.P. Morgan in both Mergers and Acquisitions and Merchant Banking. Mr. Honey also serves as a director of Apple American Group, Cellu Tissue Holdings and Purcell Systems.

Mark W. Oppegard has served in the college bookstore industry for 39 years (all of which have been with us). Mr. Oppegard became our Chief Executive Officer on February 13, 1998 and served as our President from 1992 to September, 2008 and has served as our director since 1995. Prior to 1992, Mr. Oppegard served in a series of positions with us, including Vice President of the Bookstore Division.

Barry S. Major, who has served in the college bookstore industry for 10 years (all of which have been with us), was named our President in September, 2008, upon consummation of the March 4, 2004 transaction was named our director and was named our Chief Operating Officer in January, 1999. Mr. Major is also a member of the board of directors of Mutual of Omaha Bank, where he also serves on the loan committee of the board of directors and chairs the audit and compensation committees.

Alan G. Siemek, who has served in the college bookstore industry for 10 years (all of which have been with us), was named our Senior Vice President of Finance and Administration in April,

2001. Mr. Siemek has also served as our Chief Financial Officer and Treasurer and Assistant Secretary since July, 1999.

Robert A. Rupe, who has served in the college bookstore industry for 8 years (all of which have been with us), was named Senior Vice President of the Bookstore Division in April, 2001.

Michael J. Kelly, who has served in the college bookstore industry for 10 years (all of which have been with us), was named Senior Vice President of the Textbook Division in April, 2005. Prior to April, 2005, Mr. Kelly served as Senior Vice President of Distance Learning/Marketing Services and Other Complementary Services from August, 2001 to March, 2005 and as Vice President of e-commerce from November, 1999 to July, 2001.

Larry R. Rempe has served in the college bookstore industry for 23 years (all of which have been with us), and was named Senior Vice President of Complementary Services in April, 2005. Prior to April, 2005, Mr. Rempe served as Vice President of Information Systems since 1986. Between 1974 and 1986, Mr. Rempe served in various positions for Lincoln Industries, Inc., a holding company that owned us until 1995. Mr. Larry Rempe is the father of Mr. Nathan Rempe, our Chief Technology Officer.

Nathan D. Rempe, who has served in the college bookstore industry for 4 years (all of which have been with us) was named Chief Technology Officer in March, 2009. Prior to March, 2009, Mr. Rempe served as Vice President of Internet Services since 2006 and Director of Internet Strategy in 2005. Prior to joining us, Mr. Rempe served as Lead e-Business Developer for Commercial Federal Bank where he managed the bank’s online consumer banking application. Mr. Rempe is also an Executive Faculty member at Creighton University, teaching graduate level courses in information technology. Mr. Nathan Rempe is the son of Mr. Larry Rempe, our Senior Vice President of Complementary Services.

Executive compensation

The following tables and paragraphs provide information concerning compensation paid by us for the last three fiscal years to our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated senior executive officers (each, an “Executive”) earning in excess of $100,000 in total compensation, including compensation discussion and analysis, summary compensation table, grants of plan-based awards, employment agreements, outstanding equity awards, nonqualified deferred compensation, potential payments upon termination or change of control, compensation of directors and compensation committee interlocks and insider participation.

Compensation Discussion and Analysis

Compensation Philosophy. Our compensation programs are intended to attract and retain vital employees and to properly incent high level talent to work for and ultimately add value to our business for the benefit of the shareholders.

Compensation Committee and Compensation Process. We do not have a formal Compensation Committee; however, the two directors affiliated with Weston Presidio, the majority equity owner of NBC Holdings Corp. (our ultimate parent company), act to approve the chief executive officer base salary compensation, our budget, and all stock option or other equity awards. All other decisions related to compensation are approved by our chief executive officer and president as appropriate.

Executive Compensation Components. Components of our Executive compensation include base salary, bonus, stock option and other equity awards, severance benefits, health insurance, disability and life insurance, and various other insurance coverage as described in further detail below. The following is a brief description of each principal element of compensation:

1) Base Salary. Base salaries are intended to compensate the Executives and all other salaried employees for their basic services performed for us on an annual basis. In setting base salaries, we take into account the Executive’s experience, the functions and responsibilities of the job, and any other factors relevant to that particular job. Base salaries are typically adjusted annually by our chief executive officer and president; however, we do not limit ourselves to this schedule. The chief executive officer’s base salary is approved by Messrs. Bono and Honey of the Board of Directors, the two directors affiliated with Weston Presidio.

2) Bonus Plan. We use our executive bonus plan to incent each Executive on an annual basis. Bonuses for each Executive are initially determined by a preset percentage of the Executive’s salary based upon attainment of goals related to our consolidated EBITDA and Adjusted EBITDA compared to budget. Such goals may be revised for material unbudgeted events. Typically the minimum percentage needed to qualify for a bonus is 93% of budgeted EBITDA, and the maximum bonus amounts are achieved at 110% of budgeted EBITDA. Such initial calculated amounts are then adjusted by our chief executive officer and president based upon non-quantifiable criteria in evaluating job performance.

3) Stock Option and Other Equity Awards. We use nonqualified stock options and other equity awards to incent our Executives to remain with us and to maximize long-term value for our shareholders. We have generally awarded stock options on an annual basis to each Executive based upon informal performance measures. Generally, we must achieve at least 93% of the budgeted EBITDA before options are granted. Messrs. Bono and Honey, the two directors affiliated with Weston Presidio, receive a recommendation from our chief executive officer regarding the number of stock options to be granted to each Executive and then adjust such recommendation as they consider appropriate. In addition, in March 2006, upon the approval of the entire Board of Directors, our chief executive officer, chief financial officer, and president were each issued 1,400 shares of nonvested stock for $0.01 per share. This issuance of shares was designed to incent those named Executives to remain with us until at least September 30, 2010. Since this issuance of nonvested stock, these named Executives have not received any further grants of stock options.

4) Severance Plans. Each Executive has signed a memorandum of understanding under which he may be paid severance of up to (i) one year of base salary, (ii) pro rata bonuses and (iii) continuation of health, life and disability benefits for up to 12 months if he is terminated without cause (as defined in those agreements).

5) Other Benefits. We maintain health, dental and vision insurance plans for the benefit of eligible employees, including the Executives. The health and dental plans require the employee to pay a portion of the premium and we pay the remainder. The vision plan premium is paid in its entirety by the employee. We also maintain a 401(k) retirement plan that is available to all eligible employees. For all fiscal years presented, we matched elective employee-participant contributions on the basis of 100% of the employee’s contribution up to 5% of their total compensation. Certain amounts of life, accidental death and dismemberment, and short and long-term disability insurance coverage is also offered to all eligible employees and premiums or costs are paid in full by us. Certain other voluntary insurance coverages are available to eligible employees, such as supplemental life, cancer and personal accident insurance with the entire premium paid by the employee. The foregoing benefits are available to each Executive on the same basis as all other eligible employees.

We do not have a policy regarding the adjustment or recovery of compensation if the results on which that compensation was determined are restated or otherwise adjusted.

Summary compensation table

						Change in
						nonqualified
						deferred
	Fiscal			Stock	Option	compensation	All other
Name and principal position	Year	Salary	Bonus	awards(1)	awards(2)	earnings	compensation(3)	Total

Mark W. Oppegard	2009	$266,500	$100,000	$415,042	$—	$206	$11,752	$793,500
Chief Executive Officer	2008	295,006	76,000	323,370	—	5,439	11,502	711,317
and Director	2007	295,006	195,000	332,319	—	4,374	11,516	838,215
Alan G. Siemek	2009	214,857	80,000	415,042	—	—	11,752	721,651
Chief Financial Officer,	2008	209,690	25,000	323,370	—	—	11,502	569,562
Senior Vice President of Finance and Administration, Treasurer, and Assistant Secretary	2007	202,766	144,000	332,319	—	—	11,180	690,265
Barry S. Major	2009	287,694	106,000	415,042	—	—	11,752	820,488
Chief Operating Officer,	2008	279,691	73,000	323,370	—	—	11,502	687,563
President, and Director	2007	272,770	189,000	332,319	—	—	11,180	805,269
Robert A. Rupe	2009	230,928	50,000	—	—	—	11,752	292,680
Senior Vice President	2008	222,926	40,000	—	12,429	—	11,502	286,857
Bookstore Division	2007	188,307	130,000	—	—	—	11,431	329,738
Michael J. Kelly	2009	204,083	65,000	—	—	—	11,752	280,835
Senior Vice President	2008	199,771	50,000	—	10,035	—	11,502	271,308
Textbook Division	2007	194,846	80,000	—	—	—	9,922	284,768

(1)	Represents share-based compensation recognized in connection with the 1,400 shares of nonvested stock issued to each of Messrs. Oppegard, Siemek, and Major on March 31, 2006. Share-based compensation is being recognized from the date of issuance of the nonvested stock through September 30, 2010. See Note O of the notes to our consolidated financial statements appearing elsewhere in this prospectus.

(2)	The assumptions underlying share-based compensation recognized in connection with the options granted in fiscal year 2008 are outlined in Note O of the notes to our consolidated financial statements appearing elsewhere in this prospectus. There were no stock options granted in fiscal years 2009 and 2007. As further discussed in Note B of the notes to our consolidated financial statements appearing elsewhere in this prospectus, options granted prior to April 1, 2006 are accounted for under the provisions of FASB ASC Topic 718, Compensation-Stock Compensation (formerly SFAS No. 123R) utilizing the intrinsic value method. Under this method, share-based compensation is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. No share-based compensation was recognized in conjunction with such grants.

(3)	All other compensation consists of the following components: (a) matching contributions to the NBC Retirement Plan; and (b) life insurance premiums paid by us on the Executive’s behalf. See Note M of the notes to our consolidated financial statements appearing elsewhere in this prospectus.

Grants of plan-based awards

There were no grants of an award to an Executive in the last completed fiscal year.

Narrative disclosure to summary compensation table and grants of plan-based awards table - employment agreements

We have employment agreements with each of the Executives. As amended, such agreements (the “Employment Agreements”) with the previously mentioned Executives provide for (1) an annual base salary, (2) incentive compensation based upon the attainment of financial objectives, and (3) customary fringe benefits. The salaries of the Executives are approximately as follows: Mr. Oppegard, $200,000 per annum; Mr. Siemek, $214,000 per annum; Mr. Major, $284,000 per annum; Mr. Rupe, $230,000 per annum; and Mr. Kelly, $203,000 per annum. Each of the

Employment Agreements provides that their term will be automatically extended from year to year, unless terminated upon specified notice by either party.

The Employment Agreements also provide that each Executive will be granted a number of options annually under the stock option plans described in Note O to the notes of our consolidated financial statements appearing elsewhere in this prospectus, with the size of such grant to be determined by the Board of Directors. Each such option shall have an exercise price not to be less than the fair market value per share as of the date of grant and will be exercisable as to 25% of the shares covered thereby on the date of grant and as to an additional 25% of the shares covered thereby on each of the first three anniversaries of the date of grant, subject to the Executive’s continued employment with us on such dates.

The Employment Agreements also provide for specified payments to the Executive upon the expiration of such agreements, in the event of termination of employment with us without “cause” (as defined in the respective agreements), and in the event of death or disability of the Executive during the term, as outlined below:

•	Termination of Employment upon Expiration of the Term of the Employment Agreement—If we have given the Executive notice of our intention to terminate employment at the end of the term of the Employment Agreement, the Executive is entitled to continued payment of base salary and health, life insurance and disability insurance benefits for a period of one year following the expiration of the term of the Employment Agreement.

•	Termination of Employment Without “Cause” prior to the Expiration of the Term of the Employment Agreement—If we have given the Executive notice of our intention to terminate employment without “cause” prior to the end of the term of the Employment Agreement, the Executive is entitled to continued payment of base salary and health, life insurance and disability insurance benefits for a period of one year following the date of termination. Additionally, the Executive is entitled to payment of any incentive bonus when otherwise due, prorated through the date of termination.

•	Termination of Employment upon Death or Disability—If an Executive’s employment is terminated as a result of death or disability, the Executive is entitled to continued payment of base salary for a period of six months following the date of termination. Additionally, the Executive is entitled to payment of any incentive bonus when otherwise due, prorated through the date of termination.

The Employment Agreements also contain customary confidentiality obligations and non-competition agreements for each Executive spanning a period of three years from the date of termination.

Finally, the Employment Agreements provide that the Executives will not sell, transfer, pledge or otherwise dispose of any shares of NBC Holdings Corp.’s common stock, except for certain transfers to immediate family members, in the event of disability and for estate planning purposes prior to the consummation by NBC Holdings Corp. of an initial public offering of NBC Holdings Corp.’s common stock.

Outstanding equity awards

The following table provides information concerning outstanding equity awards held by each Executive at March 31, 2009:

	Option awards				Stock awards
								Equity
							Equity	incentive
							incentive	plan awards:
							plan awards:	market or
						Market	number of	payout value
	Number	Number			Number	value of	unearned	of unearned
	of Securities	of securities			of shares	shares or	shares, units	shares, units
	underlying	underlying			or units of	units of	or other	or other
	unexercised	unexercised	Option	Option	stock that	stock that	rights that	rights that
	options—	options—	exercise	expiration	have not	have not	have not	have not
Name	exercisable(1)	unexercisable(1)	price	date	vested(2)	vested(3)	vested(2)	vested(4)

Mark W. Oppegard	5,950	—	$52.47	3/4/2014
Chief Executive Officer	2,675	—	106.00	3/4/2014
and Director	2,200	—	146.00	3/4/2014
	1,963	—	160.00	11/9/2014
					933	$1,070,731	467	$535,366

Alan G. Siemek	4,728	—	$52.47	3/4/2014
Chief Financial Officer,	1,375	—	106.00	3/4/2014
Senior Vice President of	1,375	—	146.00	3/4/2014
Finance and Administration,	1,885	—	160.00	11/9/2014
Treasurer, and Assistant Secretary					933	$1,070,731	467	$535,366

Barry S. Major	4,780	—	$52.47	3/4/2014
Chief Operating Officer,	2,500	—	106.00	3/4/2014
President, and Director	2,050	—	146.00	3/4/2014
	1,963	—	160.00	11/9/2014
					933	$1,070,731	467	$535,366

Robert A. Rupe	1,375	—	$52.47	3/4/2014
Senior Vice President	1,250	—	106.00	3/4/2014
Bookstore Division	1,175	—	146.00	3/4/2014
	1,700	—	160.00	11/9/2014
	2,400	—	160.00	8/29/2015
	1,180	—	160.00	3/30/2016
	434	433	205.00	10/12/2017

Michael J. Kelly	2,111	—	$52.47	3/4/2014
Senior Vice President	1,375	—	106.00	3/4/2014
Textbook Division	1,175	—	146.00	3/4/2014
	1,600	—	160.00	11/9/2014
	2,400	—	160.00	8/29/2015
	1,180	—	160.00	3/30/2016
	350	350	205.00	10/12/2017

(1)	Separate grants of stock options occurred on October 12, 2007, March 30, 2006, August 29, 2005 and November 9, 2004. Twenty-five percent of the options granted were exercisable immediately upon granting with the remaining options becoming exercisable in 25% increments over the subsequent three years. In connection with the March 4, 2004 transaction, all existing options at March 4, 2004 vested, certain of which were cancelled in exchange for new options granted under our 2004 Stock Option Plan. Options granted in fiscal year 2004 under our 2004 Stock Option Plan were fully vested and exercisable at prices consistent with the options which were cancelled.

(2)	Except in certain circumstances, the shares of nonvested stock do not vest until September 30, 2010.

(3)	Represents the recognized portion of share-based compensation associated with the 1,400 shares of nonvested stock issued to each of Messrs. Oppegard, Siemek, and Major on March 31, 2006. Due to the existence of the “put” rights, share-based compensation is being remeasured at the end of each reporting period and recognized from the date of issuance of the nonvested stock through September 30, 2010, which is described in further detail in Note O of the notes to our consolidated financial statements appearing elsewhere in this prospectus.

(4)	Represents the unrecognized portion of share-based compensation associated with the 1,400 shares of nonvested stock issued to each of Messrs. Oppegard, Siemek, and Major on March 31, 2006. Due to the existence of the “put” rights, share-based compensation is being remeasured at the end of each reporting period and recognized from the date of issuance of the nonvested stock through September 30, 2010, which is described in further detail in Note O of the notes to our consolidated financial statements appearing elsewhere in this prospectus.

Option exercises and stock vested

There were no exercises of stock options and no vesting of stock by Executives in the last completed fiscal year.

Pension benefits

No plan currently exists that provides for payments or other benefits in connection with retirement for the Executives.

Nonqualified deferred compensation

The following table provides information concerning nonqualified deferred compensation for each Executive at March 31, 2009:

				Aggregate	Aggregate
	Executive	Registrant	Aggregate	withdrawals/	balance
	contributions	contributions	earnings in	distributions	as of
	in fiscal year	in fiscal year	fiscal year	in fiscal	March 31,
Name	2009	2009	2009(2)	year 2009	2009(2)

Mark W. Oppegard	$—	$—	$13,842	$—	$284,311
Chief Executive Officer and Director

Alan G. Siemek	—	—	—	—	—
Chief Financial Officer, Senior
Vice President of Finance and
Administration, Treasurer, and
Assistant Secretary

Barry S. Major	—	—	—	—	—
Chief Operating Officer,
President, and Director

Robert A. Rupe	—	—	—	—	—
Senior Vice President—
Bookstore Division

Michael J. Kelly	—	—	—	—	—
Senior Vice President—
Textbook Division

(1)	See Note N of the notes to our consolidated financial statements appearing elsewhere in this prospectus for a brief description of the deferred compensation plan.

(2)	Included herein are above-market earnings of $206 in fiscal year 2009, $5,439 in fiscal year 2008 and $4,374 in fiscal year 2007 which are included in the Summary Compensation Table above.

Potential payments upon termination or change of control

As described above, the employment agreements for each Executive include provisions for potential payment upon termination of employment. The following table quantifies the estimated payments and benefits that would be provided to the Executive in each covered circumstance, assuming the triggering event occurred on March 31, 2009:

Potential payments upon termination or change of control—March 31, 2009(1)

							Total
		(3)		(5)	(5)	(5)	potential
	(2)	Prorated	(4)	Health	Life	Disability	payment
	Base	incentive	Restricted	insurance	insurance	insurance	upon
Name	salary	bonus	stock	benefits	benefits	benefits	termination

Mark W. Oppegard Chief Executive Officer and Director
Termination of employment upon expiration of term	$199,992	$—	$1,070,731	$8,182	$252	$285	$1,279,442
Termination of employment without cause	199,992	—	1,070,731	8,182	252	285	1,279,442
Termination of employment upon death or disability	99,996	—	1,070,731	—	—	—	1,170,727

Alan G. Siemek
Chief Financial
Officer, Senior Vice President of
Finance and Administration,
Treasurer, and Assistant Secretary
Termination of employment upon expiration of term	213,990	—	1,070,731	8,182	252	285	1,293,440
Termination of employment without cause	213,990	—	1,070,731	8,182	252	285	1,293,440
Termination of employment upon death or disability	106,995	—	1,070,731	—	—	—	1,177,726

Barry S. Major
Chief Operating Officer, President, and Director
Termination of employment upon expiration of term	284,003	—	1,070,731	11,583	252	285	1,366,854
Termination of employment without cause	284,003	—	1,070,731	11,583	252	285	1,366,854
Termination of employment upon death or disability	142,002	—	1,070,731	—	—	—	1,212,733

Robert A. Rupe
Senior Vice President—Bookstore Division
Termination of employment upon expiration of term	230,006	—	—	—	252	285	230,543
Termination of employment without cause	230,006	—	—	—	252	285	230,543
Termination of employment upon death or disability	115,003	—	—	—	—	—	115,003

Michael J. Kelly
Senior Vice President—Textbook Division
Termination of employment upon expiration of term	203,008	—	—	6,660	252	285	210,205
Termination of employment without cause	203,008	—	—	6,660	252	285	210,205
Termination of employment upon death or disability	101,504	—	—	—	—	—	101,504

(1)	The Employment Agreements are silent as to how payment amounts are ultimately determined and how payment is to be made (i.e. monthly, lump sum, etc.). Our board of directors would ultimately be responsible for approving the terms of such termination payments.

(2)	Base salary in place at time of termination.

(3)	It is assumed that the incentive bonus earned for fiscal year 2009 was paid in the normal course of business. As the assumed termination does not fall within a fiscal year, no pro rata allocation is necessary.

(4)	In accordance with the Stock Repurchase Agreement, if Messrs. Oppegard, Siemek, or Major are terminated by us without cause or by reason of their death or disability during the period from March 31, 2006 to September 30, 2010, a number of the shares of nonvested stock will become vested on the date of termination equal to the 1,400 shares which were issued times the number of days from March 31, 2006 to the date of termination divided by the number of days from March 31, 2006 to September 30, 2010. This value represents the cumulative balance of share-based compensation recognized at March 31, 2009 in Other Long-Term Liabilities—see Note O of the notes to our consolidated financial statements appearing elsewhere in this prospectus. For purposes of this table, it is assumed that Messrs. Oppegard, Siemek, and Major would “put” the vested shares in accordance with the Stock Repurchase Agreement upon termination.

(5)	Represents premiums paid by us on the Executive’s behalf.

Compensation of directors

Our directors receive no compensation for services but are reimbursed for out-of-pocket expenses. These reimbursements are less than $10,000 annually to each director.

Compensation committee interlocks and insider participation

We do not currently have a compensation committee. Mark W. Oppegard, Chief Executive Officer and Director, participates with Messrs. Bono and Honey, the two directors affiliated with Weston Presidio, in deliberations concerning stock options and other equity awards from time to time granted to the Executives.

Director independence

We are a corporation with public debt (not listed on any exchange) whose equity is privately held. Although our Board has not made a formal determination on the matter, under current New York Stock Exchange listing standards (which we are not currently subject to) and taking into account any applicable committee standards, we believe that Messrs. Oppegard and Major would not be considered independent under any general listing standards or those applicable to any particular committee due to their employment relationship with us, and Messrs. Bono and Honey may not be considered independent under any general listing standards or those applicable to any particular committee, due to their relationship with Weston Presidio, our largest indirect stockholder.

Ownership of certain beneficial owners and management

NBC owns 100% of our 100 issued and outstanding shares of common stock, par value $1.00 per share. Shares of NBC common stock issued and outstanding totaled 554,094 on December 31, 2009. Weston Presidio currently beneficially owns approximately 83.4% of the outstanding capital stock of NBC, on a fully diluted basis, with the remainder being held by members of our management. Weston Presidio owns 36,455 of the issued and outstanding shares directly, with the remaining 517,639 issued and outstanding shares being owned by NBC Holdings Corp., a company which has 517,639 shares of common stock issued and outstanding that are owned either by Weston Presidio or current and former members of management. The securities underlying our 2004 Stock Option Plan, of which 80,153 options are outstanding as of December 31, 2009, are shares of NBC Holdings Corp. common stock. The shares listed and percentages calculated thereon are based upon NBC common stock outstanding as of December 31, 2009 and NBC Holdings Corp. common stock underlying nonqualified stock options that are exercisable within sixty days, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934. To our knowledge, each of such holders of shares has sole voting and investment power as to the shares owned unless otherwise noted. The address for each senior executive officer and director is 4700 South 19th Street, Lincoln, Nebraska 68501 unless otherwise noted.

The following table sets forth information with respect to the security ownership by:

•	each person known to own beneficially more than 5% of the common stock;

•	each of our directors;

•	each of the senior executive officers named in the summary compensation table above; and

•	all of our senior executive officers and directors as a group.

The amounts and percentages of units beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities with respect to which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

	Amount and
	nature of
	beneficial	Percent of
Title of class/name of beneficial owner	ownership(1)	class(3)

Common stock:
Owning greater than 5% of shares:
Weston Presidio Capital IV, L.P.(2)	365,449	66.0%
Weston Presidio Capital III, L.P.(2)	153,623	27.7%
WPC Entrepreneur Fund, L.P.(2)	7,579	1.4%
WPC Entrepreneur Fund II, L.P.(2)	5,785	1.0%
Ownership of directors:
Mark L. Bono(2)	532,436	96.1%
R. Sean Honey(2)	532,436	96.1%
Ownership of senior executive officers named in the Summary Compensation Table:
Mark W. Oppegard	18,188	3.2%
Alan G. Siemek	10,763	1.9%
Barry S. Major(4)	14,440	2.6%
Robert A. Rupe	9,730	1.7%
Michael J. Kelly	10,366	1.8%
Ownership of directors and all senior executive officers as a group	603,911	98.4%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the shares of NBC common stock. Such shares include NBC Holdings Corp. shares underlying nonqualified stock options exercisable within sixty days, as follows: Mr. Oppegard—12,788 shares; Mr. Siemek—9,363 shares; Mr. Major—11,293 shares; Mr. Rupe—9,730 shares; Mr. Kelly—10,366 shares; and 59,528 shares for all directors and senior executive officers as a group.

(2)	Consists of 532,436 shares (36,455 shares of common stock in NBC plus 495,981 shares of common stock in NBC Holdings Corp.) held by Weston Presidio Funds, including Weston Presidio Capital IV, L.P., Weston Presidio Capital III, L.P., WPC Entrepreneur Fund, L.P., and WPC Entrepreneur Fund II, L.P. The sole general partner of the Weston Presidio Funds is a limited liability company, of which Messrs. Bono and Honey are members. Each of them disclaims beneficial ownership of such shares, except to the extent of their respective pecuniary interests therein. The address of the Weston Presidio Funds, and Messrs. Bono and Honey is 200 Clarendon Street, 50th Floor, Boston, Massachusetts 02116. The Weston Presidio Funds, in addition to their common stock holdings, also beneficially own in the aggregate all 10,000 shares of the outstanding, non-voting, non-convertible preferred stock of NBC Holdings Corp.

(3)	The percentages are calculated based upon 554,094 shares of NBC common stock outstanding as of December 31, 2009 and shares underlying nonqualified stock options exercisable within sixty days as detailed in footnote (1).

(4)	Beneficial ownership includes 1,747 shares of NBC common stock which are pledged as security for the full and timely payment of remaining amounts due under a promissory note Mr. Major has with NBC. In January, 1999, NBC issued 4,765 shares of its common stock to Mr. Major at a price of $52.47 per share, in exchange for $25,000 in cash and a promissory note in the principal amount of $225,000 bearing interest at 5.25% per year. Remaining amounts due under the promissory note at March 31, 2009 totaled approximately $91,000.

Certain relationships and related party transactions

In accordance with our debt covenants, we declared and paid $8.5 million in dividends to NBC during the fiscal year ended March 31, 2009 to provide funding for interest due and payable on NBC’s $77.0 million (face value) 11% senior discount notes. There were no dividends declared and paid by us to NBC during the fiscal years ended March 31, 2008 and 2007. During the six months ended September 30, 2009 and 2008, we declared and paid $4.2 million in dividends to NBC to provide funding for interest due and payable on NBC’s senior discount notes.

In conjunction with our existing senior secured credit facilities amendment on February 3, 2009, NBC entered into a Stock Subscription Agreement with NBC Holdings Corp. (“Holdings”), pursuant to which Holdings purchased 10,000 shares of a newly created series of non-voting, non-convertible NBC preferred stock, par value $0.01 per share, for $1,000 per share, for an aggregate purchase price of $10.0 million. As a result of the Stock Subscription Agreement, we received a $10.0 million capital contribution from NBC. See “Ownership of certain beneficial owners and management.”

The exchange offer

Purpose and effect of the exchange offer

We entered into a registration rights agreement with the initial purchasers of the original notes in which we and the subsidiary guarantors agreed, under some circumstances, to file a registration statement relating to an offer to exchange the original notes for the exchange notes. We and the subsidiary guarantors also agreed to use our reasonable best efforts to cause the offer to be consummated within 210 days following the original issue of the original notes. The exchange notes will have terms substantially identical to the original notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe some obligations in the registration rights agreement. The original notes were issued on October 2, 2009. Holders of originals notes do not have dissenters’ rights of appraisal in connection with the exchange offer.

We will use our reasonable best efforts to cause to be filed a registration statement with respect to the resale of the original notes and keep the statement effective for up to 180 days after the closing of the exchange offer. But, we are not required to file the exchange offer registration statement or permitted to consummate the exchange offer if the exchange offer is not permitted by applicable law or SEC policy.

If we fail to comply with some obligations under the registration rights agreement, we will be required to pay an additional 1.00% per annum in interest to each holder of the original notes until the obligations are completed.

Each holder of original notes that wishes to exchange original notes for transferable exchange notes in the exchange offer will be required to make the following representations:

•	any exchange notes will be acquired in the ordinary course of its business;

•	the holder has no arrangement with any person to participate in the distribution of the exchange notes;

•	the holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours or if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act; and

•	if the holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for the original notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of distribution.”

Resale of exchange notes

Based on interpretations of the SEC staff outlined in no action letters issued to unrelated third parties, we believe that the exchange notes issued under the exchange offer in exchange for the original notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	the exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of the exchange notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of the exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the original notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of distribution” for more details regarding the transfer of exchange notes.

Terms of the exchange offer

Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any original notes properly tendered and not withdrawn prior to the expiration date. We will issue $2,000 of principal amount of exchange notes or integral multiples of $1,000 thereof in exchange for each $2,000 of principal amount of original notes or integral multiples of $1,000 thereof surrendered under the exchange offer.

The form and terms of the exchange notes will be substantially identical to the form and terms of the original notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the original notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the original notes.

The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange. As of the date of this prospectus, $200.0 million aggregate principal amount of the original notes are outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of the original notes. There will be no fixed record date for determining registered holders of original notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Original notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture relating to the original notes, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

We will be deemed to have accepted for exchange properly tendered original notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for us for the purposes of receiving the exchange notes from us and delivering exchange notes to the holders. Under the terms of the registration rights agreement, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “Material conditions to the exchange offer.”

Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled “Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration date; extensions; amendments

The exchange offer will expire at 5:00 p.m., New York City time on          , 2010, unless in our sole discretion we extend it.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of original notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any original notes for the reasons set forth under “Material conditions to the exchange offer” on the following page;

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept original notes not previously accepted if any of the conditions set forth below under “Material conditions to the exchange offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	under the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the original notes. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holder of original notes of the amendment. In such event, we will extend this exchange offer for an additional ten business days as required by the Exchange Act.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Material conditions to the exchange offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any original notes prior to the expiration of the exchange offer, and we may terminate the exchange offer as provided in this prospectus before accepting any original notes for exchange if in our reasonable judgment:

•	the exchange notes to be received will not be transferable by the holder, without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of original notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made to us:

•	the representations described under “Purpose and effect of the exchange offer,” “Procedures for tendering” and “Plan of distribution”; and

•	other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any original notes by giving oral or written notice of the extension to their holders. During any extensions, all original notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any original notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above prior to the expiration of the exchange offer. We will give oral or written notice of any extension, amendment, non-acceptance, or termination to the holders of the original notes as promptly as practicable.

Those conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer.

In addition, we will not accept for exchange any original notes tendered, and will not issue exchange notes in exchange for any original notes, if at the time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.

Procedures for tendering

Only a holder of original notes may tender the original notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive the original notes along with the accompanying letter of transmittal;

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the original notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under “Exchange agent” prior to the expiration date.

The tender by a holder of original notes that is not withdrawn prior to the expiration date will constitute an agreement between the holder of original notes and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

The method of delivery of original notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or original notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its original notes either:

•	make appropriate arrangements to register ownership of the original notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of original notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the original notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the accompanying letter of transmittal; or

•	for the account of an eligible institution.

If the accompanying letter of transmittal is signed by a person other than the registered holder of any original notes listed on the original notes, the original notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the original notes and an eligible institution must guarantee the signature on the bond power.

If the accompanying letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the accompanying letter of transmittal.

DTC has confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the original notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering original notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against that participant.

We will determine in our sole discretion all outstanding questions as to the validity, form, eligibility, including time or receipt, acceptance of tendered original notes and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within the time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give any notification. Tenders of original notes will not be deemed made until any defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue exchange notes for original notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	original notes or a timely book-entry confirmation of the original notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the accompanying letter of transmittal or authorizing the transmission of the agent’s message, each tendering holder of original notes will represent or be deemed to have represented to us that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that is not engaged in and does not intend to engage in the distribution of the exchange notes;

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of any exchange notes; and

•	the holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-entry transfer

The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of the original notes who are unable to deliver confirmation of the book-entry tender of their original notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their original notes according to the guaranteed delivery procedures described below.

Guaranteed delivery procedures

Holders wishing to tender their original notes but whose original notes are not immediately available or who cannot deliver their original notes, the accompanying letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution; and

•	prior to the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of the original notes and the principal amount of original notes tendered;

•	stating that the tender is being made thereby;

•	guaranteeing that, within three NYSE Euronext trading days after the expiration date, the accompanying letter of transmittal, or facsimile of the letter of transmittal, together with the original notes or a book-entry confirmation, and any other documents required by the accompanying letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, or facsimile of the executed letter of transmittal, as well as all tendered original notes in proper form for transfer or a book-entry confirmation, and all other documents required by the accompanying letter of transmittal, within three NYSE Euronext trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their original notes according to the guaranteed delivery procedures set forth above.

Withdrawal of tenders

Except as otherwise provided in this prospectus, holders of the original notes may withdraw their tenders at any time prior to the expiration date. For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “Exchange agent”; or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the principal amount of the original notes; and

•	where certificates for the original notes have been transmitted, specify the name in which the original notes were registered, if different from that of the withdrawing holder.

If certificates for the original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

If the original notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices, and our determination will be final and binding on all parties. We will deem any original notes so withdrawn not to have validly tendered for exchange for purposes of the exchange offer. Any original notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of the original notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, the original notes will be credited to an account maintained with DTC for the original notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn, the original notes may be retendered by following one of the procedures described under “Procedures for tendering” above at any time on or prior to the expiration date.

Exchange agent

Wilmington Trust FSB has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

For delivery by registered, certified mail, by hand or overnight courier:

Wilmington Trust FSB
c/o Wilmington Trust Company
Corporate Capital Markets
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-1626
Attention: Sam Hamed
Telephone: (302) 636-6181

By facsimile transmission:

(302) 636-4139
Attention: Sam Hamed

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $250,000. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer taxes

We will pay all transfer taxes, if any, applicable to the exchange of the original notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing the original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered;

•	tendered original notes are registered in the name of any person other than the person signing the letter of transmittal;

•	a transfer tax is imposed for any reason other than the exchange of the original notes under the exchange offer.

If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

Holders who tender their original notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of failure to exchange

Holders of the original notes who do not exchange their original notes for exchange notes under the exchange offer will remain subject to the restrictions on the transfer of the original notes:

•	as set forth in the legend printed on the original notes as a consequence of the issuance of the original notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum distributed in connection with the private offering of the original notes.

In general, you may not offer or sell the original notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the original notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	cannot rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting treatment

We will record the exchange notes in our accounting records at the same carrying value as the original notes, which is the aggregate principal amount net of issuance discount, if any, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. Certain expenses of the exchange offer will be deferred and amortized over the term of the related notes.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered original notes.

Description of capital stock

Our authorized common stock consists of 50,000 shares of common stock, par value $1.00 per share. As of September 30, 2009, there were 100 shares of our common stock issued and outstanding, all of which are held by NBC. Each share of common stock entitles its holder to one vote on all matters to be voted on by our shareholders.

Description of other indebtedness

ABL Facility

In connection with the Refinancing, we amended and restated our existing senior credit agreement to enter into an ABL Credit Agreement with a syndicate of financial institutions and institutional lenders. Set forth below is a summary of the terms of our ABL Facility under that agreement.

Our ABL Facility provides for a new $75.0 million asset-based revolving credit facility, which replaces our revolving credit facility under our existing senior secured credit facilities. Availability under the ABL Facility is based upon monthly (or more frequent under certain circumstances) borrowing base valuations of our eligible inventory and accounts receivable and will be reduced by certain reserves in effect from time to time.

Maturity. The ABL Facility is scheduled to mature on the earlier of the third anniversary of the closing of the ABL Facility and the date that is 91 days prior to the earliest maturity of the notes, our existing senior subordinated notes, NBC’s existing senior discount notes, or any refinancing thereof.

Interest Rates and Fees. Outstanding borrowings under our existing ABL Facility accrue interest at an annual rate of interest which, six months following the closing, will be determined based on availability as set forth in a pricing grid, provided that the rate will increase by an additional 1.50% per annum during the period from and including May 15 of any year to but excluding June 30 of the same year and the period from and including December 1 of any year to but excluding January 30 of the next succeeding year and will automatically decrease by 1.50% per annum at the end of such period.

We will pay certain fees with respect to the ABL Facility, including (i) an unused commitment fee per annum on the undrawn portion of the ABL Facility (subject to a stepdown in the event more than a specified percentage of the commitments under the ABL Facility are utilized) and (ii) customary annual administration and collateral monitoring fees.

Mandatory Prepayments. If at any time our outstanding borrowings under the ABL Facility exceed the lesser of (i) the borrowing base as in effect at such time and (ii) the aggregate revolving commitments as in effect at such time, we will be required to prepay an amount equal to such excess. In addition, we will be required to make prepayments from the net cash proceeds of certain asset sales and debt and equity issuances to the extent (a) an event of default (as defined in the ABL Credit Agreement) exists or (b) availability under the ABL Credit Agreement is less than the greater of 25% of the total revolving loan commitments and $18.75 million.

Voluntary Prepayments. Subject to certain conditions, the ABL Facility allows us to voluntarily reduce the amount of the revolving commitments and to prepay the loans without premium or penalty other than customary breakage costs for LIBOR rate contracts.

Covenants. The ABL Credit Agreement contains affirmative and negative covenants that, among other things, limit or restrict our ability (as well as those of our subsidiaries) to: create liens and encumbrances; incur debt; merge, dissolve, liquidate or consolidate; make acquisitions and investments; dispose of or transfer assets; pay dividends or make other payments in respect of our capital stock; amend certain material documents; change the nature of our business; make certain payments of debt, including the notes; engage in certain transactions with affiliates;

change our fiscal periods; and enter into certain restrictive agreements, in each case, subject to certain qualifications and exceptions.

In addition, if availability under the ABL Facility is less than the greater of 20% of the total revolving loan commitments and $15 million, we are required to maintain a fixed charge coverage ratio of at least 1.10x measured for the last twelve-month period.

Guarantees and Collateral. Our indebtedness, obligations and liabilities under the ABL Credit Agreement are unconditionally guaranteed jointly and severally on a senior secured basis by the Guarantors and our future domestic subsidiaries, if any. Our indebtedness, obligations and liabilities under the ABL Credit Agreement and the related guarantees are secured by a first-priority lien on substantially all of our assets.

Cash Dominion. If availability under the ABL Facility is less than the greater of 25% of the total revolving loan commitments and $18.75 million or if there exists an event of default, amounts in any of our and the guarantors’ deposit accounts, other than payroll and fiduciary accounts, will be transferred daily into a blocked account held by the administrative agent and applied to reduce the outstanding amounts under the ABL Credit Agreement.

Events of Default. The ABL Credit Agreement contains customary events of default such as nonpayment of obligations under the credit facility, violation of affirmative and negative covenants, material inaccuracy of representations, defaults under other material debt, bankruptcy and insolvency events, material judgments, collateral loss provisions, cessation of business, invalidity of the credit documents (or our assertion of any such invalidity), change of control and loss of lien perfection or priority.

Existing senior subordinated notes

Our existing senior subordinated notes were issued in an aggregate principal amount of $175.0 million. The senior subordinated notes were issued under an indenture dated as of March 4, 2004, with The Bank of New York Mellon Trust Company, as trustee.

Maturity. The senior subordinated notes are scheduled to mature on March 15, 2012.

Interest rates. Cash interest on the senior subordinated notes accrues at a rate of 8 5/8% per annum and is payable semi-annually in arrears on each March 15 and September 15 of each year, commencing September 15, 2004, to the holders of record on the immediately preceding March 1 and September 1, respectively.

Ranking. The senior subordinated notes are our unsecured, senior subordinated obligations and: (i) are subordinated in right of payment to all of our existing and future senior debt, which includes indebtedness under our new senior secured notes and our ABL Facility; (ii) rank equally in right of payment to all of our existing and future senior subordinated debt; and (iii) rank senior in right of payment to all of our existing and future subordinated debt.

Covenants. The senior subordinated note indenture contains covenants that, among other things, limit our ability to incur additional indebtedness, pay dividends and make certain other restricted payments, enter into certain mergers or consolidations, incur certain liens, and engage in certain transactions with our affiliates. Under certain circumstances, we are required to make an offer to purchase our senior subordinated notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase with the proceeds of certain asset dispositions.

Guarantees and collateral. The senior subordinated notes are fully and unconditionally guaranteed, on a senior subordinated basis, by each of our existing and future subsidiaries that guarantee our ABL Facility until such guarantees are released.

Events of default. The senior subordinated note indenture contains certain customary events of default, which include the failure to pay interest and principal, the failure to comply with certain covenants in the senior subordinated notes or such indenture, a default under certain indebtedness, the imposition of certain final judgments and certain events occurring under bankruptcy laws.

Redemption. On or after March 15, 2008, the senior subordinated notes may be redeemed at our option, in whole at any time or in part from time to time, at a redemption price equal to the applicable percentage of the principal amount thereof set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period commencing on March 15 on the years set forth below.

Year	Percentage

2009	102.156%
2010 and thereafter	100.000%

Change of control. In the event of a change of control, unless we have exercised our right to redeem the senior subordinated notes as described in the senior subordinated note indenture, each holder of senior subordinated notes has the right to require us to repurchase all or any part of such holder’s senior subordinated notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date.

NBC’s senior discount notes

NBC’s senior discount notes were issued in an aggregate principal amount due at maturity of $77.0 million (face value) under an indenture dated as of March 4, 2004, with The Bank of New York Mellon Trust Company, as trustee. NBC’s senior discount notes are scheduled to mature on March 15, 2013. Interest on the senior discount notes accrues at a rate of 11% per annum and is payable semi-annually in arrears on each March 15 and September 15 of each year. Our parent company, NBC, is a holding company and consequently does not have any income from its own operations and substantially depends upon our and our subsidiaries’ cash flow and distribution of funds by us to pay its obligations.

Description of notes

The Company (defined below) issued the original notes (the “Initial Notes”) and will issue the exchange notes (collectively, the “notes”) under the Indenture (the “Indenture”) among itself, the Subsidiary Guarantors (defined below) and Wilmington Trust FSB, as trustee (the “Trustee”). The terms of the notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Indenture is unlimited in aggregate principal amount, although the issuance of the original notes and the exchange notes will be limited to $200.0 million. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the Initial Notes (the “Additional Notes” and, together with the notes, the “Notes”). We will only be permitted to issue such Additional Notes if at the time of such issuance we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Initial Notes that we are currently offering and holders of the Additional Notes will vote on all matters with the holders of the Initial Notes.

This description of notes is intended to be a useful overview of the material provisions of the Notes, the Indenture, the Collateral Documents and the Intercreditor Agreement. Because this description of notes is only a summary, you should refer to the Indenture, the Collateral Documents and the Intercreditor Agreement for a complete description of the obligations of the Company and your rights.

You will find the definitions of capitalized terms used in this description under the heading “Certain definitions.” For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Nebraska Book Company, Inc., and not to its Subsidiaries or to Holdings or New Holdings.

General

The Notes

The Notes will:

•	be senior secured obligations of the Company;

•	be secured by second-priority Liens and security interests, subject to Permitted Liens, in substantially all of the tangible and intangible assets of the Company and the Subsidiary Guarantors, now owned or hereafter acquired by the Company and any Subsidiary Guarantor, that secure borrowings by the Company under the Credit Agreement on a first-priority basis (with the exception of pledges of stock of Subsidiary Guarantors to the extent that they would result in the filing with the SEC of separate financial statements of such Subsidiary Guarantors (the “Collateral”));

•	rank equally in right of payment to all existing and future senior Indebtedness of the Company and senior in right of payment to any existing and future subordinated Indebtedness of the Company;

•	be effectively senior to all of the Company’s existing and future unsecured Indebtedness to the extent of the value of the Collateral (after giving effect to any senior Lien on the Collateral);

•	be effectively subordinated to the Company’s obligations under the Credit Agreement, to the extent of the value of the Collateral that secures such obligations on a first-priority basis;

•	be structurally subordinated to obligations of subsidiaries of the Company that are not Subsidiary Guarantors, including Indebtedness of Foreign Subsidiaries;

•	be initially limited to an aggregate principal amount of $200.0 million, subject to our ability to issue Additional Notes under the Indenture;

•	mature on December 1, 2011;

•	be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof; and

•	be unconditionally guaranteed on a senior secured basis by each of the Company’s current and future Restricted Subsidiaries that guarantee, and will in the future guarantee, Indebtedness under the Credit Agreement; provided, that, upon the release of a Guarantee by a Subsidiary Guarantor under the Credit Agreement, such Subsidiary Guarantor will be deemed released from all of its obligations under the Indenture and its Subsidiary Guarantee will terminate; provided, further, that in the event that any such Restricted Subsidiary thereafter guarantees any Indebtedness of the Company under the Credit Agreement (or if any released Guarantee under the Credit Agreement is reinstated or renewed), then such Restricted Subsidiary will guarantee the Notes on the terms and conditions set forth in the Indenture. See “Subsidiary guarantees”

The subsidiary guarantees

The Subsidiary Guarantees will:

•	be senior secured obligations of the Subsidiary Guarantors;

•	be secured by second-priority Liens and security interests, subject to Permitted Liens, in the Collateral of the Subsidiary Guarantors;

•	rank equally in right of payment with all existing and future senior Indebtedness of the Subsidiary Guarantors and senior in right of payment to any existing and future subordinated Indebtedness of the Subsidiary Guarantors;

•	be effectively senior to all of the Subsidiary Guarantors’ existing and future unsecured Indebtedness to the extent of the value of the Collateral (after giving effect to senior Liens on the Collateral); and

•	be effectively subordinated to the Subsidiary Guarantors’ obligations under the Credit Agreement, to the extent of the value of the Collateral that secures such obligations on a first-priority basis.

Interest

Interest on the Notes will compound semi-annually and:

•	accrue at the rate of 10% per annum;

•	accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

•	be payable in cash semi-annually in arrears on June 1 and December 1, commencing on December 1, 2009;

•	be payable to the holders of record on the May 15 and November 15 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

We also will pay additional interest to holders of the Notes if we fail to complete the exchange offer described in the Registration Rights Agreement within 210 days or if certain other conditions contained in the Registration Rights Agreement are not satisfied.

Payments on the notes; paying agent and registrar

We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered addresses as they appear in the Registrar’s books. We have initially designated the corporate trust office of the Trustee to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the Notes, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.

Transfer and exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered holder of a Note will be treated as the owner of it for all purposes.

Optional redemption

Except as described below, the Notes are not redeemable.

Prior to December 1, 2011, the Company may on any one or more occasions redeem up to 35% of the original principal amount of the Notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

(1)	at least 65% of the original principal amount of the Notes remains outstanding after each such redemption; and

(2)	the redemption occurs within 90 days after the closing of such Equity Offering.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by the Company.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $2,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

In addition, at any time prior to December 1, 2011, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, the Company may redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Ranking

The Notes will be senior secured obligations of the Company that rank senior in right of payment to all existing and future Indebtedness of the Company that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all existing and future Indebtedness of the Company that is not so subordinated. The Notes will be effectively senior to all of the Company’s existing and future unsecured Indebtedness to the extent of the value of the Collateral (after giving effect to any senior Lien on the Collateral). The Notes will be effectively subordinated to the Company’s obligations under the Credit Agreement to the extent the Collateral secures such obligations on a first-priority basis. The notes will be structurally subordinated to the obligations of Subsidiaries of the Company that are not Subsidiary Guarantors. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust (as described under “Defeasance” below) will not be subject to these restrictions.

In the event of bankruptcy, liquidation, reorganization or other winding-up of the Company or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the

Credit Agreement, the assets of the Company and the Subsidiary Guarantors that secure the Credit Agreement will be available to pay obligations on the Notes and the Subsidiary Guarantees only after all Indebtedness under such Credit Agreement and certain hedging obligations and cash management obligations have been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the Notes and the Subsidiary Guarantees then outstanding.

As of September 30, 2009:

•	the Company and the Subsidiary Guarantors had $365.4 million of total outstanding Indebtedness, including capital lease obligations but excluding intercompany liabilities and Guarantees under the Credit Agreement and the Indenture, of which any future borrowings under the Credit Agreement will rank, effectively senior to the Notes to the extent the Collateral secures such obligations on a first-priority basis, and $175.0 million would have been subordinated to the Notes; and

•	the Company and the Subsidiary Guarantors had $3.9 million of outstanding senior secured pari passu Indebtedness, including capital lease obligations and mortgages, which would have ranked equally with the Notes, although effectively senior to the Notes to the extent of the value of the Collateral securing such obligations.

Although the Indenture will limit the amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur, such Indebtedness may be substantial.

Subsidiary guarantees

The Notes will be guaranteed by each of the Company’s current and future Restricted Subsidiaries that guarantee, and will in the future guarantee, Indebtedness under the Credit Agreement. The Subsidiary Guarantors will, jointly and severally, unconditionally guarantee, on a senior secured basis, the Company’s obligations under the Notes and all obligations under the Indenture. Each Subsidiary Guarantee will be secured on a second-priority basis by the portion of the Collateral owned by such Subsidiary Guarantor. The Restricted Subsidiaries that guarantee the Credit Agreement will initially guarantee the Notes. Such Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders in enforcing any rights under the Subsidiary Guarantees. The obligations of the Subsidiary Guarantors under the Subsidiary Guarantees will rank equally in right of payment with all other Indebtedness of such Subsidiary Guarantors, except to the extent such other Indebtedness is expressly subordinated to the obligations arising under the Subsidiary Guarantees, in which case the obligations of the Subsidiary Guarantors under the Subsidiary Guarantees will rank senior in right of payment to such other Indebtedness. The Subsidiary Guarantees will be effectively senior to all of the Subsidiary Guarantors’ existing and future unsecured Indebtedness to the extent of the value of the Collateral (after giving effect to any senior Lien on the Collateral). The Subsidiary Guarantees will be effectively subordinated to the Subsidiary Guarantors’ obligations under the Credit Agreement to the extent the Subsidiary Guarantors’ Collateral secures such obligations on a first-priority basis.

Assuming that we had completed the Refinancing (See “Summary—The refinancing transactions”) as of September 30, 2009, there was no outstanding Indebtedness of Subsidiary Guarantors.

Although the Indenture will limit the amount of Indebtedness that Restricted Subsidiaries may Incur, such Indebtedness may be substantial.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction to a Person which is not the Company or a Restricted Subsidiary of the Company, such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if:

(1)	the sale or other disposition is in compliance with the Indenture, including the covenants “Limitation on sales of assets and subsidiary stock” and “Limitation on sale of capital stock of restricted subsidiaries;” and

(2)	all the obligations of such Subsidiary Guarantor under the Credit Agreement and related documentation and any other agreements relating to any other Indebtedness of the Company or its Restricted Subsidiaries terminate upon consummation of such transaction, if such Subsidiary Guarantor would not then otherwise be required to guarantee the Notes pursuant to the Indenture.

A Subsidiary Guarantor will be released from its obligations under the Indenture upon the release of a Guarantee by such Subsidiary Guarantor under the Credit Agreement; provided, however, that in the event that any such Subsidiary Guarantor thereafter guarantees any Indebtedness of the Company under the Credit Agreement (or if any released Guarantee under the Credit Agreement is reinstated or renewed), then such Subsidiary Guarantor will guarantee the Notes on the terms and conditions as set forth in the Indenture.

In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee, the Registration Rights Agreement, the Collateral Documents and the Intercreditor Agreement if (i) the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture or (ii) the Company exercises its legal defeasance option as described under “Defeasance” or the Company’s obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Collateral

Assets pledged as collateral

The Notes and Subsidiary Guarantees will be secured by second-priority Liens, subject to Permitted Liens, in the Collateral (with the exception of pledges of stock of Subsidiary Guarantors to the extent that they would result in the filing with the SEC of separate financial statements of such Subsidiary Guarantors).

From and after the Issue Date, if the Company or any Subsidiary Guarantor creates any additional security interest upon any property to secure any Credit Agreement Obligations or any other obligations that are secured equally and ratably with the Notes by second-priority Liens on the Collateral, it must concurrently grant at least a second-priority security interest upon such property as security for the Notes substantially concurrent with granting any such additional security interest (with the exception of pledges of stock of Subsidiary Guarantors to the extent that they would result in the filing with the SEC of separate financial statements of such Subsidiary Guarantors).

Even though the Notes and Subsidiary Guarantees will be secured, pursuant to the terms of the Collateral Documents and the Intercreditor Agreement, the security interests in the Collateral securing the Notes and the Subsidiary Guarantees under the Collateral Documents will rank junior in priority to any and all security interests in the Collateral at any time granted to secure the Credit Agreement Obligations and will rank equally in priority with the security interests in the Collateral securing any other Pari Passu Lien Indebtedness. In addition, the Notes are not secured by any of the assets of any Restricted Subsidiary that is not a Subsidiary Guarantor. See “Risk factors—Risks related to the notes.”

Excluded assets

The Collateral will exclude certain items of property, including, without limitation (collectively, the “Excluded Collateral”):

•	any Capital Stock and other securities of a Subsidiary to the extent that the pledge of such Capital Stock and other securities results in the Company being required to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary not to be subject to such requirement, as described in more detail below; and

•	any Capital Stock of any Foreign Subsidiaries directly owned by the Company or any Subsidiary Guarantor in excess of 65% of the Voting Stock of such Foreign Subsidiaries.

Further, in the event that Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Company due to the fact that such Subsidiary’s Capital Stock secures the Notes, then the Capital Stock of such Subsidiary shall automatically be deemed not to be part of the Collateral but only to the extent necessary to not be subject to such requirement. In such event, the Collateral Documents may be amended or modified, without the consent of any holder of Notes, to the extent necessary to release the security interests in favor of the Collateral Agent on the shares of Capital Stock that are so deemed to no longer constitute part of the Collateral. In the event that Rule 3-16 and Rule 3-10 of Regulation S-X under the Securities Act are amended, modified or interpreted by the SEC to permit (or are replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock of such Subsidiary shall automatically be deemed to be a part of the Collateral but only to the extent necessary to not be subject to any such financial statement requirement.

Intercreditor arrangements

The Collateral securing the Notes and the Subsidiary Guarantees will also serve as collateral to secure the obligations of the Company and the Subsidiary Guarantors under the Credit Agreement on a first-priority basis and hedging obligations with lenders and affiliates and cash management obligations owed to lenders and affiliates are also secured on a first-priority basis. The Company, the Subsidiary Guarantors, the Collateral Agent, on behalf of itself and the holders, and the administrative agent (or analogous titles used therein) under the Credit Agreement (the “Administrative Agent”) will enter into an Intercreditor Agreement to define the rights of lenders and certain other parties (the “Credit Agreement Secured Parties”) under the Credit Agreement and related agreements and the holders with respect to the Collateral. If any other Indebtedness is designated as Pari Passu Lien Indebtedness and is permitted by the terms of the Indenture to be secured by the Collateral, the representatives of the holders of such other Pari Passu Lien Indebtedness or Indebtedness will also become party to the Intercreditor Agreement and, in the case of such Pari Passu Lien Indebtedness, will designate the Trustee (or any successor) as Collateral Agent on their behalf. The Intercreditor Agreement will provide, among other things, that (1) Liens on the Collateral securing the Notes will be junior to the Liens in favor of the Administrative Agent securing the Credit Agreement Obligations, and consequently, the Credit Agreement Secured Parties will be entitled to receive the proceeds from the disposition of any Collateral prior to the holders, (2) during any insolvency proceedings, the Administrative Agent and the Collateral Agent will coordinate their efforts to give effect to the relative priority of their security interests in the Collateral and (3) certain procedures for enforcing the second-priority Liens on the Collateral shall be followed. If Indebtedness is Incurred under clause (1) of the second paragraph under “Certain covenants—Limitation on indebtedness” and such Indebtedness is secured on a first-priority basis by any Collateral held or released by the Administrative Agent and the Notes and the Subsidiary Guarantees are secured on a second-priority basis by any such asset that qualifies as Collateral, then the Collateral Agent and the representative of the holders of such Indebtedness will become party to an intercreditor agreement with terms substantially similar to the Intercreditor Agreement.

Pursuant to the terms of the Intercreditor Agreement, so long as the Credit Agreement Obligations are secured, the Administrative Agent will determine the time and method by which the security interests in the Collateral will be enforced except as provided in the following paragraph. The Collateral Agent, except in certain limited circumstances described below, will not be permitted to enforce the security interests and certain other rights related to the Notes on the Collateral even if an Event of Default has occurred and the Notes have been accelerated except in any insolvency or liquidation proceeding as necessary to file a claim or statement of interest with respect to the Notes or any Subsidiary Guarantee. After the discharge of the first-priority Liens securing the Credit Agreement the Collateral Agent, acting at the instruction of the holders of a majority in principal amount of the Notes and holders of any Pari Passu Lien Indebtedness, voting as one class, will determine the time and method by which the security interests in the Collateral will be enforced and, if applicable, will distribute proceeds (after payment of the costs of enforcement and Collateral administration) of the Collateral received by it under the Collateral Documents for the ratable benefit of the holders and holders of the Pari Passu Lien Indebtedness.

The Collateral Agent may exercise rights and remedies with respect to the security interests in the Collateral after the passage of a period of 180 days from the date on which the Collateral Agent has notified the Administrative Agent that an Event of Default has occurred, but only to the extent that the Administrative Agent is not diligently pursuing the exercise of its rights and remedies with respect to the Collateral or an insolvency proceeding with respect to the Company or any Subsidiary Guarantor has been commenced.

Holders will be deemed to have agreed and accepted the terms of the Intercreditor Agreement by their acceptance of the Notes.

Sufficiency of collateral

The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the health of the used book industry, the condition of the real estate markets and the markets for other forms of collateral, the ability to sell the Collateral in an orderly sale, general market and economic conditions, the availability of buyers, alternative uses and other factors. The amount to be received upon a sale of the Collateral would also be dependent on numerous factors, including, but not limited, to the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time (or at all) or in an orderly manner. In addition, in the event of a bankruptcy or other insolvency, the ability of the holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

Certain covenants with respect to the collateral

The Collateral will be pledged pursuant to the Collateral Documents, which contain provisions relating to identification of the Collateral and the maintenance of perfected liens therein. The following is a summary of some of the covenants and provisions set forth in the Collateral Documents and the Indenture as they relate to the Collateral.

Maintenance of collateral

The Collateral Documents or the Indenture, subject to certain exceptions, provide that the Company and the Subsidiary Guarantors shall maintain the Collateral that is material to the conduct of their business in good, safe and insurable operating order, condition and repair. The Collateral Documents, subject to certain exceptions, also provide that the Company and the Subsidiary Guarantors shall pay all real estate and other taxes, and maintain in full force and effect all material permits and certain insurance coverages.

Certain proceeds

As more fully described below under “Certain covenants—Limitation on sales of assets and subsidiary stock,” non-cash proceeds from any sale of Collateral will be pledged in accordance with the Intercreditor Agreement.

After-acquired property

Upon the acquisition by the Company or any Subsidiary Guarantor after the Issue Date of (1) any after-acquired real property which qualifies as Collateral or any equipment or fixtures which constitute accretions, additions or technological upgrades to the equipment or fixtures that form part of the Collateral, (2) any material Additional Assets in compliance with the covenant described under “Certain covenants—Limitation on sales of assets and subsidiary stock,” or (3) with regard to any real property that qualifies as Collateral (other than Excluded Assets) that has a fair market value of at least $1.0 million, the Company or such Subsidiary Guarantor shall execute and deliver (i) with regard to any real property, the items described under “Real estate mortgages and filings” below within 60 days of the date of acquisition and (ii) to the extent required by the Collateral Documents, any information, documentation or other certificates as may be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such after-acquired property (other than Excluded Assets) and to have such after-acquired property added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

Further assurances

The Collateral Documents and the Indenture provide that the Company and the Subsidiary Guarantors shall, at their sole expense, do all acts which may be reasonably necessary, if requested by the Collateral Agent, to confirm that the Collateral Agent holds, for the benefit of the holders and the Trustee, duly created, enforceable and perfected second- priority Liens and security interests in the Collateral (subject to Permitted Liens) to the extent required by the Indenture, the Collateral Documents and the Intercreditor Agreement.

As necessary, or upon request of the Collateral Agent or the Trustee, the Company and the Subsidiary Guarantors shall, at their sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions, which may be necessary, or as the Collateral Agent or the Trustee may reasonably request, to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, including with respect to after-acquired Collateral, to the extent required thereunder.

Impairment of security interest

Neither the Company nor any of its Restricted Subsidiaries will take or omit to take any action which would materially adversely affect or impair the Liens in favor of the Collateral Agent and the holders with respect to the Collateral. Neither the Company nor any of its Restricted Subsidiaries shall grant to any Person, or permit any Person to retain (other than the Administrative Agent and the Collateral Agent), any interest whatsoever in the Collateral, other than Permitted Liens. Neither the Company nor any of its Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by the Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents and the Intercreditor Agreement. The Company will, and will cause each Subsidiary Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as necessary, or as the Trustee reasonably requests, to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Collateral Documents.

Real estate mortgages and filings

With respect to any fee interest in certain real property interests identified in a schedule to the Indenture (individually and collectively, the “Premises”) owned by the Company or a Subsidiary Guarantor on the Issue Date or acquired by the Company or a Subsidiary Guarantor after the Issue Date that forms part of the Collateral:

(1)	the Company shall deliver to the Collateral Agent, as mortgagee or beneficiary, as applicable, fully executed counterparts of Mortgages, each dated as of the Issue Date or, if later, the date such property is pledged to secure the Obligations, in accordance with the requirements of the Indenture and/or the Collateral Documents, duly executed by the Company or the applicable Subsidiary Guarantor, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith) as may be necessary to create a valid, perfected at least second-priority Lien (subject to Permitted Liens) against the properties purported to be covered thereby;

(2)	the Collateral Agent shall have received mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of itself and the Trustee, the holders of the Notes and holders of any Pari Passu Notes, in the form necessary, with respect to the property purported to be covered by such Mortgage, to insure that the interests created by the Mortgage constitute valid and at least second-priority Liens on such property free and clear of all Liens, defects and encumbrances (other than Permitted Liens), each such title insurance policy to be in an amount reasonably satisfactory to the Collateral Agent and such policies shall also include such endorsements and affirmative coverages as shall be reasonably requested by the Collateral Agent and shall be accompanied by evidence of the payment in full of all premiums thereon; and

(3)	the Issuer shall cause each Subsidiary Guarantor to, deliver to the Collateral Agent, with respect to each of the covered Premises, such filings, surveys (or any updates or affidavits that the title company may reasonably require as necessary to issue the title insurance policies), local counsel opinions, landlord agreements and fixture filings, along with such other documents, instruments, certificates and agreements, as the Collateral Agent and its counsel shall reasonably require to create, evidence or perfect a valid and at least second-priority Lien on the property subject to each such Mortgage (subject to Permitted Liens).

Leasehold interests

With respect to any leasehold interest and other occupancy interests in certain real property (individually and collectively, the “Leased Premises”) leased or otherwise occupied by the Company or a Subsidiary Guarantor on the Issue Date or leased or otherwise occupied by the Company or a Subsidiary Guarantor after the Issue Date, the Company shall use its reasonable efforts to obtain, or shall cause each Subsidiary Guarantor to use its reasonable efforts to obtain and deliver to the Collateral Agent, with respect to each of the covered Leased Premises, any landlord waiver, collateral access agreement or other agreement from the landlord, warehouseman or other party controlling such Leased Premises, it, and to the extent that, any such agreement has been delivered to the Administrative Agent with respect to such Leased Premises pursuant to the Credit Agreement, in form and substance satisfactory to the Collateral Agent, between such Collateral Agent and (i) any other person in possession of any Collateral and (ii) any landlord of the Company or any Subsidiary Guarantor where any Collateral is located.

Foreclosure

Upon the occurrence and during the continuance of an Event of Default, but subject in all cases to the terms of the Intercreditor Agreement, the Collateral Documents provide for (among other available remedies) the foreclosure upon and sale of the applicable Collateral by the Collateral Agent and the distribution of the net proceeds of any such sale to the holders on a pro rata basis, subject to any prior Liens on the Collateral and the provisions of the Intercreditor Agreement. The Intercreditor Agreement will provide, among other things, that (1) Liens on the Collateral securing the Notes will be junior to the Liens of the Administrative Agent, and consequently, the Credit Agreement Secured Parties, including the lenders or their affiliates under the Credit Agreement with whom the Company and the Subsidiary Guarantors have incurred certain hedging obligations and banking services obligations, will be entitled to receive the proceeds from the disposition of any such Collateral prior to the holders, (2) during any insolvency proceedings, the Administrative Agent and the Collateral Agent will coordinate their efforts to give effect to the relative priority of their security interests in the Collateral and (3) certain procedures for enforcing the Liens on the Collateral be followed. In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full the Company’s obligations under the Notes.

Certain bankruptcy limitations

The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy or other insolvency laws in the event that a bankruptcy case were to be commenced by or against the Company or any Subsidiary Guarantor prior to the Collateral Agent having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor or any other Collateral, without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

Furthermore, in the event a domestic or foreign bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the holders would hold secured claims to the extent of the value of the Collateral to which the holders are entitled, and unsecured claims with respect to such shortfall.

In addition, because a portion of the Collateral may in the future consist of pledges of a portion of the Capital Stock of certain of the Company’s Foreign Subsidiaries, the validity of those pledges under applicable foreign law, and the ability of the Holders to realize upon that Collateral under applicable foreign law, may be limited by such law, which limitations may or may not affect such Liens.

Refinancing of the Credit Agreement and the Notes

The obligations under the Credit Agreement and the obligations under the Indenture and the Notes may be refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under the Credit Agreement or any security document related thereto and the Indenture and the Collateral Documents) of the Administrative Agent or the Collateral Agent, all without affecting the Lien priorities provided for in the Intercreditor Agreement; provided, however, that the lenders providing or holders of any such refinancing or replacement indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of the Intercreditor Agreement pursuant to such documents or agreements (including amendments or supplements to the Intercreditor Agreement) as the Administrative Agent or the

Collateral Agent, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the Administrative Agent or the Collateral Agent, as the case may be.

In addition, if at any time in connection with or after the discharge of Credit Agreement Obligations, the Company enters into any replacement of the Credit Agreement secured by the Collateral on a first-priority basis, then such prior discharge of Credit Agreement Obligations shall automatically be deemed not to have occurred for all purposes of the Intercreditor Agreement, the Credit Agreement, the Indenture and the Collateral Documents and Obligations under such Credit Agreement shall automatically be treated as Lender Debt for all purposes of the Intercreditor Agreement, including for purposes of the Lien priorities and rights in respect of the Collateral (or such portion thereof) set forth therein. During the period the Credit Agreement is not in existence, the Notes and the Subsidiary Guarantees will be secured by a first-priority lien in the Collateral.

In connection with any refinancing or replacement contemplated by the foregoing paragraph, the Intercreditor Agreement may be amended at the request and sole expense of the Company, and without the consent of either the Administrative Agent or the holder of any Notes, (a) to add parties (or any authorized agent or trustee therefor) providing any such refinancing or replacement indebtedness in compliance with the Credit Agreement and the Indenture and (b) to establish that Liens on any Collateral securing such refinancing or replacement Indebtedness shall have the same priority (or junior priority) as the Liens on any Collateral securing the Indebtedness being refinanced or replaced, all on the terms provided for herein immediately prior to such refinancing or replacement.

Release

The Liens on the Collateral will be released with respect to the Notes and the Subsidiary Guarantees, as applicable:

(1)	in whole, upon payment in full of the principal of, together with accrued and unpaid interest and premium, if any, on the Notes;

(2)	in whole, upon satisfaction and discharge of the Indenture;

(3)	in whole, upon a legal defeasance as set forth under the caption “Defeasance”;

(4)	in part, as to any property constituting Collateral (A) that is sold or otherwise disposed of by the Company or any of the Subsidiary Guarantors in a transaction permitted by “Certain covenants—Limitation on sales of assets and subsidiary stock” and by the Collateral Documents (to the extent of the interest sold or disposed of) or otherwise permitted by the Indenture and the Collateral Documents; (B) that is cash or Net Available Cash withdrawn from the Collateral Account for any one or more purposes permitted by subsection (a) of “Certain covenants—Limitation on sales of assets and subsidiary stock” or for any other expenditures not prohibited by the Indenture; (C) upon any release, sale or disposition (other than in connection with a cancellation or termination of the Credit Agreement without a replacement thereof) of such Collateral pursuant to the terms of the Credit Agreement resulting in the release of the Lien on such Collateral securing the Credit Agreement; or (D) otherwise in accordance with, and as expressly provided for under, the Indenture or the Intercreditor Agreement;

(5)	in whole as to all Collateral that is owned by a Subsidiary Guarantor that is released from its Subsidiary Guarantee in accordance with the Indenture; and

(6)	with the consent of holders of seventy-five percent (75%) in aggregate principal amount of the Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of Notes);

provided, that, in the case of any release in whole pursuant to clauses (1) through (3) above, all amounts owing to the Trustee under the Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents and the Intercreditor Agreement have been paid.

To the extent required by the Indenture, the Company and each Subsidiary Guarantor will furnish to the Trustee, prior to each proposed release of such Collateral pursuant to the Collateral Documents and the Indenture, an Officers’ Certificate as required by the Indenture.

Upon compliance by the Company or the Subsidiary Guarantors, as the case may be, with the conditions precedent set forth above, the Trustee or the Collateral Agent shall promptly cause to be released and reconveyed to the Company, or its Subsidiary Guarantors, as the case may be, the released Collateral.

Change of control

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under “Optional redemption,” each holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 thereof) of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control unless the Company has exercised its right to redeem the Notes as described under “Optional redemption,” the Company will mail a notice (the “Change of Control Offer”) to each holder, with a copy to the Trustee, stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) (the “Change of Control Payment”);

(2)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3)	the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes (equal to $2,000 of principal amount or integral multiples of $1,000 thereof) properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

The Company’s ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Credit Agreement. In addition, certain events that may constitute a change of control under the Credit Agreement and cause a default under that agreement may not constitute a Change of Control under the Indenture. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of the Credit Agreement will (and other Indebtedness may) prohibit the Company’s prepayment of Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the Indebtedness under the Credit Agreement and any such other Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A default under the Indenture may result in a cross-default under the Credit Agreement.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person other than a Permitted Holder. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

See “Risk factors—Risks relating to the notes—We may not be able to repurchase the Notes upon a change of control” for a description of the risks relating to the Company’s ability to repurchase the Notes.

Certain covenants

Limitation on indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Subsidiary Guarantors may Incur Indebtedness if on the date thereof:

(1)	the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00; and

(2)	no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1)	Indebtedness of the Company Incurred pursuant to the Credit Agreement and Guarantees of Restricted Subsidiaries in respect of the Indebtedness Incurred pursuant to a Credit Agreement; provided, however, that the aggregate principal amount of all Indebtedness Incurred by the Company pursuant to this clause (1) does not exceed $85.0 million at any time outstanding, less the aggregate principal amount of all Net Cash Proceeds from Asset Dispositions applied to permanently reduce the commitments with respect to such Indebtedness pursuant to this covenant described under the caption “Limitation on sale of assets and subsidiary stock;”

(2)	Guarantees by the Subsidiary Guarantors of Indebtedness Incurred in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Subsidiary Guarantee;

(3)	Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however,

(a)	if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(b)	if a Subsidiary Guarantor is the obligor on such Indebtedness and the Company or a Subsidiary Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of such Subsidiary Guarantor; and

(c)	(i) any subsequent issuance or transfer of Capital Stock or any other event that results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(ii)	any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company;

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be.

(4)	Indebtedness represented by (a) the Notes issued on the Issue Date, the Subsidiary Guarantees and the Exchange Notes and exchange guarantees issued in a registered exchange offer pursuant to the Registration Rights Agreement, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (6), (8), (9) and (10) hereof) outstanding on the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) or Incurred pursuant to the first paragraph of this covenant;

(5)	Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5);

(6)	Indebtedness under Interest Rate Agreements; provided, that in the case of such Interest Rate Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company) and substantially correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to

Indebtedness of the Company or its Restricted Subsidiaries Incurred without violation of the Indenture;

(7)	the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

(8)	Indebtedness Incurred in respect of workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business;

(9)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(10)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; and

(11)	in addition to the items referred to in clauses (1) through (10) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, will not exceed $20.0 million at any time outstanding (which may be Indebtedness Incurred under or in respect of the Credit Agreement).

The Company will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor will Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Restricted Subsidiary may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1)	in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of

Incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses;

(2)	all Indebtedness outstanding on the date of the Indenture under the Credit Agreement shall be deemed initially Incurred on the Issue Date under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (4) of the second paragraph of this covenant;

(3)	Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4)	if obligations in respect of letters of credit are Incurred pursuant to a Credit Agreement and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(5)	the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6)	Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(7)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “Limitation on indebtedness” covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on restricted payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(a)	dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

(b)	dividends or distributions payable to the Company or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);

(2)	purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3)	purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Obligations or Guarantor Subordinated Obligations (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)	make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(a)	a Default shall have occurred and be continuing (or would result therefrom); or

(b)	the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the “Limitation on indebtedness” covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

(c)	the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to March 4, 2004 would exceed the sum of:

(i)	50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the quarter in which March 4, 2004 occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii)	100% of the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to March 4, 2004 (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination);

(iii)	the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to March 4, 2004 of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); and

(iv)	the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(A)	repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary, or

(B)	the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

The provisions of the preceding paragraph will not prohibit:

(1)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that (a) such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

(2)	(A) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or (B) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations or (C) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Junior Lien Collateral Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of Junior Lien Collateral Indebtedness of the Company or Senior Unsecured Pari Passu Indebtedness of the Company or (D) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Junior Lien Collateral Indebtedness of a Subsidiary Guarantor made by exchange for or out of the proceeds of the substantially concurrent sale of Junior Lien Collateral Indebtedness or Senior Unsecured Pari Passu Indebtedness of the Company or such Subsidiary Guarantor or Guarantor Subordinated Obligations of such Subsidiary Guarantor or (E) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Senior Unsecured Pari Passu Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of Senior Unsecured Pari Passu Indebtedness of the Company or (F) any purchase, defeasance or redemption of Senior Unsecured Pari Passu Indebtedness of a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of Senior Unsecured Pari Passu Indebtedness of the Company or such Subsidiary Guarantor or Guarantor Subordinated Obligations of such Subsidiary Guarantor that, in each case, is permitted to be Incurred pursuant to the covenant described under “Limitation on indebtedness” and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(3)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under “Limitation on indebtedness” and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(4)	so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Obligations or Guarantor Subordinated Obligations of a Subsidiary Guarantor from Net Available Cash to the extent permitted under “Limitation on sales of assets and subsidiary stock” below; provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

(5)	dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

(6)	so long as no Default or Event of Default has occurred and is continuing, dividends to Holdings or New Holdings for the purpose of, and in the amounts equal to, amounts required to permit Holdings or New Holdings:

(a)	to redeem or repurchase Capital Stock of Holdings or New Holdings held by any existing or former employees or management of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause will not exceed $4.0 million in the aggregate for all such redemptions and repurchases; provided, however, that the amount of any such repurchase or redemption will be included in subsequent calculations of the amount of Restricted Payments; and

(b)	to make loans or advances to employees or directors of the Company or any Subsidiary of the Company the proceeds of which are used to purchase Capital Stock of Holdings or New Holdings, in an aggregate amount not in excess of $1.5 million at any one time outstanding; provided, however, that the amount of such loans and advances will be included in subsequent calculations of the amount of Restricted Payments;

(7)	so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest

Expense”; provided that the payment of such dividends will be excluded from the calculation of Restricted Payments;

(8)	repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

(9)	so long as (a) no Default or Event of Default shall have occurred and be continuing and (b) immediately before and immediately after giving effect thereto, the Company would have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph under the “Limitation on indebtedness” covenant, payments of cash dividends to Holdings in an amount sufficient to enable Holdings to make payments of cash interest required to be made in respect of the Holdings Senior Discount Notes in accordance the terms thereof in effect on the date of the Indenture, provided Holdings is otherwise unable to pay such interest and such dividends are applied directly to the payment of such interest; and provided, further, that such payments will be excluded from the calculation of the amount of Restricted Payments;

(10)	cash dividends or loans to Holdings or New Holdings in amounts equal to:

(a)	the amounts required for Holdings or New Holdings to pay any Federal, state or local income taxes to the extent that such income taxes are directly attributable to the income of the Company and its Restricted Subsidiaries;

(b)	the amounts required for Holdings and New Holdings to pay franchise taxes and other fees required to maintain their legal existence;

(c)	an amount not to exceed $500,000 in any fiscal year to permit Holdings and New Holdings to pay their corporate overhead expenses Incurred in the ordinary course of business, and to pay salaries or other compensation of employees who perform services for the Company and one or more of Holdings or New Holdings;

(d)	so long as no Default or Event of Default shall have occurred and be continuing, an amount not to exceed $100,000 in the aggregate, to enable Holdings or New Holdings to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock; and

(e)	the amounts payable by Holdings or New Holdings in connection with the Transactions, if any;

provided, that such dividends or loans will be excluded from subsequent calculations of the amount of Restricted Payments;

(11)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Obligation or Guarantor Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “Change of control” covenant or (ii) at a purchase price not greater than

100% of the principal amount thereof in accordance with provisions similar to the “Limitation on sales of assets and subsidiary stock” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; and

(12)	other Restricted Payments in an amount not to exceed $10.0 million; provided that the amount of such Restricted Payments will be included in the calculation of the amount of Restricted Payments.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the Board of Directors of the Company to exceed $5.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant “Limitation on restricted payments” were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Limitation on liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) that secures obligations under any Indebtedness on any asset or property of the Company or such Restricted Subsidiary, including any Guarantee of such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom. In addition, if the Company or any Subsidiary Guarantor, directly or indirectly, shall create, incur or suffer to exist any Lien securing Credit Agreement Obligations, the Company or such Subsidiary Guarantor, as the case may be, must concurrently grant at least a second-priority Lien, subject to Permitted Liens, upon such property as security for the Notes and the Subsidiary Guarantees.

Limitation on restrictions on distributions from restricted subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on

Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)	make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)	transfer any of its property or assets to the Company or any Restricted Subsidiary.

The preceding provisions will not prohibit:

(i)	any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the Indenture, including, without limitation, the Indenture, the indenture for the 8 5/8% Notes, the Subsidiary Guarantees, the Collateral Documents, the Intercreditor Agreement and the Credit Agreement (and related documentation);

(ii)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired by the Company (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction) and outstanding on such date, provided that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired;

(iii)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are no less favorable in any material respect to the holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clauses (i) or (ii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary, whichever is applicable;

(iv)	in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

(a)	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

(b)	contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

(c)	pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(v)	(a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(vi)	any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(vii)	net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and

(viii)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order.

Limitation on sales of assets and subsidiary stock

(a)	The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1)	in the case of any Asset Disposition involving shares or assets having a value equal to or in excess of $1.0 million, the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors (including the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

(2)	in the case of any Asset Disposition involving shares or assets having a value equal to or in excess of $1.0 million, at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

(a)	to prepay, repay or purchase secured Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or secured Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations of a Restricted Subsidiary that is a Subsidiary Guarantor) (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment, if any, to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or

(b)	to invest in Additional Assets within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

provided that pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture; provided, further, that in the case of an Asset Disposition of Collateral, any cash will be deposited in accordance with the Intercreditor Agreement.

Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” On the 361st day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer (“Asset Disposition Offer”) to all holders of Notes and to the extent required by the terms of Pari Passu Lien Indebtedness, to all holders of other Pari Passu Lien Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Lien Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”), to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. To the extent that the aggregate amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture (provided that to the extent that the assets disposed of in such Asset Sale were Collateral, any assets purchased with such Excess Proceeds shall be pledged as Collateral pursuant to the Collateral Documents). If the aggregate principal amount of Notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(b) The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Notes pursuant to the Asset Disposition Offer.

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Company will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from the Company, will authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

(c) For the purposes of this covenant, the following will be deemed to be cash:

(1)	the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of the Company or Indebtedness of a Restricted Subsidiary (other than Guarantor Subordinated Indebtedness, Guarantor Subordinated Obligations or Disqualified Stock of any Wholly-Owned Subsidiary that is a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (a) above); and

(2)	securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

(d) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

Limitation on affiliate transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1)	the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate;

(2)	in the event such Affiliate Transaction involves an aggregate consideration in excess of $1.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3)	in the event such Affiliate Transaction involves an aggregate consideration in excess of $5.0 million, the Company has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

The preceding paragraph will not apply to:

(1)	any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the covenant described under “Limitation on restricted payments;”

(2)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers and employees approved by the Board of Directors;

(3)	loans or advances to employees, officers or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries but in any event not to exceed $1.5 million in the aggregate outstanding at any one time with respect to all loans or advances made since the Issue Date;

(4)	any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with “Certain covenants—Limitations on indebtedness;”

(5)	the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors of the Company or any Restricted Subsidiary;

(6)	the fees payable by the Company in connection with the Transactions;

(7)	the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date and identified on a schedule to the Indenture on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms are not more disadvantageous to the holders of the Notes than the terms of the agreements in effect on the Issue Date;

(8)	the issuance of Capital Stock (other than Disqualified Stock) of the Company to any Affiliate; and

(9)	entrance into and performance of any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or approved by the Board of Directors in good faith.

Limitation on sale of capital stock of restricted subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Restricted Subsidiary or, with respect to a Restricted Subsidiary, to issue any of its Voting Stock (other than, if necessary, shares of its Voting Stock constituting directors’ qualifying shares) to any Person except:

(1)	to the Company or a Wholly-Owned Subsidiary; or

(2)	in compliance with the covenant described under “Limitation on sales of assets and subsidiary stock” and immediately after giving effect to such issuance or sale, such Restricted Subsidiary would continue to be a Restricted Subsidiary.

Notwithstanding the preceding paragraph, the Company or any Restricted Subsidiary may sell all the Voting Stock of a Restricted Subsidiary as long as the Company or any Restricted Subsidiary complies with the terms of the covenant described under “Limitation on sales of assets and subsidiary stock.”

SEC reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the SEC, and make available to the Trustee and the registered holders of the Notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein. In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act information to the Trustee and the holders of the Notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries that, alone or taken together, represent 10% or more of the Consolidated EBITDA of the Company for the most recent four consecutive fiscal quarters presented in a particular report or other document filed with the SEC, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Company and its Restricted Subsidiaries (excluding any such Unrestricted Subsidiaries).

Merger and consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation or limited liability company organized or formed, as the case may be, and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture or other documentation or instruments, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes, the Indenture, the Collateral Documents (as applicable) and the Intercreditor Agreement and will cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Company, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(2)	immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the “Limitation on indebtedness” covenant;

(4)	unless the Company is the Successor Company, each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of the Indenture and the Notes and its obligations under the Registration Rights Agreement, Collateral Documents and the Intercreditor Agreement shall continue to be in effect and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by such Subsidiary Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; and

(5)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The predecessor Company (if not the Successor Company) will be released from its obligations under, and the Successor Company will succeed to, be substituted for, and may exercise every right and power of the Company under, the Indenture, the Collateral Documents (as applicable) and the Intercreditor Agreement, and the Successor Company will cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Company, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions, provided that in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax benefits; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with the preceding clause (5).

In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into any person (other than another Subsidiary Guarantor) and will not permit the conveyance, transfer or lease of substantially all of the assets of any Subsidiary Guarantor unless:

(1)	if such entity remains a Subsidiary Guarantor, (a) the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia; (b) the Successor Guarantor, if other than such Subsidiary Guarantor, expressly assumes in writing by supplemental indenture (and other applicable documents), executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee, the Indenture, the Collateral Documents (as applicable) and the Intercreditor Agreement and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; (c) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; and (d) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

(2)	the transaction is made in compliance with the covenant described under “Limitation on sales of assets and subsidiary stock.”

Notwithstanding the foregoing, any Subsidiary Guarantor may merge with or into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Company or merge with a Restricted Subsidiary of the Company solely for the purpose of reincorporating the Subsidiary Guarantor in a State of the United States or the District of Columbia, as long as the amount of Indebtedness of such Subsidiary Guarantor and its Restricted Subsidiaries is not increased thereby.

The Company and a Subsidiary Guarantor, as the case my be, will be released from its obligations under the Indenture and the Successor Company and the Successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or a Subsidiary Guarantor, as the case may be, under the Indenture, the Collateral Documents (as applicable) and the Intercreditor Agreement, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the notes and a Subsidiary Guarantor will not be released from its obligations under its Subsidiary Guarantee.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, the Collateral Documents (as applicable) and the Intercreditor Agreement, but the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the notes. Solely for the purpose of computing amounts described in clauses (c)(i), (c)(ii), (c)(iii) and (c)(iv) of “Certain covenants—Limitation on restricted payments,” the Successor Company shall only be deemed to have succeeded and be substituted for the Company with respect to periods subsequent to the effective time of such merger, consolidation, combination or transfer of assets.

Future subsidiary guarantors

The Company will cause each Restricted Subsidiary that Guarantees, on the Issue Date or any time thereafter, any Indebtedness of the Company or any Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior secured basis and all other obligations under the Indenture. Notwithstanding the foregoing, in the event (a) a Subsidiary Guarantor is released and discharged in full from all of its obligations under its Guarantees of (1) the Credit Agreement and (2) all other Indebtedness of the Company and its Restricted Subsidiaries and (b) such Subsidiary Guarantor has not Incurred any Indebtedness in reliance on its status as a Subsidiary Guarantor under the covenant “Limitation on indebtedness” or such Subsidiary Guarantor’s obligations under such Indebtedness are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) under the second paragraph of “Limitation on indebtedness,” then the Subsidiary Guarantee of such Subsidiary Guarantor shall be automatically and unconditionally released and discharged.

The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any Guarantees under the Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Each Restricted Subsidiary that becomes a Subsidiary Guarantor on or after the Issue Date shall also become a party to the applicable Collateral Documents and the Intercreditor Agreement and shall as promptly as practicable execute and deliver such security instruments, financing statements, mortgages, deeds of trust (in substantially the same form as those executed and delivered with respect to the Collateral) and certificates and opinions of counsel (to the extent, and substantially in the form, delivered on the Issue Date (but no greater scope)) as may be necessary to vest in the Collateral Agent a perfected second priority security interest (subject to Permitted Liens) in properties and assets that constitute Collateral as security for the Notes or the Subsidiary Guarantees and as may be necessary to have such property or asset added to the applicable Collateral as required under the Collateral Documents and the Indenture, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect; provided, however, that if granting such second priority security interest in any such property or asset requires the consent of a third party, the Company will use commercially reasonable efforts to obtain such consent; provided, further, however, that if after the use of commercially reasonable efforts, such third party does not consent to the second priority security interest on an asset or property that would constitute as immaterial portion of the Collateral, Subsidiary Guarantor will not be required to provide such security interest.

Limitation on lines of business

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Payments for consent

Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of default

Each of the following is an Event of Default:

(1)	default in any payment of interest or additional interest (as required by the Registration Rights Agreement) on any Note when due, continued for 30 days, whether or not such payment is prohibited by the provisions described under “Ranking;”

(2)	default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under “Ranking;”

(3)	failure by the Company or any Subsidiary Guarantor to comply with its obligations under “Certain covenants—Merger and consolidation;”

(4)	failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under “Change of control” above or under the covenants described under “Certain covenants” above (in each case, other than a failure to purchase Notes that will constitute an Event of Default under clause (2) above and other than a failure to comply with “Certain covenants—Merger and consolidation” which is covered by clause (3) above);

(5)	failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice as provided below with its other agreements contained in the Indenture, the Collateral Documents or the Intercreditor Agreement;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness within the grace period provided in such Indebtedness (“payment default”); or

(b)	results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

(7)	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(8)	failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, to pay final, non-appealable judgments aggregating in excess of $15.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”);

(9)	any Subsidiary Guarantee, Collateral Document or obligation under the Intercreditor Agreement of a Subsidiary Guarantor ceases to be in full force and effect (except as contemplated by the terms of the Indenture and the Subsidiary Guarantees) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture, its Subsidiary Guarantee, any Collateral Document or the Intercreditor Agreement and the Company fails to cause such Subsidiary Guarantor to rescind such denials or disaffirmations within 30 days; or

(10)	with respect to any Collateral having a fair market value in excess of $5.0 million, individually or in the aggregate, (A) the failure of the security interest with respect to such Collateral under the Collateral Documents, at any time, to be in full force and effect for any reason other than in accordance with their terms and the terms of the Indenture or the Intercreditor Agreement and other than the satisfaction in full of all obligations under the Indenture and discharge of the Indenture if such Default continues for 60 days or (B) the assertion by the Company or any Subsidiary Guarantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable.

However, a default under clauses (4), (5) or 10(A) or (B) of this paragraph will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (4), (5) or 10(A) or (B) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under “Events of default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee or the Collateral Agent, if an Event of Default occurs and is continuing, the Trustee or the Collateral Agent will be under no obligation to exercise any of the rights or powers under the Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents and the Intercreditor Agreement at the request or direction of any of the holders unless such holders have offered to the Trustee or the Collateral Agent reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes (subject to the Intercreditor Agreement) unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or of exercising any trust or power conferred on the Trustee or the Collateral Agent. The Indenture provides that in the event an Event of Default is known by the Trustee to have occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee and the Collateral Agent, as the case may be, however, may refuse to follow any direction that conflicts with law or the Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents or the Intercreditor Agreement or that the Trustee or the Collateral Agent determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee or the Collateral Agent in personal liability. Prior to taking any action under the Indenture, the Trustee or the Collateral Agent will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposing to take in respect thereof.

Pursuant to the terms of the Intercreditor Agreement, so long as the Credit Agreement Obligations are secured, the Administrative Agent will determine the time and method by which the security interests in the Collateral will be enforced except as provided in the following paragraph. The Collateral Agent will not be permitted to enforce the security interests and certain other rights related to the Notes on the Collateral even if an Event of Default has occurred and the Notes have been accelerated except in any insolvency or liquidation proceeding as necessary to file a claim or statement of interest with respect to the Notes or any Subsidiary Guarantee. After the discharge of the first-priority Liens securing the Credit Agreement the Collateral Agent, acting at the instruction of the holders of a majority in principal amount of the Notes and holders of any Pari Passu Lien Indebtedness, voting as one class, will determine the time and method by which the security interests in the Collateral will be enforced and, if applicable, will distribute proceeds (after payment of the costs of enforcement and Collateral administration) of the Collateral received by it under the Collateral Documents for the ratable benefit of the holders and holders of the Pari Passu Lien Indebtedness.

The Collateral Agent may exercise rights and remedies with respect to the security interests in the Collateral after the passage of a period of 180 days from the date on which the Collateral Agent has notified the Administrative Agent that an Event of Default has occurred, but only to the extent that the Administrative Agent is not diligently pursuing the exercise of its rights and remedies with respect to the Collateral or an insolvency proceeding with respect to the Company or any Subsidiary Guarantor has not been commenced.

Amendments and waivers

Subject to certain exceptions, the Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents and the Intercreditor Agreement may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected, no amendment, supplement or waiver may, among other things:

(1)	reduce the principal amount of Notes whose holders must consent to an amendment;

(2)	reduce the stated rate of or extend the stated time for payment of interest on any Note;

(3)	reduce the principal of or extend the Stated Maturity of any Note;

(4)	reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described above under “Optional redemption,” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(5)	make any Note payable in money other than that stated in the Note;

(6)	impair the right of any holder to receive payment of, principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8)	modify the Subsidiary Guarantees in any manner adverse to the holders of the Notes; and

(9)	release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in compliance with the terms thereof.

In addition, without the consent of the holders of at least 75% in principal amount of the Notes then outstanding, no amendment, supplement or waiver may (1) modify any Collateral Document or the provisions in the Indenture dealing with Collateral Documents or application of trust moneys in any manner, taken as a whole, materially adverse to the holders or otherwise release any Collateral other than in accordance with the Indenture, the Collateral Documents and the Intercreditor Agreement; or (2) modify the Intercreditor Agreement in any manner adverse to the holders in any material respect other than in accordance with the terms of the Indenture, the Collateral Documents and the Intercreditor Agreement.

Notwithstanding the foregoing, without the consent of any holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents and the Intercreditor Agreement to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents and the Intercreditor Agreement;

(3)	provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4)	add Guarantees with respect to the Notes or release a Subsidiary Guarantor upon its designation as an Unrestricted Subsidiary; provided, however that the designation is in accordance with the applicable provisions of the Indenture;

(5)	add additional assets as Collateral to secure the Notes and Subsidiary Guarantees;

(6)	release Liens in favor of the Collateral Agent in the Collateral as provided under “Collateral—Release” or in accordance with the terms of the Indenture, Collateral Documents or the Intercreditor Agreement;

(7)	add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

(8)	make any change that does not adversely affect the rights of any holder;

(9)	comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(10)	provide for the issuance of Exchange Notes that shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities;

(11)	provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture; or

(12)	conform the text of the Indenture, the Notes or the Subsidiary Guarantees to any provision of this “Description of notes” to the extent that such provision in this “Description of notes” is intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Subsidiary Guarantees.

The Intercreditor Agreement will provide that, subject to certain exceptions, any amendment, waiver or consent to any of the collateral documents securing obligations under the Credit Agreement on a first-priority basis will also apply to the comparable Collateral Documents with respect to the Notes.

In addition, the holders will be deemed to have consented for purposes of the Collateral Documents and the Intercreditor Agreement to any of the following amendments, waivers and other modifications to the Collateral Documents and the Intercreditor Agreement:

(1)	(A) to add other parties (or any authorized agent thereof or trustee therefor) holding Pari Passu Lien Indebtedness that are Incurred in compliance with the Credit Agreement, the Indenture and the Collateral Documents and (B) to establish that the Liens on any Collateral securing such Pari Passu Lien Indebtedness shall be pari passu under the Intercreditor Agreement with the Liens on such Collateral securing the Obligations under the Indenture and the Notes and junior and subordinated to the Liens on such Collateral securing any obligations under the Credit Agreement, all on the terms provided for in the Intercreditor Agreement as in effect immediately prior to such amendment;

(2)	(A) to add other parties (or any authorized agent thereof or trustee therefor) holding Indebtedness that is incurred in compliance with the Credit Agreement and the Indenture and the Collateral Documents and (B) to establish that the Liens on any Collateral securing such Indebtedness shall be pari passu under the Intercreditor Agreement with the Liens on such Collateral securing the obligations under the Credit Agreement and senior to the Liens on such Collateral securing any obligations under the Indenture and the Notes, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment;

(3)	to effectuate the release of assets included in the Collateral from the Liens securing the Notes (x) if all other Liens on those assets securing the Obligations (including all commitments thereunder) under the Credit Agreement and other Indebtedness of the Company and its Restricted Subsidiaries are released (other than in connection with a cancellation or termination of the Credit Agreement without a replacement thereof) or (y) if those assets are owned by a Subsidiary that is a Subsidiary Guarantor and that Subsidiary Guarantor is released from its Guarantee in accordance with the terms of the Indenture;

(4)	to establish that the Liens on any Collateral securing any Indebtedness replacing the Credit Agreement permitted to be incurred under clause (1) of the second paragraph of the covenant described under “Certain covenants—Limitation on indebtedness” shall be senior to the Liens on such Collateral securing any obligations under the Indenture, the Notes and the Subsidiary Guarantees, which obligations shall continue to be secured on a second-priority basis on the Collateral; and

(5)	upon any cancellation or termination of the Credit Agreement without a replacement thereof, to establish that the Collateral shall become first priority Collateral.

Any such additional party and the Administrative Agent, Trustee and the Collateral Agent shall be entitled to rely upon an Officer’s Certificate certifying that such Pari Passu Lien Indebtedness or Indebtedness, as the case may be, was issued or borrowed in compliance with the Credit Agreement, the Indenture and the Collateral Documents.

See also “Intercreditor agreement—Refinancing of the Credit Agreement and the notes.”

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. Consent to any amendment or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder’s Notes will not be rendered invalid by such tender. After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment.

Defeasance

The Company at any time may, at its option, terminate all its obligations under the Notes, the Indenture, the Collateral Documents and the Intercreditor Agreement (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. If the Company exercises its legal defeasance option, the Liens on the Collateral will be released and the Subsidiary Guarantees in effect at such time will terminate.

The Company at any time may terminate its obligations under covenants described under “Certain covenants” (other than “Merger and consolidation”), the operation of the cross-default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Subsidiary Guarantee provision described under “Events of default” above and the limitations contained in clause (3) under “Certain covenants—Merger and consolidation” above (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8), (9) or (10) under “Events of default” above or because of the failure of the Company to comply with clause (3) under “Certain covenants—Merger and consolidation” above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of the Company or any of the Subsidiary Guarantors, as such, shall have any liability for any obligations of the Company or any of the Subsidiary Guarantors under the Notes, the Indenture, the Subsidiary Guarantees, the Collateral Documents, the Intercreditor Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the trustee

Wilmington Trust FSB is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Governing law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York. The Collateral Documents and the Intercreditor Agreement will be governed by, and construed in accordance with, the laws of the State of New York. However, the Mortgages will be governed by, and construed in accordance with, the laws of the states in which the applicable Premises are located.

Original issue discount legend

The notes will contain a legend substantially to the following effect:

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN

REQUEST, THE COMPANY WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT THE CHIEF FINANCIAL OFFICER AT 4700 SOUTH 19TH STREET, LINCOLN, NEBRASKA 68501-0529.

Certain definitions

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from or merger with such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger or acquisition, and Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such merger or acquisition of assets.

“Additional Assets” means:

(1)	any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Related Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1)	1.0% of the principal amount of such Note; and

(2)	the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on December 1, 2011, (such redemption price being described under “Optional redemption”) plus (ii) all required interest payments due on such Note through December 1, 2011 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then-outstanding principal of such Note.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary; provided that in the case of a sale by a Restricted Subsidiary to another Restricted Subsidiary, the Company directly or indirectly owns an equal or greater percentage of the Common Stock of the transferee than of the transfer or; provided, further, that in the case of a transfer of Collateral, the transferee shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral pledged by or transferred to the transferee, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(2)	the sale of Cash Equivalents in the ordinary course of business;

(3)	a disposition of inventory in the ordinary course of business;

(4)	a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5)	transactions permitted under “Certain covenants—Merger and consolidation;”

(6)	an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly-Owned Subsidiary;

(7)	for purposes of “Certain covenants—Limitation on sales of assets and subsidiary stock” only, the making of a Permitted Investment or a disposition subject to “Certain covenants—Limitation on restricted payments;”

(8)	dispositions in connection with Permitted Liens;

(9)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(10)	the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property, in each case in the ordinary course of business; and

(11)	disposition of assets acquired in foreclosures.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof, or, in the case of a limited liability company, the board of managers or other similar body.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2)	marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition of the United States (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc.;

(3)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc., or “A” or the equivalent thereof by

Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $500.0 million;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)	commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc. or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(6)	interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.

“Change of Control” means:

(1)	(1) (A) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company or Holdings (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company or Holdings held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent entity); and (B) the Permitted Holders “beneficially own” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company or Holdings, as the case may be, (or its successor by merger, consolidation or purchase of all or substantially all of its assets) than such other person or group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company or such successor (for the purposes of this clause, such other person or group shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person or group “beneficially owns” directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders “beneficially own” directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity); or

(2)	the first day on which a majority of the members of the Board of Directors of the Company or Holdings are not Continuing Directors; or

(3)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

(4)	the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property and assets of the Company and the Subsidiary Guarantors, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure the Notes and the Subsidiary Guarantees pursuant to the Collateral Documents.

“Collateral Accounts” means any segregated account under the sole control of the Collateral Agent that is free from all other Liens, and includes all cash and Cash Equivalents received by the Trustee or the Collateral Agent from Asset Dispositions of Collateral, foreclosures on or sales of Collateral or any other awards or proceeds pursuant to the Collateral Documents, including earnings, revenues, rents, issues, profits and income from the Collateral received pursuant to the Collateral Documents, and interest earned thereon.

“Collateral Agent” means Wilmington Trust FSB, acting in its capacity as collateral agent under the Collateral Documents, or as successor thereto.

“Collateral Documents” means the mortgages, deeds of trust, deeds to secure debt, security agreements, pledge agreements, agency agreements and other instruments and documents executed and delivered pursuant to the Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the ratable benefit of the holders and the Trustee or notice of such pledge, assignment or grant is given.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1)	if the Company or any Restricted Subsidiary:

(a)	has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)	has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)	if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition or disposition:

(a)	the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition or disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)	Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition or disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)	if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business or line of business, Consolidated EBITDA and Consolidated Interest Expense

for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4)	if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)	Consolidated Interest Expense;

(2)	Consolidated Income Taxes;

(3)	consolidated depreciation expense;

(4)	consolidated amortization expense or impairment charges recorded in connection with the application of FASB ASC Topic 350, Intangibles-Goodwill and Other (formerly SFAS No. 142) and

(5)	other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation).

Notwithstanding the preceding sentence, clauses (2) through (5) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (5) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1)	interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2)	amortization of debt discount and debt issuance cost (other than such discounts and costs incurred in connection with the Transactions) (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

(3)	non-cash interest expense;

(4)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)	interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person;

(6)	costs associated with Hedging Obligations (including amortization of fees) provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)	the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Company or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and

(9)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of “Indebtedness,” the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (9) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)	any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

(a)	subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)	the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2)	any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)	subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)	any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4)	any extraordinary gain or loss; and

(5)	the cumulative effect of a change in accounting principles.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company or Holdings, as the case may be, who: (1) was a member of such Board of Directors on the day immediately following the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such the relevant Board of Directors at the time of such nomination or election.

“Credit Agreement” means one or more debt facilities (including, without limitation, the Amended and Restated Credit Agreement, dated as of the Issue Date, among the Company, Holdings, New Holdings, the several banks and other financial institutions or entities from time to time parties thereto, the eligible subsidiaries referred to therein), or commercial paper facilities to which the Company is a party with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original trustee, administrative agent, holders and lenders or another trustee, administrative agent or agents or other holders or lenders and whether provided under the Indenture, Credit Agreement or any other credit agreement or other agreement or indenture).

“Credit Agreement Obligations” means Indebtedness outstanding under the Credit Agreement that is secured by a Permitted Lien described under clause (1) of the definition thereof, and all other Obligations (not constituting Indebtedness) of the Company or any Subsidiary Guarantor under the Credit Agreement or any related agreement, including hedging obligations and cash management obligations with lenders and their affiliates.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3)	is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “Change of control” and “Limitation on sales of assets and subsidiary stock” and such repurchase or redemption complies with “Certain covenants—Limitation on restricted payments.”

“8 5/8% Notes” means the senior subordinated notes of the Company due 2012.

“Equity Offering” means an offering or issuance for cash by either of the Company or Holdings or New Holdings of its respective common stock, Preferred Stock (other than any Disqualified Stock) or options, warrants or rights with respect to its common stock or Preferred Stock (other than any Disqualified Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement.

“holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Holdings” means NBC Acquisition Corp., a Delaware corporation.

“Holdings Senior Discount Notes” means the 11% senior discount notes due 2013 issued by Holdings on March 4, 2004.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)	the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

(5)	Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

(6)	the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)	the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9)	to the extent not otherwise included in this definition, net obligations of such Person under Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1)	such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2)	such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3)	there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a)	the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b)	if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense to the extent actually paid by the Company or its Restricted Subsidiaries.

“Intercreditor Agreement” means the Intercreditor Agreement to be entered into among the Company, the Subsidiary Guarantors, the Trustee, the Collateral Agent, on behalf of itself and the holders and the Administrative Agent, on behalf of itself and the Credit Agreement Secured Parties, as the same may be amended, supplemented or otherwise modified from time to time.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)	Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(2)	endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)	an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock or Preferred Stock (other than Disqualified Stock) of the Company.

For purposes of “Certain covenants—Limitation on restricted payments,”

(1)	“Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means October 2, 2009.

“Junior Lien Collateral Indebtedness” means any Indebtedness of the Company or any Subsidiary Guarantor which (x) is or will be secured by a Lien on the Collateral on a basis that is junior to the Notes and the Subsidiary Guarantees and (y) has a Stated Maturity date after the Stated Maturity of the Notes.

“Lender Debt” means any (i) Indebtedness outstanding from time to time under the Credit Agreement and (ii) any Indebtedness which has a first-priority security interest in the Collateral (subject to Permitted Liens).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents securing Liens on the Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all brokerage, legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any tax credits or deductions and any tax sharing agreements available as a direct result of such Asset Disposition), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)	the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition (including, but not limited to, those in respect of indemnification obligations).

provided, however, that any amounts deposited into escrow or otherwise held back shall not be deemed to be Net Available Cash unless and until such amounts are released to the Company or a Restricted Subsidiary without restriction.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“New Holdings” means NBC Holdings Corp., a Delaware corporation.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foregoing law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, feels, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes (without giving effect to collateral arrangements).

“Pari Passu Lien Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes after giving effect to collateral arrangements.

“Permitted Holders” means each of (i) Weston Presidio Capital III, L.P., Weston Presidio Capital IV, L.P., WPC Entrepreneur Fund II, L.P. and WPC Entrepreneur Fund II, L.P. (collectively, the “WP Funds”) and any of their respective Affiliates or limited partners, to the extent such limited partners received Capital Stock of Holdings or New Holdings in a general distribution by a WP Fund of such Capital Stock to its limited partners; (ii) any officer or other member of management or employee employed by Holdings or any Subsidiary as of the date of the Indenture; (iii) family members or relatives of the persons described in clause (ii); and (iv) in the event of the incompetence or death of any of the persons described in clauses (ii), such person’s estate, executor, administrator, committee or other personal representatives or beneficiaries.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)	a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2)	another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3)	cash and Cash Equivalents;

(4)	receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees (other than executive officers) made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

(7)	Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(8)	Investments made as a result of the receipt of non-cash consideration from an asset Disposition that was made pursuant to and in compliance with “Certain covenants—Limitation on sales of assets and subsidiary stock;”

(9)	Investments in existence on the Issue Date;

(10)	Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “Certain covenants—Limitation on indebtedness;”

(11)	Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed $5.0 million outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value); and

(12)	Guarantees issued in accordance with “Certain covenants—Limitations on indebtedness”.

“Permitted Liens” means, with respect to any Person:

(1)	Liens securing Indebtedness and related obligations Incurred pursuant to clause (1) of the second paragraph under “Certain covenants—Limitation on indebtedness”; provided that any such Liens of the Company or any Restricted Subsidiary secure the Notes and the Subsidiary Guarantees on at least a second-priority basis (other than Excluded Collateral);

(2)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)	Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(4)	Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)	Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6)	encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)	judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)	Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that:

(a)	the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(b)	such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11)	Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)	such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b)	such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13)	Liens existing on the Issue Date;

(14)	Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15)	Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Restricted Subsidiary;

(17)	Liens securing the Notes and Subsidiary Guarantees and any obligations owing to the Trustee or the Collateral Agent under the Indenture, the Collateral Documents or the Intercreditor Agreement;

(18)	Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder; and

(19)	Liens securing Indebtedness incurred after the Issue Date and any Refinancing Indebtedness relating thereto (excluding any Liens securing any other Indebtedness Incurred after the Issue Date permitted under other clauses hereof) in an aggregate principal amount at any one time outstanding not to exceed $10.0 million; provided that (1) any such Liens shall rank equal to or junior in priority to the Liens on the Collateral securing the Notes and (2) the holder of such Lien either (x) is subject to an intercreditor agreement consistent with the Intercreditor Agreement or (y) is or agrees to become bound by the terms of the Intercreditor Agreement on the same basis as the holders of the Notes; provided, further that any such Liens may rank equal to the Liens on the Collateral securing the Notes only so long as Liens securing Indebtedness outstanding under clause (1) of the second paragraph under “Certain covenants—Limitation on indebtedness” does not exceed $75.0 million in the aggregate.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“PORTAL Market” means the private offerings, resales and trading through automated linkages market.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1)	(a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity later than the Stated Maturity of the Notes;

(2)	the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith); and

(4)	if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Registration Rights Agreement” means that certain registration rights agreement dated as of the date of the Indenture by and among the Company, the Subsidiary Guarantors and the initial purchasers set forth therein, and with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreement(s) may be amended, from to time.

“Related Business” means any business which is the same as or related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the Issue Date.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Restricted Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Unsecured Pari Passu Indebtedness” means:

(1)	with respect to the Company, any Indebtedness that ranks pari passu in right of payment to the Notes but is unsecured with a Stated Maturity date subsequent to the Stated Maturity of the Notes; and

(2)	with respect to any Subsidiary Guarantor, any Indebtedness that ranks pari passu in right of payment to such Subsidiary Guarantor’s Subsidiary Guarantee but is unsecured with a Stated Maturity date subsequent to the Stated Maturity of the Notes.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes and exchange notes issued in a registered exchange offer pursuant to the Registration Rights Agreement by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

“Subsidiary Guarantor” means each Restricted Subsidiary in existence on the Issue Date that provides a Subsidiary Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Subsidiary Guarantee in accordance with the Indenture); provided that upon release or discharge of such Restricted Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Restricted Subsidiary ceases to be a Subsidiary Guarantor.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means such successor.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)	such designation and the Investment of the Company in such Subsidiary complies with “Certain covenants—Limitation on restricted payments;”

(3)	such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(4)	such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)	to subscribe for additional Capital Stock of such Person; or

(b)	to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(5)	on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness under the first paragraph of the “Limitation on indebtedness” covenant on a pro forma basis taking into account such designation.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

Certain U.S. federal income tax considerations

The following is a summary of certain U.S. federal income tax consequences relating to the acquisition, ownership and disposition of the notes. Unless otherwise indicated, references in this discussion to “notes” apply equally to the original notes and to the exchange notes. This summary assumes that the notes are held as capital assets and the holders acquire the notes for cash. It is not a complete analysis of all the potential tax considerations relating to the acquisition, ownership and disposition of the notes.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, permanent and temporary Treasury Regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions. Any of these authorities may be changed, possibly with retroactive effect, resulting in U.S. federal income tax consequences different from those discussed below. We have not sought any ruling from the Internal Revenue Service, or the IRS, or any opinion of counsel with respect to the tax consequences described below, and there can be no assurance that the IRS will not take a position inconsistent with the tax consequences described below or that any such position taken by the IRS would not be sustained.

This summary does not address tax considerations arising under federal non-income tax laws or under the laws of any foreign, state or local jurisdiction. In addition, this summary does not address all tax considerations that may be applicable to a holder in light of that holder’s particular circumstances or that may be applicable to holders that are subject to special tax rules, including, without limitation:

•	non-United States persons or entities, except to the extent specifically set forth below;

•	regulated investment companies, real estate investment trusts, and real estate mortgage investment conduits;

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations and retirement plans, individual retirement accounts and tax-deferred accounts;

•	dealers in securities, currencies or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar;

•	persons subject to taxation as U.S. expatriates;

•	persons that will hold the notes as a position in a hedging transaction, wash sale, constructive sale, straddle, conversion transaction or other risk reduction transaction or synthetic security;

•	governments or agencies or instrumentalities thereof; or

•	S corporations, partnerships or other pass-through entities, including entities and arrangements classified as partnerships for U.S. federal income tax purposes and beneficial owners of, or investors in, such entities.

If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships that hold notes (and partners in such partnerships) should consult their tax advisors regarding the tax consequences of the acquisition, ownership and disposition of the notes by such partnerships.

This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. Prospective investors in the notes are urged to consult their tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate, gift or other non-income tax laws or under the laws of any state, local, or foreign taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

The following is a summary of certain U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership and disposition of the notes. “U.S. Holder” means a beneficial owner of a note that is:

•	an individual who is a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a court within the United States and that has one or more United States persons with authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

The Exchange

The exchange of the original notes for exchange notes pursuant to the exchange offer will not constitute a taxable exchange. As a result, (1) a holder will not recognize a taxable gain or loss as a result of exchanging its original notes for exchange notes; (2) the holding period of the exchange notes will include the holding period of the original notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes will be the same as the adjusted tax basis of the original notes exchanged therefor immediately before the exchange.

Payments of interest

Subject to the discussion below, stated interest on the notes is taxable as ordinary income when received or accrued by U.S. Holders in accordance with their method of accounting. Generally, interest on the notes constitutes “investment income” for purposes of the limitations on the deductibility of investment interest expense provided under the Code.

Original issue discount

The original notes were issued with original issue discount, referred to below as OID. For U.S. federal income tax purposes, the OID on the notes equals the excess of the “stated redemption price at maturity” of the notes over their “issue price”. The “stated redemption price at maturity” of a note is the sum of all payments required to be made on the note other than “qualified stated interest” payments. The “issue price” of the notes is generally the first offering price to purchasers (other than organizations acting as underwriters, placement agents, or wholesalers) at which a substantial amount of the notes were sold. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate or, under certain conditions in connection with the special rules relating to floating-rate notes, at a variable rate, during the entire term of the instrument. Interest is unconditionally payable if reasonable remedies exist to compel payment in accordance with the terms of the instrument or the debt instrument otherwise provides terms and conditions that make late payment or non payment sufficiently remote. The stated interest payments on the notes are qualified stated interest payments.

Except as discussed below, a U.S. Holder of the notes is required to accrue and include in gross income the sum of the “daily portions” of total OID on the notes for each day during the taxable year in which the U.S. Holder holds the notes, generally under a constant yield method, regardless of the U.S. Holder’s usual method of accounting for federal income tax purposes. Such OID is included in gross income in advance of the receipt of cash attributable to that income. Under these rules, a U.S. Holder must include in income increasingly greater amounts of OID in successive accrual periods.

We may redeem the notes, in whole or in part, on the terms and subject to the conditions described under the heading “Description of notes—Optional redemption”. Under the applicable Treasury Regulations, it is presumed that the issuer will exercise a redemption option if such exercise would lower the yield to maturity of the debt instrument. We have determined that the exercise of our options to redeem the notes would not lower the yield to maturity on the notes. Therefore, we do not intend to treat any of our redemption options as affecting the yield to maturity of the notes or the accrual of OID on the notes. However, if, contrary to such presumption, we do exercise any of our options to redeem the notes, then solely for purposes of determining the amount and accrual of OID the yield and maturity of the notes that are not redeemed, if any, will be determined by treating the notes as having been reissued on the date of exercise for an amount equal to their adjusted issue price on such date.

Upon the occurrence of certain contingencies (see “Description of notes—Change of control” and “Description of notes—Interest”), we may be required to repurchase the notes or to pay amounts in excess of stated interest and principal on the notes. According to Treasury Regulations, the possibility that any such repurchase will occur or that any such payments in excess of stated interest and principal on the notes will be made will not affect the amount of interest income a U.S. Holder recognizes if there is only a remote chance as of the date the notes were issued that any such repurchase or payments will occur. We believe that the likelihood that we will be obligated to repurchase the notes or to pay amounts in excess of stated interest and principal on the notes is remote. Therefore, we do not intend to take such a repurchase or the potential payment of such amounts into account in determining the yield to maturity of the notes or the accrual of OID on the notes.

Our determination that these contingencies are remote is binding on a U.S. Holder unless the U.S. Holder explicitly discloses on the U.S. Holder’s federal income tax return for the year during which the U.S. Holder acquires the notes that the U.S. Holder is taking a different position. Our determination is not, however, binding on the IRS, and if the IRS were to challenge our determination, a U.S. Holder might be required to accrue OID on its notes in excess of stated interest and any OID that otherwise would be required to be taken into account, regardless of the U.S. Holder’s regular method of accounting, and the U.S. Holder might be required to treat any income realized on the taxable disposition of a note before the resolution of the contingencies as ordinary income rather than capital gain. In the event a contingency occurs and we are required to repurchase notes held by a U.S. Holder or to pay amounts in excess of stated interest and principal on notes held by a U.S. Holder, it would affect the amount and timing of the income recognized by the U.S. Holder. For example, if we become obligated to pay amounts in excess of stated interest and principal on the notes, then solely for purposes of determining the amount and accrual of OID, the yield and maturity of the notes will be determined by treating the notes as having been reissued on the date we become so obligated for an amount equal to their adjusted issue price on such date.

A U.S. Holder that purchases a note for a purchase price that is less than the note’s adjusted issue price may be required to treat the amount by which the note’s adjusted issue price exceeds the U.S. Holder’s purchase price as “market discount”, which is treated in the manner described below under the caption “Market discount”. The “adjusted issue price” of a note is equal to its issue price increased by the amount of previously accrued OID and reduced by any prior payments with respect to the note, other than payments of qualified stated interest.

A U.S. Holder that purchases a note for a purchase price that exceeds the note’s adjusted issue price but is less than or equal to the note’s stated redemption price at maturity will have “acquisition premium” equal to such excess. In such case, the amount of OID otherwise includible in the U.S. Holder’s gross income is reduced (but not below zero). The amount of the reduction is the product of the applicable daily portion of OID (prior to its reduction) and a fraction whose numerator is the excess of the U.S. Holder’s purchase price for the note over the adjusted issue price of the note and whose denominator is the amount of OID remaining to be accrued on the note.

A U.S. Holder that purchases a note for a purchase price that exceeds the note’s stated redemption price at maturity is not required to include any OID in gross income. Under those circumstances, the U.S. Holder may be able to amortize such excess as bond premium in the manner described below under the caption “Amortizable bond premium”.

As a result of the complexity of the OID rules, each U.S. Holder of a note should consult its own tax advisor regarding the impact of the OID rules on its investment in the notes.

Election to treat all interest as OID

The OID rules permit a U.S. Holder of a note to elect to accrue all interest on the note, including stated interest, OID and market discount (as adjusted by any amortizable bond premium or acquisition premium), as interest, based on a constant yield method. The election to accrue interest on a constant yield method with respect to a note is to be made for the taxable year in which the U.S. Holder acquires the note and such election cannot be revoked without the consent of the IRS. If a U.S. Holder were to make this election, the consequences of holding a note could differ from those described under the captions “Original issue discount”, “Market discount”, and “Amortizable bond premium”. Each U.S. Holder should consult its own tax advisor about this election. The remainder of this discussion assumes that U.S. Holders will not make this special election.

Market discount

A U.S. Holder that acquires a note after its original issuance may be affected by the “market discount” rules of the Code. For these purposes, the market discount on a note generally will equal the amount by which the adjusted issue price of the note immediately after its acquisition exceeds its tax basis in the hands of a U.S. Holder immediately after its acquisition. Subject to a statutory de minimis exception, the market discount rules generally require a U.S. Holder who acquires a note at a market discount to treat any principal payment on the note and any gain recognized on any disposition of the note as ordinary income to the extent of the accrued market discount on the note that has not previously been included in income at the time of such payment or disposition. In addition, if such a note is disposed of by a U.S. Holder in certain otherwise nontaxable transactions, certain accrued market discount that has not previously been included in income at the time of such disposition must be included as ordinary income by the U.S. Holder as if the U.S. Holder had sold the note at its then fair market value. Market discount is generally treated as accruing on a straight-line basis over the remaining term of the note as of the time of acquisition, or, at the election of the holder, on a constant yield basis. The election to accrue market discount on a constant yield basis applies on a note-by-note basis and may not be revoked. U.S. Holders should be aware that there is some uncertainty as to the effect of the constant yield election on notes issued with OID.

A U.S. Holder of a note acquired at a market discount also may elect to include the market discount in income as it accrues. If a U.S. Holder so elects, the rules discussed above that would require the U.S. Holder to include accrued market discount in income upon the disposition of the note or the receipt of principal payments thereon will not apply, and the U.S. Holder’s tax basis in the note will be increased by the amount of the market discount included in income at the time it accrues. This election will apply to all market discount bonds acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. Holder may be required to defer until maturity of the note (or, in certain circumstances, its earlier disposition) the deduction of a portion of the interest expense attributable to debt incurred or continued to purchase or carry a note with market discount, unless the U.S. Holder makes the election to include market discount in income on a current basis.

Amortizable bond premium

If a U.S. Holder acquires a note for an amount that is in excess of the note’s stated redemption price at maturity, the U.S. Holder will generally be considered to have purchased the note with “amortizable bond premium” equal to the amount of the excess. A U.S. Holder generally may elect to amortize bond premium on a constant-yield basis; if no election is made, amortizable bond premium will decrease the gain or increase the loss otherwise recognized on the disposition of the note, as described under “Sale or other taxable disposition of the notes”, below. The notes are subject to call provisions at our option at various times, as described elsewhere in this prospectus. A U.S. Holder must calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. The amount of amortizable bond premium amortized in any year generally is treated as a reduction in the U.S. Holder’s interest income on the note. If the amortizable bond premium for a year exceeds the amount of interest for that year, the excess is allowed as a deduction for that year but only to the extent of the U.S. Holder’s prior interest inclusions with respect to the note. A U.S. Holder who elects to amortize bond premium must reduce its tax basis in the note by the amount of the premium used to offset interest income as described above. The election by a U.S. Holder to amortize bond premium applies to all taxable debt obligations held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder and may not be revoked without the consent of the IRS.

Sale or other taxable disposition of the notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between (x) the amount of cash and the fair market value of any property other than cash received by the U.S. Holder on such disposition (except to the extent such cash or property is attributable to accrued stated interest, which will be treated as such), and (y) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to the U.S. Holder, increased by any OID and market discount previously included by the U.S. Holder in income with respect to the note, and decreased by the amount of any payments (other than payments of “qualified stated interest”) on the note received by the U.S. Holder and by any amortization of amortizable bond premium that the U.S. Holder has taken into account.

Except as described above under “Market discount”, gain or loss recognized on the taxable disposition of a note generally will be capital gain or loss and any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the note for more than one year at the time of such disposition. Long-term capital gains of individuals, estates and trusts currently are taxed at a maximum federal income tax rate of 15%. This maximum rate is scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

In general, information reporting requirements will apply to a U.S. Holder with respect to OID accruing and certain payments of principal and interest on, and the proceeds of certain sales, exchanges, repurchases or redemptions of, notes unless the U.S. Holder is an exempt recipient, such as a corporation. A backup withholding tax (currently imposed at a rate of 28%) may apply to such payments to a U.S. Holder if the U.S. Holder fails to provide the U.S. Holder’s taxpayer identification number or, if requested, certification of exempt status, the U.S. Holder has been notified by the IRS that payments to the U.S. Holder are subject to backup withholding, or the U.S. Holder otherwise fails to comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld from a U.S. Holder under the backup withholding rules may be refunded to the U.S. Holder or credited against the U.S. Holder’s federal income tax liability, if any, if the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences to a Non-U.S. Holder of the acquisition, ownership and disposition of the notes. “Non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder (other than an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

Payments of interest

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder that is not engaged in a trade or business in the United States to which interest on a note is attributable generally is not subject to U.S. federal income or withholding tax on interest (including OID) on a note under the “portfolio interest exception”, provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury Regulations;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us as determined for purposes of Section 864(d) of the Code;

•	the Non-U.S. Holder is not a bank whose receipt of interest on a note is in respect of an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the interest is not considered contingent interest within the meaning of Section 871(h)(4)(A) of the Code; and

•	either (i) the Non-U.S. Holder provides its name and address and certifies, under penalties of perjury, that it is not a United States person (which certification may be made on an IRS Form W-8BEN), or (ii) a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business holds the note on behalf of the Non-U.S. Holder and certifies, under penalties of perjury, that it has received an IRS Form W-8BEN for the Non-U.S. Holder and otherwise complies with applicable requirements. If the notes are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships also must satisfy the certification requirements of applicable Treasury Regulations.

If the requirements described above are not satisfied with respect to notes held by a Non-U.S. Holder, payments of interest (including OID) on the notes are subject to a 30% U.S. federal withholding tax on the gross amount of the payment, unless the Non-U.S. Holder provides us or our paying agent with a properly executed (i) IRS Form W-8BEN claiming an exemption from or reduction in withholding tax under an applicable tax treaty or (ii) IRS Form W-8ECI stating that OID accrued and interest paid on the notes is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

If the Non-U.S. Holder is engaged in a trade or business in the United States and interest (including OID) on a note is effectively connected with the conduct of that trade or business, the Non-U.S. Holder will be required to pay U.S. federal income tax on that interest (including OID) on a net income basis in the same manner as if it were a U.S. Holder, except as otherwise provided by an applicable income tax treaty. In addition, if the Non-U.S. Holder is a foreign corporation, any interest (including OID) on the notes received by the Non-U.S. Holder that is treated as effectively connected with the conduct of a trade or business in the United States may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Sale or other taxable disposition of the notes

Subject to the discussion below concerning backup withholding, any gain recognized by a Non-U.S. Holder on the sale, exchange, redemption, retirement or other taxable disposition of a note (other than gain attributable to accrued interest, which will be treated as such) generally will not be subject to U.S. federal income or withholding tax unless:

•	that gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an applicable income tax treaty so requires, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Gain described in the first bullet point above that is recognized by a Non-U.S. Holder generally will be subject to U.S. federal income tax in the same manner as if it were recognized by a U.S. Holder, and, in addition, in the case of a corporate Non-U.S. Holder, an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) may apply. Gain described in the second bullet point above that is recognized by a Non-U.S. Holder will (unless an applicable income tax treaty otherwise provides) be subject to a flat 30% U.S. federal income tax, which may be offset by certain U.S. source capital losses.

Information reporting and backup withholding

A Non-U.S. Holder generally will not be subject to backup withholding (as described above under “Consequences to U.S. Holders—Information Reporting and Backup Withholding”) with respect to payments of interest (including OID) on the notes if the Non-U.S. Holder provides the requisite certification on IRS Form W-8BEN or otherwise establishes an exemption from backup withholding and we do not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person. We will generally be required to report payments of interest (including OID) to the IRS and to the recipient Non-U.S. Holder, whether or not such interest is exempt from U.S. withholding tax. Copies of these information returns may also be made available under the provisions of a specific tax treaty or agreement to the tax authorities of the country in which the payee resides.

Payments to a Non-U.S. Holder of the gross proceeds from the sale, exchange, redemption, repurchase, retirement, or other disposition of a note effected by or through a U.S. office of a broker generally will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies as to its non-U.S. status on IRS Form W-8BEN or otherwise establishes an exemption from backup withholding. Generally, information reporting and backup withholding will not apply to a payment to a Non-U.S. Holder of proceeds of the sale, exchange, redemption, repurchase, retirement, or other disposition of a note where the disposition is effected outside the United States through a non-U.S. office of a non-U.S. broker and payment is not received by the Non-U.S. Holder in the United States.

However, information reporting, but not backup withholding, generally will apply to a payment to a Non-U.S. Holder of proceeds of the sale, exchange, redemption, repurchase, retirement, or other disposition of a note where the disposition is effected outside the United States by or through an office of a broker that is:

•	a United States person;

•	a foreign person that derives 50% or more of its gross income for certain specified periods from the conduct of a trade or business in the United States;

•	a controlled foreign corporation for U.S. federal income tax purposes; or

•	a foreign partnership (i) more than 50% of the capital or profits interest of which is owned by United States persons or (ii) that is engaged in a U.S. trade or business,

unless that broker has documentary evidence in its files of the Non-U.S. Holder’s non-U.S. status and certain other conditions are met or unless the Non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from a Non-U.S. Holder under the backup withholding rules may be refunded to the Non-U.S. Holder or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, if the required information is furnished to the IRS in a timely manner.

Certain ERISA considerations

The following is a summary of certain considerations associated with the exchange of original notes for exchange notes by the following (each, a “Plan”): employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements.

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment of a portion of the assets of any Plan in connection with the exchange of original notes for exchange notes, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The exchange of original notes for exchange notes and the acquisition and holding of exchange notes by an ERISA Plan with respect to which we, the initial purchasers, or any guarantor subsidiary are considered a party in interest or a disqualified person may constitute or result in direct or indirect prohibited transactions under Section 406 of ERISA and/or Section 4975 of the Code, unless the exchange of the original notes and the acquisition and holding of the exchange notes is in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the exchange of the original notes and the acquisition and holding of the exchange notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition to the class exemptions listed above, there is also a statutory exemption that may be available under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for prohibited transactions between a Plan and a person or entity that is a party in interest to such Plan solely by reason of providing services to a Plan (other than a party in interest that is a fiduciary, or its affiliate, that has or exercises discretionary authority or control or renders investment advice with respect to the assets of the plan involved in such transaction), provided that there is adequate consideration for the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the exchange of the original notes and the acquisition and holding of the exchange notes should not be made by any person investing “plan assets” of any Plan, unless such exchange of the original notes and the purchase and holding of exchange notes will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation of any applicable Similar Laws.

Representation

Accordingly, by the exchange of an original note and the acquisition and holding of an exchange note each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to exchange the original note or to acquire and hold the exchange note constitutes assets of any Plan or (ii) the exchange of the original note and the purchase and holding of the exchange note by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering the exchange of the original notes and the purchase and holding of the exchange notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transaction and whether an exemption would be applicable to the exchange of the original notes and the purchase and holding of the exchange notes.

Book-entry settlement and clearance

The exchange notes

The exchange notes will be issued in the form of one or more fully registered exchange notes in global form (the “global notes”).

Upon issuance, each of the global notes will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Exchanges among the global notes

Beneficial interests in one global note may generally be exchanged for interests in another global note. Depending on which global note the transfer is being made, the Trustee may require the seller to provide certain written certifications in the form provided in the indenture. In addition, in the case of a transfer of interests to the Institutional Accredited Investor global note, the Trustee may require the buyer to deliver a representation letter in the form provided in the indenture that states, among other things, that the buyer is not acquiring notes with a view to distributing them in violation of the Securities Act.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the exchange notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the exchange notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated exchange notes

Exchange notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related exchange notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

Plan of distribution

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such exchange notes. This prospectus, as it may be amended or supplemented, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for the original notes only where the original notes were acquired as a result of market-making activities or other trading activities. If requested, we have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale for a period of 180 days from the date on which the exchange offer is consummated (as such period may be extended pursuant to receipt of notice from us to suspend the disposition of registrable securities), or any shorter period as will terminate when all the original notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for exchange notes and the exchange notes have been resold by the broker-dealers.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days from the date on which the exchange offer is completed, or a shorter period as will terminate when all original notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for exchange notes and the exchange notes have been resold by the broker-dealers, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests the documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the original notes, other than commissions or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the holders of original notes, except as expressly set forth in the registration rights agreement, and will indemnify the holders of original notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

Legal matters

The validity of the exchange notes and the guarantees offered hereby will be passed upon for us by Bingham McCutchen LLP, Boston, Massachusetts. Certain legal matters with respect to Kansas law will be passed upon for us by Morris, Laing, Evans, Brock & Kennedy, Chtd., Wichita, Kansas and certain legal matters with respect to Illinois law will be passed upon for us by DLA Piper US LLP, Chicago, Illinois.

Experts

The consolidated financial statements of Nebraska Book Company, Inc. as of March 31, 2009 and 2008 and for each of the three years in the period ended March 31, 2009, included in this prospectus, and the related financial statement schedule included elsewhere in the registration statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements and financial statement schedule are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Documents incorporated by reference

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act as amended after the date of this prospectus and prior to the termination or consummation of the exchange offer shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such documents (other than Current Reports on Form 8-K insofar as they contain Regulation FD disclosure furnished under Item 9 of Form 8-K or other disclosures furnished under Item 12 of Form 8-K, unless otherwise indicated therein).

Any statement contained in this prospectus or incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained in any documents and reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

We will provide without charge to each person to whom this prospectus is delivered, upon the request of such person, a copy of any or all the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Nebraska Book Company, Inc., Attn: Chief Financial Officer, 4700 South 19th Street, Lincoln, Nebraska 68501, telephone: (402) 421-7300.

Available information

We have filed with the SEC a registration statement on Form S-4 with respect to the securities we are offering. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

Although we are not subject to reporting requirements of the Exchange Act, we voluntarily file annual, quarterly and current reports and other information with the SEC to fulfill our obligations under the indenture for the 8 5/8% senior subordinated notes due 2012 and the indenture for the 10% senior secured notes due 2011. Such reports and other information filed with the SEC by us may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, which may be contacted by telephone at: 1-(800) SEC-0330. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Statements made in this prospectus concerning the provisions of any contract, agreement, indenture, security document or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture, security document or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

Upon effectiveness of the registration statement of which this prospectus is a part, we will become subject to the periodic reporting and to the informational requirements of the Exchange Act and will file information with the SEC, including annual, quarterly and special reports. You may read and copy any document we file with the SEC at the public reference room maintained by the SEC at 450 Fifth Street NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

You can obtain a copy of any of our filings, at no cost, by writing to or telephoning us at: Nebraska Book Company, Inc., 4700 South 19th Street, Lincoln, Nebraska 68501, Attn: Chief Financial Officer; telephone: (402) 421-7300. Our SEC filings are also available on our website at: www.nebook.com.

Index to consolidated financial statements

Nebraska Book Company, Inc. Audited Consolidated Financial Statements
Report of independent registered public accounting firm	F-2
Consolidated balance sheets (as of March 31, 2009 and 2008)	F-3
Consolidated statements of operations (for the years ended March 31, 2009, 2008 and 2007)	F-4
Consolidated statements of stockholder’s equity (for the years ended March 31, 2009, 2008 and 2007)	F-5
Consolidated statements of cash flows (for the years ended March 31, 2009, 2008 and 2007)	F-6
Notes to consolidated financial statements	F-7
Nebraska Book Company, Inc. Unaudited Interim Condensed Consolidated Financial Statements
Condensed consolidated balance sheets (as of September 30, 2009 and 2008 and March 31, 2009)	F-46
Condensed consolidated statements of operations (for the quarter ended September 30, 2009 and 2008 and the six months ended September 30, 2009 and 2008)	F-47
Condensed consolidated statements of stockholder’s equity (for the six months ended September 30, 2009 and 2008)	F-48
Condensed consolidated statements of cash flows (for the six months ended September 30, 2009 and 2008)	F-49
Notes to unaudited condensed consolidated financial statements	F-50

Report of independent registered public accounting firm

To the Board of Directors and Stockholder of
Nebraska Book Company, Inc.
Lincoln, Nebraska

We have audited the accompanying consolidated balance sheets of Nebraska Book Company, Inc. (a wholly-owned subsidiary of NBC Acquisition Corp.) and subsidiaries as of March 31, 2009 and 2008, and the related consolidated statements of operations, stockholder’s equity, and cash flows for each of the three years in the period ended March 31, 2009. Our audits also included the financial statement schedule listed in the Index at Item 21. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Nebraska Book Company, Inc. and subsidiaries as of March 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Lincoln, Nebraska
June 25, 2009

Nebraska Book Company, Inc.
consolidated balance sheets

	March 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$44,038,468	$29,326,456
Receivables, net	61,301,636	57,396,508
Inventories	93,115,663	99,011,087
Recoverable income taxes	2,869,583	—
Deferred income taxes	6,581,802	6,058,093
Prepaid expenses and other assets	3,950,874	2,539,077

Total current assets	211,858,026	194,331,221
Property and equipment, net of depreciation & amortization	45,638,522	45,066,180
Goodwill	215,436,126	320,367,273
Customer relationships, net of amortization	85,644,340	91,385,860
Tradename	31,320,000	31,320,000
Other identifiable intangibles, net of amortization	9,172,622	12,103,357
Debt issue costs, net of amortization	6,875,122	5,119,263
Other assets	2,121,949	2,394,267

	$608,066,707	$702,087,421

Liabilities and stockholder’s equity
Current liabilities:
Accounts payable	$26,865,614	$28,631,029
Accrued employee compensation and benefits	13,780,209	12,100,640
Accrued interest	678,516	1,778,937
Accrued incentives	6,110,700	7,108,857
Accrued expenses	4,277,105	3,172,122
Income taxes payable	—	847,370
Deferred revenue	959,274	862,994
Current maturities of long-term debt	6,917,451	2,070,657
Current maturities of capital lease obligations	748,692	658,415

Total current liabilities	60,337,561	57,231,021
Long-term debt, net of current maturities	361,445,728	368,363,176
Capital lease obligations, net of current maturities	3,298,658	4,111,758
Other long-term liabilities	5,304,166	4,467,504
Deferred income taxes	54,313,459	55,104,415
Due to parent	20,130,189	16,970,151
Commitments (Note H)
Stockholder’s equity:
Common stock, voting, authorized 50,000 shares of $1.00 par value; issued and outstanding 100 shares	100	100
Additional paid-in capital	148,135,923	138,087,705
Retained earnings (accumulated deficit)	(44,899,077)	58,499,591
Accumulated other comprehensive loss	—	(748,000)

Total stockholder’s equity	103,236,946	195,839,396

	$608,066,707	$702,087,421

See notes to consolidated financial statements.

Nebraska Book Company, Inc.
consolidated statements of operations

	Year ended March 31,
	2009	2008	2007

Revenues, net of returns	$610,716,181	$581,247,786	$544,427,964
Costs of sales (exclusive of depreciation shown below)	371,369,240	354,139,474	332,443,991

Gross profit	239,346,941	227,108,312	211,983,973
Operating expenses:
Selling, general and administrative	168,314,611	157,193,426	143,095,625
Closure of California Warehouse	—	(36,057)	774,475
Depreciation	7,602,631	7,208,504	5,915,758
Amortization	11,384,020	10,443,335	9,613,598
Goodwill impairment	106,972,000	—	—

	294,273,262	174,809,208	159,399,456

Income (loss) from operations	(54,926,321)	52,299,104	52,584,517

Other expenses (income):
Interest expense	32,878,225	33,559,239	33,135,537
Interest income	(426,536)	(1,332,497)	(1,643,598)
Loss on derivative financial instrument	102,000	198,000	225,000

	32,553,689	32,424,742	31,716,939

Income (loss) before income taxes	(87,480,010)	19,874,362	20,867,578
Income tax expense	7,448,658	7,418,339	8,256,092

Net income (loss)	$(94,928,668)	$12,456,023	$12,611,486

See notes to consolidated financial statements.

Nebraska Book Company, Inc.
consolidated statements of stockholder’s equity

			Retained	Accumulated
		Additional	earnings	other
	Common	paid-in	(accumulated	comprehensive		Comprehensive
	stock	capital	deficit)	income (loss)	Total	income (loss)

Balance, April 1, 2006	$100	$138,022,098	$33,432,082	$1,414,000	$172,868,280
Contributed capital	—	(4,869)	—	—	(4,869)	$—
Net income	—	—	12,611,486	—	12,611,486	12,611,486
Other comprehensive loss, net of taxes:
Unrealized loss on interest rate swap agreement, net of taxes of $506,000	—	—	—	(801,000)	(801,000)	(801,000)

Balance, March 31, 2007	$100	$138,017,229	$46,043,568	$613,000	$184,673,897	$11,810,486

Contributed capital	—	(13)	—	—	(13)	$—
Net income	—	—	12,456,023	—	12,456,023	12,456,023
Share-based compensation attributable to NBC Holdings Corp. stock options	—	70,489	—	—	70,489	—
Other comprehensive loss, net of taxes:
Unrealized loss on interest rate swap agreement, net of taxes of $861,000	—	—	—	(1,361,000)	(1,361,000)	(1,361,000)

Balance, March 31, 2008	$100	$138,087,705	$58,499,591	$(748,000)	$195,839,396	$11,095,023

Contributed capital	—	10,004,802	—	—	10,004,802	—
Net loss	—	—	(94,928,668)	—	(94,928,668)	(94,928,668)
Share-based compensation attributable to NBC Holdings Corp. stock options	—	43,416	—	—	43,416	—
Dividends declared	—	—	(8,470,000)	—	(8,470,000)	—
Other comprehensive income, net of taxes:
Unrealized gain on interest rate swap agreement, net of taxes of $473,000	—	—	—	748,000	748,000	748,000

Balance, March 31, 2009	$100	$148,135,923	$(44,899,077)	$—	$103,236,946	$(94,180,668)

See notes to consolidated financial statements.

Nebraska Book Company, Inc.
consolidated statements of cash flows

	Year ended March 31,
	2009	2008	2007

Cash flows from operating activities:
Net income (loss)	$(94,928,668)	$12,456,023	$12,611,486
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Share-based compensation	1,288,543	1,040,599	996,957
Provision for losses on receivables	1,366,979	468,007	834,442
Depreciation	7,602,631	7,208,504	5,915,758
Amortization	13,589,972	12,298,118	11,336,553
Goodwill impairment	106,972,000	—	—
Loss on derivative financial instrument	102,000	198,000	225,000
(Gain) Loss on disposal of assets	124,871	284,891	(575)
Deferred income taxes	(1,947,665)	(3,443,682)	(2,148,119)
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables	(5,271,324)	(2,920,327)	(9,924,934)
Inventories	8,101,584	(1,425,783)	(3,566,490)
Recoverable income taxes	(2,846,510)	—	1,438,819
Prepaid expenses and other assets	(1,400,805)	(545,433)	(219,494)
Other assets	275,316	490,219	(714,295)
Accounts payable	(2,132,402)	(1,098,060)	5,123,589
Accrued employee compensation and benefits	1,679,569	(2,112,361)	2,617,465
Accrued interest	18,579	(50,863)	24,069
Accrued incentives	(998,157)	125,595	(576,234)
Accrued expenses	1,104,983	837,883	1,226,030
Income taxes payable	(847,370)	(2,405,704)	2,330,451
Deferred revenue	96,280	(35,672)	184,243
Other long-term liabilities	(284,493)	(506,193)	(282,140)

Net cash flows from operating activities	31,665,913	20,863,761	27,432,581
Cash flows from investing activities:
Purchases of property and equipment	(7,979,371)	(7,260,909)	(6,543,074)
Acquisitions, net of cash acquired	(6,320,772)	(14,681,655)	(25,873,662)
Proceeds from sale of property and equipment	35,503	36,385	313,505
Software development costs	(633,763)	(272,981)	(705,523)

Net cash flows from investing activities	(14,898,403)	(22,179,160)	(32,808,754)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	—	24,000,000
Payment of financing costs	(3,961,811)	—	(964,774)
Principal payments on long-term debt	(2,070,654)	(1,957,852)	(3,821,172)
Principal payments on capital lease obligations	(722,823)	(624,910)	(390,205)
Net decrease in revolving credit facility	—	—	(13,931,119)
Dividends paid to parent	(8,470,000)	—	—
Capital contributions	10,009,752	4,869	—
Due to parent	3,160,038	236,872	83,597

Net cash flows from financing activities	(2,055,498)	(2,341,021)	4,976,327

Net increase (decrease) in cash and cash equivalents	14,712,012	(3,656,420)	(399,846)
Cash and cash equivalents, beginning of period	29,326,456	32,982,876	33,382,722

Cash and cash equivalents, end of period	$44,038,468	$29,326,456	$32,982,876

Supplemental disclosures of cash flows information:
Cash paid during the period for:
Interest	$30,653,694	$31,755,319	$31,388,513
Income taxes	9,930,165	13,030,853	6,551,344
Noncash investing and financing activities:
Property acquired through capital leases	$—	$2,200,000	$1,079,000
Accumulated other comprehensive income (loss):
Unrealized gain (loss) on interest rate swap agreement, net of income taxes	748,000	(1,361,000)	(801,000)
Deferred taxes resulting from unrealized gain (loss) on interest rate swap agreement	473,000	(861,000)	(506,000)
Other intangible agreement to be paid over three years	—	1,585,407	—
Unpaid consideration associated with bookstore acquisitions	155,000	700,000	—

See notes to consolidated financial statements.

Nebraska Book Company, Inc.
notes to consolidated financial statements

A.	Nature of operations

Nebraska Book Company, Inc. (the “Company”) is a wholly-owned subsidiary of NBC Acquisition Corp. (“NBC”). Wholly-owned subsidiaries of Nebraska Book Company, Inc. include NBC Textbooks LLC and Net Textstore LLC (accounted for in the Company’s Textbook Division), Specialty Books, Inc. (accounted for in the Company’s Complementary Services Division), Campus Authentic LLC (accounted for in the Company’s Bookstore Division), and College Book Stores of America, Inc. (“CBA”) (a portion of the Company’s Bookstore Division representing a group of primarily contract-managed college bookstore locations acquired on May 1, 2006).

The Company participates in the college bookstore industry primarily by operating its own college bookstores, by providing used textbooks to college bookstore operators, by providing distance education products and services, and by providing proprietary college bookstore information and e-commerce systems, consulting and other services.

On March 4, 2004, Weston Presidio formed NBC Holdings Corp. and acquired the controlling interest in NBC through a series of steps which resulted in Weston Presidio owning a substantial majority of NBC’s common stock (referred to as the “March 4, 2004 transaction”).

B.	Summary of significant accounting policies

The significant accounting policies of the Company are as follows:

Principles of Consolidation: Effective July 1, 2002, the Company’s distance learning division was separately incorporated under the laws of the State of Delaware as Specialty Books, Inc., a wholly-owned subsidiary of the Company. Effective January 1, 2005, the Company’s Textbook Division was separately incorporated under the laws of the State of Delaware as NBC Textbooks LLC, a wholly-owned subsidiary of the Company. On May 1, 2006, the Company acquired all of the outstanding stock of CBA, an entity separately incorporated under the laws of the State of Illinois and now accounted for as a wholly-owned subsidiary of the Company. On April 24, 2007, the Company established Net Textstore LLC as a wholly-owned subsidiary separately incorporated under the laws of the State of Delaware. Effective January 26, 2009, we established Campus Authentic LLC, a wholly-owned subsidiary which was separately incorporated under the laws of the State of Delaware. Subsequent to the date of incorporation or acquisition, the Company’s financial statements have been presented on a consolidated basis to include all of the balances of Specialty Books, Inc., NBC Textbooks LLC, CBA, Net Textstore LLC and Campus Authentic LLC, after elimination of all intercompany balances and transactions. In connection with their incorporation, Specialty Books, Inc., NBC Textbooks LLC, CBA, Net Textstore LLC and Campus Authentic LLC have guaranteed payment and performance of obligations, liabilities, and indebtedness arising under, out of, or in connection with the Senior Subordinated Notes and Senior Credit Facility.

Revenue Recognition: The Company’s revenue recognition policies, by reporting segment, are as follows:

Bookstore Division—The Bookstore Division’s revenues consist primarily of the sale of new and used textbooks, as well as a variety of other merchandise including apparel, general books,

sundries, and gift items. Such sales occur primarily “over-the-counter” or online with revenues being recognized at the point of sale or upon shipment.

Textbook Division—The Textbook Division recognizes revenue from the sale of used textbooks when title passes (at the time of shipment), net of estimated product returns. The Textbook Division has established a program which, under certain conditions, enables its customers to return the used textbooks. The effect of this program is estimated utilizing actual historical return experience and revenues are adjusted accordingly. The accrual rate for customer returns at March 31, 2009 was approximately 23.3% of sales.

Complementary Services Division—Complementary Services Division revenues come from a variety of sources, including the sale of distance education materials, the sale of computer hardware and software (and licensing thereof), software maintenance contracts, membership fees, and a variety of services provided to college bookstores. Revenues from the sale of distance education materials and computer hardware/software (and licensing thereof) are recognized at the time of delivery. Software maintenance contracts and membership fees are generally invoiced to the customer annually, with the revenues being deferred and recognized on a straight-line basis over the term of the contract. Revenues from the various services provided to college bookstores are recognized once services have been rendered.

Shipping and Handling Fees and Costs: Amounts billed to a customer for shipping and handling have been classified as revenues in the consolidated statements of operations and approximated $6.1 million, $5.7 million and $3.3 million for the fiscal years ended March 31, 2009, 2008 and 2007, respectively. Shipping and handling costs are included in operating expenses in the consolidated statements of operations and approximated $10.4 million, $9.9 million and $7.4 million for the fiscal years ended March 31, 2009, 2008 and 2007, respectively.

Sales Tax Collections: Sales tax collected from customers and remitted to the applicable taxing authorities is accounted for by the Company on a net basis, with no impact on revenues and any differences between amount collected and amount remitted being recorded in selling, general and administrative expenses.

Advertising: Advertising costs are expensed as incurred and approximated $7.0 million, $7.3 million and $7.3 million for the fiscal years ended March 31, 2009, 2008 and 2007, respectively.

Bad Debts: We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. In determining the adequacy of the allowance, we analyze the aging of the receivable, the customer’s financial position, historical collection experience, and other economic and industry factors. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Cash and Cash Equivalents: Cash and cash equivalents consist of cash on hand and in regular checking accounts and an overnight sweep account at the bank as well as short-term investments in treasury notes with maturities of three months or less when purchased.

Inventories: Inventories are stated at the lower of cost or market. The cost of used textbooks is determined using the weighted-average method. Our Bookstore Division uses the retail inventory method to determine cost for new textbooks and non-textbook inventories. The cost of other inventories is determined on a first-in, first-out cost method. We account for inventory obsolescence based upon assumptions about future demand and market conditions. At March 31, 2009, used textbook inventory was subject to an obsolescence reserve of $2.4 million. If actual future demand or market conditions are less favorable than those projected by us, inventory write-downs may be required. In determining inventory adjustments, we consider amounts of inventory on hand, projected demand, new editions and industry factors.

Property and Equipment: Property and equipment are stated at cost. Depreciation is determined using the straight-line method. The majority of property and equipment have useful lives of one to seven years, with the exception of buildings which are depreciated over 39 years and leasehold improvements which are depreciated over the remaining life of the corresponding lease, or the useful life, if shorter. The Company does not consider renewal options for the determination of the amortization period for leasehold improvements unless renewal is considered reasonably assured at the inception of the lease.

Goodwill: Goodwill arose as a result of the March 4, 2004 Transaction and the acquisition of bookstore operations subsequent thereto. The goodwill in such transactions is determined by calculating the difference between the consideration transferred and the fair value of net assets acquired. We evaluate the impairment of the carrying value of our goodwill and identifiable intangibles in accordance with applicable accounting standards, including the Intangibles—Goodwill and Other and Property, Plant and Equipment Topics of the FASB ASC. In accordance with such standards, goodwill is not amortized but rather tested at least annually at March 31 for impairment and we evaluate impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We evaluate goodwill at the reporting unit level and have identified our reportable segments the Textbook Division, Bookstore Division and Complementary Services Division as our reporting units. Our reporting units are determined based on the way that management organizes the segments for making operating decisions and assessing performance. Management has organized our operating segments based upon differences in products and services provided.

In the first step of our goodwill impairment test, fair value is determined using a market approach based primarily on an EBITDA multiple, and is deemed to be the most indicative of the Company’s fair value. The EBITDA multiple approach requires that we estimate a certain valuation multiple of EBITDA derived from comparable companies and apply that multiple to our latest twelve month pro forma EBITDA. We reviewed comparable company information to determine the EBITDA multiple and concluded that 7.0x was an appropriate EBITDA multiple. This total company fair value is allocated to the reporting units based upon their percentage of EBITDA. The fair value was also calculated using the income approach (discounted cash flow approach) and we concluded that it was supportive of the fair value based upon the EBITDA multiple approach. In the second step of the goodwill impairment test, we are required to estimate the fair value of reporting unit assets and liabilities, including intangible assets, to derive the fair value of the reporting unit’s goodwill. For purposes of the second test of the goodwill impairment test, we estimated the fair value of our intangible assets Tradename, Customer Relationships and Developed Technology using the relief-from-royalty market approach, excess earnings method income approach and replacement cost approach, respectively.

We monitor relevant circumstances, including industry trends, general economic conditions, and the potential impact that such circumstances might have on the valuation of our goodwill and identifiable intangibles. It is possible that changes in such circumstances, or in the numerous variables associated with the judgments, assumptions and estimates made by us in assessing the appropriate valuation of our goodwill and identifiable intangibles, including a further deterioration in the economy or debt markets or a significant delay in the expected recovery, could in the future require us to further write down a portion of our goodwill or write down a portion of our identifiable intangibles and record related non-cash impairment charges.

Identifiable Intangibles—Customer Relationships: The identifiable intangible asset for customer relationships is attributable to the non-contractual long-term relationships the Company has established over the years with customers in its Textbook and Complementary Services Divisions. This identifiable intangible is amortized on a straight-line basis over an estimated useful life of 20 years.

Due to the economic downturn and in conjunction with the goodwill impairment test, the identifiable intangible asset for customer relationships was tested for impairment. In accordance with FASB ASC Topic 360, Property, Plant and Equipment (formerly SFAS No. 144), an impairment loss shall be recognized if the carrying amount of an intangible asset is not recoverable and its carrying amount exceeds its fair value. We completed our test using the income approach which utilizes valuation techniques to convert future amounts of cash flows or earnings to a present amount and determined that the intangible asset for customer relationships was not impaired.

Identifiable Intangibles—Tradename: The identifiable intangible asset for tradename relates to the trademark owned on the name “Nebraska Book Company” and the corresponding logo. This identifiable intangible has an indefinite useful life; and, thus, is not amortized but rather tested at least annually for impairment. In accordance with FASB ASC Topic 350, Intangibles-Goodwill and Other (formerly SFAS No. 142), an impairment loss shall be recognized if the carrying amount of an intangible asset is not recoverable and its carrying amount exceeds its fair value. We completed our test using the market approach which is applied using relevant information generated by market transactions involving identical or comparable assets or liabilities and determined that the intangible asset for tradename was not impaired.

Other Identifiable Intangibles—Developed Technology: The Company’s primary activities regarding the internal development of software revolve around its proprietary college bookstore information technology (PRISM and WinPRISM) and e-commerce technology (WebPRISM), which are used by the Company’s Bookstore Division and also marketed to the general public. As this software internally developed is intended for both internal use and sale to external customers, the Company adheres to the guidance in FASB ASC Topic 985, Software (formerly SFAS No. 86) and Subtopic 350-40, Internal-Use Software.

Development costs included in the research and development of new software products and enhancements to existing software products associated with the Company’s proprietary college bookstore information technology and e-commerce technology are expensed as incurred until technological feasibility has been established. After technological feasibility is established, additional development costs are capitalized and amortized on a straight-line basis over the lesser of six years or the economic life of the related product. Recoverability of such capitalized costs is evaluated based upon estimates of future undiscounted cash flows.

Due to the economic downturn and in conjunction with the goodwill impairment test, the identifiable intangible asset for developed technology was tested for impairment. In accordance with FASB ASC Topic 360, Property, Plant and Equipment (formerly SFAS No. 144), an impairment loss shall be recognized if the carrying amount of an intangible asset is not recoverable and its carrying amount exceeds its fair value. We completed our test using the cost approach which considers replacement cost based on the cost to acquire or construct a substitute asset of comparable utility from the perspective of a market participant and determined that the intangible asset for developed technology was not impaired.

Development costs also include the development of new software products and enhancements to existing software products used solely for internal purposes. Such costs are expensed until the preliminary project stage is completed and the project has been authorized by management, at which point subsequent costs are capitalized until the project is substantially complete and ready for its intended use. These costs, capitalization of which totaled $0.6 million, $0.3 million and $0.7 million for the fiscal years ended March 31, 2009, 2008 and 2007, respectively, are amortized on a straight-line basis over a period up to six years.

Amortization of the capitalized costs associated with developed technology totaled $2.1 million, $2.0 million and $1.9 million for the fiscal years ended March 31, 2009, 2008 and 2007, respectively.

Other Identifiable Intangibles—Covenants Not to Compete: The identifiable intangible asset for covenants not to compete represents the value assigned to such agreements, which are typically entered into with the owners of college bookstores acquired by the Company. This identifiable intangible is amortized on a straight-line basis over the term of the agreement, which ranges from 3 to 15 years.

Other Identifiable Intangibles—Contract-Managed Acquisition Costs: The identifiable intangible asset for contract-managed acquisition costs generally represents payments made at the time of contract signing or renewal to institutions that contract with the Company to manage the on-campus bookstore. This identifiable intangible is amortized on a straight-line basis over the term of the agreements, which range from 1 to 15 years.

Other Identifiable Intangibles—Other: The other identifiable intangible asset relates to an agreement whereby NBC agreed to pay $1.7 million over a period of 36 months, beginning September 1, 2007, to a software company in return for certain rights related to that company’s products that are designed to enhance web-based sales. This identifiable intangible is amortized on a straight-line basis over the 36 month base term of the agreement.

Debt Issue Costs: The costs related to the issuance of debt are capitalized and amortized to interest expense using the effective interest method over the lives of the related debt. Accumulated amortization of such costs as of March 31, 2009 and 2008 was approximately $8.9 million and $6.7 million, respectively. Long-term debt is disclosed in Note H.

Accrued Incentives. Our Textbook Division offers certain incentive programs to its customers that allow the participating customers the opportunity to earn rebates for used textbooks sold to the Textbook Division. As the rebates are earned by the customer, we recognize the rebates based on historical rates of usage and forfeitures and the balance of earned but unused rebates is recorded as accrued incentives. Accrued incentives at March 31, 2009 were $6.1 million, including estimated forfeitures, however, if we accrued for rebates earned and unused as of March 31, 2009, assuming no forfeitures, our accrued incentives would have been $6.7 million.

Derivative Financial Instruments: Interest rate swap agreements have historically been used by the Company to reduce exposure to fluctuations in the interest rates on its variable rate debt. Such agreements are recorded in the consolidated balance sheet at fair value. Changes in the fair value of the agreements are recorded in earnings or other comprehensive income (loss), based on whether the agreements are designated as part of the hedge transaction and whether the agreements are effective in offsetting the change in the value of the interest payments attributable to the Company’s variable rate debt.

Fair Value of Financial Instruments: The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, and accounts payable approximate fair value as of March 31, 2009 and 2008, because of the relatively short maturity of these instruments. The fair value of long-term debt, including the current maturities, was approximately $250.6 million and $341.5 million as of March 31, 2009 and 2008, respectively, as determined by quoted market values and prevailing interest rates for similar debt issues. The interest rate swap agreement was expired at March 31, 2009 and was recorded at a loss of $1.1 million as of March 31, 2008. The fair value of the interest rate swap agreement at March 31, 2008 was determined by calculating the net present value of estimated future payments between the Company and its counterparty.

Share-Based Compensation: On April 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”) codified in FASB ASC Topic 718, Compensation-Stock Compensation. The Topic focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions and requires an entity to, in most cases, measure and recognize the cost of such services based on the grant-date fair value of the award. This Topic eliminates the intrinsic value method of accounting for share-based compensation by the Company for transactions occurring after March 31, 2006.

The Company accounts for its share-based compensation arising from transactions occurring prior to April 1, 2006 under the provisions of the Compensation-Stock Compensation Topic of FASB ASC utilizing the intrinsic value method. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. The Topic establishes accounting and disclosure requirements using a fair-value-based method of accounting for share-based employee compensation plans. For purposes of measuring share-based compensation, the Company is considered a nonpublic entity as defined in the Topic. As allowed by the Topic, the Company elected to continue to apply the intrinsic-value-based method of accounting for options granted prior to April 1, 2006 and used the minimum value method for pro forma disclosure of the impact of accounting standard changes.

Nonvested Stock: Under the NBC Holdings Corp. 2005 Restricted Stock Plan, 4,200 shares of NBC Holdings Corp. capital stock may be and were issued on March 31, 2006 for $0.01 per share to certain officers and directors of the Company. Certain restrictions limit the sale or transfer of these shares (as more fully described in Note O to the consolidated financial statements). Such shares are subject to both call rights on behalf of NBC Holdings Corp. and put rights on behalf of the officers and directors once vested (as more fully described in Note O to the consolidated financial statements). The shares vest on September 30, 2010 (the “vesting date”). Due to the existence of the put rights, share-based compensation will be recognized from March 31, 2006 until the vesting date and recorded as “other long-term liabilities” in the consolidated balance sheets.

Income Taxes: The Company files a consolidated federal income tax return with its parent and follows a policy of recording an amount equal to the income tax expense which the Company would have incurred had it filed a separate return. The Company is responsible for remitting tax payments and collecting tax refunds for the consolidated group. The amount due to parent (i.e., NBC) represents the cumulative reduction in tax payments made by the Company as a result of the tax benefit of operating losses generated by the Company’s parent. The Company provides for deferred income taxes based upon temporary differences between financial statement and income tax bases of assets and liabilities, and tax rates in effect for periods in which such temporary differences are estimated to reverse.

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty to Income Taxes” (FIN 48) codified in FASB ASC Topic 740 on April 1, 2007. Tax benefits are recorded only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in the tax returns that do not meet these recognition and measurement standards. The adoption of the accounting standard had no impact on the Company’s consolidated financial statements. Although the statute of limitations varies by state, generally starting with fiscal year 2004, tax years remain open and subject to examination by either the Internal Revenue Service or a number of states where the Company does business. Interest and penalties associated with underpayments of income taxes are classified in the consolidated statements of operations as income tax expense.

Comprehensive Income (Loss): Comprehensive income (loss) includes net income and other comprehensive income (losses). Other comprehensive income (losses) consists of unrealized gains (losses) on the interest rate swap agreement, net of taxes.

Accounting Standards Not Yet Adopted: In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”) codified in FASB ASC Topic 855. SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This Statement becomes effective for the Company in fiscal year 2010 and is not expected to have a material impact on the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (an amendment of FASB Statement No. 133) (“SFAS No. 161”) codified in FASB ASC Topic 815. SFAS No. 161 requires entities to provide enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under FASB Statement No. 133 codified in FASB ASC Topic 815, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This Statement becomes effective in fiscal year 2010. The Company’s latest interest rate swap agreement expired on September 30, 2008; however, the current disclosure format will need to be expanded (particularly as it relates to the specific components of gains and losses on derivative instruments) if derivative instruments are used in the future.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS No. 141 (revised 2007)”) codified in FASB ASC Topic 805 and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS No. 160”) codified in FASB ASC Topic 810. SFAS No. 141 (revised 2007) establishes principles and requirements for how an acquirer recognizes and measures the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. In addition, SFAS No. 141 (revised 2007) requires that direct costs associated with an acquisition be expensed as incurred. SFAS No. 141 (revised 2007) has been subsequently amended by FASB Staff Position No. 141(R)-1 to amend the initial recognition and measurement, subsequent measurement and accounting and disclosure of assets and liabilities arising from contingencies in a business combination. SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest (minority interest) in a subsidiary and for the deconsolidation of a subsidiary. Included in SFAS No. 160 is the requirement that noncontrolling interests be reported in the equity section of the balance sheet. These Statements become effective for the Company in fiscal year 2010 and are not expected to have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”) codified in FASB ASC Topic 820 which the Company adopted on April 1, 2008 except for the provisions which become effective in fiscal year 2010 as described below. This Statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The Statement has been subsequently amended by FASB Staff Position No.’s 157-1 and 157-2 to exclude lease classification or measurement (except in certain instances) from the scope of SFAS No. 157 and to defer the effective date of SFAS No. 157 for most nonfinancial assets and nonfinancial liabilities. This Statement, as it pertains to most nonfinancial assets and nonfinancial liabilities, becomes effective for the Company in fiscal year 2010. Management does not believe that the adoption of the remaining provisions of SFAS No. 157 will have a material impact on the Company’s consolidated financial statements.

C.	Receivables

Receivables are summarized as follows:

	March 31,
	2009	2008

Trade receivables, less allowance for doubtful accounts of $1,283,360 and $1,033,360 at March 31, 2009 and 2008, respectively	$29,097,291	$24,992,495
Receivables from book publishers for returns	25,233,975	25,096,497
Advances for book buy-backs	2,795,286	3,773,634
Other	4,175,084	3,533,882

	$61,301,636	$57,396,508

Trade receivables include the effect of estimated product returns. The amount of estimated product returns at March 31, 2009 and 2008 was $5.5 million and $5.3 million, respectively.

D.	Inventories

Inventories are summarized as follows:

	March 31,
	2009	2008

Bookstore Division	$59,785,703	$65,769,314
Textbook Division	30,571,333	30,575,106
Complementary Services Division	2,758,627	2,666,667

	$93,115,663	$99,011,087

Textbook Division inventories include the effect of estimated product returns. The amount of estimated product returns at March 31, 2009 and 2008 was $2.5 million and $2.4 million, respectively.

General and administrative costs associated with the storage and handling of inventory approximated $10.4 million for both fiscal years ended March 31, 2009 and 2008, of which $2.2 million and $2.4 million was capitalized into inventory at March 31, 2009 and 2008, respectively.

E.	Property and equipment

A summary of the cost of property and equipment follows:

	March 31,
	2009	2008

Land	$3,565,382	$3,565,382
Buildings and improvements	25,675,055	25,028,868
Leasehold improvements	14,598,193	10,376,770
Furniture and fixtures	15,976,841	13,750,380
Information systems	14,650,613	12,831,900
Automobiles and trucks	220,008	234,620
Machinery	378,966	374,074
Projects in process	178,309	1,282,801

	75,243,367	67,444,795
Less: Accumulated depreciation & amortization	(29,604,845)	(22,378,615)

	$45,638,522	$45,066,180

F.	Goodwill and other identifiable intangibles

As discussed in Note A, on March 4, 2004, Weston Presidio acquired the controlling interest in NBC through a series of steps which resulted in Weston Presidio owning a substantial majority of NBC’s common stock. The March 4, 2004 transaction was accounted for as a purchase at NBC Holdings Corp. with the related purchase accounting pushed-down to NBC and the Company as of the date of the transaction. The excess of the purchase price over the historical basis of the net assets acquired was applied to adjust net assets to their fair values, as determined in part using an independent third-party appraisal. The allocation of the excess purchase price included establishing identifiable intangibles for customer relationships of $114.8 million and tradename of $31.3 million; adjusting the carrying value of developed technology at March 4, 2004 to a fair value of $11.4 million; and adjusting the carrying value of goodwill at March 4, 2004 to a fair value of $269.1 million, of which $25.3 million is deductible for income tax purposes. The weighted-average amortization period for the identifiable intangibles subject to amortization is 18.6 years, including 20 years for customer relationships and 5.6 years for developed technology.

For the fiscal year ended March 31, 2009, 22 bookstore locations were acquired in 19 separate transactions. The total purchase price, net of cash acquired, of such acquisitions was $5.8 million, of which $0.4 million was assigned to tax-deductible goodwill, $1.6 million was assigned to non-tax deductible goodwill, $0.2 million was assigned to tax-deductible covenants not to compete with amortization periods of three years, $0.4 million was assigned to non-tax deductible covenants not to compete with amortization periods of up to three years, and $1.5 million was assigned to contract-managed acquisition costs with amortization periods of up to ten years. As of March 31, 2009, $0.2 million of contract-managed acquisition costs and renewal costs were unpaid. Finally, during the period ended March 31, 2009, NBC paid $0.1 million of previously accrued consideration for bookstore acquisitions and contract-managed costs occurring in prior fiscal years.

Effective September 1, 2007, the Company entered into an agreement whereby it agreed to pay $1.7 million over a period of thirty-six months to a software company in return for certain rights related to that company’s products that are designed to enhance web-based sales. This other identifiable intangible is being amortized on a straight-line basis over the thirty-six month base term of the agreement. The asset and corresponding liability were recorded based upon the present value of the future payments assuming an imputed interest rate of 6.7%, resulting in a discount of $0.1 million which is recorded as interest expense over the base term of the agreement utilizing the effective interest method of accounting.

For the fiscal year ended March 31, 2008, 20 bookstore locations were acquired in 14 separate transactions. The purchase price, net of cash acquired, of such acquisitions was $14.3 million, of which $8.8 million was assigned to tax-deductible goodwill, $1.9 million was assigned to covenants not to compete with amortization periods of three years, and $0.6 million was assigned to contract-managed acquisition costs with amortization periods of up to five years. Included in the total purchase price, net of cash acquired, was $0.7 million of contingent consideration associated with one of the bookstores acquired, which will be paid to the previous owner on a monthly basis and is calculated as a percentage of revenues generated by the acquired bookstore each month. Payments of contingent consideration totaled $41,219 for the fiscal year ended March 31, 2008. Finally, the Company incurred $0.7 million in contract-managed acquisition costs with amortization periods of up to ten years associated with renewals of 12 contract-managed locations during the fiscal year ended March 31, 2008.

Goodwill assigned to corporate administration represents goodwill arising out of the March 4, 2004 transaction, as all goodwill was assigned to corporate administration. As is the case with a portion of the Company’s assets, such goodwill is not allocated between the Company’s reportable segments when management makes operating decisions and assesses performance. The Company has identified the Textbook Division, Bookstore Division and Complementary Services Division as its reporting units. Such goodwill is allocated to the Company’s reporting units for purposes of testing goodwill for impairment and calculating any gain or loss on the disposal of all or, where applicable, a portion of a reporting unit.

The changes in the carrying amount of goodwill, in total, by reportable segment and assigned to corporate administration, are as follows:

	Bookstore	Corporate
	Division	Administration	Total

Balance, April 1, 2007	$42,544,489	$269,061,875	$311,606,364
Additions to goodwill:
Bookstore acquisitions	8,760,909	—	8,760,909

Balance, March 31, 2008	51,305,398	269,061,875	320,367,273
Additions to goodwill:
Bookstore acquisitions	2,040,853	—	2,040,853
Impairment	—	(106,972,000)	(106,972,000)

Balance, March 31, 2009	$53,346,251	$162,089,875	$215,436,126

We test for impairment annually or more frequently if impairment indicators exist. The Company has identified the Bookstore Division, Textbook Division and Complementary Services Division as its reporting units for the purposes of assessing impairment. We completed our annual test for impairment by reporting unit during the fourth quarter for the year ended March 31, 2009. Goodwill impairment testing is a two-step process. The first step involves comparing the fair value of the Company’s reporting units to their carrying amount. If the fair value of the reporting unit is greater than its carrying amount, there is no impairment. If the reporting unit’s carrying amount is greater than the fair value, the second step must be completed to measure the amount of impairment, if any. The second step involves calculating the implied fair value of goodwill by allocating the fair value of the reporting unit to all of its assets and liabilities other than goodwill (including both recognized and unrecognized intangible assets) and comparing the residual amount to the carrying value of goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss is recognized equal to the difference.

Due to the economic downturn and changes in comparable company market multiples, we determined in the first step of the goodwill impairment test conducted at March 31, 2009, that the carrying value of the Textbook and Bookstore Divisions exceeded their fair values, indicating that goodwill may be impaired. Having determined that goodwill may be impaired, we performed the second step of the goodwill impairment test which involves calculating the implied fair value of goodwill by allocating the fair value of the reporting unit to all of its assets and liabilities other than goodwill (including both recognized and unrecognized intangible assets) and comparing the residual amount to the carrying value of goodwill. As a result, we recorded an impairment charge of $107.0 million in fiscal year 2009. The carrying value of goodwill in excess of the implied fair value was $67.0 million and $40.0 million for the Textbook and Bookstore Divisions, respectively. At March 31, 2009, the date of the most recent step one test, after adjusting the carrying values for goodwill impairment, the fair value of the Textbook Division exceeded the carrying value of $213.0 million by 10.5% and the Bookstore Division fair value approximated the carrying value. Remaining goodwill at March 31, 2009 assigned to the Textbook Division was $34.6 million and to the Bookstore Division was $180.8 million. The impairment charge reduced our goodwill carrying value to $215.4 million as of March 31, 2009. Fair value was determined using a market approach based primarily on an EBITDA multiple, and was deemed to be the most indicative of the Company’s fair value and is consistent in principle with the methodology used for goodwill evaluation in prior years. The EBITDA multiple approach requires that we estimate a certain valuation multiple of EBITDA derived from comparable companies and apply that multiple to our latest twelve month pro forma EBITDA. We reviewed comparable company information to determine the EBITDA multiple and concluded that 7.0x was an appropriate EBITDA multiple. This total company fair value is allocated to the reporting units based upon their percentage of EBITDA. The fair value was also calculated using the income approach (discounted cash flow approach) and we concluded that it was supportive of the fair value based upon the EBITDA multiple approach. Determining the fair value of a reporting unit is judgmental in nature and requires the use of significant estimates and assumptions about future economic conditions and comparable company market multiples, among others. In the second step of the goodwill impairment test, we are required to estimate the fair value of reporting unit assets and liabilities, including intangible assets, to derive the fair value of the reporting unit’s goodwill. For purposes of the second step of the goodwill impairment test, we estimated the fair value of our intangible assets Tradename, Customer Relationships and Developed Technology using the relief-from-royalty market approach, excess earnings method income approach and replacement cost approach, respectively.

The following table presents the gross carrying amount and accumulated amortization of identifiable intangibles subject to amortization, in total and by asset class:

	March 31, 2009
	Gross		Net
	carrying	Accumulated	carrying
	amount	amortization	amount

Customer relationships	$114,830,000	$(29,185,660)	$85,644,340
Developed technology	13,086,017	(10,069,126)	3,016,891
Covenants not to compete	6,614,699	(4,069,131)	2,545,568
Contract-managed acquisition costs	4,816,378	(1,954,878)	2,861,500
Other	1,585,407	(836,744)	748,663

	$140,932,501	$(46,115,539)	$94,816,962

	March 31, 2008
	Gross		Net
	carrying	Accumulated	carrying
	amount	amortization	amount

Customer relationships	$114,830,000	$(23,444,140)	$91,385,860
Developed technology	12,452,254	(7,950,631)	4,501,623
Covenants not to compete	7,451,032	(3,546,939)	3,904,093
Contract-managed acquisition costs	3,652,771	(1,232,261)	2,420,510
Other	1,585,407	(308,276)	1,277,131

	$139,971,464	$(36,482,247)	$103,489,217

Information regarding aggregate amortization expense for identifiable intangibles subject to amortization is presented in the following table:

Amortization
expense

Fiscal year ended March 31, 2009	$11,384,020
Fiscal year ended March 31, 2008	10,443,335
Fiscal year ended March 31, 2007	9,613,598
Estimated amortization expense for the fiscal years ending March 31:
2010	$10,709,758
2011	7,593,725
2012	6,565,886
2013	6,251,048
2014	5,990,047

Identifiable intangibles not subject to amortization consist solely of the tradename asset arising out of the March 4, 2004 transaction and total $31,320,000. The tradename was determined to have an indefinite life based on the Company’s current intentions. The Company periodically reviews the underlying factors relative to this intangible asset. If factors were to change that would indicate the need to assign a definite life to this asset, the Company would do so and commence amortization.

G.	Accrued expenses

Accrued expenses are summarized as follows:

	March 31,
	2009	2008

Accrued rent	$3,725,616	$2,626,901
Accrued property taxes	551,489	545,221

	$4,277,105	$3,172,122

H.	Long-term debt

Details regarding each of the instruments of indebtedness of the Company are provided in the following table:

	March 31,
	2009	2008

Term Loan due March 4, 2011, principal and interest payments due quarterly, interest accrues at a floating rate based on Eurodollar rate plus an applicable margin percent (9.25% and 5.13%, as reset on March 31, 2009 and March 30, 2008, respectively)	$193,076,346	$195,103,081
Senior Subordinated Notes, unsecured, principal due on March 15, 2012, interest payments accrue at a fixed rate of 8.625% and are payable semi-annually on March 15 and September 15 beginning September 15, 2004	175,000,000	175,000,000
Mortgage note payable with an insurance company assumed with the acquisition of a bookstore facility, due December 1, 2013, monthly payments of $6,446 including interest at 10.75%	286,833	330,752

	368,363,179	370,433,833
Less current maturities of long-term debt	(6,917,451)	(2,070,657)

	$361,445,728	$368,363,176

Indebtedness at March 31, 2009 includes an amended and restated bank-administered senior credit facility (the “Senior Credit Facility”) provided to the Company through a syndicate of lenders, consisting of a term loan (the “Term Loan” with a remaining balance of $193.1 million, (which includes remaining amounts due under both the original March 4, 2004 loan of $180.0 million and the April 26, 2006 incremental loan of $24.0 million) and a $65.0 million revolving credit facility (the “Revolving Credit Facility”); $175.0 million of 8.625% senior subordinated notes (the “Senior Subordinated Notes”), and other indebtedness. The Revolving Credit Facility was scheduled to expire on March 4, 2009 prior to the February 3, 2009 amendment to extend the maturity date to May 31, 2010, while the Term Loan is due March 4, 2011. Availability under the Revolving Credit Facility is determined by the calculation of a borrowing base, which at any time is equal to a percentage of eligible accounts receivable and inventory, up to a maximum borrowing limit. The calculated borrowing base at March 31, 2009 was $47.4 million. The Revolving Credit Facility was unused at March 31, 2009.

Prior to the February 3, 2009 amendment, the interest rate on the Term Loan was Prime plus an applicable margin of up to 1.5% or, on Eurodollar borrowings, the Eurodollar interest rate plus an applicable margin of up to 2.5%. The Revolving Credit Facility interest rate was Prime plus an applicable margin of up to 1.75% or, on Eurodollar borrowings, the Eurodollar interest rate plus an applicable margin of up to 2.75%. Accrued interest on the Term Loan and Revolving Credit Facility is due quarterly. Additionally, there was a 0.5% commitment fee for the average daily unused amount of the Revolving Credit Facility. The average borrowings under the Revolving Credit Facility for the fiscal years ended March 31, 2009 and 2008 were $16.9 million and $15.2 million at an average rate of 5.8% and 8.8%, respectively.

On February 3, 2009, the Senior Credit Facility was amended to, among other things, (i) extend the maturity date of the Revolving Credit Facility to May 31, 2010, (ii) decrease the maximum borrowing under the Revolving Credit Facility from $85.0 million to $65.0 million, (iii) amend certain definitions and financial covenants, including limiting future acquisitions to contract-managed stores, and (iv) increase the interest rate on the Term Loan and Revolving Credit Facility. The applicable margin on the Revolving Credit Facility and Term Loan increased to 6.0% on Eurodollar borrowings and 5.0% on Base rate borrowings. The Eurodollar interest rate is not to be less than 3.25% plus the applicable margin. The interest rate on Base rate borrowings is the greater of a) Prime rate, b) Federal Funds rate plus 0.5%, or c) the one-month Eurodollar loan rate plus 1.0%, not to be less than 4.25% plus the applicable margin. The commitment fee for the average daily unused amount of the Revolving Credit Facility increased to 0.75%. The modifications of the Senior Credit Facility resulted in the payment of $4.0 million in costs associated with such modifications, which were capitalized as debt issue costs to be amortized to interest expense over the remaining life of the related debt.

The Senior Credit Facility is collateralized by substantially all of the assets of the Company and NBC. Additionally, NBC has guaranteed the prompt and complete payment and performance of the Company’s obligations under the Senior Credit Facility. The Senior Credit Facility also stipulates that excess cash flows, as defined therein, shall be applied towards prepayment of the Term Loan. An excess cash flow payment of $6.0 million is due September of 2009 for fiscal year ended March 31, 2009. There was no excess cash flow obligation for the fiscal year ended March 31, 2008.

The Senior Credit Facility requires the Company to maintain certain financial ratios and contains a number of other covenants that among other things, restrict the ability to incur additional indebtedness, dispose of assets, make capital expenditures, investments, acquisitions, loans or advances, and pay dividends, except that, among other things, the Company may pay dividends to NBC (i) in an amount not to exceed the amount of interest required to be paid on the Senior Discount Notes and (ii) to pay corporate overhead expenses not to exceed $250,000 per fiscal year and any taxes owed by NBC. The Company was compliant with such covenants at March 31, 2009.

The Senior Subordinated Notes pay cash interest semi-annually and mature on March 15, 2012. The indenture governing the Senior Subordinated Notes restricts our ability and certain of our subsidiaries to pay dividends or make certain other payments, subject to certain exceptions, unless certain conditions are met, including (i) no default under the indenture has occurred, (ii) we and our subsidiaries maintain a consolidated coverage ratio of 2.0 to 1.0 on a pro forma basis and (iii) the amount of the dividend or payment may not exceed 50% of aggregate income from January 1, 2004 to the end of the most recent fiscal quarter plus cash proceeds received from the issuance of stock less the aggregate of payments made under this restriction. In addition, if there is no availability under the restricted payment calculation mentioned above, but we maintain the 2.0 to 1.0 consolidated coverage ratio on a pro forma basis, we may make dividends to NBC to meet the interest payments on the Senior Discount Notes. If we do not maintain the 2.0 to 1.0 ratio on a pro forma basis, we may still make payments, including dividends to NBC, up to $15.0 million in the aggregate. The indenture governing the Senior Discount Notes contains similar restrictions on NBC and certain of its subsidiaries to pay dividends or make certain other payments. At March 31, 2009, our pro forma consolidated coverage ratio under the indenture to the Senior Subordinated Notes was 2.3 to 1.0. At March 31, 2009, the amount distributable by us was $15.0 million. Such restrictions are not expected to affect our ability to meet our cash obligations for the next twelve months.

Effective March 30, 2007, the Senior Credit Facility was amended to, among other things, increase the Revolving Credit Facility from $65.0 million to $85.0 million and modify the definition of EBITDA to exclude certain one time charges, recorded in fiscal year 2007, for purposes of the debt covenant calculations. The additional availability of borrowings under the Revolving Credit Facility allowed for the continued pursuit of opportunities to expand the Company’s chain of bookstores across the country. The modifications of the Senior Credit Facility resulted in the payment of $0.2 million in costs associated with such modifications, which were capitalized as debt issue costs to be amortized to interest expense over the remaining life of the Revolving Credit Facility.

At March 31, 2009, the aggregate maturities of long-term debt for the next five fiscal years were as follows:

Fiscal year

2010	$6,917,451
2011	186,262,178
2012	175,060,548
2013	67,387
2014	55,615

I.	Leases and other commitments

The Company has 7 bookstore facility leases classified as capital leases. These leases expire at various dates through fiscal year 2018 and contain options to renew for periods of up to ten years. Capitalized leased property included in property and equipment was $3.4 million and $4.1 million, net of accumulated depreciation at March 31, 2009 and 2008, respectively.

The Company also leases bookstore facilities and data processing equipment under noncancelable operating leases expiring at various dates through fiscal year 2022, many of which contain options to renew for periods of up to fifteen years. Certain of the leases are based on a percentage of sales, ranging from 0.0% to 14.6%.

Future minimum capital lease payments and aggregate minimum lease payments under noncancelable operating leases for the fiscal years ending March 31 are as follows:

	Capital	Operating
Fiscal year	leases	leases

2010	$1,059,469	$19,471,000
2011	1,174,565	15,583,000
2012	764,607	13,028,000
2013	529,922	9,931,000
2014	448,973	6,678,000
Thereafter	1,209,437	19,781,000

Total minimum lease payments	5,186,973	$84,472,000

Less amount representing interest at 9.2%	(1,139,623)

Present value of minimum lease payments	4,047,350
Less obligations due within one year	(748,692)

Long-term obligations	$3,298,658

Total rent expense for the fiscal years ended March 31, 2009, 2008 and 2007 was $33.3 million, $29.7 million and $26.5 million, respectively. Percentage rent expense, above the guaranteed rent minimum amount, for the fiscal years ended March 31, 2009, 2008 and 2007 was approximately $10.0 million, $9.3 million and $8.4 million, respectively.

J.	Derivative financial instruments

FASB ASC Topic 815, Derivatives and Hedging (formerly SFAS No. 133) requires that all derivative instruments be recorded in the balance sheet at fair value. Changes in the fair value of derivatives are recorded in earnings or other comprehensive income (loss), based on whether the instrument is designated as part of a hedge transaction and, if so, the type of hedge transaction. Until its interest rate swap agreement expired on September 30, 2008, the Company utilized derivative financial instruments to manage the risk that changes in interest rates would affect the amount of its future interest payments on portions of its variable rate debt.

The Company’s primary market risk exposure is, and is expected to continue to be, fluctuation in variable interest rates. As provided in the Senior Credit Facility, exposure to interest rate fluctuations is managed by maintaining fixed interest rate debt (primarily the Senior Subordinated Notes) and, historically, entering into interest rate swap agreements that qualified as cash flow hedging instruments to convert certain variable rate debt into fixed rate debt. The Company had a three-year amortizing interest rate swap agreement whereby a portion of the variable rate Term Loan was converted into debt with a fixed rate of 6.844% (4.344% plus an applicable margin as defined by the Senior Credit Facility). This agreement expired on September 30, 2008. Notional amounts under the agreement were reduced periodically until reaching $130.0 million. General information regarding the Company’s exposure to fluctuations in variable interest rates is presented in the following table:

March 31,
2008

Total indebtedness outstanding	$375,204,006
Term Loan subject to Eurodollar interest rate fluctuations	195,103,081
Notional amount under swap agreement	130,000,000
Fixed interest rate indebtedness	180,100,925
Variable interest rate, including applicable margin:
Term Loan	5.13%

Effective September 30, 2005, the interest rate swap agreement qualified as a cash flow hedge instrument as the following criteria were met:

(1)	Formal documentation of the hedging relationship and the Company’s risk management objective and strategy for undertaking the hedge were in place.

(2)	The interest rate swap agreement was expected to be highly effective in offsetting the change in the value of the hedged portion of the interest payments attributable to the Term Loan.

The Company estimated the effectiveness of the interest rate swap agreement utilizing the hypothetical derivative method. Under this method, the fair value of the actual interest rate swap agreement is compared to the fair value of a hypothetical swap agreement that has the same critical terms as the portion of the Term Loan being hedged. To the extent that the agreement is not considered to be highly effective in offsetting the change in the value of the interest payments being hedged, the fair value relating to the ineffective portion of such agreement and any subsequent changes in such fair value will be immediately recognized in earnings as “gain or loss on derivative financial instruments”. To the extent that the agreement is considered highly effective but not completely effective in offsetting the change in the value of the interest payments being hedged, any changes in fair value relating to the ineffective portion of such agreement will be immediately recognized in earnings as “interest expense”.

Under hedge accounting, interest rate swap agreements are reflected at fair value in the balance sheet and the related gains or losses on these agreements are generally recorded in stockholders’ equity, net of applicable income taxes (as “accumulated other comprehensive income (loss)”). Gains or losses recorded in accumulated other comprehensive income (loss) are reclassified into earnings as an adjustment to interest expense in the same periods in which the related interest payments being hedged are recognized in earnings. Except as described below, the net effect of this accounting on the Company’s consolidated results of operations was that interest expense on a portion of the Term Loan was generally being recorded based on fixed interest rates until the interest rate swap agreement expired on September 30, 2008.

In accordance with the Company’s Risk Management Policy, the interest rate swap agreement was intended as a hedge against certain future interest payments under the Term Loan from the agreement’s inception on July 15, 2005. However, formal documentation designating the interest rate swap agreement as a hedge against certain future interest payments under the Term Loan was not put in place until September 30, 2005 (the effective date of the interest rate swap agreement). As a result, the interest rate swap agreement did not qualify as a cash flow hedge until September 30, 2005. Accordingly, the $0.7 million increase in the fair value of the interest rate swap agreement from inception to September 30, 2005 was recognized in earnings as a “gain on derivative financial instruments”. Changes in the fair value of this portion of the interest rate swap agreement are also recognized as a “gain (loss) on derivative financial instruments” in the consolidated statements of operations. Subsequent to September 30, 2005, the change in fair value of a September 30, 2005 hypothetical swap was recorded, net of income taxes, in “accumulated other comprehensive income (loss)” in the consolidated balance sheets. Changes in the fair value of the interest rate swap agreement were reflected in the consolidated statements of cash flows as either “gain (loss) on derivative financial instruments” or as “noncash investing and financing activities”.

Information regarding the fair value of the interest rate swap agreement designated as a hedging instrument is presented in the following table:

	Fiscal year ended March 31,
	2009	2008	2007

Balance sheet components:
Other assets (accrued interest)—fair value of swap agreement	$—	$(1,119,000)	$1,301,000
Deferred income taxes	—	433,473	(503,975)

	$—	$(685,527)	$797,025

Portion of agreement subsequent to September 30, 2005 hedge designation:
Increase (decrease) in fair value of swap agreement	$1,221,000	$(2,222,000)	$(1,307,000)
Portion of agreement prior to September 30, 2005 hedge designation:
Decrease in fair value of swap agreement	(102,000)	(198,000)	(225,000)

K.	Fair value measurements

FASB ASC Topic 820, Fair Value Measurements and Disclosures (formerly SFAS No. 157) defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The Topic excludes lease classification or measurement (except in certain instances). This Topic becomes effective for most of the Company’s nonfinancial assets and nonfinancial liabilities in fiscal year 2010. Management does not believe that the adoption of the remaining provisions of the Topic will have a material impact on the Company’s consolidated financial statements.

On April 1, 2008, the Company adopted the provisions of the Topic, excepting the aforementioned provisions which become effective in fiscal year 2010. The Topic establishes a three-level hierarchal disclosure framework that prioritizes and ranks the level of market price observability used in measuring assets and liabilities at fair value. Market price observability is impacted by a number of factors, including the type of asset or liability and its characteristics. Assets and liabilities with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

The three levels are defined as follows: (1) Level 1-inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets; (2) Level 2-inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument; and (3) Level 3-inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company invests in certain cash equivalents allowed by the Senior Credit Facility. At March 31, 2009, cash equivalents included $5.0 million in Treasury Notes with a weighted-average interest rate of 0.07% and weighted average contractual term of 70 days. Due to the short-term nature of the Treasury Note, carrying value (including accrued interest) is considered to approximate fair value at March 31, 2009. The Treasury Note has matured subsequent to the year end with no gain or loss recognized.

The Senior Subordinated Notes (fixed rate) and Term Loan (variable rate) are valued utilizing the “market approach” as defined by the Topic based upon quoted prices for these instruments in markets that are not active. Other fixed rate debt (including capital lease obligations) are valued utilizing the “income approach” as defined by the Topic, calculating a present value of future payments based upon prevailing interest rates for similar obligations.

The following table summarizes the valuation of the aforementioned financial assets and liabilities measured at fair value on a recurring basis:

	Fair value measurements at reporting date using:
		Quoted prices
		in active	Significant
		markets for	other	Significant
		identical	observable	unobservable
	March 31,	assets	inputs	inputs
Description	2009	(Level 1)	(Level 2)	(Level 3)

Cash equivalents (Treasury Note)	$4,999,319	$—	$4,999,319	$—
Fixed rate debt	90,367,000	—	90,367,000	—
Variable rate debt (excluding Revolving Credit Facility)	160,253,000	—	160,253,000	—

L.	Income taxes

The provision (benefit) for income taxes consists of:

	Fiscal year ended
	March 31,
	2009	2008	2007

Current:
Federal	$8,043,362	$9,375,591	$8,964,579
State	1,352,961	1,486,430	1,439,632
Deferred	(1,947,665)	(3,443,682)	(2,148,119)

	$7,448,658	$7,418,339	$8,256,092

The following represents a reconciliation between the actual income tax expense and income taxes computed by applying the Federal income tax rate to income before income taxes:

	Fiscal year ended
	March 31,
	2009	2008	2007

Statutory rate	35.0%	35.0%	35.0%
Goodwill impairment	(46.7)	—	—
State income tax effect	4.2	1.0	3.8
Meals and entertainment	0.8	1.0	0.8
Other	(1.8)	0.3	—

	(8.5)%	37.3%	39.6%

Excluding the impact of the goodwill impairment charge, which was all attributed to non-deductible tax goodwill and as such treated as a permanent difference for income tax purposes, our effective tax rate would have been 38.2% for the fiscal year ended March 31, 2009 as compared to 37.3% and 39.6% for the fiscal years ended March 31, 2008 and 2007, respectively. The decline in the state income tax effect in fiscal year 2008 was attributable to $0.8 million in state income tax benefits recorded in conjunction with LB775, a State of Nebraska tax incentive program based upon employment and investment growth. This program offers income tax credits, sales tax refunds and property tax exemptions to companies who make investments that meet minimum levels of investment and employment.

The components of the deferred tax assets (liabilities) consist of the following:

	March 31,
	2009	2008

Deferred income tax assets (liabilities), current:
Vacation accruals	$983,822	$1,022,517
Inventories	802,365	642,910
Allowance for doubtful accounts	494,055	400,298
Product returns	1,142,856	1,104,107
Incentive programs	2,336,180	2,730,654
Interest rate swap agreement	—	433,473
Other	822,524	(275,866)

	6,581,802	6,058,093
Deferred income tax assets (liabilities), noncurrent:
Deferred compensation agreements	138,953	133,014
Goodwill amortization	(8,612,071)	(6,793,181)
Covenants not to compete	1,424,543	1,180,890
Identifiable intangibles	(46,109,986)	(49,160,579)
Property and equipment	(1,233,192)	(1,130,263)
Other	78,294	665,704

	(54,313,459)	(55,104,415)

	$(47,731,657)	$(49,046,322)

The Company had no unrecognized tax benefits as of March 31, 2009 and 2008. Interest and penalties for underpayments of income taxes were $2,250 and $6,100, respectively, paid in the fiscal year ended March 31, 2009; $8,211 and $54,099, respectively, paid in the fiscal year ended March 31, 2008; and $2,615 and $6,892, respectively, paid in the fiscal year ended March 31, 2007.

M.	Retirement plans

The Company participates in and sponsors a 401(k) compensation deferral plan. The plan covers substantially all employees. The plan provisions include employee contributions based on a percentage of compensation along with a company matching feature (100% of the employee’s contribution up to 5% of their total compensation). The Company’s contributions for the fiscal years ended March 31, 2009, 2008 and 2007 were $2.4 million, $2.1 million and $2.0 million, respectively.

When the Company acquired CBA on May 1, 2006, CBA had an Employee Stock Ownership Plan (the “Plan”). The Company acquired all the issued and outstanding shares of CBA stock owned by the Plan. The Plan was frozen and converted to a qualified profit sharing plan. There have been no contributions to the Plan since May 1, 2006, and there will be no future contributions to this Plan. The majority of Plan assets are expected to be distributed to participants during fiscal year 2010 and final distribution is expected to occur in January 2011. The Plan assets, which are not included in the Company’s consolidated financial statements, have been invested by the trustee, primarily in fixed income investments.

N.	Deferred compensation

The Company has a non-qualified deferred compensation plan for selected employees. This plan allows participants to voluntarily elect to defer portions of their current compensation. The amounts can be distributed upon either death or voluntary/involuntary resignation or termination. Interest is accrued at the Prime rate adjusted semi-annually on January 1 and July 1 and is compounded as of March 31. The liability for the deferred compensation is included in other long-term liabilities and totaled $0.4 million and $0.3 million as of March 31, 2009 and 2008, respectively.

O.	Share-based compensation

In conjunction with the March 4, 2004 transaction, NBC Holdings Corp. established the 2004 Stock Option Plan, which was amended on August 13, 2008 to increase the number of options available for issuance under the Plan. On September 29, 2005, NBC Holdings Corp. adopted the NBC Holdings Corp. 2005 Restricted Stock Plan to provide for the sale of NBC Holdings Corp. capital stock to certain officers and directors of the Company. Details regarding each of the plans are as follows:

2004 Stock Option Plan—This plan, established and amended by NBC Holdings Corp., provides for the granting of options to purchase 85,306 shares of NBC Holdings Corp. capital stock to selected employees, officers, and employee directors of NBC and its affiliates. Additional shares may be issued upon changes in the capitalization of NBC and upon approval of a committee designated by NBC’s Board of Directors (“the Committee”). All options granted are intended to be nonqualified stock options, although the plan also provides for incentive stock options. This plan provides for the granting of options at the discretion of the Committee. Vesting schedules of options may vary and are determined at the time of grant by the Committee. Subject to certain exceptions, stock options granted under this plan are to be granted at an exercise price of not less than fair market value on the date the options are granted and expire ten years from the date of grant. At March 31, 2009, there were 4,463 options available for grant under this plan.

No share-based compensation expense was recognized at the time of grant for the options granted to employees prior to April 1, 2007, as the exercise price was greater than or equal to the estimated fair value (including a discount for the holder’s minority interest position and illiquidity of NBC Holdings Corp.’s capital stock) of NBC Holdings Corp.’s capital stock on the date of grant.

On October 12, 2007, NBC’s Board of Directors approved the grant of 4,917 options available for grant under the 2004 Stock Option Plan. The options, which have an exercise price of $205 per share, vest 25% on each of October 12, 2007, 2008, 2009 and 2010. The options expire on October 12, 2017. The fair value of such options was estimated on the date of grant under the calculated value method using a closed-form option valuation model that contained the following assumptions—expected volatility of 13.1%, no expected dividends, an expected term of four years, and a risk-free rate of 4.3%. As the stock underlying such options is not publicly traded, the expected volatility was based upon quarterly observations of the Dow Jones Global Index for Small Cap General Retailers over the four year period ended October 12, 2007. This index was selected as one which fit the industry in which the Company operates, and the volatility of that index was calculated utilizing a standard deviation formula. The expected term was an estimate of the period of time that such options granted are expected to remain outstanding after considering the vesting period and historical experience. The risk-free rate was based upon the October 12, 2007 estimated yield of a U.S. Treasury constant maturity series with a four year term.

As a result of employee resignations, 313 options granted prior to April 1, 2007 and 150 options of the 4,917 options granted October 12, 2007 have been forfeited.

Specific information regarding share-based compensation for stock options granted after March 31, 2007 is presented in the following table:

Stock options granted October 12, 2007:
General information:
Grant date calculated fair value per option	$38.23
Shares at March 31, 2009:
Vested	2,384
Nonvested	2,383

4,767

Unrecognized share-based compensation at March 31, 2009	$68,333
Period over which unrecognized share-based compensation will be realized (in years) at March 31, 2009	1.5

Financial information:

Fiscal year ended
March 31,
2009

Consolidated statement of operations:
Share-based compensation	$43,416
Deferred tax benefit	16,547
Other required disclosures:
Total calculated fair value of shares vested during the period	$44,154

A summary of the Company’s share-based compensation activity related to stock options vested or expected to vest for the 2004 Stock Option Plan is as follows:

	Fiscal year ended
	March 31, 2009
		Weighted-
		average
		exercise
	Number	price

2004 Stock option plan:
Outstanding—beginning of year	80,441	$117.39
Granted	—	—
Exercised or converted	—	—
Forfeited	(238)	188.36
Expired	—	—

Outstanding—end of year	80,203	$117.18

Exercisable—end of year	77,820	$114.49

	2004 stock option plan
	Outstanding		Exercisable
		Weighted-		Weighted-
		average		average
		remaining		remaining
		contractual		contractual
	Number	term (yrs)~	Number	term (yrs)

March 31, 2009:
Exercise price of $52.47	26,628	4.9	26,628	4.9
Exercise price of $106	11,760	4.9	11,760	4.9
Exercise price of $146	10,750	4.9	10,750	4.9
Exercise price of $160	26,298	6.1	26,298	6.1
Exercise price of $205	4,767	8.5	2,384	8.5

	80,203	5.5	77,820	5.4

2005 Restricted Stock Plan—This plan provides for the issuance of shares of nonvested stock to individuals determined by NBC Holdings Corp.’s Board of Directors. Any shares issued under the plan are subject to restrictions on transferability and a right of NBC Holdings Corp. to re-acquire such shares at less than their then fair market value under certain conditions.

On March 31, 2006, 1,400 shares of NBC Holdings Corp. capital stock were issued for $0.01 per share to each of three officers and directors of the Company (the “Officers”) pursuant to a Restricted Stock Purchase Agreement (the “RSPA”). The Officers are party to the Stockholders Agreement, dated March 4, 2004, by and among NBC Holdings Corp. and the Stockholders of NBC Holdings Corp. named therein, the provisions of which restrict the transfer of such shares and provide for certain other rights as detailed therein. The shares granted to the Officers are also each subject to a Stock Repurchase Agreement (the “SRA”) that, among other things, provides for vesting, certain call rights on behalf of NBC Holdings Corp., and certain put rights on behalf of the applicable Officer.

The vesting provisions in each SRA provide that if the Officer is still employed by NBC Holdings Corp., the shares granted vest on September 30, 2010 (the “Vesting Date”). If the Officer is not employed by NBC Holdings Corp. on that date the shares do not vest except under certain conditions related to termination of his employment without “cause” (as defined in the SRA) or due to his death or disability. If the Officer is terminated without cause prior to the Vesting Date, the shares vest based upon a formula determined by the number of days from March 31, 2006 to the date of termination as a percentage of the number of days from March 31, 2006 to the Vesting Date. If a termination without cause before the Vesting Date follows a Change of Control (as defined in the SRA), all of the Officer’s shares become immediately vested.

The call rights provide NBC Holdings Corp. the right to reacquire each Officer’s unvested shares upon the occurrence of certain events, including events under its control, for an aggregate purchase price of $1.00. If the Officer remains employed by the Company until the Vesting Date or is terminated without cause prior to such date, NBC Holdings Corp. has the right but not the obligation to call the vested shares at fair market value (minus any dividends or distributions paid in respect of such shares) subject to certain adjustments and any restrictions or limitations in the Company’s debt covenants. The call rights expire 30 days after the Vesting Date.

The put rights enable the Officer to require NBC Holdings Corp. to repurchase all vested shares following the Vesting Date at the lesser of fair market value or effectively $1.0 million for such Officer’s 1,400 shares, subject to certain adjustments and any restrictions or limitations in the Company’s debt covenants. The put rights expire 90 days after the Vesting Date. The SRA also provides that NBC Holdings Corp. will pay a cash bonus to the Officer related to any vested shares that are repurchased in connection with the put. This bonus is intended to reimburse the Officer for any federal, state and local taxes related to the repurchase and to this cash bonus itself. The bonus will not be paid if such payment is restricted or limited by the Company’s debt covenants.

In connection with the NBC Holdings Corp. 2005 Restricted Stock Plan, the Company also entered into a Restricted Stock Special Bonus Agreement (the “SBA”) with each Officer. Each SBA provides for the payment of a cash bonus to the Officer within 30 days following the Vesting Date based upon certain criteria (the “Special Bonus”). If the Officer is still employed by the Company on that date, or has been terminated without “cause” (as defined in the SBA) following a Change of Control (as defined in the SBA) prior to that date, the amount is calculated as effectively $1.0 million less the fair market value of his nonvested stock, subject to certain adjustments. If, prior to the Vesting Date, the Officer has been terminated without cause prior to a Change in Control, the amount of the Special Bonus is adjusted based on the number of days from March 31, 2006 to the date of termination as a percentage of the number of days from March 31, 2006 to the Vesting Date, subject to certain adjustments. In either case, the Special Bonus will not be paid if such payment is restricted or limited by the Company’s debt covenants. The SBA also provides that in the event of payment of the Special Bonus, the Company will pay an additional cash bonus to the Officer in an amount sufficient to reimburse the Officer for any federal, state and local taxes related to the Special Bonus and this additional bonus itself.

The combination of the NBC Holdings Corp. 2005 Restricted Stock Plan, the RSPA, the SRA and the SBA is intended to provide a minimum compensation benefit of $1.0 million to each of the Officers assuming that they remain employed by the Company through September 30, 2010—all subject to certain adjustments and conditions related to the Company’s debt covenants—as described above.

Due to the put rights on behalf of the Officers, share-based compensation is re-measured at the end of each reporting period and recognized to a minimum of $3.0 million plus anticipated cash bonuses to be paid to reimburse the Officers for any federal, state and local taxes thereon from the date of issuance of the nonvested stock until September 30, 2010 and is recorded as “other long-term liabilities” in the consolidated balance sheets and as selling, general and administrative expenses in the consolidated statements of operations. No additional nonvested shares have been issued nor have any of the 4,200 nonvested shares vested or been forfeited since the original issuance on March 31, 2006.

In re-measuring share-based compensation at the end of each reporting period, the Company recognizes to the greater of (a) the minimum compensation benefits associated with the nonvested shares or (b) the estimated fair value of such shares. As of March 31, 2009, the minimum compensation benefits exceed the estimated fair value of the nonvested shares and are thus used as the basis for recording share-based compensation. Fair value is estimated utilizing a methodology which is consistent with the transaction-based method under the market approach described in the AICPA Audit and Accounting Practice Aid Series, Valuation of Privately-Held-Company Equity Securities (the “Practice Aid”) . This methodology is consistent with the approaches that have been used in all four arms-length negotiated transactions involving NBC’s common stock since 1995, including the last transaction on March 4, 2004 and includes the following steps: (a) the determination of an estimated enterprise value using a multiple of Adjusted EBITDA; (b) the enterprise value is reduced by outstanding debt to derive an equity value; and (c) the equity value is then divided by outstanding common stock and common stock equivalents to arrive at an estimated equity value per share. As NBC Holdings Corp.’s common stock is not publicly traded and the nonvested shares represent a minority interest position, the estimated equity value per share is discounted for these factors to arrive at the fair value of the nonvested shares. The factors to be considered in performing a valuation as outlined in the Practice Aid, as well as the risks outlined in this Annual Report on Form 10-K and other factors, impact the selection of the Adjusted EBITDA multiple used in the previously mentioned valuation methodology. As these factors and risks change, their impact on the valuation methodology is also considered. The Company does not believe that the results of a contemporaneous valuation by an unrelated valuation specialist would provide more reliable evidence of valuation compared to the current methodology, given its consistent application in all four arms-length negotiated transactions involving NBC’s common stock over the past fourteen years. Specific information regarding nonvested stock share-based compensation is presented in the following table:

	Fiscal year ended
	March 31,
	2009	2008	2007

	Minimum	Minimum	Minimum
Nonvested Stock:	Compensation	Compensation	Compensation

Valuation methodology
Share-based compensation:
Recognized:
Value of nonvested shares	$666,667	$666,666	$666,667
Reimbursement for taxes	578,460	303,444	330,290

Total	$1,245,127	$970,110	$996,957

Unrecognized:
Value of nonvested shares	$1,000,000	$1,666,667	$2,333,333
Reimbursement for taxes	606,097	839,618	1,180,357

Total	$1,606,097	$2,506,285	$3,513,690

Deferred tax benefit	$476,298	$375,797	$125,880
Period over which unrecognized share-based compensation will be realized (in years)	1.5	2.5	3.5

P.	Segment information

The Company’s operating segments are determined based on the way that management organizes the segments for making operating decisions and assessing performance. Management has organized the Company’s operating segments based upon differences in products and services provided. The Company has three operating segments: Bookstore Division, Textbook Division, and Complementary Services Division. The Bookstore and Textbook Divisions qualify as reportable operating segments, while separate disclosure of the Complementary Services Division is provided as management believes that information about this operating segment is useful to the readers of the Company’s consolidated financial statements. The Bookstore Division segment encompasses the operating activities of the Company’s college bookstores located on or adjacent to college campuses. The Textbook Division segment consists primarily of selling used textbooks to college bookstores, buying them back from students or college bookstores at the end of each college semester and then reselling them to college bookstores. The Complementary Services Division segment includes book-related services such as distance education materials, computer hardware and software, e-commerce technology, and a centralized buying service.

The Company primarily accounts for intersegment sales as if the sales were to third parties (at current market prices). Certain assets, net interest expense and taxes (excluding interest and taxes incurred by the Company’s wholly-owned subsidiaries, NBC Textbooks LLC, Net Textstore LLC, CBA, Campus Authentic LLC and Specialty Books, Inc.) are not allocated between the Company’s segments; instead, such balances are accounted for in a corporate administrative division.

EBITDA and Adjusted EBITDA are important measures of segment profit or loss used by the Chief Executive Officer and President (chief operating decision makers) in making decisions about resources to be allocated to operating segments and assessing operating segment performance.

The following table provides selected information about profit (excluding the impact of the Company’s interdivisional administrative fee—see Note S, Condensed Consolidating Financial Information, to the consolidated financial statements) and assets on a segment basis:

			Complementary
	Bookstore	Textbook	Services
	Division	Division	Division	Total

Fiscal year ended March 31, 2009:
External customer revenues	$470,690,964	$111,715,360	$28,309,857	$610,716,181
Intersegment revenues	1,347,045	35,572,419	5,924,026	42,843,490
Depreciation and amortization expense	9,009,168	6,086,334	2,644,555	17,740,057
Adjusted Earnings before interest, taxes, depreciation, amortization, and goodwill impairment (Adjusted EBITDA)	44,029,528	39,009,073	1,320,700	84,359,301
Total assets	179,192,480	131,827,129	17,836,018	328,855,627
Fiscal year ended March 31, 2008:
External customer revenues	$452,992,078	$99,584,957	$28,670,751	$581,247,786
Intersegment revenues	1,382,795	40,100,078	5,701,472	47,184,345
Depreciation and amortization expense	7,908,134	6,096,196	2,614,015	16,618,345
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	45,941,624	33,731,382	1,558,414	81,231,420
Total assets	186,707,038	137,629,109	21,639,502	345,975,649
Fiscal year ended March 31, 2007:
External customer revenues	$417,112,526	$100,486,178	$26,829,260	$544,427,964
Intersegment revenues	1,364,087	35,312,214	5,386,046	42,062,347
Depreciation and amortization expense	6,395,788	6,077,021	2,570,654	15,043,463
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	44,511,202	32,210,010	2,716,144	79,437,356
Total assets	164,948,074	145,870,214	24,616,067	335,434,355

The following table reconciles segment information presented above with consolidated information as presented in the Company’s consolidated financial statements:

	Fiscal year ended March 31,
	2009	2008	2007

Revenues:
Total for reportable segments	$653,559,671	$628,432,131	$586,490,311
Elimination of intersegment revenues	(42,843,490)	(47,184,345)	(42,062,347)

Consolidated total	$610,716,181	$581,247,786	$544,427,964

Depreciation and Amortization Expense:
Total for reportable segments	$17,740,057	$16,618,345	$15,043,463
Corporate Administration	1,246,594	1,033,494	485,893

Consolidated total	$18,986,651	$17,651,839	$15,529,356

Goodwill impairment	$106,972,000	$—	$—
Income (Loss) Before Income Taxes:
Total Adjusted EBITDA for reportable segments(1)	$84,359,301	$81,231,420	$79,437,356
Corporate Administration Adjusted EBITDA loss (including interdivision profit elimination)(1)	(13,326,971)	(11,280,477)	(11,323,483)

	71,032,330	69,950,943	68,113,873
Depreciation and amortization	(18,986,651)	(17,651,839)	(15,529,356)
Goodwill impairment	(106,972,000)	—	—

Consolidated income (loss) from operations	(54,926,321)	52,299,104	52,584,517
Interest and other expenses, net	(32,553,689)	(32,424,742)	(31,716,939)

Consolidated income (loss) before income taxes	$(87,480,010)	$19,874,362	$20,867,578

Total Assets:
Total for reportable segments	$328,855,627	$345,975,649	$335,434,355
Assets not allocated to segments:
Cash and cash equivalents	36,090,627	12,110,876	20,180,524
Receivables, net	19,857,099	19,490,619	13,985,140
Recoverable income taxes	2,869,583	—	—
Deferred income taxes	2,350,802	1,901,092	1,290,113
Prepaid expenses and other assets	3,485,273	2,259,681	1,791,710
Property and equipment, net	12,258,135	12,017,331	12,453,302
Goodwill	162,089,875	269,061,875	269,061,875
Identifiable intangibles, net	32,722,900	33,347,263	31,968,596
Debt issue costs, net	6,875,122	5,119,263	6,939,046
Other assets	611,664	803,772	2,382,931

Consolidated total	$608,066,707	$702,087,421	$695,487,592

(1) Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and goodwill impairment. There was no goodwill impairment in fiscal years 2008 and 2007; therefore Adjusted EBITDA equals EBTIDA for those years.

The Company’s revenues are attributed to countries based on the location of the customer. Substantially all revenues generated are attributable to customers located within the United States.

Q.	Related party transactions

In accordance with the Company’s debt covenants, the Company declared and paid $8.5 million in dividends to NBC during the fiscal year ended March 31, 2009 to provide funding for interest due and payable on NBC’s $77.0 million 11% senior discount notes. There were no dividends declared and paid by the Company to NBC during the fiscal years ended March 31, 2008 and 2007.

In conjunction with the Senior Credit Facility amendment on February 3, 2009, NBC entered into a Stock Subscription Agreement with NBC Holdings Corp. (“Holdings”), pursuant to which Holdings purchased 10,000 shares of a newly created series of NBC preferred stock, par value $0.01 per share, for $1,000 per share, for an aggregate purchase price of $10.0 million. As a result of the Stock Subscription Agreement, the Company received a $10.0 million capital contribution from NBC.

R.	Closure of California warehouse

On August 9, 2006, in response to a review of the efficiency and effectiveness of its warehouses, the Company announced plans to close its warehouse facility located in Cypress, California and eliminate 33 positions. The facility closed effective October 27, 2006, and these positions were eliminated at that time. A group of 17 other employees were offered, and 16 employees accepted, positions to remain with the Company as Account Service Representatives, continuing to service the Company’s customers. Closure activities were completed in fiscal year 2007. Payments of one-time termination benefits were completed in April of 2008. Details regarding the warehouse closure and its impact on the Textbook Division are outlined below:

Fiscal year
ended
March 31,
2007(1)

Costs of Closure:
One-time termination benefits	$473,000
Costs to terminate contracts	189,000
Costs of consolidation/relocation	112,475

$774,475

	Balance,				Balance,
	April 1,	Costs incurred and	Costs		March 31,
	2006	charged to expense	paid/settled	Adjustments(2)	2007(1)

Liability Reconciliation:
One-time termination benefits	$—	$473,000	$(232,840)	$—	$240,160
Costs to terminate contracts	—	372,000	(189,000)	(183,000)	—
Costs of consolidation/relocation	—	112,475	(112,475)	—	—

	$—	$957,475	$(534,315)	$(183,000)	$240,160

(1) One-time termination benefits, costs to terminate a contract, and costs of consolidation/relocation are included in “accounts payable” in the consolidated balance sheets until paid. In the consolidated statements of operations, such costs are separately identified as part of “income from operations”.

(2) The landlord identified a new tenant for the warehouse space, resulting in early termination of the lease on March 31, 2007 that differs from original expectation at time of warehouse closing on October 27, 2006.

One-time termination benefits paid in fiscal year 2008 totaled $0.2 million, resulting in an adjustment of $36,057 to reduce the liability for one-time termination benefits to $2,855 at March 31, 2008 (the final payout of $2,855 was made in April of 2008).

S.	Condensed consolidating financial information

Effective January 26, 2009, the Company established Campus Authentic LLC, a wholly-owned subsidiary which was separately incorporated under the laws of the State of Delaware. On April 24, 2007, the Company established Net Textstore LLC as a wholly-owned subsidiary separately incorporated under the laws of the State of Delaware. On May 1, 2006, the Company acquired all of the outstanding stock of CBA, an entity separately incorporated under the laws of the State of Illinois and now accounted for as a wholly-owned subsidiary of the Company. Effective January 1, 2005, the Company’s textbook division was separately formed under the laws of the State of Delaware as NBC Textbooks LLC, a wholly-owned subsidiary of the Company. Effective July 1, 2002, the Company’s distance education business was separately incorporated under the laws of the State of Delaware as Specialty Books, Inc., a wholly-owned subsidiary of the Company. In connection with their incorporation, Campus Authentic LLC, Net Textstore LLC, CBA, NBC Textbooks LLC and Specialty Books, Inc. have unconditionally guaranteed, on a joint and several basis, full and prompt payment and performance of the Company’s obligations, liabilities, and indebtedness arising under, out of, or in connection with the Senior Subordinated Notes. Campus Authentic LLC, Net Textstore LLC, CBA, NBC Textbooks LLC and Specialty Books, Inc. are also a party to the Guarantee and Collateral Agreement related to the Senior Credit Facility. Condensed consolidating balance sheets, statements of operations, and statements of cash flows are presented on the following pages which reflect financial information for the parent company (Nebraska Book Company, Inc.), subsidiary guarantors (Campus Authentic LLC (from January 26, 2009), Net Textstore LLC (from April 24, 2007), CBA (from May 1, 2006), NBC Textbooks LLC and Specialty Books, Inc.), consolidating eliminations, and consolidated totals.

Nebraska Book Company, Inc. and Subsidiaries
condensed consolidating balance sheet
March 31, 2009

	Nebraska
	Book	Subsidiary		Consolidated
	Company, Inc.	guarantors	Eliminations	totals

Assets
Current assets:
Cash and cash equivalents	$40,811,478	$3,226,990	$—	$44,038,468
Receivables, net	52,201,871	58,276,880	(49,177,115)	61,301,636
Inventories	47,625,966	45,489,697	—	93,115,663
Recoverable income taxes	2,869,583	—	—	2,869,583
Deferred income taxes	2,350,802	4,231,000	—	6,581,802
Prepaid expenses and other assets	3,648,635	302,239	—	3,950,874

Total current assets	149,508,335	111,526,806	(49,177,115)	211,858,026
Property and equipment, net	40,057,891	5,580,631	—	45,638,522
Goodwill	199,900,017	15,536,109	—	215,436,126
Customer relationships, net	4,625,181	81,019,159	—	85,644,340
Tradename	31,320,000	—	—	31,320,000
Other identifiable intangibles, net	7,071,442	2,101,180	—	9,172,622
Investment in subsidiaries	151,290,937	—	(151,290,937)	—
Other assets	8,388,921	608,150	—	8,997,071

	$592,162,724	$216,372,035	$(200,468,052)	$608,066,707

Liabilities and stockholder’s equity
Current liabilities:
Accounts payable	$54,110,551	$21,932,178	$(49,177,115)	$26,865,614
Accrued employee compensation and benefits	9,705,781	4,074,428	—	13,780,209
Accrued interest	678,516	—	—	678,516
Accrued incentives	42,593	6,068,107	—	6,110,700
Accrued expenses	3,804,787	472,318	—	4,277,105
Income taxes payable	(2,187,068)	2,187,068	—	—
Deferred revenue	959,274	—	—	959,274
Current maturities of long-term debt	6,917,451	—	—	6,917,451
Current maturities of capital lease obligations	748,692	—	—	748,692

Total current liabilities	74,780,577	34,734,099	(49,177,115)	60,337,561
Long-term debt, net of current maturities	361,445,728	—	—	361,445,728
Capital lease obligations, net of current maturities	3,298,658	—	—	3,298,658
Other long-term liabilities	5,234,166	70,000	—	5,304,166
Deferred income taxes	24,036,460	30,276,999	—	54,313,459
Due to parent commitments	20,130,189	—	—	20,130,189
Stockholder’s equity	103,236,946	151,290,937	(151,290,937)	103,236,946

	$592,162,724	$216,372,035	$(200,468,052)	$608,066,707

Nebraska Book Company, Inc. and Subsidiaries
condensed consolidating balance sheet
March 31, 2008

	Nebraska
	Book	Subsidiary		Consolidated
	Company, Inc.	guarantors	Eliminations	totals

Assets
Current assets:
Cash and cash equivalents	$23,588,130	$5,738,326	$—	$29,326,456
Receivables, net	50,231,144	35,404,082	(28,238,718)	57,396,508
Inventories	54,029,013	44,982,074	—	99,011,087
Deferred income taxes	1,901,092	4,157,001	—	6,058,093
Prepaid expenses and other assets	2,259,681	279,396	—	2,539,077

Total current assets	132,009,060	90,560,879	(28,238,718)	194,331,221
Property and equipment, net	39,757,056	5,309,124	—	45,066,180
Goodwill	304,831,164	15,536,109	—	320,367,273
Customer relationships, net	4,935,249	86,450,611	—	91,385,860
Tradename	31,320,000	—	—	31,320,000
Other identifiable intangibles, net	10,331,727	1,771,630	—	12,103,357
Investment in subsidiaries	131,583,301	—	(131,583,301)	—
Other assets	6,750,356	763,174	—	7,513,530

	$661,517,913	$200,391,527	$(159,822,019)	$702,087,421

Liabilities and stockholder’s equity
Current liabilities:
Accounts payable	$32,282,516	$24,587,231	$(28,238,718)	$28,631,029
Accrued employee compensation and benefits	8,963,654	3,136,986	—	12,100,640
Accrued interest	1,778,937	—	—	1,778,937
Accrued incentives	59,736	7,049,121	—	7,108,857
Accrued expenses	2,843,900	328,222	—	3,172,122
Income taxes payable	(121,296)	968,666	—	847,370
Deferred revenue	862,994	—	—	862,994
Current maturities of long-term debt	2,070,657	—	—	2,070,657
Current maturities of capital lease obligations	658,415	—	—	658,415

Total current liabilities	49,399,513	36,070,226	(28,238,718)	57,231,021
Long-term debt, net of current maturities	368,363,176	—	—	368,363,176
Capital lease obligations, net of current maturities	4,111,758	—	—	4,111,758
Other long-term liabilities	4,387,504	80,000	—	4,467,504
Deferred income taxes	22,446,415	32,658,000	—	55,104,415
Due to parent commitments	16,970,151	—	—	16,970,151
Stockholder’s equity	195,839,396	131,583,301	(131,583,301)	195,839,396

	$661,517,913	$200,391,527	$(159,822,019)	$702,087,421

Nebraska Book Company, Inc. and Subsidiaries
condensed consolidating statement of operations
for the fiscal year ended March 31, 2009

	Nebraska
	Book	Subsidiary		Consolidated
	Company, Inc.	guarantors	Eliminations	totals

Revenues, net of returns	$386,910,695	$260,062,026	$(36,256,540)	$610,716,181
Costs of sales (exclusive of depreciation shown below)	244,484,547	165,056,393	(38,171,700)	371,369,240

Gross profit	142,426,148	95,005,633	1,915,160	239,346,941
Operating expenses (income):
Selling, general and administrative	115,276,253	51,123,198	1,915,160	168,314,611
Depreciation	6,054,313	1,548,318	—	7,602,631
Amortization	5,180,117	6,203,903	—	11,384,020
Goodwill impairment	106,972,000	—	—	106,972,000
Intercompany administrative fee	(4,923,600)	4,923,600	—	—
Equity in earnings of subsidiaries	(19,707,636)	—	19,707,636	—

	208,851,447	63,799,019	21,622,796	294,273,262

Income (loss) from operations	(66,425,299)	31,206,614	(19,707,636)	(54,926,321)
Other expenses (income):
Interest expense	32,878,225	—	—	32,878,225
Interest income	(385,514)	(41,022)	—	(426,536)
Loss on derivative financial instrument	102,000	—	—	102,000

	32,594,711	(41,022)	—	32,553,689

Income (loss) before income taxes	(99,020,010)	31,247,636	(19,707,636)	(87,480,010)
Income tax expense (benefit)	(4,091,342)	11,540,000	—	7,448,658

Net income (loss)	$(94,928,668)	$19,707,636	$(19,707,636)	$(94,928,668)

Nebraska Book Company, Inc. and Subsidiaries
condensed consolidating statement of operations
for the fiscal year ended March 31, 2008

	Nebraska
	Book	Subsidiary		Consolidated
	Company, Inc.	guarantors	Eliminations	totals

Revenues, net of returns	$381,697,820	$240,155,652	$(40,605,686)	$581,247,786
Costs of sales (exclusive of depreciation shown below)	240,688,980	156,028,070	(42,577,576)	354,139,474

Gross profit	141,008,840	84,127,582	1,971,890	227,108,312
Operating expenses (income):
Selling, general and administrative	108,050,482	47,171,054	1,971,890	157,193,426
Closure of California Warehouse	—	(36,057)	—	(36,057)
Depreciation	5,676,303	1,532,201	—	7,208,504
Amortization	4,511,635	5,931,700	—	10,443,335
Intercompany administrative fee	(4,838,800)	4,838,800	—	—
Equity in earnings of subsidiary	(15,608,834)	—	15,608,834	—

	97,790,786	59,437,698	17,580,724	174,809,208

Income from operations	43,218,054	24,689,884	(15,608,834)	52,299,104
Other expenses (income):
Interest expense	33,559,239	—	—	33,559,239
Interest income	(1,287,547)	(44,950)	—	(1,332,497)
Loss on derivative financial instrument	198,000	—	—	198,000

	32,469,692	(44,950)	—	32,424,742

Income before income taxes	10,748,362	24,734,834	(15,608,834)	19,874,362
Income tax expense (benefit)	(1,707,661)	9,126,000	—	7,418,339

Net income	$12,456,023	$15,608,834	$(15,608,834)	$12,456,023

Nebraska Book Company, Inc. and Subsidiaries
condensed consolidating statement of operations
for the fiscal year ended March 31, 2007

	Nebraska
	Book	Subsidiary		Consolidated
	Company, Inc.	guarantors	Eliminations	totals

Revenues, net of returns	$344,250,733	$235,668,504	$(35,491,273)	$544,427,964
Cost of sales (exclusive of depreciation shown below)	215,799,510	154,760,028	(38,115,547)	332,443,991

Gross profit	128,451,223	80,908,476	2,624,274	211,983,973
Operating expenses (income):
Selling, general and administrative	96,426,536	44,044,815	2,624,274	143,095,625
Closure of California Warehouse	—	774,475	—	774,475
Depreciation	4,553,736	1,362,022	—	5,915,758
Amortization	3,778,990	5,834,608	—	9,613,598
Intercompany administrative fee	(3,933,600)	3,933,600	—	—
Equity in earnings of subsidiary	(17,075,676)	—	17,075,676	—

	83,749,986	55,949,520	19,699,950	159,399,456

Income from operations	44,701,237	24,958,956	(17,075,676)	52,584,517
Other expenses (income):
Interest expense	33,113,297	22,240	—	33,135,537
Interest income	(1,593,838)	(49,760)	—	(1,643,598)
Gain on derivative financial instrument	225,000	—	—	225,000

	31,744,459	(27,520)	—	31,716,939

Income before income taxes	12,956,778	24,986,476	(17,075,676)	20,867,578
Income tax expense	345,292	7,910,800	—	8,256,092

Net income	$12,611,486	$17,075,676	$(17,075,676)	$12,611,486

Nebraska Book Company, Inc. and Subsidiaries
condensed consolidating statement of cash flows
for the fiscal year ended March 31, 2009

	Nebraska
	Book	Subsidiary		Consolidated
	Company, Inc.	guarantors	Eliminations	totals

Cash flows from operating activities	$29,207,254	$2,458,659	$—	$31,665,913
Cash flows from investing activities:
Purchases of property and equipment	(6,096,566)	(1,989,243)	106,438	(7,979,371)
Acquisitions, net of cash acquired	(3,236,139)	(3,084,633)	—	(6,320,772)
Proceeds from sale of property and equipment	38,060	103,881	(106,438)	35,503
Software development costs	(633,763)	—	—	(633,763)

Net cash flows from investing activities	(9,928,408)	(4,969,995)	—	(14,898,403)
Cash flows from financing activities:
Payment of financing costs	(3,961,811)	—	—	(3,961,811)
Principal payments on long-term debt	(2,070,654)	—	—	(2,070,654)
Principal payments on capital lease obligations	(722,823)	—	—	(722,823)
Dividends paid to parent	(8,470,000)	—	—	(8,470,000)
Capital contributions	10,009,752	—	—	10,009,752
Change in due to parent	3,160,038	—	—	3,160,038

Net cash flows from financing activities	(2,055,498)	—	—	(2,055,498)

Net increase (decrease) in cash and cash equivalents	17,223,348	(2,511,336)	—	14,712,012
Cash and cash equivalents, beginning of period	23,588,130	5,738,326	—	29,326,456

Cash and cash equivalents, end of period	$40,811,478	$3,226,990	$—	$44,038,468

Nebraska Book Company, Inc. and Subsidiaries
condensed consolidating statement of cash flows
for the fiscal year ended March 31, 2008

	Nebraska
	Book	Subsidiary		Consolidated
	Company, Inc.	guarantors	Eliminations	totals

Cash flows from operating activities	$18,407,954	$2,455,807	$—	$20,863,761
Cash flows from investing activities:
Purchases of property and equipment	(6,607,380)	(690,551)	37,022	(7,260,909)
Acquisitions, net of cash acquired	(14,246,655)	(435,000)	—	(14,681,655)
Proceeds from sale of property and equipment	21,985	51,422	(37,022)	36,385
Software development costs	(272,981)	—	—	(272,981)

Net cash flows from investing activities	(21,105,031)	(1,074,129)	—	(22,179,160)
Cash flows from financing activities:
Payment of financing costs	(1,957,852)	—	—	(1,957,852)
Principal payments on long-term debt	(624,910)	—	—	(624,910)
Capital contributions	4,869	—	—	4,869
Change in due to parent	236,872	—	—	236,872

Net cash flows from financing activities	(2,341,021)	—	—	(2,341,021)

Net increase (decrease) in cash and cash equivalents	(5,038,098)	1,381,678	—	(3,656,420)
Cash and cash equivalents, beginning of period	28,626,228	4,356,648	—	32,982,876

Cash and cash equivalents, end of period	$23,588,130	$5,738,326	$—	$29,326,456

Nebraska Book Company, Inc. and Subsidiaries
condensed consolidating statement of cash flows
for the fiscal year ended March 31, 2007

	Nebraska
	Book	Subsidiary		Consolidated
	Company, Inc.	guarantors	Eliminations	totals

Cash flows from operating activities	$27,351,399	$81,182	$—	$27,432,581
Cash flows from investing activities:
Purchases of property and equipment	(4,770,795)	(1,772,279)	—	(6,543,074)
Acquisitions, net of cash acquired	(25,200,030)	(673,632)	—	(25,873,662)
Proceeds from sale of property and equipment	107,100	206,405	—	313,505
Software development costs	(705,523)	—	—	(705,523)
Cash acquired in acquisition of subsidiary guarantor	(3,087,617)	3,087,617	—	—

Net cash flows from investing activities	(33,656,865)	848,111	—	(32,808,754)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	24,000,000	—	—	24,000,000
Payment of financing costs	(964,774)	—	—	(964,774)
Principal payments on long-term debt	(3,411,172)	(410,000)	—	(3,821,172)
Principal payments on capital lease obligations	(390,205)	—	—	(390,205)
Intercompany financing activity	(14,341,119)	14,341,119	—	—
Net decrease in revolving credit facility	—	(13,931,119)	—	(13,931,119)
Change in due to parent	83,597	—	—	83,597

Net cash flows from financing activities	4,976,327	—	—	4,976,327

Net increase (decrease) in cash and cash equivalents	(1,329,139)	929,293	—	(399,846)
Cash and cash equivalents, beginning of period	29,955,367	3,427,355	—	33,382,722

Cash and cash equivalents, end of period	$28,626,228	$4,356,648	$—	$32,982,876

Nebraska Book Company, Inc.
condensed consolidated balance sheets

	September 30,	March 31,	September 30,
(unaudited)	2009	2009	2008

Assets
Current assets:
Cash and cash equivalents	$106,084,513	$44,038,468	$91,500,840
Receivables, net	85,032,944	61,301,636	78,239,728
Inventories	117,971,555	93,115,663	122,470,499
Recoverable income taxes	—	2,869,583	—
Deferred income taxes	8,602,801	6,581,802	8,268,093
Prepaid expenses and other assets	3,076,539	3,950,874	3,280,284

Total current assets	320,768,352	211,858,026	303,759,444
Property and equipment, net of depreciation & amortization	43,932,230	45,638,522	45,563,335
Goodwill	215,571,126	215,436,126	322,409,155
Customer relationships, net of amortization	82,773,580	85,644,340	88,515,100
Tradename	31,320,000	31,320,000	31,320,000
Other identifiable intangibles, net of amortization	6,874,747	9,172,622	11,081,838
Debt issue costs, net of amortization	5,086,222	6,875,122	4,194,563
Other assets	3,178,826	2,121,949	2,386,067

	$709,505,083	$608,066,707	$809,229,502

Liabilities and stockholder’s equity
Current liabilities:
Accounts payable	$118,676,798	$26,865,614	$118,354,609
Accrued employee compensation and benefits	9,526,518	13,780,209	10,948,485
Accrued interest	709,588	678,516	743,224
Accrued incentives	6,676,762	6,110,700	6,927,107
Accrued expenses	5,593,464	4,277,105	4,572,207
Income taxes payable	8,383,744	—	9,723,464
Deferred revenue	3,783,843	959,274	2,641,204
Current maturities of long-term debt	51,568	6,917,451	2,073,070
Current maturities of capital lease obligations	791,246	748,692	705,565

Total current liabilities	154,193,531	60,337,561	156,688,935
Long-term debt, net of current maturities	361,658,564	361,445,728	367,326,024
Capital lease obligations, net of current maturities	2,857,694	3,298,658	3,716,979
Other long-term liabilities	5,819,820	5,304,166	4,698,322
Deferred income taxes	52,667,458	54,313,459	53,900,415
Due to parent	21,468,189	20,130,189	18,321,151
Commitments (Note 4)
Stockholder’s equity:
Common stock, voting, authorized 50,000 shares of $1.00 par value; issued and outstanding 100 shares	100	100	100
Additional paid-in capital	148,155,662	148,135,923	138,110,740
Retained earnings (deficit)	(37,315,935)	(44,899,077)	66,466,836

Total stockholder’s equity	110,839,827	103,236,946	204,577,676

	$709,505,083	$608,066,707	$809,229,502

See notes to condensed consolidated financial statements.

Nebraska Book Company, Inc.
condensed consolidated statements of operations

	Quarter ended September 30,		Six months ended September 30,
(unaudited)	2009	2008	2009	2008

Revenues, net of returns	$276,716,102	$280,932,214	$345,479,975	$352,136,240
Costs of sales (exclusive of depreciation shown below)	173,427,401	177,340,396	213,771,085	219,262,419

Gross profit	103,288,701	103,591,818	131,708,890	132,873,821
Operating expenses:
Selling, general and administrative	49,547,498	51,541,519	83,202,612	87,256,945
Depreciation	2,039,810	1,844,967	4,093,454	3,689,999
Amortization	2,799,197	2,865,326	5,636,279	5,692,716

	54,386,505	56,251,812	92,932,345	96,639,660

Income from operations	48,902,196	47,340,006	38,776,545	36,234,161

Other expenses:
Interest expense	9,665,973	7,979,165	19,382,100	15,974,636
Interest income	(26,897)	(179,720)	(43,697)	(179,720)
Loss on derivative financial instrument	—	50,000	—	102,000

	9,639,076	7,849,445	19,338,403	15,896,916

Income before income taxes	39,263,120	39,490,561	19,438,142	20,337,245
Income tax expense	15,391,000	15,796,000	7,620,000	8,135,000

Net income	$23,872,120	$23,694,561	$11,818,142	$12,202,245

See notes to condensed consolidated financial statements.

Nebraska Book Company, Inc.
condensed consolidated statements of stockholder’s equity

				Accumulated
		Additional	Retained	other
	Common	paid-in	earnings	comprehensive		Comprehensive
(unaudited)	stock	capital	(deficit)	income (loss)	Total	income

Balance, April 1, 2008	$100	$138,087,705	$58,499,591	$(748,000)	$195,839,396
Contributed capital	—	2,401	—	—	2,401	$—
Share-based compensation attributable to NBC Holdings Corp. stock options	—	20,634	—	—	20,634	—
Net income	—	—	12,202,245	—	12,202,245	12,202,245
Dividends declared	—	—	(4,235,000)	—	(4,235,000)	—
Other comprehensive income, net of taxes:
Unrealized gain on interest rate swap agreement, net of taxes of $473,000	—	—	—	748,000	748,000	748,000

Balance, September 30, 2008	$100	$138,110,740	$66,466,836	$—	$204,577,676	$12,950,245

Balance, April 1, 2009	$100	$148,135,923	$(44,899,077)	$—	$103,236,946
Contributed capital	—	(2,401)	—	—	(2,401)	$—
Share-based compensation attributable to NBC Holdings Corp. stock options	—	22,140	—	—	22,140	—
Net income	—	—	11,818,142	—	11,818,142	11,818,142
Dividends declared	—	—	(4,235,000)	—	(4,235,000)	—

Balance, September 30, 2009	$100	$148,155,662	$(37,315,935)	$—	$110,839,827	$11,818,142

See notes to condensed consolidated financial statements.

Nebraska Book Company, Inc.
condensed consolidated statements of cash flows

	Six months ended September 30,
(unaudited)	2009	2008

Cash flows from operating activities:
Net income	$11,818,142	$12,202,245
Adjustments to reconcile net income to net cash flows from operating activities:
Share-based compensation	479,741	485,432
Provision for losses on receivables	133,629	14,150
Depreciation	4,093,454	3,689,999
Amortization	7,627,562	6,617,416
Loss on derivative financial instrument	—	102,000
Loss on disposal of assets	118,143	61,833
Deferred income taxes	(3,667,000)	(4,047,000)
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables	(23,867,338)	(20,854,105)
Inventories	(23,577,275)	(21,300,886)
Recoverable income taxes	2,869,583	—
Prepaid expenses and other assets	1,024,335	(727,215)
Other assets	(522,785)	8,199
Accounts payable	92,042,552	89,316,739
Accrued employee compensation and benefits	(4,253,691)	(1,152,155)
Accrued interest	31,072	83,287
Accrued incentives	566,062	(181,750)
Accrued expenses	1,316,359	1,400,085
Income taxes payable	8,383,744	8,899,167
Deferred revenue	2,824,569	1,778,210
Other long-term liabilities	(169,631)	(171,530)

Net cash flows from operating activities	77,271,227	76,224,121
Cash flows from investing activities:
Purchases of property and equipment	(2,597,252)	(4,129,766)
Acquisitions, net of cash acquired	(2,291,018)	(5,415,645)
Proceeds from sale of property and equipment	75,664	21,609
Software development costs	(261,736)	(264,436)

Net cash flows from investing activities	(5,074,342)	(9,788,238)
Cash flows from financing activities:
Payment of financing costs	(202,383)	—
Principal payments on long-term debt	(6,653,047)	(1,034,739)
Principal payments on capital lease obligations	(398,410)	(347,629)
Dividends paid to parent	(4,235,000)	(4,235,000)
Capital contributions	—	4,869
Change in due to parent	1,338,000	1,351,000

Net cash flows from financing activities	(10,150,840)	(4,261,499)

Net increase in cash and cash equivalents	62,046,045	62,174,384
Cash and cash equivalents, beginning of period	44,038,468	29,326,456

Cash and cash equivalents, end of period	$106,084,513	$91,500,840

Supplemental disclosures of cash flows information:
Cash (received) paid during the period for:
Interest	$17,359,745	$14,966,649
Income taxes	(1,304,327)	1,931,833
Noncash investing and financing activities:
Accumulated other comprehensive income:
Unrealized gain on interest rate swap agreement, net of income taxes	—	748,000
Deferred taxes resulting from unrealized gain on interest rate swap agreement	—	473,000
Unpaid consideration associated with bookstore acquisitions	450,000	410,000

See notes to condensed consolidated financial statements.

Nebraska Book Company, Inc.
notes to condensed consolidated financial statements
(unaudited)

1. Basis of Presentation—The condensed consolidated balance sheet of Nebraska Book Company, Inc. (the “Company”) and its wholly-owned subsidiaries (Specialty Books, Inc., NBC Textbooks LLC, College Book Stores of America, Inc. (“CBA”), Campus Authentic LLC and Net Textstore LLC), at March 31, 2009 was derived from the Company’s audited consolidated balance sheet as of that date. The Company is a wholly-owned subsidiary of NBC Acquisition Corp. (“NBC”). All other condensed consolidated financial statements contained herein are unaudited and reflect all adjustments which are, in the opinion of management, necessary to present fairly the financial position of the Company and the results of the Company’s operations and cash flows for the periods presented. All of these adjustments are of a normal recurring nature. All intercompany balances and transactions are eliminated in consolidation. Because of the seasonal nature of the Company’s operations, results of operations of any single reporting period should not be considered as indicative of results for a full fiscal year.

These condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the fiscal year ended March 31, 2009 included in the Company’s Annual Report on Form 10-K. A description of our significant accounting policies is included in our 2009 Annual Report on Form 10-K. References in this Quarterly Report on Form 10-Q to the terms “we,” “our,” “ours,” and “us” refer collectively to the Company and its subsidiaries, except where otherwise indicated.

In June 2009, the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”) became the single source of authoritative accounting principles generally accepted in the United States (“GAAP”). The Codification did not create any additional GAAP standards but incorporated existing accounting and reporting standards into a new topical structure with a new referencing system to identify authoritative accounting standards, replacing the prior references to Statement of Financial Accounting Standards (“SFAS”), Emerging Issues Task Force, FASB Staff Position, etc. Authoritative standards included in the Codification are designated by their Accounting Standards Codification (“ASC”) topical reference, and new standards are designated as Accounting Standards Updates with a year and assigned sequence number. Beginning with this interim report for the second quarter of fiscal year 2010, references to prior standards have been updated to reflect the new referencing system.

The Company has evaluated subsequent events through November 12, 2009, the filing date of this Form 10-Q and addresses such subsequent events in this Form 10-Q, where applicable.

2. Inventories—Inventories are summarized as follows:

	September 30,	March 31,	September 30,
	2009	2009	2008

Bookstore Division	$97,467,481	$59,785,703	$102,078,587
Textbook Division	16,905,358	30,571,333	17,695,352
Complementary Services Division	3,598,716	2,758,627	2,696,560

	$117,971,555	$93,115,663	$122,470,499

3. Goodwill and Other Identifiable Intangibles—During the six months ended September 30, 2009, 10 bookstore locations were acquired in 8 separate transactions. The total purchase price, net of cash acquired, of such acquisitions was $2.3 million, of which $0.1 million was assigned to tax deductible goodwill, $0.1 million was assigned to non-tax deductible covenants not to compete with an amortization period of two years, and $0.2 million was assigned to contract-managed acquisition costs with amortization periods of up to nine years. As of September 30, 2009, $0.5 million of the $2.3 million purchase price remained to be paid. During the six months ended September 30, 2009, the Company paid $0.2 million of previously accrued consideration for bookstore acquisitions and contract-managed acquisition costs occurring in prior periods.

Goodwill assigned to corporate administration represents the goodwill that arose when Weston Presidio gained a controlling interest in NBC on March 4, 2004 (the “March 4, 2004 transaction”), as all goodwill was assigned to corporate administration. As is the case with a portion of the Company’s assets, such goodwill is not allocated between the Company’s reportable segments when management makes operating decisions and assesses performance. The Company has identified the Textbook Division, Bookstore Division and Complementary Services Division as its reporting units. Such goodwill is allocated to the Company’s reporting units for purposes of testing goodwill for impairment and calculating any gain or loss on the disposal of all or, where applicable, a portion of a reporting unit.

The changes in the carrying amount of goodwill, in total, by reportable segment and assigned to corporate administration, are as follows:

	Bookstore	Corporate
	Division	Administration	Total

Balance, April 1, 2008	$51,305,398	$269,061,875	$320,367,273
Additions to goodwill:
Bookstore acquisitions	2,041,882	—	2,041,882

Balance, September 30, 2008	$53,347,280	$269,061,875	$322,409,155

Balance, April 1, 2009	$53,346,251	$162,089,875	$215,436,126
Additions to goodwill:
Bookstore acquisitions	135,000	—	135,000

Balance, September 30, 2009	$53,481,251	$162,089,875	$215,571,126

Due to the economic downturn and changes in comparable company market multiples, we determined in the first step of our goodwill impairment test conducted at March 31, 2009 that the carrying value of the Textbook and Bookstore Divisions exceeded their fair values, indicating that goodwill may be impaired. Having determined that goodwill may be impaired, we performed the second step of the goodwill impairment test which involves calculating the implied fair value of goodwill by allocating the fair value of the reporting unit to all of its assets and liabilities other than goodwill (including both recognized and unrecognized intangible assets) and comparing the residual amount to the carrying value of goodwill. As a result, we recorded an impairment charge of $107.0 million in fiscal year 2009. The carrying value of goodwill in excess of the implied fair value was $67.0 million and $40.0 million for the Textbook and Bookstore Divisions, respectively. At March 31, 2009, the date of the most recent step one test, after adjusting the carrying values for goodwill impairment, the fair value of the Textbook Division exceeded the carrying value of $213.0 million by 10.5% and the Bookstore Division fair value approximated the carrying value. Remaining goodwill at March 31, 2009 assigned to the Textbook Division was $34.6 million and to the Bookstore Division was $180.8 million. The impairment charge reduced our goodwill carrying value to $215.4 million as of March 31, 2009. Fair value was determined using a market approach based primarily on an EBITDA multiple, and was deemed to be the most indicative of the Company’s fair value and is consistent in principle with the methodology used for goodwill evaluation in prior years. The EBITDA multiple approach requires that we estimate a certain valuation multiple of EBITDA derived from comparable companies and apply that multiple to our latest twelve month pro forma EBITDA. We reviewed comparable company information to determine the EBITDA multiple and concluded that 7.0x was an appropriate EBITDA multiple. This total company fair value is allocated to the reporting units based upon their percentage of EBITDA. The fair value was also calculated using the income approach (discounted cash flow approach) and we concluded that it was supportive of the fair value based upon the EBITDA multiple approach. Determining the fair value of a reporting unit is judgmental in nature and requires the use of significant estimates and assumptions about future economic conditions and comparable company market multiples, among others. In the second step of the goodwill impairment test, we are required to estimate the fair value of reporting unit assets and liabilities, including intangible assets, to derive the fair value of the reporting unit’s goodwill. For purposes of the second step of the goodwill impairment test, we estimated the fair value of our intangible assets Tradename, Customer Relationships and Developed Technology using the relief-from-royalty market approach, excess earnings method income approach and replacement cost approach, respectively.

The following table presents the gross carrying amount and accumulated amortization of identifiable intangibles subject to amortization, in total and by asset class:

	September 30, 2009
	Gross		Net
	carrying	Accumulated	carrying
	amount	amortization	amount

Customer relationships	$114,830,000	$(32,056,420)	$82,773,580
Developed technology	13,243,373	(11,069,405)	2,173,968
Covenants not to compete	6,613,699	(4,857,178)	1,756,521
Contract-managed acquisition costs	4,305,740	(1,845,911)	2,459,829
Other	1,585,407	(1,100,978)	484,429

	$140,578,219	$(50,929,892)	$89,648,327

	March 31, 2009
	Gross		Net
	carrying	Accumulated	carrying
	amount	amortization	amount

Customer relationships	$114,830,000	$(29,185,660)	$85,644,340
Developed technology	13,086,017	(10,069,126)	3,016,891
Covenants not to compete	6,614,699	(4,069,131)	2,545,568
Contract-managed acquisition costs	4,816,378	(1,954,878)	2,861,500
Other	1,585,407	(836,744)	748,663

	$140,932,501	$(46,115,539)	$94,816,962

	September 30, 2008
	Gross		Net
	carrying	Accumulated	carrying
	amount	amortization	amount

Customer relationships	$114,830,000	$(26,314,900)	$88,515,100
Developed technology	12,716,690	(8,994,977)	3,721,713
Covenants not to compete	7,469,032	(3,989,422)	3,479,610
Contract-managed acquisition costs	4,320,045	(1,452,427)	2,867,618
Other	1,585,407	(572,510)	1,012,897

	$140,921,174	$(41,324,236)	$99,596,938

Effective September 1, 2007, we entered into an agreement whereby we agreed to pay $1.7 million over a period of thirty-six months to a software company in return for certain rights related to that company’s products that are designed to enhance web-based sales. This other identifiable intangible is being amortized on a straight-line basis over the thirty-six month base term of the agreement. The asset and corresponding liability were recorded based upon the present value of the future payments assuming an imputed interest rate of 6.7%, resulting in a discount of $0.1 million which is recorded as interest expense over the base term of the agreement utilizing the effective interest method of accounting.

Information regarding aggregate amortization expense for identifiable intangibles subject to amortization is presented in the following table:

Amortization
expense

Quarter ended September 30, 2009	$2,799,197
Quarter ended September 30, 2008	2,865,326
Six months ended September 30, 2009	5,636,279
Six months ended September 30, 2008	5,692,716
Estimated amortization expense for the fiscal years ending March 31:
2010	$10,793,504
2011	7,712,045
2012	6,641,081
2013	6,294,741
2014	6,022,393

Identifiable intangibles not subject to amortization consist solely of the tradename asset arising out of the March 4, 2004 transaction and total $31,320,000. The tradename was determined to have an indefinite life based on the Company’s current intentions. The Company periodically reviews the underlying factors relative to this intangible asset. If factors were to change that would indicate the need to assign a definite life to this asset, the Company would do so and commence amortization.

4. Long-Term Debt—Indebtedness at September 30, 2009 included an amended and restated bank-administered senior credit facility (the “Senior Credit Facility”) provided to the Company through a syndicate of lenders, which consisted of a term loan (the “Term Loan”) with a remaining balance of $186.5 million, (which included remaining amounts due under both the original March 4, 2004 loan of $180.0 million and the April 26, 2006 incremental loan of

$24.0 million) and a $65.0 million revolving credit facility (the “Revolving Credit Facility”), which was unused at September 30, 2009; $175.0 million of 8.625% senior subordinated notes (the “Senior Subordinated Notes”); $0.3 million of other indebtedness; and $3.6 million of capital leases. The Revolving Credit Facility was scheduled to expire on May 31, 2010, however on October 2, 2009 (subsequent to the end of the quarter ended September 30, 2009) it was replaced by a new $75.0 million asset-based revolving facility (the “ABL Facility”). The Term Loan was scheduled to mature on March 4, 2011, however it was repaid with the proceeds of our October 2, 2009 issuance of $200.0 million of 10% senior secured notes due December 1, 2011 (the “Senior Secured Notes”). Before it was replaced by the ABL Facility, availability under the Revolving Credit Facility was determined by the calculation of a borrowing base, which at any time was a function of eligible accounts receivable and inventory, up to the maximum borrowing limit. The calculated borrowing base at September 30, 2009 was $65.0 million. As of September 30, 2009, we were in compliance with all of our debt covenants.

Prior to the issuance of the ABL Facility and the Senior Secured Notes, borrowings on the Term Loan and Revolving Credit Facility were subject to the Eurodollar interest rate or the base interest rate. The Eurodollar interest rate was not to be less than 3.25% plus the applicable margin of 6.0%. The base interest rate was the greater of a) Prime rate, b) Federal Funds rate plus 0.5%, or c) the one-month Eurodollar loan rate plus 1.0%, not to be less than 4.25% plus the applicable margin of 5.0%. Accrued interest on the Term Loan and Revolving Credit Facility was due quarterly. Additionally, there was a 0.75% commitment fee for the average daily unused amount of the Revolving Credit Facility.

The Senior Credit Facility also stipulated that excess cash flows, as defined therein, should be applied towards prepayment of the Term Loan. An excess cash flow payment of $6.0 million was paid in September of 2009 for fiscal year ended March 31, 2009. There was no excess cash flow obligation for the fiscal year ended March 31, 2008.

On October 2, 2009, in conjunction with the completion of the offering of the Senior Secured Notes, the Company entered into an amended and restated credit agreement (the “ABL Credit Agreement”) which provides for the ABL Facility mentioned previously. Availability under the ABL Facility is determined by the calculation of a borrowing base, which at any time is a function of eligible accounts receivable and inventory, up to the maximum borrowing limit of $75.0 million (less outstanding letters of credit). The ABL Facility is scheduled to mature on the earlier of October 2, 2012 or the date that is 91 days prior to the earliest maturity of the Senior Secured Notes (due December 1, 2011), the Senior Subordinated Notes (due March 15, 2012), NBC’s $77.0 million of 11% senior discount notes (the “Senior Discount Notes”) (due March 15, 2013) or any refinancing thereof. Borrowings under the ABL Facility are subject to the Eurodollar interest rate, not to be less than 1.5%, plus an applicable margin ranging from 4.25% to 4.75% or a base interest rate. The base interest rate is the greater of a) Prime rate, b) Federal Funds rate plus 0.5%, or c) the one-month Eurodollar loan rate plus 1.0%, not to be less than 2.5% plus an applicable margin ranging from 3.25% to 3.75%. In addition, the applicable margin will increase 1.5% during the time periods from April 15th to June 29th and from December 1st to January 29th of each year. There also is a commitment fee for the average daily unused amount of the ABL Facility ranging from 0.75% to 1.0% of such unused amount. A loss from early extinguishment of debt totaling approximately $3 million is expected to be recorded in the third quarter of fiscal year 2010 related to the write-off of unamortized loan costs as a result of the termination of the Term Loan and Revolving Credit Facility under the Senior Credit Facility.

The Senior Secured Notes will pay cash interest semi-annually, commencing December 1, 2009 and mature on December 1, 2011. The Senior Subordinated Notes pay cash interest semi-annually and mature on March 15, 2012.

The ABL Credit Agreement will require us to maintain certain financial ratios and contains a number of other covenants that among other things, will restrict our ability to incur additional indebtedness, dispose of assets, make capital expenditures, investments, acquisitions, loans or advances and pay dividends, except that, among other things, we may pay dividends to NBC (i) in an amount not to exceed the amount of interest required to be paid on the Senior Discount Notes and (ii) to pay corporate overhead expenses not to exceed $250,000 per fiscal year and any taxes owed by us. In addition, under the ABL Facility, if availability, as defined in the credit agreement, is less than the greater of 20% of the total revolving credit commitments and $15.0 million, we will be required to maintain a fixed charge coverage ratio of at least 1.10x measured for the last twelve-month period on a pro forma basis in order to maintain access to the funds under that Facility.

The indenture governing the Senior Secured Notes will restrict our ability and certain of our subsidiaries to pay dividends or make certain other payments, subject to certain exceptions, unless certain conditions are met, including (i) no default under the indenture has occurred, (ii) we and our subsidiaries maintain a consolidated coverage ratio of 2.0 to 1.0 on a pro forma basis and (iii) the amount of the dividend or payment may not exceed 50% of aggregate income from January 1, 2004 to the end of the most recent fiscal quarter plus cash proceeds received from the issuance of stock less the aggregate of payments made under this restriction. In addition, if there is no availability under the restricted payment calculation mentioned above, but we maintain the 2.0 to 1.0 consolidated coverage ratio on a pro forma basis, we may make dividends to NBC to meet the interest payments on the Senior Discount Notes. If we do not maintain the 2.0 to 1.0 ratio on a pro forma basis, we may still make payments, including dividends to NBC, up to $15.0 million in the aggregate. The indenture governing the Senior Subordinated Notes and the Senior Discount Notes contain similar restrictions on our ability and certain of our subsidiaries and NBC and certain of its subsidiaries to pay dividends or make certain other payments. At September 30, 2009, our pro forma consolidated coverage ratio calculated under the indenture to the Senior Subordinated Notes was 2.3 to 1.0. At September 30, 2009, the amount distributable by us was $15.0 million. Such restrictions are not expected to affect our ability to meet our cash obligations for the next twelve months.

5. Derivative Financial Instruments—FASB ASC Topic 815, Derivatives and Hedging (formerly SFAS No. 133) requires that all derivative instruments be recorded in the balance sheet at fair value. Changes in the fair value of derivatives are recorded in earnings or other comprehensive income (loss), based on whether the instrument is designated as part of a hedge transaction and, if so, the type of hedge transaction. Until its interest rate swap agreement expired on September 30, 2008, the Company utilized derivative financial instruments to manage the risk that changes in interest rates would affect the amount of its future interest payments on portions of its variable rate debt.

The Company’s primary market risk exposure was fluctuation in variable interest rates on the Term Loan. Exposure to interest rate fluctuations was managed by maintaining fixed interest rate debt (primarily the Senior Subordinated Notes); and, historically, by entering into interest rate swap agreements that qualified as cash flow hedging instruments to convert certain variable rate debt into fixed rate debt. The Company had a three-year amortizing interest rate swap agreement whereby a portion of the variable rate Term Loan was effectively converted into debt with a fixed rate of 6.844% (4.344% plus an applicable margin as defined by the

Senior Credit Facility). This agreement expired on September 30, 2008. Notional amounts under the agreement were reduced periodically until reaching $130.0 million.

General information regarding the Company’s exposure to fluctuations in variable interest rates, which were partially hedged with interest rate swap agreements, is presented in the following table:

September 30,
2008

Total indebtedness outstanding	$373,821,638
Term Loan subject to Eurodollar interest rate fluctuations	194,089,714
Fixed interest rate indebtedness	179,731,924
Variable interest rate, including applicable margin:
Term Loan	6.38%

Effective September 30, 2005, the interest rate swap agreement qualified as a cash flow hedge instrument as the following criteria were met:

(1)	Formal documentation of the hedging relationship and the Company’s risk management objective and strategy for undertaking the hedge were in place.

(2)	The interest rate swap agreement was expected to be highly effective in offsetting the change in the value of the hedged portion of the interest payments attributable to the Term Loan.

The Company estimated the effectiveness of the interest rate swap agreement utilizing the hypothetical derivative method. Under this method, the fair value of the actual interest rate swap agreement is compared to the fair value of a hypothetical swap agreement that has the same critical terms as the portion of the debt instrument being hedged. To the extent that the agreement is not considered to be highly effective in offsetting the change in the value of the interest payments being hedged, the fair value relating to the ineffective portion of such agreement and any subsequent changes in such fair value are immediately recognized in earnings as “gain or loss on derivative financial instruments”. To the extent that the agreement is considered highly effective but not completely effective in offsetting the change in the value of the interest payments being hedged, any changes in fair value relating to the ineffective portion of such agreement are immediately recognized in earnings as “interest expense”.

Under hedge accounting, interest rate swap agreements are reflected at fair value in the balance sheet and the related gains or losses on these agreements are generally recorded in stockholder’s equity, net of applicable income taxes (as “accumulated other comprehensive income (loss)”). Gains or losses recorded in “accumulated other comprehensive income (loss)” are reclassified into earnings as an adjustment to interest expense in the same periods in which the related interest payments being hedged are recognized in earnings. Except as described below, the net effect of this accounting on the Company’s condensed consolidated results of operations was that interest expense on a portion of the Term Loan was generally being recorded based on fixed interest rates until the interest rate swap agreement expired on September 30, 2008.

In accordance with the Company’s Risk Management Policy, the interest rate swap agreement was intended as a hedge against certain future interest payments under the Term Loan from the agreement’s inception on July 15, 2005. However, formal documentation designating the interest rate swap agreement as a hedge against certain future interest payments under the Term Loan was not put in place until September 30, 2005 (the effective date of the interest rate swap agreement). As a result, the interest rate swap agreement did not qualify as a cash flow hedge until September 30, 2005. Accordingly, the $0.7 million increase in the fair value of the interest rate swap agreement from inception to September 30, 2005 was recognized in earnings as a “gain on derivative financial instruments”. Changes in the fair value of this portion of the interest rate swap agreement were also recognized as a “gain (loss) on derivative financial instruments” in the condensed consolidated statements of operations.

Subsequent to September 30, 2005, the change in fair value of a September 30, 2005 hypothetical swap was recorded, net of income taxes, in “accumulated other comprehensive income (loss)” in the condensed consolidated balance sheets. Changes in the fair value of the interest rate swap agreement were reflected in the condensed consolidated statements of cash flows as either “gain (loss) on derivative financial instruments” or as “noncash investing and financing activities”.

Information regarding the fair value of the interest rate swap agreement designated as a hedging instrument is presented in the following table:

Portion of agreement subsequent to September 30, 2005 hedge designation:

Increase in fair value of swap agreement:
Quarter ended September 30, 2008	$612,000
Six months ended September 30, 2008	1,221,000
Year ended March 31, 2009	1,221,000

Portion of agreement prior to September 30, 2005 hedge designation:

Decrease in fair value of swap agreement:
Quarter ended September 30, 2008	$(50,000)
Six months ended September 30, 2008	(102,000)
Year ended March 31, 2009	(102,000)

6. Fair Value Measurements—FASB ASC Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”) (formerly SFAS No. 157) defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The standard excludes lease classification or measurement (except in certain instances).

ASC Topic 820 establishes a three-level hierarchal disclosure framework that prioritizes and ranks the level of market price observability used in measuring assets and liabilities at fair value in the statement of financial position. Market price observability is impacted by a number of factors, including the type of asset or liability and its characteristics. Assets and liabilities with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

The three levels are defined as follows: (1) Level 1- inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets; (2) Level 2—inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument; and (3) Level 3—inputs to the valuation methodology are unobservable and significant to the fair value measurement.

ASC Topic 820 measurement provisions also apply to disclosures of fair value for all financial instruments disclosed under ASC Topic 825, Financial Instruments (formerly SFAS No. 107) (“ASC Topic 825”). ASC Topic 825 requires disclosures about fair value for all financial instruments, whether recognized or not recognized in the statement of financial position. For financial instruments recognized at fair value in the statement of financial position, the three-level hierarchal disclosure requirements of ASC Topic 820 also apply.

Cash equivalents are measured at estimated fair value in the statement of financial position, therefore, falling under the three-level hierarchal disclosure requirements of ASC Topic 820. At September 30, 2009, cash equivalents included $95.0 million in treasury notes with a weighted-average interest rate of 0.1% and weighted average contractual term of 69 days. Due to the short-term nature of the treasury notes, fair market value is considered to approximate carrying value at September 30, 2009.

The following table summarizes the valuation of the aforementioned financial assets measured at fair value on a recurring basis:

		Fair value measurements at reporting date using:
		Quoted prices
		in active	Significant
		markets for	other	Significant
		identical	observable	unobservable
	September 30,	assets	inputs	inputs
Description	2009	(Level 1)	(Level 2)	(Level 3)

Cash equivalents (treasury notes)	$94,981,222	$—	$94,981,222	$—

Our long-term debt is not measured at estimated fair value in the statement of financial position so it does not fall under the three-level hierarchal disclosure requirements of ASC Topic 820. At September 30, 2009, the estimated fair value of the Senior Subordinated Notes (fixed rate) and Term Loan (variable rate) was determined utilizing the “market approach” as defined by ASC Topic 820 based upon quoted prices for these instruments in markets that are not active. Other fixed rate debt (including capital lease obligations) estimated fair values are determined utilizing the “income approach” as defined by ASC Topic 820, calculating a present value of future payments based upon prevailing interest rates for similar obligations.

Estimated fair values for our fixed rate and variable rate long-term debt at September 30, 2009 and March 31, 2009 are summarized in the following table:

	September 30,	March 31,
	2009	2009

Carrying Values:
Fixed rate debt	$178,911,987	$179,334,183
Variable rate debt	186,447,085	193,076,346
Fair Values:
Fixed rate debt	$154,589,000	$90,367,000
Variable rate debt	186,447,085	160,253,000

At September 30, 2009, the estimated fair value for the variable rate debt is considered to approximate carrying value due to the repayment of the Term Loan on October 2, 2009.

7. Segment Information—The Company’s operating segments are determined based on the way that management organizes the segments for making operating decisions and assessing performance. Management has organized the Company’s operating segments based upon differences in products and services provided. The Company has three operating segments: Bookstore Division, Textbook Division, and Complementary Services Division. The Bookstore and Textbook Divisions qualify as reportable operating segments, while separate disclosure of the Complementary Services Division is provided as management believes that information about this operating segment is useful to the readers of the Company’s condensed consolidated financial statements. The Bookstore Division segment encompasses the operating activities of the Company’s college bookstores located on or adjacent to college campuses. The Textbook Division segment consists primarily of selling used textbooks to college bookstores, buying them back from students or college bookstores at the end of each college semester and then reselling them to college bookstores. The Complementary Services Division segment includes book-related services such as distance education materials, computer hardware and software, e-commerce technology, and a centralized buying service.

The Company primarily accounts for intersegment sales as if the sales were to third parties (at current market prices). Certain assets, net interest expense and taxes (excluding interest and taxes incurred by the Company’s wholly-owned subsidiaries, NBC Textbooks LLC, Net Textstore LLC, CBA, Campus Authentic LLC, and Specialty Books, Inc.) are not allocated between the Company’s segments; instead, such balances are accounted for in a corporate administrative division.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is an important measure of segment profit or loss utilized by the Chief Executive Officer and President (chief operating decision makers) in making decisions about resources to be allocated to operating segments and assessing operating segment performance.

The following table provides selected information about profit or loss (excluding the impact of the Company’s interdivisional administrative fee—see Note 11, Condensed Consolidating Financial Information, to the condensed consolidated financial statements) on a segment basis:

			Complementary
	Bookstore	Textbook	Services
	Division	Division	Division	Total

Quarter ended September 30, 2009:
External customer revenues	$224,345,824	$44,615,434	$7,754,844	$276,716,102
Intersegment revenues	414,912	14,418,899	1,692,840	16,526,651
Depreciation and amortization expense	2,281,091	1,520,206	683,847	4,485,144
Earnings before interest, taxes, depreciation and amortization (EBITDA)	34,108,196	20,711,713	718,220	55,538,129
Quarter ended September 30, 2008:
External customer revenues	$225,090,388	$48,207,538	$7,634,288	$280,932,214
Intersegment revenues	428,139	13,846,533	1,681,368	15,956,040
Depreciation and amortization expense	2,191,110	1,523,804	659,150	4,374,064
Earnings before interest, taxes,depreciation and amortization (EBITDA)	32,199,480	20,839,508	414,111	53,453,099
Six months ended September 30, 2009:
External customer revenues	$269,457,313	$61,780,298	$14,242,364	$345,479,975
Intersegment revenues	757,424	22,738,025	3,178,859	26,674,308
Depreciation and amortization expense	4,630,129	3,040,789	1,360,277	9,031,195
Earnings before interest, taxes, depreciation and amortization (EBITDA)	28,608,052	25,871,073	1,112,945	55,592,070
Six months ended September 30, 2008:
External customer revenues	$271,190,081	$66,714,805	$14,231,354	$352,136,240
Intersegment revenues	799,609	22,368,446	3,520,295	26,688,350
Depreciation and amortization expense	4,327,295	3,041,210	1,311,124	8,679,629
Earnings before interest, taxes, depreciation and amortization (EBITDA)	25,767,928	25,823,747	724,280	52,315,955

The following table reconciles segment information presented above with consolidated information as presented in the Company’s condensed consolidated financial statements:

	Quarter ended September 30,		Six months ended September 30,
	2009	2008	2009	2008

Revenues:
Total for reportable segments	$293,242,753	$296,888,254	$372,154,283	$378,824,590
Elimination of intersegment revenues	(16,526,651)	(15,956,040)	(26,674,308)	(26,688,350)

Consolidated total	$276,716,102	$280,932,214	$345,479,975	$352,136,240

Depreciation and amortization expense:
Total for reportable segments	$4,485,144	$4,374,064	$9,031,195	$8,679,629
Corporate Administration	353,863	336,229	698,538	703,086

Consolidated total	$4,839,007	$4,710,293	$9,729,733	$9,382,715

Income before income taxes:
Total EBITDA for reportable segments	$55,538,129	$53,453,099	$55,592,070	$52,315,955
Corporate Administration EBITDA loss (including interdivision profit elimination)	(1,796,926)	(1,402,800)	(7,085,792)	(6,699,079)

	53,741,203	52,050,299	48,506,278	45,616,876
Depreciation and amortization	(4,839,007)	(4,710,293)	(9,729,733)	(9,382,715)

Consolidated income from operations	48,902,196	47,340,006	38,776,545	36,234,161
Interest and other expenses, net	(9,639,076)	(7,849,445)	(19,338,403)	(15,896,916)

Consolidated income before income taxes	$39,263,120	$39,490,561	$19,438,142	$20,337,245

The Company’s revenues are attributed to countries based on the location of the customer. Substantially all revenues generated are attributable to customers located within the United States.

8. Accounting Pronouncements Not Yet Adopted—In October 2009, the FASB issued Accounting Standards Update 2009-13, Revenue Recognition (Topic 605)—Multiple Deliverable Arrangements (formerly EITF Issue No. 09-03) (“Update 2009-13”). Update 2009-13 addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. The update addresses how to separate deliverables and how to measure and allocate arrangement considerations to one or more units of account. Update 2009-13 becomes effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. An entity may elect to adopt the standard on a retrospective basis. We expect to apply this standard on a prospective basis beginning April 1, 2011. Management has not yet determined if the update will have a material impact on the consolidated financial statements.

In October 2009, the FASB issued Accounting Standards Update 2009-14, Software (Topic 985)—Certain Revenue Arrangements That Include Software Elements (formerly EITF Issue No. 08-01) (“Update 2009-14”). Update 2009-14 clarifies what guidance should be used in allocating and measuring revenue from vendors that sell or lease tangible products in an arrangement that contains software that is more than incidental to the tangible product as a whole. The amendments in this update do not affect software revenue arrangements that do not include tangible products nor do they affect software revenue arrangements that include services if the software is essential to the functionality of those services. Update 2009-14 becomes effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. An entity may elect to adopt the standard on a retrospective basis. We expect to apply this standard on a prospective basis beginning April 1, 2011. Management has determined that the update will not have a material impact on the consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update 2009-05, Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value (formerly SFAS No. 157) (“Update 2009-05”). Update 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure the fair value of such liability using one or more of the techniques prescribed by the update. We expect to adopt Update 2009-05 in the third quarter of fiscal year 2010. The standard is not expected to have a material impact on the consolidated financial statements.

9. Related Party Transactions—In accordance with the Company’s debt covenants, the Company declared and paid $4.2 million in dividends to NBC during the six months ended September 30, 2009 and 2008 to provide funding for interest due and payable on NBC’s Senior Discount Notes.

10. Subsequent Event—On October 2, 2009, the Company completed its offering of $200.0 million of 10% Senior Secured Notes. Proceeds from the issuance of the Senior Secured Notes were primarily used to repay the Term Loan under the existing Senior Credit Facility. Also on October 2, 2009, the Company entered into the ABL Credit Agreement which provides for the ABL Facility of up to $75.0 million (less outstanding letters of credit and subject to a borrowing base).

11. Condensed Consolidating Financial Information—Effective January 26, 2009, the Company established Campus Authentic LLC, a wholly-owned subsidiary which was separately incorporated under the laws of the State of Delaware. On April 24, 2007, the Company established Net Textstore LLC as a wholly-owned subsidiary separately incorporated under the laws of the State of Delaware. On May 1, 2006, the Company acquired all of the outstanding stock of CBA, an entity separately incorporated under the laws of the State of Illinois and now accounted for as a wholly-owned subsidiary of the Company. Effective January 1, 2005, the Company’s textbook division was separately formed under the laws of the State of Delaware as NBC Textbooks LLC, a wholly-owned subsidiary of the Company. Effective July 1, 2002, the Company’s distance education business was separately incorporated under the laws of the State of Delaware as Specialty Books, Inc., a wholly-owned subsidiary of the Company. In connection with their incorporation, Campus Authentic LLC, Net Textstore LLC, CBA, NBC Textbooks LLC, and Specialty Books, Inc. have unconditionally guaranteed, on a joint and several basis, full and prompt payment and performance of the Company’s obligations, liabilities, and indebtedness arising under, out of, or in connection with the Senior Subordinated Notes and the Senior Secured Notes. As of September 30, 2009, Campus Authentic LLC, Net Textstore LLC, CBA, NBC Textbooks LLC, and Specialty Books, Inc. were also a party to the Guarantee and Collateral Agreement related to the Senior Credit Facility. As of October 2, 2009, the Company’s wholly-owned subsidiaries became a party to the First Lien Amended and Restated Guarantee and Collateral Agreement related to the ABL Credit Agreement. Condensed consolidating balance sheets, statements of operations, and statements of cash flows are presented on the following pages which reflect financial information for the parent company (Nebraska Book Company, Inc.), subsidiary guarantors (Campus Authentic LLC (from January 26, 2009), Net Textstore LLC, CBA, NBC Textbooks LLC, and Specialty Books, Inc.), consolidating eliminations, and consolidated totals.

Nebraska Book Company, Inc. and Subsidiaries
condensed consolidating balance sheet September 30, 2009

	Nebraska
	Book	Subsidiary		Consolidated
	Company, Inc.	guarantors	Eliminations	totals

Assets
Current assets:
Cash and cash equivalents	$101,833,613	$4,250,900	$—	$106,084,513
Intercompany receivables	9,178,815	48,007,630	(57,186,445)	—
Receivables, net	39,261,307	45,771,637	—	85,032,944
Inventories	75,544,146	42,427,409	—	117,971,555
Deferred income taxes	2,215,801	6,387,000	—	8,602,801
Prepaid expenses and other assets	2,544,029	532,510	—	3,076,539

Total current assets	230,577,711	147,377,086	(57,186,445)	320,768,352
Property and equipment, net	38,307,327	5,624,903	—	43,932,230
Goodwill	199,900,018	15,671,108	—	215,571,126
Customer relationships, net	4,470,147	78,303,433	—	82,773,580
Tradename	31,320,000	—	—	31,320,000
Other identifiable intangibles, net	5,014,175	1,860,572	—	6,874,747
Investments in subsidiaries	167,421,384	—	(167,421,384)	—
Other assets	6,692,055	1,572,993	—	8,265,048

	$683,702,817	$250,410,095	$(224,607,829)	$709,505,083

Liabilities and stockholder’s equity
Current liabilities:
Accounts payable	$88,964,161	$29,712,637	$—	$118,676,798
Intercompany payables	48,007,630	9,178,815	(57,186,445)	—
Accrued employee compensation and benefits	7,218,895	2,307,623	—	9,526,518
Accrued interest	709,588	—	—	709,588
Accrued incentives	11,437	6,665,325	—	6,676,762
Accrued expenses	4,052,647	1,540,817	—	5,593,464
Income taxes payable	4,414,547	3,969,197	—	8,383,744
Deferred revenue	3,777,545	6,298	—	3,783,843
Current maturities of long-term debt	51,568	—	—	51,568
Current maturities of capital lease obligations	791,246	—	—	791,246

Total current liabilities	157,999,264	53,380,712	(57,186,445)	154,193,531
Long-term debt, net of current maturities	361,658,564	—	—	361,658,564
Capital lease obligations, net of current maturities	2,857,694	—	—	2,857,694
Other long-term liabilities	5,459,820	360,000	—	5,819,820
Deferred income taxes	23,419,459	29,247,999	—	52,667,458
Due to parent	21,468,189	—	—	21,468,189
Commitments
Stockholder’s equity	110,839,827	167,421,384	(167,421,384)	110,839,827

	$683,702,817	$250,410,095	$(224,607,829)	$709,505,083

Nebraska Book Company, Inc. and Subsidiaries
condensed consolidating balance sheet
March 31, 2009

	Nebraska
	Book	Subsidiary		Consolidated
	Company, Inc.	guarantors	Eliminations	totals

Assets
Current assets:
Cash and cash equivalents	$40,811,478	$3,226,990	$—	$44,038,468
Intercompany receivables	17,795,278	31,381,837	(49,177,115)	—
Receivables, net	34,406,593	26,895,043	—	61,301,636
Inventories	47,625,966	45,489,697	—	93,115,663
Recoverable income taxes	2,869,583	—	—	2,869,583
Deferred income taxes	2,350,802	4,231,000	—	6,581,802
Prepaid expenses and other assets	3,648,635	302,239	—	3,950,874

Total current assets	149,508,335	111,526,806	(49,177,115)	211,858,026
Property and equipment, net	40,057,891	5,580,631	—	45,638,522
Goodwill	199,900,017	15,536,109	—	215,436,126
Customer relationships, net	4,625,181	81,019,159	—	85,644,340
Tradename	31,320,000	—	—	31,320,000
Other identifiable intangibles, net	7,071,442	2,101,180	—	9,172,622
Investment in subsidiaries	151,290,937	—	(151,290,937)	—
Other assets	8,388,921	608,150	—	8,997,071

	$592,162,724	$216,372,035	$(200,468,052)	$608,066,707

Liabilities and stockholder’s equity
Current liabilities:
Accounts payable	$22,728,714	$4,136,900	$—	$26,865,614
Intercompany payables	31,381,837	17,795,278	(49,177,115)	—
Accrued employee compensation and benefits	9,705,781	4,074,428	—	13,780,209
Accrued interest	678,516	—	—	678,516
Accrued incentives	42,593	6,068,107	—	6,110,700
Accrued expenses	3,804,787	472,318	—	4,277,105
Income taxes payable	(2,187,068)	2,187,068	—	—
Deferred revenue	959,274	—	—	959,274
Current maturities of long-term debt	6,917,451	—	—	6,917,451
Current maturities of capital lease obligations	748,692	—	—	748,692

Total current liabilities	74,780,577	34,734,099	(49,177,115)	60,337,561
Long-term debt, net of current maturities	361,445,728	—	—	361,445,728
Capital lease obligations, net of current maturities	3,298,658	—	—	3,298,658
Other long-term liabilities	5,234,166	70,000	—	5,304,166
Deferred income taxes	24,036,460	30,276,999	—	54,313,459
Due to parent commitments	20,130,189	—	—	20,130,189
Stockholder’s equity	103,236,946	151,290,937	(151,290,937)	103,236,946

	$592,162,724	$216,372,035	$(200,468,052)	$608,066,707

Nebraska Book Company, Inc. and Subsidiaries
condensed consolidating balance sheet
September 30, 2008

	Nebraska
	Book	Subsidiary		Consolidated
	Company, Inc.	guarantors	Eliminations	totals

Assets
Current assets:
Cash and cash equivalents	$86,794,499	$4,706,341	$—	$91,500,840
Intercompany receivables	6,544,714	23,016,028	(29,560,742)	—
Receivables, net	34,765,412	43,474,316	—	78,239,728
Inventories	81,224,102	41,246,397	—	122,470,499
Deferred income taxes	1,919,092	6,349,001	—	8,268,093
Prepaid expenses and other assets	2,880,709	399,575	—	3,280,284

Total current assets	214,128,528	119,191,658	(29,560,742)	303,759,444
Property and equipment, net	40,089,834	5,473,501	—	45,563,335
Goodwill	306,873,046	15,536,109	—	322,409,155
Customer relationships, net	4,780,215	83,734,885	—	88,515,100
Tradename	31,320,000	—	—	31,320,000
Other identifiable intangibles, net	8,716,040	2,365,798	—	11,081,838
Investment in subsidiaries	145,249,367	—	(145,249,367)	—
Other assets	5,901,302	679,328	—	6,580,630

	$757,058,332	$226,981,279	$(174,810,109)	$809,229,502

Liabilities and stockholder’s equity
Current liabilities:
Accounts payable	$87,170,134	$31,184,475	$—	$118,354,609
Intercompany payables	23,016,028	6,544,714	(29,560,742)	—
Accrued employee compensation and benefits	7,911,964	3,036,521	—	10,948,485
Accrued interest	743,224	—	—	743,224
Accrued incentives	10,473	6,916,634	—	6,927,107
Accrued expenses	3,590,350	981,857	—	4,572,207
Income taxes payable	8,157,796	1,565,668	—	9,723,464
Deferred revenue	2,639,161	2,043	—	2,641,204
Current maturities of long-term debt	2,073,070	—	—	2,073,070
Current maturities of capital lease obligations	705,565	—	—	705,565

Total current liabilities	136,017,765	50,231,912	(29,560,742)	156,688,935
Long-term debt, net of current maturities	367,326,024	—	—	367,326,024
Capital lease obligations, net of current maturities	3,716,979	—	—	3,716,979
Other long-term liabilities	4,628,322	70,000	—	4,698,322
Deferred income taxes	22,470,415	31,430,000	—	53,900,415
Due to parent	18,321,151	—	—	18,321,151
Commitments
Stockholder’s equity	204,577,676	145,249,367	(145,249,367)	204,577,676

	$757,058,332	$226,981,279	$(174,810,109)	$809,229,502

Nebraska Book Company, Inc. and Subsidiaries
condensed consolidating statement of operations
for the three months ended September 30, 2009

	Nebraska
	Book	Subsidiary		Consolidated
	Company, Inc.	guarantors	Eliminations	totals

Revenues, net of returns	$176,731,313	$114,634,253	$(14,649,464)	$276,716,102
Costs of sales (exclusive of depreciation shown below)	115,805,460	72,548,253	(14,926,312)	173,427,401

Gross profit	60,925,853	42,086,000	276,848	103,288,701
Operating expenses (income):
Selling, general and administrative	35,270,303	14,000,347	276,848	49,547,498
Depreciation	1,597,725	442,085	—	2,039,810
Amortization	1,260,269	1,538,928	—	2,799,197
Intercompany administrative fee	(1,353,000)	1,353,000	—	—
Equity in earnings of subsidiaries	(15,577,884)	—	15,577,884	—

	21,197,413	17,334,360	15,854,732	54,386,505

Income from operations	39,728,440	24,751,640	(15,577,884)	48,902,196

Other expenses:
Interest expense	9,665,109	864	—	9,665,973
Interest income	(9,789)	(17,108)	—	(26,897)

	9,655,320	(16,244)	—	9,639,076

Income before income taxes	30,073,120	24,767,884	(15,577,884)	39,263,120
Income tax expense	6,201,000	9,190,000	—	15,391,000

Net income	$23,872,120	$15,577,884	$(15,577,884)	$23,872,120

Nebraska Book Company, Inc. and Subsidiaries
condensed consolidating statement of operations
for the three months ended September 30, 2008

	Nebraska
	Book	Subsidiary		Consolidated
	Company, Inc.	guarantors	Eliminations	totals

Revenues, net of returns	$182,140,054	$112,768,173	$(13,976,013)	$280,932,214
Costs of sales (exclusive of depreciation shown below)	119,641,571	72,054,787	(14,355,962)	177,340,396

Gross profit	62,498,483	40,713,386	379,949	103,591,818
Operating expenses (income):
Selling, general and administrative	35,666,827	15,494,743	379,949	51,541,519
Depreciation	1,464,701	380,266	—	1,844,967
Amortization	1,300,039	1,565,287	—	2,865,326
Intercompany administrative fee	(1,230,900)	1,230,900	—	—
Equity in earnings of subsidiaries	(13,945,782)	—	13,945,782	—

	23,254,885	18,671,196	14,325,731	56,251,812

Income from operations	39,243,598	22,042,190	(13,945,782)	47,340,006

Other expenses:
Interest expense	7,979,165	—	—	7,979,165
Interest income	(158,128)	(21,592)	—	(179,720)
Loss on derivative financial instrument	50,000	—	—	50,000

	7,871,037	(21,592)	—	7,849,445

Income before income taxes	31,372,561	22,063,782	(13,945,782)	39,490,561
Income tax expense	7,678,000	8,118,000	—	15,796,000

Net income	$23,694,561	$13,945,782	$(13,945,782)	$23,694,561

Nebraska Book Company, Inc. and Subsidiaries
condensed consolidating statement of operations
for the six months ended September 30, 2009

	Nebraska
	Book	Subsidiary		Consolidated
	Company, Inc.	guarantors	Eliminations	totals

Revenues, net of returns	$215,303,463	$153,341,051	$(23,164,539)	$345,479,975
Costs of sales (exclusive of depreciation shown below)	140,138,337	97,317,772	(23,685,024)	213,771,085

Gross profit	75,165,126	56,023,279	520,485	131,708,890
Operating expenses (income):
Selling, general and administrative	58,877,539	23,804,588	520,485	83,202,612
Depreciation	3,224,033	869,421	—	4,093,454
Amortization	2,524,036	3,112,243	—	5,636,279
Intercompany administrative fee	(2,706,000)	2,706,000	—	—
Equity in earnings of subsidiaries	(16,130,446)	—	16,130,446	—

	45,789,162	30,492,252	16,650,931	92,932,345

Income from operations	29,375,964	25,531,027	(16,130,446)	38,776,545

Other expenses:
Interest expense	19,381,236	864	—	19,382,100
Interest income	(17,414)	(26,283)	—	(43,697)

	19,363,822	(25,419)	—	19,338,403

Income before income taxes	10,012,142	25,556,446	(16,130,446)	19,438,142
Income tax expense (benefit)	(1,806,000)	9,426,000	—	7,620,000

Net income	$11,818,142	$16,130,446	$(16,130,446)	$11,818,142

Nebraska Book Company, Inc. and Subsidiaries
condensed consolidating statement of operations
for the six months ended September 30, 2008

	Nebraska
	Book	Subsidiary		Consolidated
	Company, Inc.	guarantors	Eliminations	totals

Revenues, net of returns	$223,429,993	$151,459,395	$(22,753,148)	$352,136,240
Costs of sales (exclusive of depreciation shown below)	145,723,587	96,975,372	(23,436,540)	219,262,419

Gross profit	77,706,406	54,484,023	683,392	132,873,821
Operating expenses (income):
Selling, general and administrative	59,866,947	26,706,606	683,392	87,256,945
Depreciation	2,944,415	745,584	—	3,689,999
Amortization	2,636,157	3,056,559	—	5,692,716
Intercompany administrative fee	(2,461,800)	2,461,800	—	—
Equity in earnings of subsidiaries	(13,666,066)	—	13,666,066	—

	49,319,653	32,970,549	14,349,458	96,639,660

Income from operations	28,386,753	21,513,474	(13,666,066)	36,234,161

Other expenses:
Interest expense	15,974,636	—	—	15,974,636
Interest income	(158,128)	(21,592)	—	(179,720)
Loss on derivative financial instrument	102,000	—	—	102,000

	15,918,508	(21,592)	—	15,896,916

Income before income taxes	12,468,245	21,535,066	(13,666,066)	20,337,245
Income tax expense	266,000	7,869,000	—	8,135,000

Net income	$12,202,245	$13,666,066	$(13,666,066)	$12,202,245

Nebraska Book Company, Inc. and Subsidiaries
condensed consolidating statement of cash flows
for the six months ended September 30, 2009

	Nebraska
	Book	Subsidiary		Consolidated
	Company, Inc.	guarantors	Eliminations	totals

Cash flows from operating activities	$73,481,078	$3,790,149	$—	$77,271,227
Cash flows from investing activities:
Purchases of property and equipment	(1,790,814)	(861,140)	54,702	(2,597,252)
Acquisitions, net of cash acquired	(292,316)	(1,998,702)	—	(2,291,018)
Proceeds from sale of property and equipment	36,763	93,603	(54,702)	75,664
Software development costs	(261,736)	—	—	(261,736)

Net cash flows from investing activities	(2,308,103)	(2,766,239)	—	(5,074,342)
Cash flows from financing activities:
Payment of financing costs	(202,383)	—	—	(202,383)
Principal payments on long-term debt	(6,653,047)	—	—	(6,653,047)
Principal payments on capital lease obligations	(398,410)	—	—	(398,410)
Dividends paid to parent	(4,235,000)			(4,235,000)
Change in due to parent	1,338,000	—	—	1,338,000

Net cash flows from financing activities	(10,150,840)	—	—	(10,150,840)

Net increase in cash and cash equivalents	61,022,135	1,023,910	—	62,046,045
Cash and cash equivalents, beginning of period	40,811,478	3,226,990	—	44,038,468

Cash and cash equivalents, end of period	$101,833,613	$4,250,900	$—	$106,084,513

Nebraska Book Company, Inc. and Subsidiaries
condensed consolidating statement of cash flows
for the six months ended September 30, 2008

	Nebraska
	Book	Subsidiary		Consolidated
	Company, Inc.	guarantors	Eliminations	totals

Cash flows from operating activities	$73,739,599	$2,484,522	$—	$76,224,121
Cash flows from investing activities:
Purchases of property and equipment	(3,277,884)	(883,402)	31,520	(4,129,766)
Acquisitions, net of cash acquired	(2,745,146)	(2,670,499)	—	(5,415,645)
Proceeds from sale of property and equipment	15,735	37,394	(31,520)	21,609
Software development costs	(264,436)	—	—	(264,436)

Net cash flows from investing activities	(6,271,731)	(3,516,507)	—	(9,788,238)
Cash flows from financing activities:
Principal payments on long-term debt	(1,034,739)	—	—	(1,034,739)
Principal payments on capital lease obligations	(347,629)	—	—	(347,629)
Dividends paid to parent	(4,235,000)	—	—	(4,235,000)
Capital contributions	4,869	—	—	4,869
Change in due to parent	1,351,000			1,351,000

Net cash flows from financing activities	(4,261,499)	—	—	(4,261,499)

Net increase (decrease) in cash and cash equivalents	63,206,369	(1,031,985)	—	62,174,384
Cash and cash equivalents, beginning of period	23,588,130	5,738,326	—	29,326,456

Cash and cash equivalents, end of period	$86,794,499	$4,706,341	$—	$91,500,840

We have not authorized any person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

Preliminary prospectus

Nebraska Book Company, Inc.

Offer to exchange $200,000,000 principal amount of
10% Senior Secured Notes due 2011, for
$200,000,000 principal amount of
10% Senior Secured Notes due 2011,
which have been registered under the
Securities Act of 1933, as amended

Until          , 2010, all dealers that, buy, sell or trade the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

Part II

Information not required in the prospectus

Item 20.	Indemnification of directors and officers

Nebraska Book Company, Inc.

Nebraska Book Company, Inc. was formed as a corporation under the laws of the State of Kansas. Section 17-6305 of the Kansas General Corporation Code provides that, subject to such standards and restrictions, if any, as are set forth in its certificate of incorporation, a corporation may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The Certificate of Incorporation, as amended, of Nebraska Book Company, Inc. provides for indemnification of officers, employees, directors and members (and the respective officers, directors, employees, agents, members, managers, stockholders and affiliates of each of the foregoing) to the fullest extent permitted by the Kansas General Corporation Code when such persons are acting within the scope of their authority, except for liabilities determined to have been primarily caused by negligence or misconduct. Nebraska Book Company, Inc. maintains directors and officers liability insurance for the benefit of its directors and officers. Directors R. Sean Honey and Mark. L. Bono entered into indemnification agreements, as of February 3, 2009, with the Company, allowing for the Company to indemnify these directors for expenses and liabilities arising from their roles and advancing them expenses to the fullest extent permitted by law.

Specialty Books, Inc.

Specialty Books, Inc. is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the Delaware Corporation Law.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, the Certificate of Incorporation of Specialty Books, Inc. eliminates the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director’s duty of loyalty to the corporation or its stockholders; (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) from any transaction from which the director derived an improper personal benefit. In addition, both the Certificate of Incorporation and the bylaws of Specialty Books provide for indemnification of directors and officers to the fullest extent permitted by Delaware law. Specialty Books, Inc. maintains directors and officers liability insurance for the benefit of its directors and officers.

College Book Stores of America, Inc.

CBA is incorporated under the laws of the State of Illinois. Section 8.75 of the Illinois Business Corporation Act of 1983, as amended and Article 6 Section 5 of the Amended and Restated Bylaws of CBA provide for indemnification of its directors and officers and certain other persons. As permitted under Section 8.75 of the Illinois Business Corporation Act, the Amended and Restated Bylaws of CBA provide that CBA shall indemnify its directors and officers against expenses actually and reasonably incurred (including attorneys’ fees) incurred in connection with actions brought against such director or officer by reason of the fact that he or she is or was a director or officer of CBA, or by reason of the fact that such director or officer serves or served as an employee or agent of any entity at the request of CBA if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to be the best interests of CBA.

As permitted under Section 8.75 of the Illinois Business Corporation Act, the Amended and Restated Bylaws of CBA also provide that CBA shall indemnify its directors and officers against expenses actually and reasonably incurred (including attorneys’ fees) incurred in connection with actions by or in the right of the corporation to procure a judgment in its favor brought against such director or officer by reason of the fact that he or she is or was a director or officer of CBA, or by reason of the fact that such director or officer serves or served as an employee or agent of any entity at the request of CBA, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of CBA, unless when the act or failure to act on the part of the director or officer giving rise to the claim for indemnification has been adjudged to be liable for negligence of misconduct in the performance of such person’s duty to the corporation, unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

Pursuant to Section 8.75 of the Illinois Business Corporation Act, Article 6 Section 5 of the Amended and Restated Bylaws of CBA further provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise, and that such indemnification shall continue as to a director, officer, employee or agent of CBA who has ceased to serve in such capacity, and shall inure to the benefit of the heirs, executors and administrators of such a person.

The articles of incorporation of CBA may not eliminate or limit director liability for any breach of the director’s duty of loyalty to CBA or our stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, under Section 8.65 of the

Illinois Business Corporation Act (relating to unlawful distributions), or for any transaction from which the director derived an improper personal benefit.

CBA maintains directors and officers liability insurance for the benefits of its officers and directors.

NBC Textbooks LLC, Net Textstore LLC and Campus Authentic LLC

NBC Textbooks LLC, Net Textstore LLC and Campus Authentic LLC are all formed under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act provides that subject to such standards and restrictions, if any, as set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Section 9 of each of the limited liability company agreements of NBC Textbooks LLC, Net Textstore LLC and Campus Authentic LLC provides that except as otherwise provided in the Delaware Limited Liability Company Act, the debts, obligations and liabilities of each company, whether arising in contract, tort or otherwise shall be solely the debts, obligations and liabilities of the Company, and the member shall not be obligated personally for any such debt, obligation or liability of the company solely by reason of being a member of such company.

NBC Textbooks LLC, Net Textstore LLC and Campus Authentic LLC each maintain managers and officers liability insurance for the benefit of their respective managers and officers.

Item 21.	Exhibits and financial statement schedules

(a) Exhibits

Exhibit index

Exhibit
No.	Description

2.1	Agreement for Purchase and Sale of Stock, dated as of May 26, 1999 by and among Nebraska Book Company, Inc., Dennis Rother, and Larry Rother, filed as Exhibit 2.1 to Nebraska Book Company, Inc. Form 8-K, as amended, dated June 4, 1999, is incorporated herein by reference.
2.2	Agreement of Sale, dated as of September 30, 1999 by and among Nebraska Book Company, Inc., Michigan College Book Company, Inc., Ned’s Berkeley Book Company, Inc., Ned Shure, Fred Shure, and Jack Barenfanger filed as Exhibit 2.1 to Nebraska Book Company, Inc. Form 8-K, as amended, dated November 12, 1999, is incorporated herein by reference.
2.3	Agreement of Sale, as amended, dated as of May 11, 2001 between Nebraska Book Company, Inc. and University Co-operative Society, filed as Exhibit 2.1 to Nebraska Book Company, Inc. Form 8-K dated May 11, 2001, is incorporated herein by reference.
2.4	Agreement and Plan of Merger, dated as of July 1, 2003, by and among TheCampusHub.com, Inc., Nebraska Book Company, Inc., and NBC Acquisition Corp., filed as Exhibit 2.1 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended June 30, 2003, is incorporated herein by reference.

Exhibit
No.	Description

2.5	Share Purchase Agreement, dated as of April 2, 2006, by and among Nebraska Book, CBA and the Sellers referenced therein, filed as Exhibit 2.1 to Nebraska Book Company, Inc. Current Report on Form 8-K dated April 6, 2006, is incorporated herein by reference.
2.6	Second Amendment to Share Purchase Agreement, dated as of April 30, 2006, by and among Nebraska Book, CBA and the Sellers referenced therein, filed as Exhibit 2.1 to Nebraska Book Company, Inc. Current Report on Form 8-K dated May 4, 2006, is incorporated herein by reference.
3.1	Certificate of Incorporation, as amended, of Nebraska Book Company, Inc., filed as Exhibit 3.1 to Nebraska Book Company, Inc. Registration Statement on Form S-4, as amended (File No. 333-48221), is incorporated herein by reference.
3.2	First Restated By-laws of Nebraska Book Company, Inc., filed as Exhibit 3.2 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended September 30, 2003, is incorporated herein by reference.
4.1	Indenture dated as of February 13, 1998 by and between Nebraska Book Company, Inc. and United States Trust Company of New York, as Trustee, filed as Exhibit 4.1 to Nebraska Book Company, Inc. Registration Statement on Form S-4, as amended (File No. 333-48221), is incorporated herein by reference.
4.2	Supplemental Indenture, dated as of July 1, 2002, by and among Specialty Books, Inc., Nebraska Book Company, Inc., and The Bank of New York, as Trustee, filed as Exhibit 10.1 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended September 30, 2002, is incorporated herein by reference.
4.3	Second Supplemental Indenture, dated March 4, 2004, by and among Nebraska Book Company, Inc., the subsidiary guarantor named therein and The Bank of New York, as Trustee, filed as Exhibit 4.3 to Nebraska Book Company, Inc. Registration Statement on Form S-4 (File No. 333-114891), is incorporated herein by reference.
4.4	Supplemental Indenture, dated as of December 31, 2004, by and among NBC Textbooks LLC, Nebraska Book Company, Inc., each other then existing Subsidiary Guarantor under the Indenture, and the Trustee, filed as Exhibit 10.1 to Nebraska Book Company. Inc. Current Report on Form 8-K dated January 6, 2005, is incorporated herein by reference.
4.5	Supplemental Indenture, dated as of May 1, 2006, by and among CBA, Nebraska Book Company, Inc., each other then existing Subsidiary Guarantor under the Indenture, and the Trustee, filed as Exhibit 10.2 to Nebraska Book Company, Inc. Current Report on Form 8-K dated May 4, 2006, is incorporated herein by reference.
4.6	Supplemental Indenture, dated as of May 1, 2007, by and among Net Textstore LLC, Nebraska Book Company, Inc., each other then existing Subsidiary Guarantor under the Indenture, and the Trustee, filed as Exhibit 10.1 to Nebraska Book Company, Inc. Current Report on Form 8-K dated May 7, 2007, is incorporated herein by reference.
4.7	Supplemental Indenture, dated as of January 26, 2009, by and among Campus Authentic LLC, Nebraska Book Company, Inc., each other then existing Subsidiary Guarantor under the Indenture, and the Trustee, filed as Exhibit 4.7 to Nebraska Book Company, Inc. Form 10-K for the fiscal year ended March 31, 2009, is incorporated herein by reference.

Exhibit
No.		Description

4.8		Form of Initial Note of Nebraska Book Company, Inc. (included in Exhibit 4.1 as Exhibit A), filed as Exhibit 4.3 to Nebraska Book Company, Inc. Registration Statement on Form S-4, as amended (File No. 333-48221), is incorporated herein by reference.
4.9		Form of Exchange Note of Nebraska Book Company, Inc. (included in Exhibit 4.1 as Exhibit B), filed as Exhibit 4.4 to Nebraska Book Company, Inc. Registration Statement on Form S-4, as amended (File No. 333-48221), is incorporated herein by reference.
4.10		Indenture, dated March 4, 2004, by and among Nebraska Book Company, Inc., the subsidiary guarantors parties thereto and BNY Midwest Trust Company as Trustee, filed as Exhibit 4.6 to Nebraska Book Company, Inc. Registration Statement on Form S-4 (File No. 333-114891), is incorporated herein by reference.
4.11		Form of 8 5/8% Senior Subordinated Note Due 2012 (included in Exhibit 4.6), filed as Exhibit 4.7 to Nebraska Book Company, Inc. Registration Statement on Form S-4 (File No. 333-114891), is incorporated herein by reference.
4.12		Form of Exchange Note of Nebraska Book Company, Inc. 8 5/8% Senior Subordinated Note Due 2012, filed as Exhibit 4.8 to Nebraska Book Company, Inc. Form 10-K for the fiscal year ended March 31, 2004, is incorporated herein by reference.
4.13		Indenture, dated October 2, 2009, by and among the Company, the Subsidiary Guarantors and Wilmington Trust FSB, as trustee and noteholder collateral agent, filed as Exhibit 4.1 to Nebraska Book Company, Inc. Current Report on Form 8-K filed October 7, 2009, is incorporated herein by reference.
4.14		Form of 10% Senior Secured Note Due 2011 (included in Exhibit 4.1 as Exhibit A to Nebraska Book Company, Inc. Current Report on Form 8-K filed October 7, 2009), is incorporated herein by reference.
4.15		Pledge and Security Agreement, dated October 2, 2009, among the Company, the Subsidiary Guarantors and Wilmington Trust FSB, as Noteholder Collateral Agent, filed as Exhibit 4.3 to Nebraska Book Company, Inc. Current Report on Form 8-K filed October 7, 2009, is incorporated herein by reference.
5	.1**	Opinion of Bingham McCutchen LLP.
5	.2**	Opinion of Morris, Laing, Evans, Brock & Kennedy, Chtd.
5	.3**	Opinion of DLA Piper US LLP.
10.1		Credit Agreement dated as of February 13, 1998 by and among NBC Acquisition Corp., Nebraska Book Company, Inc., the Chase Manhattan Bank and certain other financial institutions, filed as Exhibit 10.1 to Nebraska Book Company, Inc. Registration Statement on Form S-4, as amended (File No. 333-48221), is incorporated herein by reference.
10.2		First Amendment, dated as of May 21, 1999, to the Credit Agreement, dated as of February 13, 1998 by and among NBC Acquisition Corp., Nebraska Book Company, Inc., the Chase Manhattan Bank, and certain other financial institutions, filed as Exhibit 10.1 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended June 30, 1999, is incorporated herein by reference.

Exhibit
No.	Description

10.3	Second Amendment and Waiver, dated as of April 27, 2000, to the Credit Agreement, dated as of February 13, 1998, by and among NBC Acquisition Corp., Nebraska Book Company, Inc., the Chase Manhattan Bank, and certain other financial institutions, filed as Exhibit 10.1 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended June 30, 2000, is incorporated herein by reference.
10.4	Third Amendment, dated as of December 20, 2001, to the Credit Agreement, dated as of February 13, 1998, by and among NBC Acquisition Corp., Nebraska Book Company, Inc., J.P. Morgan Chase Bank, and certain other financial institutions, filed as Exhibit 10.1 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended December 31, 2001, is incorporated herein by reference.
10.5	Fourth Amendment and Waiver, dated as of June 4, 2002, to and under the Credit Agreement, dated as of February 13, 1998, by and among NBC Acquisition Corp., Nebraska Book Company, Inc., JPMorgan Chase Bank, and certain other financial institutions, filed as Exhibit 10.1 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended June 30, 2002, is incorporated herein by reference.
10.6	Fifth Amendment and Waiver, dated as of June 13, 2003, to and under the Credit Agreement, dated as of February 13, 1998, by and among NBC Acquisition Corp., Nebraska Book Company, Inc., JPMorgan Chase Bank, and certain other financial institutions, filed as Exhibit 10.1 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended June 30, 2003, is incorporated herein by reference.
10.7	Amended and Restated Credit Agreement, dated February 13, 1998, as amended and restated as of December 10, 2003, by and among NBC Acquisition Corp., Nebraska Book Company, Inc., and the other parties thereto, filed as Exhibit 99.1 to Nebraska Book Company, Inc. Current Report on Form 8-K dated December 10, 2003, is incorporated herein by reference.
10.8	Amended and Restated Credit Agreement, dated as of March 4, 2004, by and among NBC Holdings Corp., NBC Acquisition Corp., Nebraska Book Company, Inc., the Several Lenders parties thereto, JPMorgan Chase Bank as Administrative Agent and Collateral Agent, Citigroup Global Markets Inc. as Syndication Agent, and Fleet National Bank and Wells Fargo Bank N.A., as Co-Documentation Agents, filed as Exhibit 10.8 to Nebraska Book Company, Inc. Registration Statement on Form S-4 (File No. 333-114891), is incorporated herein by reference.
10.9	Second Amendment, dated as of October 20, 2004, to the Amended and Restated Credit Agreement, dated as of March 4, 2004, by and among NBC Holdings Corp., NBC Acquisition Corp., Nebraska Book Company, Inc., the Several Lenders parties thereto, JPMorgan Chase Bank as Administrative Agent and Collateral Agent, Citigroup Global Markets Inc. as Syndication Agent, and Fleet National Bank and Wells Fargo Bank N.A., as Co-Documentation Agents, filed as Exhibit 10.1 to Nebraska Book Company, Inc. Current Report on Form 8-K dated and filed on October 26, 2004, is incorporated herein by reference.

Exhibit
No.	Description

10.10	Third Amendment, dated as of August 1, 2005, to the Amended and Restated Credit Agreement, dated as of March 4, 2004, by and among NBC Holdings Corp., NBC Acquisition Corp., Nebraska Book Company, Inc., the Several Lenders parties thereto, JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent, Citigroup Global Markets Inc. as Syndication Agent, and Bank of America, N.A. and Wells Fargo Bank N.A., as Co-Documentation Agents, filed as Exhibit 10.1 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended June 30, 2005, is incorporated herein by reference.
10.11	Fourth Amendment, dated as of April 26, 2006, to the Amended and Restated Credit Agreement, dated as of March 4, 2004, and as amended by the First Amendment thereto, dated as of August 6, 2004, the Second Amendment thereto, dated as of October 20, 2004 and the Third Amendment thereto, dated as of August 1, 2005, among Nebraska Book, NBC Holdings Corp., NBC Acquisition Corp., the lenders party from time to time thereto, JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank),as administrative agent and collateral agent, Citigroup Global Markets Inc. as syndication agent, and Bank of America, N.A. (as successor by merger to Fleet National Bank) and Wells Fargo Bank N.A., as co-documentation agents, filed as Exhibit 10.1 to Nebraska Book Company, Inc. Current Report on Form 8-K dated May 4, 2006, is incorporated herein by reference.
10.12	Fifth Amendment, dated as of March 30, 2007, to the Amended and Restated Credit Agreement, dated as of February 13, 1998, as amended and restated as of December 10, 2003, as further amended and restated as of March 4, 2004, and as amended by the First Amendment thereto, dated as of August 6, 2004, the Second Amendment thereto, dated as of October 20, 2004 the Third Amendment thereto, dated as of August 1, 2005, and the Fourth Amendment thereto, dated as of April 26, 2006, among Nebraska Book, NBC Holdings Corp., NBC Acquisition Corp., the lenders party from time to time thereto, JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank),as administrative agent and collateral agent, Citigroup Global Markets Inc. as syndication agent, and Bank of America, N.A. (as successor by merger to Fleet National Bank) and Wells Fargo Bank N.A., as co-documentation agents, filed as Exhibit 10.1 to Nebraska Book Company, Inc. Current Report on Form 8-K dated April 3, 2007, is incorporated herein by reference.
10.13	Sixth Amendment, dated as of February 3, 2009, to the Amended and Restated Credit Agreement, dated as of February 13, 1998, as amended and restated as of December 10, 2003, as further amended and restated as of March 4, 2004, and as amended by the First Amendment thereto, dated as of August 6, 2004, the Second Amendment thereto, dated as of October 20, 2004, the Third Amendment thereto, dated as of August 1, 2005, the Fourth Amendment thereto, dated as of April 26, 2006, and the Fifth Amendment thereto, dated as of March 30, 2007, among Nebraska Book Company, Inc., NBC Holdings Corp., NBC Acquisition Corp., the lenders party from time to time thereto, JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as administrative agent and collateral agent, Citigroup Global Markets Inc., as syndication agent, and Bank of America, N.A. (as successor by merger to Fleet National Bank) and Wells Fargo N.A., as co-documentation agents, filed as exhibit 10.1 to Nebraska Book Company, Inc. Current Report on Form 8-K dated February 3, 2009, is incorporated herein by reference.

Exhibit
No.	Description

10.14	Amended and Restated Credit Agreement, dated October 2, 2009, among the Company, the Subsidiary Guarantors, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, National Association, as syndication agent, Bank of America, N.A., as documentation agent, filed as Exhibit 10.1 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended September 30, 2009, is incorporated herein by reference.
10.15	Assumption Agreement, dated as of July 1, 2002 between Specialty Books, Inc. and JPMorgan Chase Bank, as Administrative Agent, filed as Exhibit 10.2 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended September 30, 2002, is incorporated herein by reference.
10.16	Assumption Agreement, dated as of December 31, 2004, made by NBC Textbooks LLC, in favor of JPMorgan Chase Bank, N.A., as administrative agent for the banks and other financial institutions parties to the Credit Agreement, filed as Exhibit 10.2 to Nebraska Book Company, Inc. Current Report on Form 8-K dated January 6, 2005, is incorporated herein by reference.
10.17	Assumption Agreement, dated as of May 1, 2006, made by CBA, in favor of JPMorgan Chase Bank, N.A., as administrative agent for the banks and other financial institutions parties to the Credit Agreement, filed as Exhibit 10.3 to Nebraska Book Company, Inc. Current Report on Form 8-K dated May 4, 2006, is incorporated herein by reference.
10.18	Assumption Agreement, dated as of May 1, 2007, made by Net Textstore LLC, in favor of JPMorgan Chase Bank, N.A., as administrative agent for the banks and other financial institutions parties to the Credit Agreement, filed as Exhibit 10.16 to Nebraska Book Company, Inc. Form 10-K for the fiscal year ended March 31, 2007, is incorporated herein by reference.
10.19	Assumption Agreement, dated as of January 26, 2009, made by Campus Authentic LLC, in favor of JPMorgan Chase Bank, N.A., as administrative agent for the banks and other financial institutions parties to the Credit Agreement, filed as Exhibit 10.18 to Nebraska Book Company, Inc. Form 10-K for the fiscal year ended March 31, 2009, is incorporated herein by reference.
10.20	Guarantee and Collateral Agreement, dated as of February 13, 1998 made by NBC Acquisition Corp. and Nebraska Book Company, Inc. in favor of the Chase Manhattan Bank, as administrative agent, filed as Exhibit 10.2 to Nebraska Book Company, Inc. Registration Statement on Form S-4, as amended (File No. 333-48221), is incorporated herein by reference.
10.21	Amended and Restated Guarantee and Collateral Agreement, dated March 4, 2004, by and among NBC Holdings Corp., NBC Acquisition Corp., Nebraska Book Company, Inc. and Specialty Books, Inc. in favor of JPMorgan Chase Bank, as administrative agent, filed as Exhibit 10.11 to Nebraska Book Company, Inc. Registration Statement on Form S-4 (File No. 333-114891), is incorporated herein by reference.
10.22	First Lien Amended and Restated Guarantee and Collateral Agreement, dated October 2, 2009, among the Company, the Subsidiary Guarantors and Wilmington Trust FSB, as Collateral Agent, filed as Exhibit 10.2 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended September 30, 2009, is incorporated herein by reference.

Exhibit
No.		Description

10.23		Intercreditor Agreement, dated October 2, 2009, by and among the Company, the Subsidiary Guarantors and Wilmington Trust FSB, as trustee, filed as Exhibit 10.3 to Nebraska Book Company, Inc. Current Report on Form 8-K filed October 7, 2009, is incorporated herein by reference.
10.24		Purchase Agreement dated February 10, 1998 by and between Nebraska Book Company, Inc. and Chase Securities Inc., filed as Exhibit 10.3 to Nebraska Book Company, Inc. Registration Statement on Form S-4, as amended (File No. 333-48221), is incorporated herein by reference.
10.25		Purchase Agreement, dated as of March 4, 2004, by and among Nebraska Book Company, Inc. and J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Fleet Securities, Inc., filed as Exhibit 10.13 to Nebraska Book Company, Inc. Registration Statement on Form S-4 (File No. 333-114891), is incorporated herein by reference.
10.26		Exchange and Registration Rights Agreement, dated as of February 13, 1998 by and among Nebraska Book Company, Inc. and Chase Securities Inc., filed as Exhibit 4.2 to Nebraska Book Company, Inc. Registration Statement on Form S-4, as amended (File No. 333-48221), is incorporated herein by reference.
10.27		Registration Rights Agreement, dated as of March 4, 2004, by and among Nebraska Book Company, Inc., J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Fleet Securities, Inc., filed as Exhibit 10.15 to Nebraska Book Company, Inc. Registration Statement on Form S-4 (File No. 333-114891), is incorporated herein by reference.
10	.28*	Registration Rights Agreement, dated as of October 2, 2009, by and among Nebraska Book Company, Inc., the guarantors listed in Schedule 1 thereto, J.P. Morgan Securities Inc., Banc of America Securities LLC, Wells Fargo Securities, LLC and Piper Jaffray & Co.
10	.29†	Form of Memorandum of Understanding, dated as of February 13, 1998 by and between NBC Acquisition Corp. and each of Mark W. Oppegard, Bruce E. Nevius, Larry R. Rempe, Kenneth F. Jirovsky, William H. Allen, Thomas A. Hoff and Ardean A. Arndt, filed as Exhibit 10.4 to Nebraska Book Company, Inc. Registration Statement on Form S-4, as amended (File No. 333-48221), is incorporated herein by reference.
10	.30†	Memorandum of Understanding, dated as of December 22, 1998 by and between Nebraska Book Company, Inc. and Barry S. Major, Chief Operating Officer, filed as Exhibit 10.1 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended December 31, 1998, is incorporated herein by reference.
10	.31†	Addendum to the Memorandum of Understanding, dated as of December 22, 1998 by and between Nebraska Book Company, Inc. and Barry S. Major, dated March 29, 2002, filed as Exhibit 10.9 to Nebraska Book Company, Inc. Form 10-K for the fiscal year ended March 31, 2002, is incorporated herein by reference.
10	.32†	Amended and Restated Secured Promissory Note dated July 9, 2002 by and between NBC Acquisition Corp. and Barry S. Major, filed as Exhibit 10.4 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended June 30, 2002, is incorporated herein by reference.
10	.33†	First Amendment to the Amended and Restated Secured Promissory Note, dated as of December 31, 2008, between Barry S. Major and NBC Acquisition Corp., filed as Exhibit 10.1 to NBC Acquisition Corp. Current Report on Form 8-K dated January 7, 2009, is incorporated herein by reference.

Exhibit
No.		Description

10	.34†	Memorandum of Understanding, dated as of July 1, 1999 by and between Nebraska Book Company, Inc. and Alan Siemek, Chief Financial Officer, filed as Exhibit 10.1 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended September 30, 1999, is incorporated herein by reference.
10	.35†	Addendum to the Memorandum of Understanding, dated as of July 1, 1999 by and between Nebraska Book Company, Inc. and Alan Siemek, dated March 29, 2002, filed as Exhibit 10.11 to Nebraska Book Company, Inc. Form 10-K for the fiscal year ended March 31, 2002, is incorporated herein by reference.
10	.36†	Amended and Restated Secured Promissory Note dated July 9, 2002 by and between NBC Acquisition Corp. and Alan Siemek, filed as Exhibit 10.5 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended June 30, 2002, is incorporated herein by reference.
10	.37†	Memorandum of Understanding, dated as of November 1, 1999 by and between Nebraska Book Company, Inc. and Michael J. Kelly, Vice President of e-commerce, filed as Exhibit 10.1 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended December 31, 1999, is incorporated herein by reference.
10	.38†	Amended and Restated Secured Promissory Note dated July 9, 2002 by and between NBC Acquisition Corp. and Michael J. Kelly, filed as Exhibit 10.6 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended June 30, 2002, is incorporated herein by reference.
10	.39†	Memorandum of Understanding, dated as of April 17, 2001 by and between Nebraska Book Company, Inc. and Robert Rupe, Senior Vice President of the Bookstore Division, filed as Exhibit 10.1 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended June 30, 2001, is incorporated herein by reference.
10	.40†	Amended and Restated Secured Promissory Note dated July 9, 2002 by and between NBC Acquisition Corp. and Robert Rupe, filed as Exhibit 10.7 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended June 30, 2002, is incorporated herein by reference.
10	.41†	Amendment to the Memorandums of Understanding by and between Nebraska Book Company, Inc. and each of Mark W. Oppegard, Larry R. Rempe, Kenneth F. Jirovsky, William H. Allen, Thomas A. Hoff, Barry S. Major, Alan Siemek, Michael J. Kelly, and Robert Rupe, dated March 4, 2004, filed as Exhibit 10.27 to Nebraska Book Company, Inc. Form 10-K for the fiscal year ended March 31, 2004, is incorporated herein by reference.
10	.42†	NBC Acquisition Corp. 1995 Stock Incentive Plan adopted August 31, 1995, filed as Exhibit 10.5 to Nebraska Book Company, Inc. Registration Statement on Form S-4, as amended (File No. 333-48221), is incorporated herein by reference.
10	.43†	NBC Acquisition Corp. 1998 Performance Stock Option Plan adopted June 30, 1998, filed as Exhibit 10.1 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended June 30, 1998, is incorporated herein by reference.
10	.44†	First Amendment, dated as of June 12, 2002, to the NBC Acquisition Corp. 1998 Performance Stock Option Plan adopted June 30, 1998, filed as Exhibit 10.2 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended June 30, 2002, is incorporated herein by reference.

Exhibit
No.		Description

10	.45†	NBC Acquisition Corp. 1998 Stock Option Plan adopted June 30, 1998, filed as Exhibit 10.2 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended June 30, 1998, is incorporated herein by reference.
10	.46†	First Amendment, dated as of June 12, 2002, to the NBC Acquisition Corp. 1998 Stock Option Plan adopted June 30, 1998, filed as Exhibit 10.3 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended June 30, 2002, is incorporated herein by reference.
10	.47†	NBC Acquisition Corp. 2003 Performance Stock Option Plan adopted July 1, 2003, filed as Exhibit 10.1 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended September 30, 2003, is incorporated herein by reference.
10	.48†	NBC Acquisition Corp. 2003 Stock Option Plan adopted July 1, 2003, filed as Exhibit 10.2 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended September 30, 2003, is incorporated herein by reference.
10	.49†	NBC Holdings Corp. 2004 Stock Option Plan adopted March 4, 2004, filed as Exhibit 10.34 to Nebraska Book Company, Inc. Registration Statement on Form S-4 (File No. 333-114891), is incorporated herein by reference.
10	.50†	First Amendment, dated August 18, 2008, to the NBC Holdings Corp. 2004 Stock Option Plan adopted March 4, 2004, filed as Exhibit 10.1 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended September 30, 2008, is incorporated herein by reference.
10	.51†	Second Amendment, dated January 14, 2010, to the NBC Holdings Corp. 2004 Stock Option Plan, filed as Exhibit 10.1 to Nebraska Book Company, Inc. Current Report on Form 8-K dated January 19, 2010, is incorporated herein by reference.
10	.52†	NBC Holdings Corp. 2005 Restricted Stock Plan adopted September 29, 2005, filed as Exhibit 10.1 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended September 30, 2005, is incorporated herein by reference.
10	.53†	Restricted Stock Purchase Agreement, dated as of March 31, 2006, between Holdings and Oppegard, filed as Exhibit 10.1 to Nebraska Book Company, Inc. Current Report on Form 8-K dated April 6, 2006, is incorporated herein by reference.
10	.54†	Restricted Stock Purchase Agreement, dated as of March 31, 2006, between Holdings and Major, filed as Exhibit 10.2 to Nebraska Book Company, Inc. Current Report on Form 8-K dated April 6, 2006, is incorporated herein by reference.
10	.55†	Restricted Stock Purchase Agreement, dated as of March 31, 2006, between Holdings and Siemek, filed as Exhibit 10.3 to Nebraska Book Company, Inc. Current Report on Form 8-K dated April 6, 2006, is incorporated herein by reference.
10	.56†	Stock Repurchase Agreement, dated as of March 31, 2006, between Holdings and Oppegard, filed as Exhibit 10.4 to Nebraska Book Company, Inc. Current Report on Form 8-K dated April 6, 2006, is incorporated herein by reference.
10	.57†	Stock Repurchase Agreement, dated as of March 31, 2006, between Holdings and Major, filed as Exhibit 10.5 to Nebraska Book Company, Inc. Current Report on Form 8-K dated April 6, 2006, is incorporated herein by reference.
10	.58†	Stock Repurchase Agreement, dated as of March 31, 2006, between Holdings and Siemek, filed as Exhibit 10.6 to Nebraska Book Company, Inc. Current Report on Form 8-K dated April 6, 2006, is incorporated herein by reference.

Exhibit
No.		Description

10	.59†	Restricted Stock Plan Special Bonus Agreement, dated as of March 31, 2006, between Nebraska Book and Oppegard, filed as Exhibit 10.7 to Nebraska Book Company, Inc. Current Report on Form 8-K dated April 6, 2006, is incorporated herein by reference.
10	.60†	Restricted Stock Plan Special Bonus Agreement, dated as of March 31, 2006, between Nebraska Book and Major, filed as Exhibit 10.8 to Nebraska Book Company, Inc. Current Report on Form 8-K dated April 6, 2006, is incorporated herein by reference.
10	.61†	Restricted Stock Plan Special Bonus Agreement, dated as of March 31, 2006, between Nebraska Book and Siemek, filed as Exhibit 10.9 to Nebraska Book Company, Inc. Current Report on Form 8-K dated April 6, 2006, is incorporated herein by reference.
10	.62†	NBC Acquisition Corp. Senior Management Bonus Plan adopted June 30, 1998, filed as Exhibit 10.3 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended June 30, 1998, is incorporated herein by reference.
10	.63†	Form of Deferred Compensation Agreement by and among Nebraska Book Company, Inc. and each of Mark W. Oppegard, Bruce E. Nevius, Larry R. Rempe and Thomas A. Hoff, filed as Exhibit 10.6 to Nebraska Book Company, Inc. Registration Statement on Form S-4, as amended (File No. 333-48221), is incorporated herein by reference.
10	.64†	Amendment of Form of Deferred Compensation Agreement, dated December 30, 2002, by and among Nebraska Book Company, Inc. and each of Mark W. Oppegard, Larry R. Rempe and Thomas A. Hoff, filed as Exhibit 10.1 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended December 31, 2002, is incorporated herein by reference.
10	.65†	NBC Acquisition Corp. 401(k) Savings Plan, filed as Exhibit 10.7 to Nebraska Book Company, Inc. Registration Statement on Form S-4, as amended (File No. 333-48221), is incorporated herein by reference.
10.66		Agreement for Purchase and Sale of Stock dated January 9, 1998 by and among Nebraska Book Company, Inc. and Martin D. Levine, the Lauren E. Levine Grantor Trust and the Jonathan L. Levine Grantor Trust (the “Collegiate Stores Corporation Agreement”), filed as Exhibit 10.8.1 to Nebraska Book Company, Inc. Registration Statement on Form S-4, as amended (File No. 333-48221), is incorporated herein by reference.
10.67		First Amendment dated January 23, 1998 to the Collegiate Stores Corporation Agreement, filed as Exhibit 10.8.2 to Nebraska Book Company, Inc. Registration Statement on Form S-4, as amended (File No. 333-48221), is incorporated herein by reference.
10.68		Commercial Lease Agreement made and entered into March 8, 1989, by and among Robert J. Chaney, Mary Charlotte Chaney and Robert J. Chaney, as Trustee under the Last Will and Testament of James A Chaney, and Nebraska Book Company, Inc., filed as Exhibit 10.9 to Nebraska Book Company, Inc. Registration Statement on Form S-4, as amended (File No. 333-48221), is incorporated herein by reference.
10.69		Lease Agreement entered into as of September 1, 1986, by and among Odell Associates Limited Partnership and Nebraska Book Company, Inc., filed as Exhibit 10.10 to Nebraska Book Company, Inc. Registration Statement on Form S-4, as amended (File No. 333-48221), is incorporated herein by reference.

Exhibit
No.		Description

10.70		Lease Agreement entered into as of September 1, 1986, by and among John B. DeVine, successor trustee of the Fred C. Ulrich Trust, as amended, and Nebraska Book Company, Inc., filed as Exhibit 10.11 to Nebraska Book Company, Inc. Registration Statement on Form S-4, as amended (File No. 333-48221), is incorporated herein by reference.
10.71		Lease Agreement entered into as of September 1, 1986 by and among Odell Associates Limited Partnership and Nebraska Book Company, Inc., filed as Exhibit 10.12 to Nebraska Book Company, Inc. Registration Statement on Form S-4, as amended (File No. 333-48221), is incorporated herein by reference.
10.72		Lease Agreement made and entered into October 12, 1988 by and among Hogarth Management and Nebraska Book Company, Inc., filed as Exhibit 10.13 to Nebraska Book Company, Inc. Registration Statement on Form S-4, as amended (File No. 333-48221), is incorporated herein by reference.
12	.1*	Statement Regarding Computation of Ratios.
21	.1*	Subsidiaries of Nebraska Book Company, Inc.
21	.2*	Subsidiaries of Specialty Books, Inc.
21	.3*	Subsidiaries of NBC Textbooks LLC.
21	.4*	Subsidiaries of College Book Stores of America, Inc.
21	.5*	Subsidiaries of Net Textstore LLC.
21	.6*	Subsidiaries of Campus Authentic LLC.
23	.1**	Consent of Deloitte & Touche LLP.
23	.2**	Consent of Bingham McCutchen LLP (included in Exhibit 5.1).
23	.3**	Consent of Morris, Laing, Evans, Brock & Kennedy, Chtd. (included in Exhibit 5.2).
23	.4**	Consent of DLA Piper US LLP (included in Exhibit 5.3).
24	.1*	Power of Attorney of Nebraska Book Company, Inc.
24	.2*	Power of Attorney of Specialty Books, Inc.
24	.3*	Power of Attorney of NBC Textbooks LLC.
24	.4*	Power of Attorney of College Book Stores of America, Inc.
24	.5*	Power of Attorney of Net Textstore LLC.
24	.6*	Power of Attorney of Campus Authentic LLC.
25	.1*	Form T-1 Statement of Eligibility of Trustee.
99.1		Mirror Option Agreement between NBC Acquisition Corp. and NBC Holdings Corp., dated September 30, 2005, filed as Exhibit 99.1 to Nebraska Book Company, Inc. Form 10-Q for the quarter ended September 30, 2005, is incorporated herein by reference.
99.2		Mirror Restricted Stock Agreement between NBC Acquisition Corp. and NBC Holdings Corp., dated March 31, 2006, filed as Exhibit 99.2 to Nebraska Book Company, Inc. Form 10-K for the fiscal year ended March 31, 2006, is incorporated herein by reference.
99	.3*	Form of Letter of Transmittal.
99	.4*	Form of Notice of Guaranteed Delivery.
99	.5*	Form of Letter to Clients.

Exhibit
No.		Description

99	.6*	Form of Broker-Dealer Letter.
99	.7*	Form of Exchange Agreement among the Registrants and Wilmington Trust FSB.

†	- Management contracts or compensatory plans filed herewith or incorporated by reference.

*	- Previously filed with the Registration Statement on Form S-4 (File No. 333-164271) filed on January 8, 2010.

**	- Filed herewith.

(b) Financial Statement Schedules

Schedule II-Valuation and Qualifying Accounts

Schedules not listed above have been omitted because they are not applicable or because the required information is contained in the financial statements or notes thereto.

Item 22.	Undertakings.

Each of the undersigned registrants hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percentage change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)	That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in “plan of distribution” or otherwise, the registrants have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(6)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act of 1933, Nebraska Book Company, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincoln, State of Nebraska, on this 29th day of January, 2010.

NEBRASKA BOOK COMPANY, INC.

By:	/s/ Mark W. Oppegard
Name:     Mark W. Oppegard

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

/s/ Mark W. Oppegard Mark W. Oppegard		Chief Executive Officer (Principal Executive Officer) and Director	January 29, 2010
/s/ Alan G. Siemek Alan G. Siemek		Chief Financial Officer, Senior Vice President of Finance and Administration, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	January 29, 2010
* Mark L. Bono		Director	January 29, 2010
* R. Sean Honey		Director	January 29, 2010
* Barry S. Major		Director	January 29, 2010
*By:	/s/ Alan G. Siemek Name: Alan G. Siemek Title: Attorney-in-fact

Signatures

Pursuant to the requirements of the Securities Act of 1933, Specialty Books, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincoln, State of Nebraska, on this 29th day of January, 2010.

SPECIALTY BOOKS, INC.

By:	/s/ Mark W. Oppegard
Name:     Mark W. Oppegard

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

/s/ Mark W. Oppegard Mark W. Oppegard		Chief Executive Officer (Principal Executive Officer) and Director	January 29, 2010
/s/ Alan G. Siemek Alan G. Siemek		Treasurer (Principal Financial and Accounting Officer)	January 29, 2010
* Mark L. Bono		Director	January 29, 2010
* R. Sean Honey		Director	January 29, 2010
* Barry S. Major		Director	January 29, 2010
*By:	/s/ Alan G. Siemek Name: Alan G. Siemek Title: Attorney-in-fact

Signatures

Pursuant to the requirements of the Securities Act of 1933, NBC Textbooks LLC has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincoln, State of Nebraska, on this 29th day of January, 2010.

NBC TEXTBOOKS LLC

By:	/s/ Mark W. Oppegard
Name:     Mark W. Oppegard

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

/s/ Mark W. Oppegard Mark W. Oppegard		Chief Executive Officer (Principal Executive Officer) and Manager	January 29, 2010
/s/ Alan G. Siemek Alan G. Siemek		Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	January 29, 2010
* Mark L. Bono		Manager	January 29, 2010
* R. Sean Honey		Manager	January 29, 2010
* Barry S. Major		Manager	January 29, 2010
*By:	/s/ Alan G. Siemek Name: Alan G. Siemek Title: Attorney-in-fact

Signatures

Pursuant to the requirements of the Securities Act of 1933, College Book Stores of America, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincoln, State of Nebraska, on this 29th day of January, 2010.

COLLEGE BOOK STORES OF AMERICA, INC.

By:	/s/ Barry S. Major
Name:     Barry S. Major

Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

/s/ Barry S. Major Barry S. Major		President and Chief Executive Officer (Principal Executive Officer) and Director	January 29, 2010
/s/ Alan G. Siemek Alan G. Siemek		Treasurer (Principal Financial and Accounting Officer)	January 29, 2010
* Mark L. Bono		Director	January 29, 2010
* R. Sean Honey		Director	January 29, 2010
* Mark W. Oppegard		Director	January 29, 2010
*By:	/s/ Alan G. Siemek Name: Alan G. Siemek Title: Attorney-in-fact

Signatures

Pursuant to the requirements of the Securities Act of 1933, Net Textstore LLC has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincoln, State of Nebraska, on this 29th day of January, 2010.

NET TEXTSTORE LLC

By:	/s/ Mark W. Oppegard
Name:     Mark W. Oppegard

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

/s/ Mark W. Oppegard Mark W. Oppegard		Chief Executive Officer (Principal Executive Officer) and Manager	January 29, 2010
/s/ Alan G. Siemek Alan G. Siemek		Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	January 29, 2010
* Mark L. Bono		Manager	January 29, 2010
* R. Sean Honey		Manager	January 29, 2010
* Barry S. Major		Manager	January 29, 2010
*By:	/s/ Alan G. Siemek Name: Alan G. Siemek Title: Attorney-in-fact

Signatures

Pursuant to the requirements of the Securities Act of 1933, Campus Authentic LLC has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincoln, State of Nebraska, on this 29th day of January, 2010.

CAMPUS AUTHENTIC LLC

By:	/s/ Mark W. Oppegard
Name:     Mark W. Oppegard

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

/s/ Mark W. Oppegard Mark W. Oppegard		Chief Executive Office (Principal Executive Officer) and Manager	January 29, 2010
/s/ Alan G. Siemek Alan G. Siemek		Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	January 29, 2010
* Mark L. Bono		Manager	January 29, 2010
* R. Sean Honey		Manager	January 29, 2010
* Barry S. Major		Manager	January 29, 2010
*By:	/s/ Alan G. Siemek Name: Alan G. Siemek Title: Attorney-in-fact

Nebraska Book Company, Inc.

Schedule II—Valuation and Qualifying Accounts

	Beginning	Charged	Charged to	Added
	of fiscal	to costs	other	through	Net	End of
	year	and	accounts	Stock	charge-	fiscal year
	balance	expenses	(revenue)	acquisitions	offs	balance

Fiscal Year Ended March 31, 2009
Allowance for doubtful accounts	$1,033,360	$1,366,979	$—	$—	$(1,116,979)	$1,283,360
Allowance for sales returns	5,292,620	—	32,627,107	—	(32,467,561)	5,452,166
Fiscal Year Ended March 31, 2008
Allowance for doubtful accounts	1,100,360	468,007	—	—	(535,007)	1,033,360
Allowance for sales returns	4,958,090	—	29,591,517	—	(29,256,987)	5,292,620
Fiscal Year Ended March 31, 2007
Allowance for doubtful accounts	510,839	834,442	—	510,846	(755,767)	1,100,360
Allowance for sales returns	4,874,516	—	29,553,584	—	(29,470,010)	4,958,090

S-1